As filed with the Securities and Exchange Commission on May 31, 2000
                                    Registration Statement No. 333-_____________
--------------------------------------------------------------------------------
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                                    FORM S-4
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933

            --------------------------------------------------------
                                ANDRX CORPORATION
             (Exact name of registrant as specified in its charter)

             -------------------------------------------------------
                 FLORIDA                               65-0366879
      (State or other jurisdiction of               (I.R.S. Employer
      incorporation or organization)              Identification No.)

                          DR. ELLIOT F. HAHN, PRESIDENT
                                ANDRX CORPORATION
                           4001 SOUTHWEST 47TH AVENUE
                         FORT LAUDERDALE, FLORIDA 33314
                                 (954) 584-0300
               (Address, including zip code, and telephone number,
        including area code, of registrant's principal executive offices and agent for service of process)

            --------------------------------------------------------
                          COPIES OF COMMUNICATIONS TO:

     DALE S. BERGMAN, P.A.                        CHARLES RENNERT, ESQ.
    MICHAEL D. KARSCH, P.A.           BERMAN WOLFE RENNERT VOGEL & MANDLER, P.A.
       BROAD AND CASSEL                        100 SOUTHEAST SECOND STREET
 201 SOUTH BISCAYNE BOULEVARD                     MIAMI, FLORIDA 33131
     MIAMI, FLORIDA 33131                       TELEPHONE: (305) 577-4177
   TELEPHONE: (305) 373-9400                   TELECOPIER: (305) 373-6036
  TELECOPIER: (305) 373-9443

            --------------------------------------------------------

         APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after this Registration Statement becomes effective and the satisfaction or waiver of all other conditions to the reorganization agreement described in the Joint Proxy Statement/Prospectus forming part of this Registration Statement.

         If any of the securities being registered on this Form are to be offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box: [ ]

         If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

         If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

                         CALCULATION OF REGISTRATION FEE

--------------------------------------------------------------------------------------------------------------------------
                                                             PROPOSED               PROPOSED
                                                              MAXIMUM               MAXIMUM
      TITLE OF EACH CLASS              AMOUNT TO             OFFERING              AGGREGATE               AMOUNT OF
        OF SECURITIES TO                   BE                  PRICE                OFFERING             REGISTRATION
         BE REGISTERED               REGISTERED(1)         PER SHARE(2)              PRICE                  FEE(3)
--------------------------------------------------------------------------------------------------------------------------
Andrx Group Common Stock, $.001
par value per share                   68,924,410             $46.78              $3,224,307,055            $851,234
--------------------------------------------------------------------------------------------------------------------------
Cybear Group Common Stock,
$.001 par value per share             15,715,111             $3.84               $60,404,956               $15,947
--------------------------------------------------------------------------------------------------------------------------

         (1)      Represents the maximum number of shares of Andrx Group Common Stock and Cybear Group Common Stock to be
                  issued in connection with the transaction.
         (2)      Estimated pursuant to paragraph (c) of Rule 457 under the Securities Act of 1933, as amended, solely for the purpose of calculating the registration fee on the basis of the high and low sales prices for a share of common stock on the Nasdaq National Market on May 24, 2000.
         (3)      Calculated by multiplying .000264 by the proposed maximum offering price.

THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A), OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SECTION 8(A), MAY DETERMINE.

[LOGO OF ANDRX]

                         ANNUAL MEETING OF STOCKHOLDERS


Dear Andrx Stockholder,

         As you may know, Andrx and Cybear, Inc. entered into an agreement for a corporate reorganization plan which will give you the ability to distinguish between your investment in Andrx and Cybear, Inc. As part of the reorganization, a new holding company named Andrx Corporation will be created under Delaware law. All of the publicly traded shares of Cybear common stock will be acquired by the holding company and two new classes of common stock of the holding company will be created, "Andrx Group Common Stock," to reflect the performance of Andrx and the "Cybear Group Common Stock," to reflect the performance of Cybear. We expect that the reorganization should be tax-free to you and Andrx except with respect to cash received on the sale of any fractional shares.

         The boards of directors of Andrx and Cybear believe that the reorganization should provide benefits to both Andrx and Cybear. The reorganization cannot be completed, however, unless a majority of the Cybear stockholders entitled to vote approve the reorganization, and a majority of the Cybear stockholders entitled to vote, other than Andrx, do not vote against the reorganization and a majority of the stockholders of Andrx entitled to vote approve the reorganization.

         If the reorganization is completed, Cybear's stockholders, other than Andrx, who currently own 30.5% (assuming the exercise by Edward E. Goldman, M.D., Cybear's CEO, of an outstanding warrant to acquire 525,000 shares of Cybear's common stock currently owned by Andrx) of the common shares of Cybear, will receive one share of Cybear Group Common Stock for each share of Cybear common stock that they own. Current Andrx stockholders will receive one share of Andrx Group Common Stock and .1493 shares of Cybear Group Common Stock for each share of Andrx common stock they own. This results in Cybear stockholders, other than Andrx, owning, in the aggregate, approximately 34.5% of the equity of Cybear at the closing, excluding stock options.

         The Andrx common stock is, and the Andrx Group Common Stock will be upon completion of the reorganization, quoted on the Nasdaq National Market under the symbol "ADRX". The Cybear common stock is, and the Cybear Group Common Stock will be upon completion of the reorganization, quoted on the Nasdaq National Market under the symbol "CYBA."

         In addition, Andrx stockholders will vote on the following matters:

         o        Election of three directors to serve until 2003;

         o        Adoption of the 2000 Stock Option Plan; and

         o Ratification of the appointment of Arthur Andersen LLP as Andrx's independent certified public accountants for the fiscal year ending December 31, 2000.

         The boards of directors of Andrx and Cybear have unanimously approved the reorganization and the other actions being taken and are seeking your approval of the reorganization and the other actions being taken.

         PLEASE SEE PAGES ____ THROUGH ____ FOR A DESCRIPTION OF RISK FACTORS THAT MAY AFFECT THE VALUE OF THE ANDRX GROUP COMMON STOCK AND CYBEAR GROUP COMMON STOCK TO BE ISSUED IN THE REORGANIZATION, ALONG WITH SEVERAL OTHER RISK FACTORS PERTAINING TO THE REORGANIZATION THAT YOU SHOULD CONSIDER.

         This document provides you with detailed information about the reorganization and other actions being taken. We encourage you to read this document carefully in its entirety.

         We urge you to vote FOR the reorganization and all of these other actions.

                                  Sincerely yours,


                                  Alan P. Cohen
                                  Co-Chairman and Chief Executive Officer
                                  Andrx Corporation

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED THE ANDRX GROUP COMMON STOCK OR THE CYBEAR GROUP COMMON STOCK TO BE ISSUED UNDER THIS DOCUMENT OR DETERMINED IF THIS DOCUMENT IS ACCURATE OR ADEQUATE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.


         THIS JOINT PROXY STATEMENT/PROSPECTUS IS DATED JUNE ___, 2000,
             AND WAS FIRST MAILED TO STOCKHOLDERS ON JUNE ___, 2000.

                         SPECIAL MEETING OF STOCKHOLDERS

[LOGO OF CYBEAR]



Dear Cybear Stockholder,

         As you may know, Cybear and Andrx Corporation entered into an agreement for a corporate reorganization plan pursuant to which Cybear will become a wholly owned subsidiary of a new holding company named Andrx Corporation. Two new classes of common stock of the holding company will be created, "Andrx Group Common Stock," to reflect the performance of Andrx and the "Cybear Group Common Stock" to reflect the performance of Cybear. You will receive shares of Cybear Group Common Stock in exchange for your shares of Cybear common stock. We expect that the reorganization should be tax-free to you and Cybear.

         The boards of directors of Cybear and Andrx believe that the reorganization should provide benefits to both Cybear and Andrx. The reorganization cannot be completed, however, unless a majority of the Cybear stockholders entitled to vote approve the reorganization, and a majority of the Cybear stockholders entitled to vote, other than Andrx, do not vote against the reorganization and a majority of the stockholders of Andrx entitled to vote approve the reorganization.

         If the reorganization is completed, Cybear's stockholders, other than Andrx, who currently own 30.5% (assuming the exercise by Edward E. Goldman, M.D., Cybear's CEO, of an outstanding warrant to acquire 525,000 shares of Cybear's common stock currently owned by Andrx) of the common shares of Cybear, will receive one share of Cybear Group Common Stock for each share of Cybear common stock that they own. Current Andrx stockholders will receive one share of Andrx Group Common Stock and .1493 shares of Cybear Group Common Stock for each share of Andrx common stock they own. This results in Cybear stockholders, other than Andrx, owning, in the aggregate, approximately 34.5% of the equity of Cybear at the closing, excluding stock options.

         The Cybear common stock is, and the Cybear Group Common Stock will be upon completion of the reorganization, quoted on the Nasdaq National Market under the symbol "CYBA."

         The boards of directors of Cybear and Andrx have unanimously approved the reorganization and are seeking your approval of the reorganization. The approval of the Cybear board of directors is based, in part, on the recommendation of the special committee of the board of directors formed to consider the advisability of and to negotiate the terms of the reorganization.

         PLEASE SEE PAGES _____ THROUGH ______ FOR A DESCRIPTION OF RISK FACTORS THAT MAY AFFECT THE VALUE OF THE CYBEAR GROUP COMMON STOCK TO BE ISSUED IN THE REORGANIZATION, ALONG WITH SEVERAL OTHER RISK FACTORS PERTAINING TO THE REORGANIZATION THAT YOU SHOULD CONSIDER.

         This document provides you with detailed information about the reorganization. We encourage you to read this document carefully in its entirety.

         We urge you to vote FOR the reorganization.

                                       Sincerely yours,


                                       Edward E. Goldman, M.D.
                                       Chief Executive Officer
                                       Cybear, Inc.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED THE ANDRX GROUP COMMON STOCK OR THE CYBEAR GROUP COMMON STOCK TO BE ISSUED UNDER THIS DOCUMENT OR DETERMINED IF THIS DOCUMENT IS ACCURATE OR ADEQUATE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.


         THIS JOINT PROXY STATEMENT/PROSPECTUS IS DATED JUNE ___, 2000,
             AND WAS FIRST MAILED TO STOCKHOLDERS ON JUNE ___, 2000.

                                ANDRX CORPORATION

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                          TO BE HELD ON JULY ____, 2000

To the Stockholders of Andrx Corporation:

         NOTICE IS HEREBY GIVEN that an annual meeting of stockholders of Andrx Corporation, a Florida corporation, will be held at the Fort Lauderdale Airport Hilton, 1870 Griffin Road, Dania, Florida 33004, at 9:00 A.M., on July ____, 2000 for the following purposes:

         1. To consider and vote upon the reorganization proposal by approving and adopting an agreement and plan of merger and reorganization under which:

                  o Andrx and Cybear, Inc. will each merge with a separate subsidiary of Andrx Corporation, a Delaware corporation newly formed by us for this purpose,

                  o Each outstanding share of our existing common stock will be converted into one share of Andrx Corporation's Andrx Group Common Stock and .1493 of a share of Andrx Corporation's Cybear Group Common Stock, and

                  o Each outstanding share of Cybear's common stock will be converted into one share of Andrx Corporation's Cybear Group Common Stock.

         2.       To elect three directors to serve until 2003,

         3. To consider and vote upon a proposal to adopt the 2000 Stock Option Plan,

         4. To consider and vote upon a proposal to ratify the appointment of Arthur Andersen LLP as the Company's independent certified public accountants for the fiscal year ending December 31, 2000, and

         5. To transact such other business as may properly come before the annual meeting and any adjournment or postponements thereof.

         Only stockholders of record at the close of business on June ___, 2000 will be entitled to vote at the meeting and any adjournments or postponements thereof. YOUR VOTE IS VERY IMPORTANT. Approval of the reorganization proposal, described in the attached joint proxy statement/prospectus, at the Andrx meeting requires the favorable vote of the holders of a majority of the outstanding shares of Andrx common stock.

         Whether or not you expect to be present, please sign, date and return the enclosed proxy card in the pre-addressed envelope provided for that purpose as promptly as possible or vote via the Internet or by telephone.

                                     By Order of the Board of Directors,

                                     SCOTT LODIN, Secretary
Fort Lauderdale, Florida
June ____, 2000

ALL STOCKHOLDERS ARE INVITED TO ATTEND THE ANDRX ANNUAL MEETING IN PERSON. THOSE STOCKHOLDERS WHO ARE UNABLE TO ATTEND ARE RESPECTFULLY URGED TO EXECUTE AND RETURN THE ENCLOSED PROXY CARD AS PROMPTLY AS POSSIBLE OR VOTE VIA THE INTERNET OR BY TELEPHONE. STOCKHOLDERS WHO EXECUTE A PROXY CARD MAY NEVERTHELESS ATTEND THE ANNUAL MEETING, REVOKE THEIR PROXY AND VOTE THEIR SHARES IN PERSON.


THE BOARD OF DIRECTORS OF ANDRX HAS UNANIMOUSLY APPROVED THE REORGANIZATION AND DETERMINED THAT THE REORGANIZATION IS ADVISABLE AND IN THE BEST INTERESTS OF ANDRX AND ITS STOCKHOLDERS. AFTER CAREFUL CONSIDERATION, THE ANDRX BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT ANDRX STOCKHOLDERS VOTE "FOR" APPROVAL OF THE REORGANIZATION AND THE OTHER PROPOSALS.

                                  CYBEAR, INC.

                    NOTICE OF SPECIAL MEETING OF STOCKHOLDERS
                          TO BE HELD ON JULY ____, 2000


To the Stockholders of Cybear, Inc.:

         NOTICE IS HEREBY GIVEN that a special meeting of stockholders of Cybear, Inc., a Delaware corporation, will be held at the Fort Lauderdale Airport Hilton, 1870 Griffin Road, Dania, Florida 33004, at 10:00 A.M., on July ____, 2000 for the following purposes:

         To consider and vote upon the reorganization proposal by approving and adopting an agreement and plan of merger and reorganization under which:

                  o Cybear and Andrx Corporation, a Florida corporation, will each merge with a separate subsidiary of Andrx Corporation, a Delaware corporation newly formed by Andrx for this purpose,

                  o Each outstanding share of our existing common stock not owned by Andrx will be converted into one share of Andrx Corporation's Cybear Group Common Stock, and

                  o Each outstanding share of Andrx's common stock will be converted into one share of Andrx Corporation's Andrx Group Common Stock and .1493 of a share of Andrx Corporation's Cybear Group Common Stock.

         Only stockholders of record at the close of business on June ___, 2000 will be entitled to vote at the special meeting and any adjournments or postponements thereof. YOUR VOTE IS VERY IMPORTANT. Approval of the reorganization proposal described in the attached joint proxy statement/prospectus, at the Cybear special meeting requires the favorable vote of the holders of a majority of the outstanding shares of Cybear common stock, provided that a majority of the outstanding shares of Cybear common stock held by stockholders other than Andrx do not vote against the reorganization.

         Whether or not you expect to be present, please sign, date and return the enclosed proxy card in the pre-addressed envelope provided for that purpose as promptly as possible or vote via the Internet or by telephone. No postage is required if mailed in the United States.

                                    By Order of the Board of Directors,

                                    SCOTT LODIN, Secretary

Boca Raton, Florida
June ____, 2000

ALL STOCKHOLDERS ARE INVITED TO ATTEND THE CYBEAR SPECIAL MEETING IN PERSON. THOSE STOCKHOLDERS WHO ARE UNABLE TO ATTEND ARE RESPECTFULLY URGED TO EXECUTE AND RETURN THE ENCLOSED PROXY CARD AS PROMPTLY AS POSSIBLE OR VOTE VIA THE INTERNET OR BY TELEPHONE. STOCKHOLDERS WHO EXECUTE A PROXY CARD MAY NEVERTHELESS ATTEND THE SPECIAL MEETING, REVOKE THEIR PROXY AND VOTE THEIR SHARES IN PERSON.

THE BOARD OF DIRECTORS OF CYBEAR HAS UNANIMOUSLY APPROVED THE REORGANIZATION AND DETERMINED THAT THE REORGANIZATION IS ADVISABLE AND IN THE BEST INTERESTS OF CYBEAR AND ITS STOCKHOLDERS. AFTER CAREFUL CONSIDERATION, THE CYBEAR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT CYBEAR STOCKHOLDERS VOTE "FOR" APPROVAL OF THE REORGANIZATION PROPOSAL.

                                TABLE OF CONTENTS

                                                                                                               PAGE
Questions And Answers About The Meetings..............................................................................1

Who Can Help Answer Your Questions....................................................................................4

Summary...............................................................................................................5

Summary Consolidated Financial Data..................................................................................12

Risk Factors.........................................................................................................20

         Risks Associated With Having Two Classes Of Andrx Common Stock..............................................20

         Risks Related To Cybear Group Common Stock..................................................................25

         Risks Related To Andrx Group Common Stock...................................................................32

Note Regarding Forward-Looking Statements............................................................................38

Where You Can Find More Information..................................................................................38

The Stockholders' Meetings...........................................................................................39

         The Andrx Annual Meeting....................................................................................39

         The Cybear Special Meeting..................................................................................39

         Voting Of Proxies...........................................................................................40

         The Reorganization..........................................................................................43

         Description Of The Reorganization...........................................................................43

         Background Of The Reorganization............................................................................44

         Andrx's Reasons For The Reorganization......................................................................45

         Recommendation Of Andrx's Board Of Directors................................................................47

         Cybear's Reasons For The Reorganization.....................................................................47

         Opinion Of Cybear's Financial Advisor.......................................................................49

         Recommendation Of Cybear's Board Of Directors...............................................................54

         Interests Of Certain Directors, Officers And Affiliates In The Reorganization...............................54

         Management And Allocation Policies..........................................................................54

         Tax Sharing Agreement.......................................................................................59

         Description Of Andrx Group Common Stock And Cybear Group Common Stock.......................................59

         Reincorporation In The State Of Delaware....................................................................68

         Comparison Of Stockholder Rights............................................................................68

         Certain Anti-Takeover Provisions............................................................................73

         United States Federal Income Tax Considerations.............................................................74

         Principal Provisions Of The Reorganization Agreement........................................................77

         No Appraisal Rights.........................................................................................80

         Accounting Treatment........................................................................................80

         Stock Exchange Listings.....................................................................................80

         Exchange Procedures.........................................................................................80

                                       i


         Stock Transfer Agent And Registrar..........................................................................80

         Financial Advisors..........................................................................................80

Management's Discussion And Analysis Of Condition....................................................................81

Business Of Cybear...................................................................................................85

Beneficial Security Ownership........................................................................................96

         Andrx    ...................................................................................................96

         Cybear   ...................................................................................................97

Election Of Directors................................................................................................98

Executive Compensation..............................................................................................100

Certain Transactions................................................................................................106

Proposal To Approve 2000 Stock Option Plan..........................................................................107

Ratification Of Selection Of Independent Certified Public Accountants...............................................110

Other Business......................................................................................................111

Price Range Of Existing Common Stocks And Dividend Information......................................................111

Information About Stockholder Proposals.............................................................................111

Expenses Of Solicitation............................................................................................112

Legal And Tax Opinions..............................................................................................112

Experts  ...........................................................................................................112

Index To Financial Statements.......................................................................................F-1

Cybear, Inc. - Independent Certified Public Accountants' Report And Financial Statements............................F-2

LIST OF ANNEXES

Annex A         Agreement and Plan of Merger and Reorganization

Annex B         Amended and Restated Certificate of Incorporation

Annex C         Opinion of SG Cowen Securities Corporation

Annex D         Common Stock Policies

Annex E         2000 Stock Option Plan

                    QUESTIONS AND ANSWERS ABOUT THE MEETINGS

QUESTIONS ABOUT THE REORGANIZATION

         Q:    WHY AM I RECEIVING THIS PROXY STATEMENT?

         A:    We are distributing this joint proxy statement/prospectus to you in connection with a reorganization proposal whereby Andrx Corporation, a new Delaware holding company formed by Andrx to effect the reorganization, would acquire Andrx and the shares of Cybear not owned by Andrx, and create two new classes of common stock. Andrx stockholders are also receiving this joint proxy statement/prospectus so that they can act upon the matters outlined in the Notice of the Annual Meeting on the cover page of this joint proxy statement/prospectus, including the election of directors, adoption of Andrx's 2000 Stock Option Plan and the ratification of Andrx's independent certified public accountants.

         Q:    WHY ARE THE COMPANIES PROPOSING THE REORGANIZATION?

         A:    We believe the reorganization should provide certain benefits to Andrx and Cybear including, separating Cybear's operating losses from Andrx's operating results for financial reporting purposes, improving the liquidity of Cybear's publicly traded equity, providing Cybear with a more viable currency for potential future strategic acquisitions, preserving financial flexibility for Andrx's management to maximize stockholder value, providing a premium for the Cybear common stock, increasing Cybear's flexibility for operational spending, allowing Cybear to leverage Andrx's business and relationships and providing potential tax consolidation advantages to Andrx.

         Q:    WHAT WILL BE THE TWO CLASSES OF COMMON STOCK OF ANDRX
CORPORATION?

         A:    The two classes of common stock of Andrx will be the Cybear
Group Common Stock and the Andrx Group Common Stock.

         o The Cybear Group Common Stock is intended to reflect the performance of Cybear's existing Internet business, which includes the assets, liabilities and businesses of Cybear being acquired in the reorganization, and future Internet businesses, including related liabilities, as may be designated by Andrx's board of directors. These assets, liabilities and businesses, together with the assets, liabilities and businesses of Cybear, are referred to as the "Cybear Group." Investors commonly refer to this type of stock as tracking stock or targeted stock, because the stock is intended to track or target the performance of a group of assets, division or business of a company.

         o The Andrx Group Common Stock is intended to reflect the performance of Andrx Corporation's interest in all of its other assets, liabilities and businesses. These assets, liabilities and businesses are referred to as the "Andrx Group."

         Q:    WHAT WILL HAPPEN TO OUTSTANDING SHARES OF COMMON STOCK OF
CYBEAR AND ANDRX IN THE REORGANIZATION?

         A:    Andrx stockholders will receive one share of Andrx Group
Common Stock and .1493 of Cybear Group Common Stock for each share of Andrx common stock owned. Andrx stockholders will receive cash from the sale of any resulting fraction of a share in an amount reflecting the market value of the fraction of a share. The Andrx Group Common Stock will be quoted on the Nasdaq National Market under the symbol "ADRX."

         A Cybear stockholder, other than Andrx, will receive one share of Cybear Group Common Stock in exchange for each share of Cybear common stock owned. The shares of Cybear Group Common Stock will be quoted on the Nasdaq National Market under the symbol "CYBA." Former Cybear stockholders, who currently own 30.5% (assuming the exercise by Edward E. Goldman, M.D., Cybear's CEO, of an outstanding warrant to acquire 525,000 shares of Cybear's common stock currently owned by Andrx) of the equity of

Cybear, other than Andrx, will then own immediately after the reorganization approximately 34.5% of the equity of Cybear, excluding stock options. The exchange ratios were determined in negotiations with the special committee of Cybear's board of directors formed for this purpose.

         Q:    WHY ARE WE BECOMING A DELAWARE CORPORATION?

         A:    A number of other large corporations with similar capital
structures, such as General Motors Corporation, The Walt Disney Company and USX Corporation, are also incorporated in Delaware. By becoming a Delaware corporation, we will be able to benefit from Delaware's comprehensive and well-developed corporate laws. We believe that Delaware law will offer clearer guidance with respect to legal issues that may arise as a result of the existence of separate classes of common stock.

         Q:    HOW DO CYBEAR AND ANDRX STOCKHOLDERS VOTE ON THE REORGANIZATION?

         A:    Just indicate on the proxy card that is enclosed with this document in the space designated for the reorganization how you want to vote on the reorganization, sign the proxy card and mail it in the enclosed postage-prepaid return envelope as soon as possible, so that your shares may be represented at the Cybear special meeting and the Andrx annual meeting. Cybear and Andrx stockholders also have the option of submitting their vote by telephone or via the Internet, as described in this document. If you, as a Cybear or Andrx stockholder, sign and send in a proxy card and do not indicate how you want to vote, Cybear and Andrx will count the proxy card as a vote in favor of the reorganization. You may attend the meeting and vote your shares in person or call in a vote or vote via the Internet rather than signing and mailing the proxy card.

         Q:    CAN I CHANGE MY VOTE ON THE REORGANIZATION?

         A:    Yes. Any person who gives a proxy in connection with this
solicitation, including one given by telephone or via the Internet, may revoke the proxy at any time before it is voted. The proxy may be revoked in writing, by telephone or via the Internet, or by your appearing at the meeting and voting in person. You can find further details on how to revoke your proxy on page 40 of this document.

         Q:    IF MY SHARES ARE HELD IN "STREET NAME" BY MY BROKER, WILL MY
BROKER VOTE MY SHARES ON THE REORGANIZATION PROPOSAL FOR ME?

         A:    Your broker will not be able to vote your shares of Cybear common stock or Andrx common stock for or against the reorganization without instructions from you. Following the directions provided by your broker, you should instruct your broker on how to vote your shares.

         Q:    WHAT ARE THE MATERIAL UNITED STATES FEDERAL INCOME TAX
CONSEQUENCES OF THE REORGANIZATION TO ME?

         A:    We believe that for U.S. federal income tax purposes, the Andrx and Cybear stockholders generally should not recognize any gain or loss as a result of the reorganization, except with respect to cash received by the Andrx stockholders on the sale of any resulting Cybear Group Common Stock fractional shares. There are, however, no court decisions or other authorities directly bearing on transactions similar to the reorganization. In addition, the Internal Revenue Service has announced that it will not issue advance rulings on the classification of an instrument with characteristics similar to those of the Andrx Group Common Stock and Cybear Group Common Stock. Accordingly, we cannot assure you that the views expressed in this paragraph, if contested, would be sustained by a court.

         Tax matters are very complicated and the tax consequences of the reorganization to you will depend on the facts of your own situation. We urge you to consult your tax advisors for a full description of the tax consequences of the reorganization to you.

         Q:    WHAT KIND OF FINANCIAL INFORMATION WILL I RECEIVE IN THE
FUTURE?

         A:    Following the reorganization, holders of Andrx Group Common
Stock and Cybear Group Common Stock will receive consolidated financial information for Andrx as a whole accompanied by separate financial information for the Andrx Group and the Cybear Group.

         Q:    SHOULD I SEND IN MY STOCK CERTIFICATES NOW?

         A:    No. Andrx will send written instructions to Andrx and Cybear stockholders on how to exchange their stock certificates for certificates of Andrx Group Common Stock and Cybear Group Common Stock, as applicable, after the reorganization is completed.

         Q:    WHEN DO YOU EXPECT TO COMPLETE THE REORGANIZATION?

         A:    We are working to complete the reorganization as soon as
possible. We hope to complete the reorganization shortly after the meetings, if we obtain the required stockholder approvals.

                       WHO CAN HELP ANSWER YOUR QUESTIONS

                   If you have additional questions about the
                     reorganization or would like additional
                             copies of this document
                               you should contact:

                                  If you are an
                               Andrx Stockholder:

                                Andrx Corporation
                           4001 Southwest 47th Avenue
                          Ft. Lauderdale, Florida 33314
                           Attention: General Counsel
                          Phone Number: (954) 584-0300

                                  If you are a
                               Cybear Stockholder:

                                  Cybear, Inc.
                         5000 Blue Lake Drive Suite 200
                            Boca Raton, Florida 33431
                         Attention: Stockholder Services
                           Phone Number (561) 999-3500

                                     SUMMARY

         This summary contains selected information from this document and may not contain all of the information that is important to you. To understand the reorganization fully, we strongly encourage you to read this entire document carefully, including the annexes, and the documents to which we refer. A list of documents that Andrx incorporates by reference appears under the heading "Where You Can Find More Information."

                                  THE COMPANIES


ANDRX CORPORATION
4001 SOUTHWEST 47TH AVENUE
FT. LAUDERDALE, FLORIDA  33314
TELEPHONE: (954) 584-0300

         Andrx formulates and commercializes controlled-release oral pharmaceuticals using its proprietary drug delivery technologies. Andrx currently markets and sells its generic or bioequivalent versions of Cardizem(R) CD and Dilacor XR(R). Through its distribution operations, Andrx also sells generic drugs manufactured by third parties primarily to independent pharmacies, pharmacy chains which do not maintain their own central warehousing facilities and pharmacy buying groups.

         Following the reorganization, Andrx will consist of two groups for financial accounting purposes:

         o The "Cybear Group" will consist of the assets, liabilities and businesses of Cybear, and certain future Internet businesses of Andrx; and

         o The "Andrx Group" will consist of Andrx's interest in all other assets, liabilities and businesses of Andrx.


CYBEAR, INC.
5000 BLUE LAKE DRIVE SUITE 200
BOCA RATON, FLORIDA  33431
TELEPHONE:  (561) 999-3500

         Cybear is an information technology company that is using the Internet to attempt to improve the efficiency of administrative and communication tasks of managing patient care with secure and reliable transmission of information. Cybear is an Internet service provider, or ISP, and an application services provider, or ASP, for the healthcare industry. Cybear uses or intends to use its own secure private network to provide access to the Internet, e-mail and productivity applications to physicians, physician organizations, pharmacies and hospitals.

THE REORGANIZATION (SEE PAGES ____ AND ____)

         Andrx and Cybear entered into an agreement and plan of merger and reorganization, or the reorganization agreement, in March 2000. As part of the reorganization, a new holding company named Andrx Corporation, will be created under Delaware law. All of the publicly traded shares of Cybear and Andrx common stock will be acquired by the holding company and two new classes of common stock of the holding company will be created, "Andrx Group Common Stock," to reflect the performance of the Andrx Group and the "Cybear Group Common Stock," to reflect the performance of the Cybear Group.

         If the reorganization is completed, Cybear's stockholders, other than Andrx, who currently own 30.5% (assuming the exercise by Edward E. Goldman, M.D., Cybear's CEO, of an outstanding warrant to acquire 525,000 shares of Cybear's common stock currently owned by Andrx) of the common shares of Cybear, will receive one share of Cybear Group Common Stock for each share of Cybear common stock that they own. Current Andrx stockholders will receive one share of Andrx Group Common Stock and .1493 shares of Cybear Group Common Stock for each share of Andrx common stock they own. This results in current Cybear stockholders, other than Andrx, owning, in the aggregate, approximately 34.5% of the Cybear Group Common Stock at the closing, excluding stock options.

         We encourage you to read the reorganization agreement attached as Annex A to this document carefully because it is the legal document that governs the reorganization.

THE REASONS FOR THE REORGANIZATION

         Andrx and Cybear are seeking the approval of their stockholders to approve the reorganization.

ANDRX'S REASONS FOR THE REORGANIZATION (see pages ____ through ___)

         Andrx believes that the reorganization will, among other things:

         o Separate Cybear's operating losses from Andrx's operating results for financial reporting purposes;

         o        Improve liquidity for Cybear's publicity traded equity;

         o A more viable currency for potential future strategic acquisitions; and

         o Preserve financial flexibility for the management of Andrx to maximize stockholder value.

         In addition, the reorganization should provide Andrx with certain potential tax consolidation advantages.

CYBEAR'S REASONS FOR THE REORGANIZATION (see pages ___ through ___)

         Cybear believes that the reorganization offers advantages to Cybear and its stockholders, among other things:

         o A premium for its common stock for stockholders other than Andrx;

         o        Increased flexibility for its operational spending;

         o        Improved liquidity of Cybear's publicly traded equity;

         o A more viable currency for potential future strategic acquisitions; and

         o        Ability to leverage Andrx's business and relationships.

RECOMMENDATIONS TO STOCKHOLDERS

TO ANDRX'S STOCKHOLDERS (see page ____):

         Andrx's board of directors believes that the reorganization is advisable and in the best interests of Andrx and its stockholders and unanimously recommends that Andrx stockholders vote FOR the reorganization.

TO CYBEAR'S STOCKHOLDERS (see page ___):

         Cybear's board of directors believes that the reorganization is advisable and in the best interests of Cybear and for its stockholders and unanimously recommends that Cybear stockholders vote FOR the reorganization. The approval of Cybear's board of directors is based, in part, on the recommendation of the special committee of the board of directors formed to consider the advisability of and to negotiate the terms of the reorganization.

VOTING MATTERS

REQUIRED VOTE OF ANDRX COMMON STOCKHOLDERS (see page ___):

         The approval of a majority of all of the outstanding shares of Andrx common stock entitled to vote at the Andrx annual meeting is required to approve and adopt the reorganization.

REQUIRED VOTE OF CYBEAR COMMON STOCKHOLDERS (see page ___)

         The reorganization requires the approval by a majority of all of the outstanding shares of Cybear common stock entitled to vote at the Cybear special meeting including shares held by Andrx, and it also requires that a majority of the Cybear stockholders, other than Andrx, do not vote against the reorganization.

RECORD DATE; VOTING POWER (see pages ___ through ___)

         If you are an Andrx stockholder, you are entitled to vote at the Andrx annual meeting if you owned shares of Andrx Group Common Stock as of the record date for that annual meeting, which was the close of business on June ___, 2000.

         If you are a Cybear stockholder, you are entitled to vote at the Cybear special meeting if you owned shares of Cybear common stock as of the record date for that special meeting, which was the close of business on June ___, 2000.

         On June ___, 2000, there were _______________ shares of Andrx common stock outstanding. For each share of Andrx Group Common Stock owned on that date, Andrx stockholders will have one vote at the Andrx annual meeting.

         On June __, 2000, there were __________ shares of Cybear common stock outstanding, including __________ shares held by Andrx. For each share of Cybear common stock owned on that date, Cybear stockholders, including Andrx, will have one vote at the Cybear special meeting.

SHARE OWNERSHIP OF MANAGEMENT AND DIRECTORS

         On June ____, 2000, the record date for the Andrx annual meeting, directors and executive officers of Andrx and their affiliates owned and were entitled to vote ___________ shares of Andrx common stock, or approximately _____% of the Andrx common stock outstanding on that date.

         On June ____, 2000, the record date for the Cybear special meeting, directors and executive officers of Cybear, other than directors and executive officers affiliated or associated with Andrx, owned and were entitled to vote ________________ shares of Cybear common stock, or approximately ___% of the Cybear common stock outstanding on that date.

OPINION OF CYBEAR'S FINANCIAL ADVISOR

         An opinion was rendered to the special committee of independent directors of Cybear's board of directors (which consisted of one member) by its financial advisor as to the fairness, from a financial point of view, of the consideration to be received by Cybear's stockholders, other than Andrx, in the reorganization.

         The Cybear special committee received an oral opinion on March 22, 2000, subsequently confirmed in writing as of the same date, from its financial advisor, SG Cowen Securities Corporation, or SG Cowen, to the effect that, as of the date of the opinion and based upon and subject to the matters described in the opinion, the consideration to be received by Cybear's stockholders, other than Andrx, in the reorganization was fair, from a financial point of view. We have included this opinion as Annex C to this document.

         The opinion is directed to the Cybear special committee and is not a recommendation to stockholders with respect to any matter relating to the reorganization. We urge you to read carefully the opinion in its entirety.

MANAGEMENT AND ALLOCATION POLICIES

         Cybear's and Andrx's board of directors have established policies to accomplish the fundamental objectives of the reorganization since Andrx and Cybear will each be part of a single company. We have included these policies as Annex D to this document.

TAX SHARING AGREEMENT

         Andrx and Cybear have entered into the tax sharing agreement, which sets forth the agreement of the parties with respect to tax matters upon completion of the reorganization.

UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS

         We believe that for U.S. federal income tax purposes, the Andrx and Cybear stockholders should not recognize any gain or loss as a result of the reorganization, except with respect to cash received by the Andrx stockholders on the sale of any resulting Cybear Group Common Stock fractional shares. There are, however, no court decisions or other authorities directly bearing on transactions similar to the reorganization. In addition, the IRS has announced that it will not issue advance rulings on the classification of an instrument with characteristics similar to those of the Andrx Group Common Stock and Cybear Group Common Stock. Accordingly, no assurance can be given that the views expressed in this paragraph, if contested, would be sustained by a court.

         Tax matters are very complicated and the tax consequences of the reorganization to you will depend on the facts of your own situation. We urge you to consult your tax advisors for a full description of the tax consequences of the reorganization to you.

NO APPRAISAL RIGHTS

         Cybear is a Delaware corporation. Under Delaware law, Cybear stockholders have no right to an appraisal of the value of their Cybear common stock in connection with the reorganization. Andrx is a Florida corporation. Under Florida law, Andrx stockholders have no right to an appraisal of the value of their Andrx common stock in connection with the reorganization.

ACCOUNTING TREATMENT

         The acquisition of the shares from the Cybear stockholders other than Andrx will be accounted for by Andrx as a purchase of a business. Under this method of accounting, the portion of the assets and liabilities of Cybear acquired from the Cybear stockholders other than Andrx will be recorded at their fair value, and any excess of Andrx's purchase price over the fair value will be accounted for as goodwill.

PRINCIPAL PROVISIONS OF THE REORGANIZATION AGREEMENT

         The reorganization agreement contemplates the merger of a wholly owned subsidiary of Andrx Corporation with and into Andrx, with Andrx surviving the merger and the merger of another wholly owned subsidiary of Andrx Corporation with and into Cybear with Cybear surviving the merger. Andrx and Cybear will both be wholly owned subsidiaries of Andrx Corporation. The reorganization will become effective on the date and time that the certificate of merger is filed with the Delaware and Florida Secretaries of State or such other date and time specified in the certificate of merger.

         The reorganization agreement contains representations and warranties by Andrx and Cybear customary for agreements of this nature. The reorganization agreement also contains customary covenants. Some of the covenants include:

         o Cybear agreed to use its best efforts to obtain an agreement from Dr. Edward E. Goldman, its Chief Executive Officer and from John Klein, its Chairman of the board of directors, to vote in favor of the reorganization.

         o Andrx agreed to use its best efforts to obtain an agreement from Alan P. Cohen, its Co-Chairman of the board of directors and chief executive officer, Chih-Ming J. Chen, its Co-Chairman of the board of director and Chief Scientific Officer, and Elliot F. Hahn, its president and a director, to vote in favor of the reorganization.

         o Cybear has agreed that it will not solicit, initiate or encourage or take any action which would facilitate a takeover proposal or engage in negotiations or disclose any nonpublic information or give access to any person who told Cybear they are considering or has made a takeover proposal. Cybear may engage in negotiations, however, under certain conditions.

         We will complete the reorganization only if specific conditions are satisfied or, in some cases, waived, including the following:

         o the reorganization has been approved by both the stockholders of Andrx and Cybear;

         o the holders of a majority of the Cybear common stock not owned by Andrx have not voted against the reorganization;

         o there is no law or court order that prohibits the reorganization;

         o the Cybear Group Common Stock has been approved for quotation on the Nasdaq National Market;

         o receipt by Andrx of an opinion of Arthur Andersen LLP to the effect that the reorganization should be a "tax-free reorganization" for federal income tax purposes and that Andrx, its subsidiaries, and its stockholders should not recognize gain or loss by reason of the reorganization except with respect to cash received by the Andrx stockholders on the sale of any resulting Cybear Group Common Stock fractional shares, in each case under the law in effect as of the closing date of the reorganization; and

         o receipt by Cybear of an opinion of Arthur Andersen LLP to the effect that the reorganization should be a "tax-free exchange" for federal income tax purposes and that neither Cybear nor any of its stockholders should recognize a gain or loss by reason of the reorganization, in each case under the law in effect as of the closing date of the reorganization.

         The company entitled to assert a condition may waive some of the conditions to the reorganization, but not the first three conditions listed above.

         The Andrx and Cybear boards of directors can jointly agree to terminate the reorganization agreement at any time before the reorganization is completed. In addition, either company can terminate the reorganization agreement if:

         o        the reorganization is not completed by December 31, 2000;

         o a law or final and nonappealable court order prohibits the reorganization;

         o either Andrx's or Cybear's stockholders fail to approve the reorganization; or

         o the other party breaches any of material representations or warranties or fails to comply with any of its obligations under the reorganization agreement; provided that the breach is not cured within 30 days after notice to the other party.

         In addition, Cybear can terminate the reorganization agreement if:

         o Cybear's board of directors receives a takeover proposal and determines in good faith that the takeover proposal is superior to that of Andrx and that it is required by its fiduciary duty to accept such takeover proposal.

THE ANDRX CERTIFICATE OF INCORPORATION

         The amended and restated certificate of incorporation of Andrx Corporation, or the certificate of incorporation, is attached as Annex B to this document. We encourage you to read the certificate of incorporation carefully in its entirety.

         Andrx Corporation's capital stock will consist of two classes of common stock, the Andrx Group Common Stock and Cybear Group Common Stock, and preferred stock if the reorganization is consummated. The certificate of incorporation provides for the following rights and preferences with respect to the two classes of Andrx common stock following the reorganization:

VOTING RIGHTS

         o On all matters as to which both classes of Andrx common stock would vote together as a single class, each outstanding share of Andrx Group Common Stock will have one vote, and each outstanding share of Cybear Group Common Stock will have a number of votes equal to the quotient of the average market value of a share of Cybear Group Common Stock divided by the average market value of a share of Andrx Group Common Stock during the 20 consecutive trading days ending on the tenth trading day prior to the record date for determination of the stockholders entitled to vote, subject to some exceptions and qualifications. Cybear Group Common Stock will in no event represent in excess of 25% of the total voting power of all outstanding shares of the Andrx common stock.

SALE OF CYBEAR GROUP

         o Upon a sale or other disposition by Andrx Corporation of all or substantially all of the properties and assets attributed to the Cybear Group, Andrx Corporation is required to pay a dividend on the outstanding shares of Cybear Group Common Stock, redeem some or all of the outstanding shares of Cybear Group Common Stock or convert outstanding shares of Cybear Group Common Stock into shares of Andrx Group Common Stock, subject to some exceptions more fully described in the description of the common stock.

OPTIONAL CONVERSION

         o At any time after either the first anniversary of the effective date of the reorganization or the occurrence of tax-related events, the board of directors may convert shares of Cybear Group Common Stock into Andrx Group Common Stock at a specified ratio of market prices.

DIVIDENDS

         o Funds available for dividends on Andrx Group Common Stock and Cybear Group Common Stock will be limited to the lesser of the amount that would be legally available for the payment of dividends on the stock of such group if the group were a separate company and an amount equal to the funds legally available for the payment of dividends for Andrx Corporation as a whole.

         o Subject to the prior payment of dividends on outstanding shares of preferred stock and the limitations described above, the Andrx board of directors may choose to declare and pay dividends on either class, or both classes, of common stock, in equal or unequal amounts.

LIQUIDATION

         o In the event of a dissolution or liquidation and winding-up of Andrx Corporation after payment or provision for payment of the debts and other liabilities of Andrx Corporation and full preferential amounts to which holders of preferred stock are entitled, the holders of Andrx Group Common Stock and Cybear Group Common Stock will be entitled to receive the net assets, if any, of Andrx Corporation remaining for distribution on a per share basis in proportion to the specified liquidation units per share of each class, as more fully described herein. The liquidation rights of holders of the respective classes may not bear any relationship to the relative market values or relative voting rights of the two classes.

COMPARATIVE PER SHARE MARKET PRICE AND DIVIDEND INFORMATION

         Andrx common stock is quoted on the Nasdaq National Market under the symbol "ADRX." Cybear common stock is quoted on the Nasdaq National Market under the symbol "CYBA." On December 20, 1999, the last full trading day prior to public announcement of the proposed reorganization, the closing price per share of Andrx common stock was $20.75 and the closing price per share of Cybear common stock was $7.69. On May 30, 2000, the most recent practicable date prior to the filing of this document, the closing price per share of Andrx common stock was $55.50 and the closing price per share of Cybear common stock was $3.13.

ANDRX ANNUAL MEETING MATTERS

         Andrx is also seeking the vote of its stockholders for the election of three directors, the adoption of the 2000 Stock Option Plan and the ratification of Arthur Andersen LLP, its independent certified public accountants. Andrx's board of directors believes that these proposals are advisable and in the best interests of Andrx and its stockholders and unanimously recommends that Andrx stockholders vote FOR these proposals.

                       SUMMARY CONSOLIDATED FINANCIAL DATA

Andrx and Cybear stockholders should read the Summary Consolidated Financial Data presented below in conjunction with the Consolidated Financial Statements and the notes to the financial statements for Andrx and Cybear incorporated by reference or included herein. These amounts have been extracted from the companies' consolidated financial statements. All amounts are in thousands, except for share and per share amounts.

ANDRX
                                           THREE MONTHS ENDED
                                                MARCH 31,                                YEAR ENDED DECEMBER 31,
                                         ----------------------- -----------------------------------------------------------------
                                             2000        1999            1999        1998         1997        1996         1995
                                         ----------------------- -----------------------------------------------------------------
                                         (Unaudited) (Unaudited)
                                                          (IN THOUSANDS, EXCEPT FOR SHARE AND PER SHARE AMOUNTS)
STATEMENT OF INCOME DATA(1):
Revenues
     Distributed products............... $   67,826  $    63,025     $   262,402  $   215,903  $  146,237  $    86,721  $    50,468
     Manufactured products..............     44,114        4,373         134,796       11,472       3,324            -            -
     Stipulation fees...................          -       10,000          70,733       19,130           -            -            -
     Licensing and other................      3,538          526           8,059          552         137           50          165
                                         ----------- ------------ --------------- ------------ ----------- ------------ -----------
       Total revenues...................    115,478       77,924         475,990      247,057     149,698       86,771       50,633
                                         ----------- ------------ --------------- ------------ ----------- ------------ -----------
Operating expenses
     Cost of goods sold.................     63,204       52,826         235,346      188,226     126,802       72,400       41,781
     Selling, general and
     administrative.....................     11,542        9,591          55,266       30,646      18,934       13,778        9,847
     Research and development...........      8,211        4,315          25,697       16,837      11,251        5,066        3,895
     Cybear, Inc. Internet operating
     expenses...........................      6,339        2,795          14,744        4,090       1,473            -            -
     Cybear, Inc. merger costs..........        832            -               -            -           -            -            -
                                         -----------  ------------   -----------  ------------ -----------  ----------- -----------
       Total operating expenses.........     90,128       69,527         331,053      239,799     158,460       91,244       55,523
                                         -----------  ------------   -----------  ------------ -----------  ----------- -----------
Income (loss) from operations ..........     25,350        8,397         144,937        7,258      (8,762)      (4,473)      (4,890)

Other income (expense)
     Minority interest..................      1,820           51           1,937           85          31            -            -
     Gain on sale of Cybear, Inc.
     shares.............................          -          300             643          700           -            -            -
     Interest income....................      1,531          366           3,603        1,064       1,585        1,210          339
     Interest expense...................       (474)        (154)         (1,661)        (380)       (490)        (765)        (636)
                                         -----------  ------------   -----------  ------------ -----------  ----------- -----------
Income (loss) before income taxes.......     28,227        8,960         149,459        8,727      (7,636)      (4,028)      (5,187)
Income taxes............................     11,856        2,016          55,405          333           -            -            -
                                         -----------  ------------   -----------  ------------ -----------  ----------- -----------
Net income (loss)....................... $   16,371   $    6,944     $    94,054  $     8,394  $   (7,636)  $   (4,028) $    (5,187)
                                         ===========  ============   ===========  ============ ===========  =========== ===========
Basic net income (loss) per share....... $     0.26   $     0.11     $      1.52  $      0.14  $    (0.13)  $    (0.08) $     (0.14)
                                         ===========  ============   ===========  ============ ===========  =========== ===========
Diluted net income (loss) per share..... $     0.25   $     0.11     $      1.45  $      0.13  $    (0.13)  $    (0.08) $     (0.14)
                                         ===========  ============   ===========  ============ ===========  =========== ===========
Basic weighted average shares of
  Common stock outstanding.............. 63,212,600   60,871,900      61,979,800   60,090,800  56,852,400   48,592,000   37,787,200
                                         ===========  ============   ===========  ============ ===========  =========== ===========
Diluted weighted average shares of
  Common stock outstanding.............. 65,832,200   64,625,300      64,953,200   63,706,800  56,852,400   48,592,000   37,787,200
                                         ===========  ============   ===========  ============ ===========  =========== ===========

                                                                                 DECEMBER 31,
                                        MARCH 31,    -------------------------------------------------------------
                                          2000          1999        1998         1997        1996         1995
                                       ----------    -------------------------------------------------------------
                                       (Unaudited)
                                                               (IN THOUSANDS)
BALANCE SHEET DATA(1):
Cash, cash equivalents and
investments available-for-sale(2)      $  114,771    $ 123,418   $   23,092 $   25,543   $   30,320   $   13,841
Working capital                           185,842      180,863       51,345     45,144       32,963       14,402
Total assets                              363,126      357,954      121,198     90,845       66,538       36,010
Short-term borrowings                      20,370       20,226        4,107        546        6,563        6,101
Total stockholders' equity                246,638      220,972       72,583     60,861       42,762       18,325

(1) Certain prior years' amounts have been reclassified to conform with the current year presentation.
(2) Includes $26.7 million and $38.0 million of cash, cash equivalents and investments available-for-sale held by Cybear as of March 31, 2000 and December 31, 1999, respectively.

CYBEAR

                                                                                                                 FOR THE PERIOD
                                              FOR THE THREE MONTHS ENDED           FOR THE YEARS ENDED               FROM
STATEMENT OF OPERATIONS DATA:*                         MARCH 31,                        DECEMBER 31,            FEBRUARY 5, 1997
                                             -----------------------------     -----------------------------    (INCEPTION) TO
                                                 2000             1999            1999             1998        DECEMBER 31, 1997
                                             ------------     ------------     ------------     ------------   -----------------
                                              (UNAUDITED)      (UNAUDITED)
                                                          (in thousands, except for share and per share amounts)
Revenues ................................    $        231     $         --     $        270     $         --     $         96
                                             ------------     ------------     ------------     ------------     ------------
Operating expenses:
    Cost of Revenues ....................             209               --               77               --               --
    Network operations and operations
      support ...........................             933              728            2,790              643               --
    Product development .................             948              526            3,058            1,557              894
    Sales and marketing .................           1,896              725            4,909              483               --
    General and administrative ..........             880              655            2,544            1,064              667
    Depreciation and amortization .......             549              191            1,556              139               65
    Merger costs ........................             832               --               --               --               --
    Other non-recurring charges .........           1,152               --               --              285               --
                                             ------------     ------------     ------------     ------------     ------------
Total operating expenses ................           7,399            2,825           14,934            4,171            1,626
                                             ------------     ------------     ------------     ------------     ------------
Loss from operations ....................          (7,168)          (2,825)         (14,664)          (4,171)          (1,530)

Other income (expense):
    Interest income .....................             559                1            1,282               --               --
    Interest expense on due to Andrx
     Corporation ........................              --              (91)            (216)            (210)             (28)
                                             ------------     ------------     ------------     ------------     ------------
Loss before income taxes ................          (6,609)          (2,915)         (13,598)          (4,381)          (1,558)
Income tax benefit ......................              --            1,400            2,824            1,900               --
                                             ------------     ------------     ------------     ------------     ------------
Net loss ................................    $     (6,609)    $     (1,515)    $    (10,774)    $     (2,481)    $     (1,558)
                                             ============     ============     ============     ============     ============
Basic and diluted net loss per share ....    $      (0.37)    $      (0.11)    $      (0.70)    $      (0.19)    $      (0.12)
                                             ============     ============     ============     ============     ============
Basic and diluted weighted average shares
    of common stock outstanding .........      17,703,669       13,269,400       15,470,009       13,030,999       12,768,303
                                             ============     ============     ============     ============     ============


                                                                                             DECEMBER 31,
                                                             MARCH 31,       ---------------------------------------------
 BALANCE SHEET DATA:                                           2000            1999             1998               1997
                                                            ---------        ---------        ----------        ----------
                                                           (UNAUDITED)
                                                                                   (in thousands)
Cash, cash equivalents and investments
     available-for-sale ................                     $26,743          $37,994          $     4           $     1
Working capital (deficit) ..............                      31,631           39,390           (3,235)           (1,378)
Total assets ...........................                      46,798           53,068            3,332               396
Total liabilities ......................                       3,127            3,090            3,799             1,410
Total shareholders' equity (deficit)....                      43,671           49,978             (467)           (1,014)


* Certain prior years' amounts have been reclassified to conform to the current year presentation.

                      ANDRX CORPORATION AND SUBSIDIARIES

           UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL DATA

     The unaudited pro forma condensed consolidated balance sheets as of March 31, 2000 and the unaudited pro forma condensed consolidated statements of operations for the three months ended March 31, 2000 and for the year ended December 31, 1999 give pro forma effect to the corporate reorganization plan (the "Reorganization") which will create two classes of Andrx common stock, Cybear Group Common Stock, to separately track the performance of Cybear, and Andrx Group Common Stock to represent the equity interests of Andrx other than its ownership of Cybear.

     In connection with the Reorganization, Andrx will acquire all of the publicly traded shares of common stock of Cybear in what should be a tax-free reorganization. Cybear's public shareholders currently own approximately 4.9 million shares or 27.5% of the common shares of Cybear as of March 31, 2000 and those shareholders will receive one share of Cybear Group Common Stock for every share of Cybear common stock they currently own. In the Reorganization, the number of Cybear shares held by Andrx will be reduced from 12.9 million shares to 10.8 million shares so as to provide the equivalent of a 20% increase in shares held by the non-Andrx shareholders of Cybear. Upon completion of the Reorganization, the non-Andrx shareholders of Cybear will own approximately 31.2% of the Cybear Group Common Stock following the closing of the transaction. Pursuant to the Reorganization, each Andrx common share will be converted into
(i) one share of Andrx Group Common Stock and (ii) approximately .1493 shares of Cybear Group Common Stock. Upon completion of the Reorganization, (i) Cybear will be a wholly owned subsidiary of Andrx with 100% of its value publicly traded in the form of Cybear Group Common Stock, (ii) current Cybear public shareholders will own approximately 31.2% of the Cybear Group Common Stock; and
(iii) current Andrx shareholders will own 100% of the Andrx Group Common Stock and approximately 68.8% of the Cybear Group Common Stock. The preceding share ownership and percentages exclude the potential exercise by Edward E. Goldman, M.D., Cybear's Chief Executive Officer, of an outstanding warrant to acquire 525,000 shares of Cybear common stock currently owned by Andrx.

     The unaudited pro forma condensed consolidated balance sheets give effect to the Reorganization as if it occurred as of March 31, 2000. The unaudited pro forma condensed consolidated statements of operations give effect to the Reorganization as if it occurred at the beginning of the periods presented.

     Prior to the Reorganization, Andrx Corporation and subsidiaries had a single class of common stock outstanding and, accordingly, presented consolidated financial statements relating to that one class. As a result of the Reorganization, Andrx Corporation will have two classes of common stock as follows:

   1. Cybear Group Common Stock representing the equity interest and businesses of the Cybear Group comprised of Andrx' Cybear subsidiary, and

   2. Andrx Group Common Stock representing the equity interests and businesses of the Andrx Group comprised of Andrx Corporation and its subsidiaries other than the Cybear Group.

     Accordingly, under the Reorganization, Andrx will present consolidated financial statements and also separate financial statements relating to each class of common stock.

     Cybear Group and Andrx Group financial statements will include basic and diluted earnings (loss) per share based on each group's respective operating results and basic and diluted shares outstanding. The Andrx Corporation and subsidiaries consolidated financial statements will not reflect consolidated basic and diluted earnings (loss) per share since there will be no underlying equity security related to the consolidated financial results. In connection with the Reorganization, Cybear and members of the Andrx consolidated group will enter into, among other things, a Federal and state tax sharing agreement. The financial statements of Andrx Group and Cybear Group will utilize the separate company method of accounting for purposes of allocating Federal and state consolidated tax liabilities among group members. Under the terms of the tax sharing agreement, a member of the group will be entitled to its income tax benefits in the year generated to the extent that the member can utilize such tax benefits in the year generated. To the extent that a member cannot utilize its income tax benefits in the year generated, the member will not be compensated in that year by other members of the Andrx consolidated group for any utilization of those benefits. Instead, if and when a member leaves the group, Andrx may elect to reimburse that member for any unreimbursed income tax benefits utilized. That reimbursement will take the form of a capital investment by Andrx, for which it will receive stock. In the case of any "tracking stock" members, such as the Cybear Group, the stock received by Andrx shall be in the form of tracking shares. In addition, if any member of the group causes another member to become subject to state tax in a state where it would otherwise not be taxed on a separate company basis, the member causing the tax liability shall be fully responsible for the state tax of the other member.

     For financial statement purposes, at such time as the Cybear Group achieves profitability, if ever, or is otherwise able to recognize its tax benefits under accounting principles generally accepted in the United States, the Cybear Group will recognize the benefit of its accumulated income tax benefits (which had previously been utilized by the Andrx Group) in its statement of operations with a corresponding decrease to the Cybear Group's shareholders' equity (i.e., effectively accounted for as a non-cash dividend). To the extent the Andrx Group is profitable and is able to utilize such tax benefit and the Cybear Group is generating losses, it is expected that the Andrx Group effective tax rate will be less than the statutory Federal and state rate. If the Cybear Group is ever able to attain profitability or is otherwise able to recognize its tax benefits, the Andrx Group effective tax rate may be greater than the statutory Federal and state income tax rate to the extent of the Cybear Group's then unreimbursed accumulated tax benefits that can be realized (the Andrx Group will then reverse the tax benefits previously recorded, i.e., effectively transferring such tax benefits to the Cybear Group in the form of a non-cash equity transaction).

     The unaudited pro forma condensed consolidated financial data are provided for informational purposes only and are not necessarily indicative of the results of operations or financial position had the transactions assumed therein occurred, nor are they necessarily indicative of the results of operations that may be expected to occur in the future. Consummation of the transaction is subject to various conditions, including approval by shareholders of Andrx and Cybear. In addition to shareholder approval, the transaction will be subject to various Federal and state regulatory approvals, and accordingly, no assurance can be given that this transaction will be consummated. Andrx and Cybear will file a joint proxy statement and registration statement with respect to the proposed transaction. Furthermore, the unaudited pro forma condensed consolidated financial data are based upon assumptions that Andrx and Cybear believe are reasonable and should be read in conjunction with the consolidated financial statements and the accompanying notes thereto included elsewhere in this prospectus and the consolidated financial statements and accompanying notes thereto for the year ended December 31, 1999, included in Andrx' Annual Report on Form 10-K for the year ended December 31, 1999.

                      ANDRX CORPORATION AND SUBSIDIARIES

           UNAUDITED PRO FORMA CONDENSED CONSOLIDATED BALANCE SHEETS
                                (IN THOUSANDS)

                                                                                         MARCH 31, 2000
                                                     ------------------------------------------------------------------------------
                                                      HISTORICAL    HISTORICAL                     PRO FORMA   PRO FORMA  PRO FORMA
                                                        CYBEAR        ANDRX         PRO FORMA        ANDRX      CYBEAR      ANDRX
                                                     CONSOLIDATED  CONSOLIDATED    ADJUSTMENTS    CONSOLIDATED   GROUP      GROUP
                                                     ------------  ------------  ---------------  ------------ ---------  ---------
ASSETS
Current assets
 Cash and cash equivalents ........................    $   1,040     $  26,904   $        --        $  26,904  $  1,040  $  25,864
 Investments available-for-sale ...................       25,703        87,867            --           87,867    25,703     62,164
 Accounts receivable, net .........................          162        64,280            --           64,280       162     64,118
 Inventories ......................................           --        78,263            --           78,263        --     78,263
 Deferred income tax assets, net ..................           --        18,435            --           18,435        --     18,435
 Prepaid and other current assets, net ............        7,853        14,552            --           14,552     7,853      6,699
                                                       ---------     ---------   -----------        ---------  --------  ---------
   Total current assets ...........................       34,758       290,301            --          290,301    34,758    255,543
 Property, plant and equipment, net ...............        3,608        48,157            --           48,157     3,608     44,549
 Other assets, net ................................        8,432        24,668         2,700 (A)       43,050    26,814     16,236
                                                                                      15,682 (C)
                                                       ---------     ---------   -----------        ---------  --------  ---------
   Total assets ...................................    $  46,798     $ 363,126   $    18,382        $ 381,508  $ 65,180  $ 316,328
                                                       =========     =========   ===========        =========  ========  =========
LIABILITIES AND
SHAREHOLDERS' EQUITY
Current liabilities
 Accounts payable .................................    $   2,348     $  46,325   $     4,000 (A)    $  50,993  $  3,016  $  47,977
                                                                                         668 (B)
 Accrued liabilities ..............................          779        28,377                         28,377       779     27,598
 Bank loan ........................................           --        20,370            --           20,370        --     20,370
 Income taxes payable .............................           --         9,387            --            9,387        --      9,387
                                                       ---------     ---------   -----------        ---------  --------  ---------
   Total current liabilities ......................        3,127       104,459         4,668          109,127     3,795    105,332
Commitments and contingencies
Minority interest .................................           --        12,029       (12,029)(C)           --        --         --
Shareholders' equity ..............................       43,671       246,638        (1,300)(A)      272,381    61,385    210,996
                                                                                        (668)(B)
                                                                                      27,711 (C)
                                                       ---------     ---------   -----------        ---------  --------  ---------
   Total liabilities and shareholders' equity .....    $  46,798     $ 363,126   $    18,382        $ 381,508  $ 65,180  $ 316,328
                                                       =========     =========   ===========        =========  ========  =========

The accompanying notes to the unaudited pro forma condensed consolidated balance sheets are an integral part of these statements.

                      ANDRX CORPORATION AND SUBSIDIARIES

      NOTES TO UNAUDITED PRO FORMA CONDENSED CONSOLIDATED BALANCE SHEETS
             (IN THOUSANDS EXCEPT FOR SHARE AND PER SHARE AMOUNTS)

(A) Reflects the estimated fees and expenses of $2,700 incurred by Andrx Group with respect to the acquisition of the historical minority interest which was allocated to Cybear Group goodwill and $1,300 with respect to the Reorganization which was charged to shareholders' equity. As the effect of the costs of $1,300 is non-recurring it has not been included in the unaudited pro forma condensed consolidated statements of operations.

(B) Reflects the estimated remaining fees and expenses of $668 to be incurred by Cybear Group in connection with the Reorganization which will be charged to shareholders' equity. As the effect of the costs is non-recurring, they have not been included in the unaudited pro forma condensed consolidated statements of operations.

(C) Reflects the effects of the Reorganization, as follows:

                                                                                                           ADJUSTED
                                                                          SHARES                            SHARES
                                                                      OUTSTANDING AT   REORGANIZATION   OUTSTANDING AT
                                                                      MARCH 31, 2000     ELIMINATION    MARCH 31, 2000
                                                                     ---------------- ---------------- ---------------
  Andrx ownership of Cybear ........................................     12,877,000      (2,058,700)      10,818,300
  Minority ownership of Cybear .....................................      4,896,000              --        4,896,000
                                                                         ----------      ----------       ----------
  Total Cybear shares outstanding ..................................     17,773,000      (2,058,700)      15,714,300
                                                                                         ==========
  Times assumed per share price ....................................   $       5.00                     $       5.66
                                                                       ------------                     ------------
  Total Cybear market capitalization ...............................   $     88,865                     $     88,865
                                                                       ============                     ============
  Minority ownership of Cybear .....................................                                       4,896,000
  Times adjusted market price ......................................                                    $       5.66
                                                                                                        ------------
  Purchase price of minority interest acquired .....................                                          27,711
  Less: minority interest historical basis .........................                                         (12,029)
                                                                                                        ------------
  Goodwill--Purchase price of minority interest in excess of its
    historical basis ...............................................                                          15,682
  Goodwill--Andrx group estimated fees and expenses (See Note
    A) .............................................................                                           2,700
                                                                                                        ------------
  Total goodwill allocated to Cybear Group .........................                                    $     18,382
                                                                                                        ============

For purposes of the unaudited pro forma condensed consolidated financial statements, the market price of Cybear, Inc. common stock was assumed to be $5.00 per share, which was adjusted to $5.66 per share resulting from the elimination of 2,058,700 Cybear shares due to the exchange rate included in the Reorganization. As provided under the Reorganization terms, the shares eliminated in the Reorganization are calculated excluding the potential exercise by Edward E. Goldman, M.D., Cybear's Chief Executive Officer, of an outstanding warrant to acquire 525,000 shares of Cybear common stock currently owned by Andrx. In connection with the Reorganization, the resulting total goodwill of $18,382 was allocated to Cybear Group Common shareholders. The actual amount of goodwill will be determined based upon Cybear's common stock price as of the closing of the transaction. An increase or decrease of $1.00 in Cybear's common stock price will result in an increase or decrease of approximately $5,500 to the goodwill and therefore in an increase or decrease of approximately $550 to the annual goodwill amortization.

                      ANDRX CORPORATION AND SUBSIDIARIES

      UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
            (IN THOUSANDS, EXCEPT FOR SHARE AND PER SHARE AMOUNTS)

                                                                     THREE MONTHS ENDED MARCH 31, 2000
                                          -----------------------------------------------------------------------------------------
                                            HISTORICAL     HISTORICAL                      PRO FORMA     PRO FORMA        PRO FORMA
                                              CYBEAR          ANDRX       PRO FORMA          ANDRX         CYBEAR           ANDRX
                                           CONSOLIDATED   CONSOLIDATED  ADJUSTMENTS(J)   CONSOLIDATED      GROUP            GROUP
                                          -------------  -------------  ---------------- ------------ ----------------- -----------
Revenues ................................  $       231    $   115,478   $       --        $ 115,478   $         231     $   115,247
Operating expenses ......................        7,399         90,128          460  (E)      89,756           7,027          82,729
                                                                              (832) (F)
                                           -----------    -----------   ----------        ---------   -------------     -----------
Income (loss) from operations ...........       (7,168)        25,350          372           25,722          (6,796)         32,518
Other income (expense), net .............          559          2,877       (1,820) (D)       1,057             559             498
                                           -----------    -----------   ----------        ---------   -------------     -----------
Income (loss) before income taxes .......       (6,609)        28,227       (1,448)          26,779          (6,237)         33,016
Income tax benefit (provision) ..........           --        (11,856)       2,101  (H)      (9,755)             --          (9,755)
                                           -----------    -----------   ----------        ---------   -------------     -----------
Net income (loss) .......................  $    (6,609)   $    16,371   $      653        $  17,024   $      (6,237)    $    23,261
                                           ===========    ===========   ==========        =========   =============     ===========
Basic net income (loss) per share .......  $     (0.37)   $      0.26                                 $       (0.40)    $      0.37
                                           ===========    ===========                                 =============     ===========
Diluted net income (loss) per share .....  $     (0.37)   $      0.25                                 $       (0.40)    $      0.35
                                           ===========    ===========                                 =============     ===========
Basic weighted average shares of
 common stock outstanding ...............   17,703,669     63,212,600                                    15,645,000 (I)  63,212,600
                                           ===========    ===========                                 =============     ===========
Diluted weighted average shares of
 common stock outstanding ...............   17,703,669     65,832,200                                    15,645,000 (I)  65,832,200
                                           ===========    ===========                                 =============     ===========

The accompanying notes to the unaudited pro forma condensed consolidated statements of operations are an integral part of these statements.

                      ANDRX CORPORATION AND SUBSIDIARIES

      UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
            (IN THOUSANDS, EXCEPT FOR SHARE AND PER SHARE AMOUNTS)

                                                                         YEAR ENDED DECEMBER 31, 1999
                                          -----------------------------------------------------------------------------------------
                                           HISTORICAL    HISTORICAL                      PRO FORMA      PRO FORMA         PRO FORMA
                                             CYBEAR         ANDRX        PRO FORMA         ANDRX          CYBEAR            ANDRX
                                          CONSOLIDATED  CONSOLIDATED  ADJUSTMENTS(J)   CONSOLIDATED       GROUP             GROUP
                                          ------------  ------------  ---------------  ------------  -----------------  -----------
Revenues ................................ $       270   $   475,990     $      --       $ 475,990    $         270      $   475,720
Operating expenses ......................      14,934       331,053         1,838 (E)     332,891           16,772          316,119
                                          -----------   -----------     ---------      ----------    -------------      -----------
Income (loss) from operations ...........     (14,664)      144,937        (1,838)        143,099          (16,502)         159,601
Other income (expense), net .............       1,066         4,522        (1,937)(D)       2,585            1,066            1,519
                                          -----------   -----------     ---------      ----------    -------------      -----------
Income (loss) before income taxes .......     (13,598)      149,459        (3,775)        145,684          (15,436)         161,120
Income tax benefit (provision) ..........       2,824       (55,405)       (2,824)(G)     (53,240)              --          (53,240)
                                                                            4,989 (H)
                                          -----------   -----------     ---------      ----------    -------------      -----------
Net income (loss) ....................... $   (10,774)  $    94,054     $  (1,610)     $   92,444    $     (15,436)     $   107,880
                                          ===========   ===========     =========      ==========    =============      ===========
Basic net income (loss) per share ....... $     (0.70)  $      1.52                                  $       (1.15)     $      1.74
                                          ===========   ===========                                  =============      ===========
Diluted net income (loss) per share ..... $     (0.70)  $      1.45                                  $       (1.15)     $      1.66
                                          ===========   ===========                                  =============      ===========
Basic weighted average shares of
 common stock outstanding ...............  15,470,009    61,979,800                                     13,411,300 (I)   61,979,800
                                          ===========   ===========                                  =============      ===========
Diluted weighted average shares of
 common stock outstanding ...............  15,470,009    64,953,200                                     13,411,300 (I)   64,953,200
                                          ===========   ===========                                  =============      ===========

The accompanying notes to the unaudited pro forma condensed consolidated statements of operations are an integral part of these statements.

                      ANDRX CORPORATION AND SUBSIDIARIES

              NOTES TO UNAUDITED PRO FORMA CONDENSED CONSOLIDATED
                           STATEMENTS OF OPERATIONS
            (IN THOUSANDS, EXCEPT FOR SHARE AND PER SHARE AMOUNTS)

(D) Reflects the elimination of the historical minority interest resulting from the minority ownership of Cybear which is eliminated as a result of the Reorganization.

(E) Reflects the amortization of $460 for the three months ended March 31, 2000 and $1,838 for the year ended December 31, 1999 of goodwill totaling $18,382, consisting of $15,682 representing the excess of the purchase price of $27,711 offset by historical minority interest of $12,029 and Andrx Group's estimated Reorganization transaction costs and expenses of $2,700 (see unaudited pro forma condensed consolidated balance sheets
    Notes A and C). Such goodwill is amortized on a straight line basis over an estimated life of ten years.

(F) For the three months ended March 31, 2000, reflects the elimination of fees and expenses of $832 incurred by Cybear in connection with the Reorganization. As the effect of the costs are non-recurring, they have been eliminated in the unaudited pro forma condensed consolidated statements of operations for the three months ended March 31, 2000.

(G) For the year ended December 31, 1999, reflects the elimination of Cybear's historical $2,824 income tax benefit which would not have been used by Cybear Group on a separate income tax return basis and would have been included in the tax allocation to Andrx Group (Note H) pursuant to the Reorganization.

(H) Represents the Cybear Group income tax benefit allocated to Andrx Group pursuant to the Reorganization as follows:

                                                THREE MONTHS ENDED      YEAR ENDED
                                                  MARCH 31, 2000     DECEMBER 31, 1999
                                               -------------------- ------------------
  Cybear Group loss before income taxes ......       $  6,237           $  15,436
  Nondeductible goodwill amortization
    (including historical amortization) ......            558               1,953
                                                     --------           ---------
  Loss before income taxes ...................          5,679              13,483
  Federal and state statutory tax rate .......             37%                 37%
                                                     --------           ---------
  Income tax benefit .........................       $  2,101           $   4,989
                                                     ========           =========

(I) Pro Forma Cybear Group weighted average shares outstanding consists of the following:

                                                             THREE MONTHS ENDED      YEAR ENDED
                                                               MARCH 31, 2000     DECEMBER 31, 1999
                                                            -------------------- ------------------
  Historical Cybear weighted average shares outstanding ...      17,703,700          15,470,000
  Less: shares eliminated as a result of the Reorganization
    (see unaudited pro forma condensed consolidated balance
    sheets Note C) ........................................      (2,058,700)         (2,058,700)
                                                                 ----------          ----------
  Pro Forma Cybear Group Common Stock weighted average
    shares outstanding ....................................      15,645,000          13,411,300
                                                                 ==========          ==========

(J) Certain results of the Reorganization referred to in the notes to the unaudited pro forma condensed consolidated balance sheets have been excluded from the unaudited pro forma condensed consolidated statements of operations due to their non-recurring nature.

                                  RISK FACTORS

         Stockholders of Andrx and Cybear should consider the risk factors described below, as well as the other information included in or incorporated by reference into this document before deciding how to vote on the proposals. After discussing risk factors related to the reorganization, we discuss risks relating to Cybear's and Andrx's businesses.

RISKS ASSOCIATED WITH HAVING TWO CLASSES OF ANDRX COMMON STOCK

         FINANCIAL EFFECTS ON ONE GROUP COULD ADVERSELY AFFECT THE OTHER GROUP

         Holders of Andrx Group Common Stock and Cybear Group Common Stock will all be common stockholders of Andrx Corporation, and will continue to be subject to all of the risks of an investment in Andrx Corporation and all of its businesses, assets and liabilities. The issuance of the Andrx Group Common Stock and the Cybear Group Common Stock and the allocation of assets and liabilities and stockholders' equity between the Andrx Group and the Cybear Group will not result in a distribution or spin-off to stockholders of any of its assets or liabilities and will not affect Andrx Corporation's ownership of its assets or responsibility for its liabilities or those of its subsidiaries. The assets attributed to one group may be subject to the liabilities of the other group, even if these liabilities arise from lawsuits, contracts or indebtedness attributed to the other group. If Andrx Corporation is unable to satisfy one group's liabilities with the assets attributed to it, it may satisfy those liabilities with assets it has attributed to the other group.

         Financial effects on one group that affect the consolidated results of operations or financial condition of Andrx Corporation could, if significant, affect the results of operations or financial condition of the other group and the market price of the common stock relating to the other group. In addition, net losses of either group and dividends and distributions on, or repurchases of, either class of common stock or repurchases of preferred stock at a price per share greater than par value will reduce the funds that can be paid as dividends on each class of common stock under Delaware law. For these reasons, you should read the consolidated financial information of Andrx incorporated by reference in this joint prospectus/proxy statement, the consolidated financial information of Cybear herein and the financial information provided for each of the Andrx Group and the Cybear Group.

         DECISIONS OF THE BOARD OF DIRECTORS AFFECTING THE MARKET VALUE OF EACH CLASS OF COMMON STOCK COULD AFFECT VOTING AND CONVERSION RIGHTS

         The relative voting power per share of the Andrx Group Common Stock and the Cybear Group Common Stock and the number of shares of Andrx Group Common Stock issuable upon the conversion of the Cybear Group Common Stock will vary depending upon the relative market value of the Andrx Group Common Stock and the Cybear Group Common Stock. The market value of either or both classes of common stock could be affected by market reaction to decisions by the board of directors that investors perceive to affect differently one class of common stock compared to the other and will correspondingly have an effect on the voting power of one group relative to the other. These decisions could involve changes to the management and allocation policies, transfers of assets between groups, allocations of corporate opportunities and financing resources between groups and changes in dividend policies.

         HOLDERS OF EACH CLASS OF COMMON STOCK WILL HAVE ONLY LIMITED CLASS STOCKHOLDER RIGHTS

         Holders of Andrx Group Common Stock and Cybear Group Common Stock generally will not have stockholder rights specific to their corresponding groups. Rather, stockholders will have customary stockholder rights relating to Andrx Corporation as a whole. For example, holders of Andrx Group Common Stock and Cybear Group Common Stock will vote as a single class to approve a disposition of all or substantially all of Andrx Corporation assets and holders of both classes are entitled to receive a percentage of all of Andrx Corporation's assets in the case of a liquidation. Holders of either Andrx Group Common Stock or Cybear Group Common Stock will have only the following rights with respect to their class of common stock:

         o an opportunity to receive dividends, if any, when, as and if declared by the board of directors;

         o an opportunity to have the Cybear Group Common Stock be redeemed or converted into Andrx Group Common Stock upon the disposition of all or substantially all of the assets of the Cybear Group; and

         o a right to vote separately as a class only on matters as set forth in the certificate of incorporation, as may be required under Delaware law or the Nasdaq National Market rules.

         Andrx Corporation will not hold separate meetings for holders of Andrx Group Common Stock or Cybear Group Common Stock.

         THE AGGREGATE VOTING POWER OF ALL OF THE OUTSTANDING SHARES OF CYBEAR GROUP COMMON STOCK IS LIMITED TO 25% OF THE TOTAL VOTING POWER OF ALL OF THE OUTSTANDING SHARES OF BOTH CLASSES OF ANDRX COMMON STOCK

         Except for limited matters on which a separate class vote may be required, the Andrx Group Common Stock and the Cybear Group Common Stock will vote together as a single class on all matters requiring a stockholder vote. Matters on which the Andrx Group Common Stock and the Cybear Group Common Stock will vote together may involve an apparent or real divergence of interests between the holders of each class of common stock in the aggregate. The aggregate voting power of all of the outstanding shares of Cybear Group Common Stock is limited to 25% of the total voting power of all of the outstanding shares of both classes of Andrx common stock. Consequently, the aggregate voting power of all of the outstanding shares of Andrx Group Common Stock will represent a majority of the outstanding voting power of all of the outstanding shares of both classes of common stock. To the extent that matters come before the stockholders on which the holders of Andrx Group Common Stock and the holders of Cybear Group Common Stock have a divergence of interests, the holders of Andrx Group Common Stock, to the extent they vote in a similar manner, will be able to control the vote. These matters may include mergers or other extraordinary transactions. In addition, the issuance or repurchase of shares of either class of common stock could cause changes in the relative voting power of the groups, subject to the 25% limitation on the voting power of the Cybear Group Common Stock described above.

         IN LIMITED CIRCUMSTANCES WHERE A SEPARATE CLASS VOTE IS REQUIRED, THE CLASS OF COMMON STOCK WITH LESS THAN MAJORITY VOTING POWER CAN BLOCK ACTION

         If the certificate of incorporation, Delaware law or the Nasdaq National Market rules require a separate vote on any matter by the holders of either the Andrx Group Common Stock or the Cybear Group Common Stock, those holders could prevent approval of the matter, even if the holders of a majority of the total number of votes cast or entitled to be cast, voting together as a class, were to vote in favor of it.

         HOLDERS OF EITHER CLASS OF COMMON STOCK COULD BE ADVERSELY AFFECTED BY A CONVERSION OF THE CYBEAR GROUP COMMON STOCK

         At any time after either the first anniversary of the effective date of the reorganization or the occurrence of tax-related events, the board of directors, in its sole discretion and without stockholder approval, could determine to convert shares of Cybear Group Common Stock into shares of Andrx Group Common Stock, including a conversion at a time when either or both classes of Andrx Corporation common stock may be considered to be overvalued or undervalued. Any conversion at a premium would dilute the interests of the holders of the Andrx Group Common Stock in Andrx Corporation. Any conversion would also preclude holders of both classes of common stock from retaining their investment in a security that is intended to reflect separately the performance of the groups. It may also give holders of shares of converted Cybear Group Common Stock a greater or lesser consideration than any consideration a third-party buyer would pay for all or substantially all of the assets of the Cybear Group.

         STOCKHOLDERS MAY NOT HAVE ANY REMEDIES FOR BREACH OF FIDUCIARY DUTIES IF ANY ACTION BY DIRECTORS AND OFFICERS HAS A DISADVANTAGEOUS EFFECT ON EITHER CLASS OF COMMON STOCK

         Stockholders may not have any remedies if an action or decision of the board of directors or officers of Andrx Corporation has a disadvantageous effect on the Andrx Group Common Stock or the Cybear Group Common Stock compared to the other class of common stock. Recent cases in Delaware Court involving tracking stocks have indicated that decisions by directors or officers involving differing treatment of tracking stocks should be judged under the business judgment rule, unless self-interest is established. The business judgment rule provides that an informed director or officer will be deemed to have satisfied his or her fiduciary duties if that person acts in a manner he or she believes in good faith to be in the best interests of Andrx Corporation. Because of the application of the business judgment rule, holders of one group's stock who are disadvantaged by an action of the board of directors or officers may not be able to successfully make claims that a decision involving different treatment of the Andrx Group Common Stock or Cybear Group Common Stock was wrongful, absent a showing of self-interest by directors or officers.

         STOCK OWNERSHIP COULD CAUSE DIRECTORS AND OFFICERS TO FAVOR ONE GROUP OVER THE OTHER

         Andrx Corporation's directors and officers will initially own more shares, including shares subject to stock options, of Andrx Group Common Stock than the Cybear Group Common Stock. As a policy, the board of directors will periodically monitor the ownership of shares of the Andrx Group Common Stock and shares of Cybear Group Common Stock by its directors and senior officers and its option grants to them so that their interests are generally aligned with the two classes of common stock and with their duty to act in the best interests of the Andrx Corporation and its stockholders as a whole. However, because the actual value of their interests in the Andrx Group Common Stock and Cybear Group Common Stock is anticipated to vary significantly, it is possible that they could favor one group over the other due to their stock and option holdings.

NUMEROUS POTENTIAL CONFLICTS OF INTERESTS EXIST BETWEEN CLASSES OF COMMON STOCK WHICH MAY BE DIFFICULT TO RESOLVE BY THE BOARD OF DIRECTORS OR WHICH MAY BE RESOLVED ADVERSELY TO ONE OF THE CLASSES

         The existence of different classes of common stock could give rise to occasions when the interests of holders of the Andrx Group Common Stock and Cybear Group Common Stock diverge, conflict or appear to diverge or conflict.

         THE BOARD OF DIRECTORS MAY PAY MORE OR LESS DIVIDENDS ON ONE GROUP'S COMMON STOCK THAN IF THAT GROUP WAS A SEPARATE COMPANY

         The board of directors has the authority to declare and pay dividends on each class of common stock in any amount and could, in its sole discretion, declare and pay dividends exclusively on the Andrx Group Common Stock, exclusively on the Cybear Group Common Stock, or on both, in equal or unequal amounts. The board of directors will not be required to consider the amount of dividends previously declared on each class, the respective voting or liquidation rights of each class or any other factor. The performance of one group may cause the board of directors to pay more or less dividends on the common stock relating to the other group than if that other group was a stand-alone corporation. In addition, Delaware law and the certificate of incorporation may impose limitations on the amount of dividends which may be paid on each class of common stock.

         Because the Cybear Group is expected to require significant capital commitments to finance its operations and fund its future groups, Andrx Corporation does not expect to pay any dividends on shares of Cybear Group Common Stock for the foreseeable future.

         PROCEEDS OF MERGERS OR CONSOLIDATIONS MAY BE ALLOCATED UNFAVORABLY

         The reorganization does not contain any provisions governing how consideration to be received by holders of common stock in connection with a merger or consolidation involving Andrx Corporation is to be allocated among holders of each class of common stock. The board of directors will make that determination. That determination could favor the holders of one group of common stock at the expense of the holders of the other group's stock.

         ALLOCATION OF CORPORATE OPPORTUNITIES COULD FAVOR ONE GROUP OVER THE OTHER

         The board of directors may be required to allocate corporate opportunities between the groups. In some cases, the directors could determine that a corporate opportunity, such as a business that the Andrx Group may be acquiring, should be shared by the groups. Any such decisions could favor one group at the expense of the other.

         GROUPS MAY COMPETE WITH EACH OTHER TO THE DETRIMENT OF THEIR BUSINESSES

         The creation of two separate classes of common stock will not prevent the groups from competing with each other. Any competition between the groups could be detrimental to the businesses of either or both of the groups. Under a board of directors' policy, groups will generally not engage in the principal businesses of the other. However, the board of directors will permit indirect competition between the groups based on his or its good faith business judgment that such competition is in the best interests of Andrx and all of its stockholders as a whole. In addition, the groups may compete in a business that is not a principal business of the other group.

         EITHER GROUP MAY FINANCE THE OTHER GROUP ON TERMS UNFAVORABLE TO ONE OF THE GROUPS

         It is possible that Andrx Corporation will transfer cash and other property between groups to finance their business activities. The group providing the financing will be subject to the risks relating to the group receiving the financing. Andrx Corporation will account for those transfers in one of the following ways:

         o as a short-term or long-term loan between groups or as a repayment of a previous borrowing;

         o as an increase or decrease in the Andrx Group's equity interest in the Cybear Group; or

         o        as a sale of assets between the two groups.

         The board of directors has not adopted specific criteria for determining when it will transfer cash or other property as a loan or repayment, an increase or decrease in equity interest or a sale of assets. These determinations, including the terms of any transactions accounted for as debt, could be unfavorable to either the group transferring or receiving the cash or other property. The board of directors expects to make these determinations, either in specific instances or by setting generally applicable policies, after considering the financing requirements and objectives of the receiving group, the investment objectives of the transferring group and the availability, cost and time associated with alternative financing sources, prevailing interest rates and general economic conditions.

         Andrx and Cybear cannot assure you that any terms that are fixed for debt will approximate those that could have been obtained by the borrowing group if it were a stand-alone corporation.

         CYBEAR GROUP MAY NOT BE FULLY REIMBURSED FOR ANDRX GROUP'S USE OF ITS TAX BENEFITS AND COULD PAY HIGHER FUTURE TAXES THAN IF IT WERE A STAND-ALONE TAXPAYER

         The tax sharing agreement entered into as part of the reorganization agreement provides that tax benefits generated but not used by the Cybear Group in the year generated may be used by other members of Andrx Corporation's consolidated group. Accordingly, on a cash basis any tax benefits generated by the Cybear Group and utilized by other members of the consolidated group will not be available as a carry-forward to reduce the Cybear Group's future tax liabilities. This could result in the Cybear Group reporting higher corporate tax liability in the future than would have been the case if the Cybear Group had retained its tax benefits.

         HOLDERS OF CYBEAR GROUP COMMON STOCK MAY RECEIVE LESS CONSIDERATION UPON A SALE OF ALL OR SUBSTANTIALLY ALL OF ITS ASSETS THAN IF THE GROUP WAS A SEPARATE COMPANY

         The certificate of incorporation provides that if a disposition of all or substantially all of the assets of the Cybear Group occurs, Andrx Corporation must, subject to certain exceptions:

         o distribute to holders of the Cybear Group Common Stock an amount equal to the net proceeds of such disposition, or

         o convert at a 110% exchange ratio the Cybear Group Common Stock into shares of the Andrx Group Common Stock.

If the Cybear Group Common Stock were a separate, independent company and its shares were acquired by another person, certain costs of that disposition, including corporate level taxes, might or might not be payable in connection with that acquisition. As a result, stockholders of a separate, independent company might receive a greater amount than the net proceeds that would be received by holders of the Cybear Group Common Stock if the assets of the Cybear Group were sold. In addition, Andrx Corporation cannot assure you that the net proceeds per share of the Cybear Group Common Stock will be equal to or more than the market value per share of the Cybear Group Common Stock prior to or after announcement of a disposition.

         PROVISIONS GOVERNING THE TWO CLASSES OF COMMON STOCK COULD DISCOURAGE A CHANGE OF CONTROL AND THE PAYMENT OF A PREMIUM FOR SHARES

         The existence of two classes of common stock could present complexities and could pose obstacles, financial or otherwise, to a person seeking to acquire control of Andrx Corporation. In addition, provisions of Delaware law and the certificate of incorporation and bylaws may also deter hostile takeover attempts. If the Andrx Group and the Cybear Group were separate, independent companies, any person interested in acquiring either group without negotiating with the other group's management could seek control of that entity by obtaining control of its outstanding voting stock by means of a tender offer or proxy contest. A person interested in acquiring only one group would still be required to seek control of the majority of the voting power represented by all the outstanding stock of Andrx Corporation.

         INVESTORS MAY NOT VALUE THE COMMON STOCK BASED ON GROUP FINANCIAL INFORMATION AND POLICIES

         We cannot assure you that investors will value the Andrx Group Common Stock and the Cybear Group Common Stock based on the reported financial results and prospects of the Andrx Group and the Cybear Group or the dividend policies established by the board of directors with respect to the groups.

         THE BOARD OF DIRECTORS MAY CHANGE OR MAKE EXCEPTIONS TO THE MANAGEMENT AND ALLOCATION POLICIES TO THE DETRIMENT OF ONE GROUP WITHOUT STOCKHOLDER APPROVAL

         The board of directors intends to adopt the management and allocation policies which are described in this proxy statement under "Management and Allocation Policies," to govern the relationship between the Andrx Group Common Stock and the Cybear Group Common Stock. The board of directors may modify or rescind, or make exceptions to, the policies with respect to the allocation of corporate opportunities, financing arrangements, shared corporate services, competition between the groups, taxes, debt, interest and other matters, or may adopt additional policies, in its sole discretion without stockholder approval. A decision to modify, rescind or make exceptions to these policies or adopt additional policies, could have different effects on the holders of the Andrx Group Common Stock and the holders of the Cybear Group Common Stock or could adversely affect the holders of one class of common stock compared to the holders of the other class of common stock.

         IRS COULD ASSERT THAT THE DISTRIBUTION OR RECEIPT OF GROUP COMMON STOCK IS TAXABLE

         Andrx and Cybear have been advised by their tax advisors that no income, gain or loss should be recognized by the companies or their stockholders for federal income tax purposes as a result of the reorganization, except with respect to the sale of fractional shares received by Andrx's stockholders. However, there are no court decisions or other authorities bearing directly on the treatment of stock with characteristics similar to the Andrx Group Common Stock and the Cybear Group Common Stock. In addition, the IRS has announced that it will not issue rulings on the characterization of stock with characteristics similar to the Andrx Group Common Stock and the Cybear Group Common Stock. It is possible, therefore, that the Internal Revenue Service could assert that the distribution, receipt or subsequent exchange of the Andrx Group Common Stock or the Cybear Group Common Stock could be taxable.

         RECENT CLINTON ADMINISTRATION PROPOSAL COULD RESULT IN TAXATION OF ISSUANCES OF COMMON STOCK

         A proposal last year by the Clinton administration would impose a corporate-level tax on the issuance of stock similar to the Andrx Group Common Stock or the Cybear Group Common Stock. In contrast, a proposal this year by the Clinton Administration would, among other things, tax stockholders who receive tracking stock as a dividend or in a recapitalization. Both proposals would affect stock issued on or after the date the proposals were enacted by Congress. To date, Congress has not enacted either last year's or this year's proposal. However, if either proposal or a similar one were enacted with an effective date prior to the date of the reorganization, Andrx Corporation or its stockholders could be subject to tax with respect to the Andrx Group Common Stock or Cybear Group Common Stock. We cannot predict whether either proposal or a similar one will be enacted, and, if so, when it would be effective.

         Under the certificate of incorporation, Andrx may convert the Cybear Group Common Stock into shares of the Andrx Group Common Stock without any premium if there are adverse U.S. federal income tax law developments. The proposal of the Clinton Administration would be such an adverse development if it is enacted or receives certain legislative action.

RISKS RELATED TO CYBEAR GROUP COMMON STOCK

         A MARKET FOR THE CYBEAR GROUP COMMON STOCK MAY NOT DEVELOP AND THE MARKET VALUE OF THE CYBEAR GROUP COMMON STOCK IS NOT PREDICTABLE

         Although there is a public trading market for the Cybear common stock, we cannot assure you that a public trading market for Cybear Group Common Stock will develop or be sustained after the reorganization. In addition, the market prices of Andrx Group Common Stock and Cybear Group Common Stock will be determined in the trading markets and will be influenced by many factors, including, among other things:

         o        the respective financial results of Andrx Group and the Cybear
                  Group;

         o        the consolidated financial results of Andrx Corporation;

         o investors' expectations for the Andrx Group, the Cybear Group and Andrx Corporation as a whole;

         o the right of the board of directors to exchange shares of one class of common stock for shares of the other class;

         o the discretion of the board of directors in making determinations relating to a variety of cash management and allocation matters;

         o the variable voting power of the Cybear Group Common Stock relative to the Andrx Group Common Stock;

         o        trading volume of each class of common stock;

         o        share issuances and repurchases; and

         o        general economic conditions.

         We cannot assure you that the market value of the Cybear Group Common Stock will equal or exceed the market value of the existing Cybear common stock. In addition, Andrx cannot predict the impact that the terms of the reorganization will have on the market prices of the Andrx Group Common Stock. Furthermore, we cannot assure you that the market values of the Andrx Group Common Stock and the Cybear Group Common Stock will in fact reflect the performance of the Andrx Group and the Cybear Group, as intended.

         THE CYBEAR GROUP COMMON STOCK PRICES MAY FLUCTUATE

         The market price of Cybear Group Common Stock may fluctuate widely in response to a number of events and factors such as:

         o        quarterly changes in results of operations of the Cybear
                  Group;

         o announcements of new technological innovations and new products and properties by the Cybear Group or its competitors;

         o changes in financial estimates and recommendations by securities analysts;

         o the operating and stock price performance of companies that investors may deem comparable to the Cybear Group; and

         o news relating to trends in the Cybear Group's markets or general economic conditions.

         The stock market and specifically the stock of Internet companies have been very volatile. This volatility is often not related to the operating performance of the companies. This broad market volatility and industry volatility may reduce the price of Cybear Group Common Stock, without regard to the Cybear Group's performance. In addition, Cybear's operating results may be below the expectations of public market analysts and investors. In such event, there would be a high possibility that the market price of Cybear Group Common Stock would decrease.

         THE CYBEAR GROUP HAS A LIMITED OPERATING HISTORY AND A HISTORY OF NET LOSSES AND THERE IS NO ASSURANCE THAT THE CYBEAR GROUP WILL REPORT NET INCOME IN THE FUTURE

         A potential investor in Cybear Group Common Stock should consider the risks, expenses and difficulties frequently encountered by businesses such as the Cybear Group particularly in the new and rapidly evolving market for Internet products, content and services. There can be no assurance that the Andrx Group and/or the Cybear Group will be successful in addressing these risks. Since its inception, Cybear has been primarily engaged in product development activities. Cybear has not yet generated any significant revenues from product sales or any other services. In addition, Cybear has incurred significant net losses and negative cash flow from operations since inception and as of December 31, 1999 had an accumulated deficit of approximately $14.8 million. We cannot assure you that the Cybear Group will report net income in the future.

         THE CYBEAR GROUP IS STILL IN AN EARLY STAGE AND MAY EXPERIENCE DIFFICULTIES IN DEVELOPING AND COMMERCIALIZING ITS PRODUCTS

         The Cybear Group faces all of the risks, uncertainties, expenses, delays, problems and difficulties typically encountered in establishing a new business and developing and commercializing new products. The Cybear Group has limited experience in developing and commercializing software and Internet-based products. It does not know the potential performance or market acceptance of its products that it may introduce. It is possible that the Cyber Group will have unanticipated expenses, problems or technical difficulties that could cause material delays in product commercialization.

         The Cybear Group's operating losses have increased in recent quarters as it built its infrastructure. The Cybear Group intends to continue to invest heavily in the areas of product development, network operations, sales and marketing, customer support and administration. As a result, it expects to continue to incur substantial operating losses for the foreseeable future, and it may not achieve or sustain profitability.

         For the foreseeable future, the Cybear Group expects to incur significant expenses for:

         o        product development;

         o        licensing and content development;

         o        marketing to potential users;

         o        developing additional infrastructure; and

         o        funding operating expenses.

         THE CYBEAR GROUP WILL NEED TO GENERATE REVENUES TO BECOME PROFITABLE

         We cannot be certain that the Cybear Group can achieve sufficient revenues in relation to its expenses to ever become profitable. The Cybear Group will not generate any meaningful revenues until and unless its products gain market acceptance by physicians and other participants in the healthcare industry. The Cybear Group anticipates its revenues to be generated primarily from:

         o e-commerce sales of products through an arrangement with the Andrx Group;

         o transaction fees derived from the use of productivity applications by healthcare providers; and

         o        subscriber fees from the user of its products.

Currently, Cybear's revenues have been primarily generated from the sale of products pursuant to an arrangement with Andrx. However, the Cybear Group's business model is still evolving and it is unable to predict the amount and timing of revenues. If the Cybear Group does achieve profitability, it cannot be certain that it can sustain or increase profitability on a quarterly or annual basis in the future.

         THE CYBEAR GROUP MAY NEED ADDITIONAL CAPITAL TO CONTINUE ITS BUSINESS IF IT DOES NOT GENERATE SUFFICIENT REVENUES OVER THE NEXT 12 MONTHS

         If the Cybear Group's revenues fall short of its projections or its expenses exceed its expectations, the Cybear Group may need to raise additional capital through public or private debt or equity financings to fund the deployment of its products or continue its business plan. The Cybear Group may not be able to raise additional capital when needed on terms favorable to it or at all.

         THE CYBEAR GROUP HAS RECEIVED ONLY LIMITED REVENUES FROM ITS PRODUCTS AND IT DOES NOT KNOW IF POTENTIAL CUSTOMERS WILL ACCEPT ITS PRODUCTS

         The Cybear Group cannot guarantee that physicians and other participants in the healthcare industry will accept its products, or even the Internet, as a replacement for traditional methods of communication and sources of information and administrative services. Market acceptance of its products will depend upon continued growth in the use of the Internet generally and, in particular, as a source of communications, information and administrative services for the healthcare industry.

         The Cybear Group's ability to become profitable will depend on whether healthcare providers accept these new methods of conducting business and exchanging information. If healthcare providers do not make this transition, it will not be able to build its user base resulting in insufficient revenues to achieve profitability.

         THE CYBEAR GROUP WILL NOT BE ABLE TO ATTRACT USERS IF IT FAILS TO ESTABLISH AND MAINTAIN AWARENESS OF ITS PRODUCTS

         In order to increase its user base, the Cybear Group must establish, maintain and strengthen the awareness of its products. For it to be successful in establishing this awareness, healthcare providers must perceive the Cybear Group products as offering quality, cost-effective information and services, and medical suppliers, pharmaceutical companies and other vendors to the healthcare industry must perceive its products as being an effective marketing and sales channel for their products and services. The Cybear Group's business could be materially adversely affected if its marketing efforts are not productive.

         THE CYBEAR GROUP NEEDS TO CONTINUE PRODUCT DEVELOPMENT IN ORDER TO ATTRACT AND RETAIN USERS

         If the Cybear Group is unable to develop its products as planned, it will not be able to attract and retain users, which will impact its ability to generate revenue.

         The Cybear Group's first product dr.cybear was introduced in March 1999 but still needs further development. Other Cybear products have not yet been introduced and are still under development. The Cybear Group will have to commit considerable time, effort and resources to finalize development and adapt its software to satisfy specific requirements of potential customers. The Cybear Group product development efforts may not be successfully completed on a timely basis or at all. The Cybear Group may not be able to successfully adapt its software to satisfy specific requirements of potential customers, and we cannot guarantee that unanticipated events will not occur which would result in increased costs or material delays in product development or commercialization.

         Technologies as complex as those incorporated into its products may contain errors that become apparent during commercial use. Remedying product errors could delay its plans and cause it to incur substantial additional costs.

         COMPETITION COULD HAMPER THE CYBEAR GROUP'S ABILITY TO BUILD ITS USER BASE RESULTING IN INSUFFICIENT REVENUES, WHICH WOULD ADVERSELY AFFECT ITS BUSINESS

         Both the ISP market and the ASP market are extremely competitive. The Cybear Group's competitors include online services or web sites targeted to the healthcare community, general purpose ISPs, publishers and distributors of offline media targeted to the healthcare community, healthcare information companies and large data processing and information companies. Any pricing pressures, reduced margins or loss of market share resulting from its failure to compete effectively would materially adversely affect its business, financial condition and operating results. The Cybear Group may not have the financial resources, technical expertise or marketing and support capabilities to compete successfully.

         The Cybear Group expects competition in its market to increase significantly as new companies enter the market and current competitors expand their product lines and services. Many of these potential competitors are likely to enjoy substantial competitive advantages, including:

         o greater financial, technical and marketing resources that can be devoted to the development, promotion and sale of their services;

         o        stronger strategic relationships;

         o        longer operating histories;

         o        greater name recognition; and

         o        larger user bases.

         THE CYBEAR GROUP WILL NOT BE SUCCESSFUL IF INTERNET USAGE FOR BUSINESS AND E-COMMERCE DOES NOT INCREASE

         The Cybear Group's success depends on the increased acceptance and use of the Internet, which is uncertain. Internet usage in the Cybear Group's business area is at an early stage of development and is rapidly evolving. The adoption of the Internet for commerce, particularly by those individuals and companies in the healthcare industry that historically have relied upon traditional means of commerce, will require a broad acceptance of new methods of conducting business and exchanging information. A market for its products and services may not develop and demand for its services may not emerge or be sustainable. If the market fails to develop, develops more slowly than expected or becomes saturated with competitors, or if its services do not achieve or sustain market acceptance, its business, results of operations and financial condition would be materially adversely affected.

         Internet usage may be inhibited for a number of reasons, such as:

         o        lack of appropriate infrastructure;

         o        limitations on access by potential users;

         o        security concerns;

         o        privacy concerns;

         o        inconsistent quality of service; and

         o        lack of availability of cost-effective, high-speed service.

         If Internet usage grows, the Internet infrastructure may not be able to support the demands placed on it by this growth, and performance and reliability may decline. In addition, web sites may from time to time experience interruptions in their service as a result of outages and other delays occurring throughout the Internet network infrastructure. If these outages or delays frequently occur in the future, Internet usage could be adversely affected and users may not use the Cybear Group's products and services.

         BREACHES OF INTERNET SECURITY COULD HARM THE CYBEAR GROUP'S BUSINESS AND RESULT IN LIABILITY

         To the extent that the Cybear Group's activities involve the storage and transmission of proprietary information such as patient information and credit card numbers, security breaches could expose it to a risk of loss, litigation and possible liability to users. The Cybear Group's security measures may not prevent security breaches which in turn may have a material adverse effect on its business, results of operations and financial condition.

         A party who is able to circumvent the Cybear Group's security measures could misappropriate proprietary and confidential information or cause interruptions in its operations. The Cybear Group may be required to expend significant capital and other resources to protect against the threat of security breaches or to alleviate problems caused by breaches. Concerns over the security of Internet transactions and the privacy of users may also inhibit the growth of the Internet generally, especially as a means of conducting commercial transactions.

         CLAIMS THAT MAY BE MADE AGAINST THE CYBEAR GROUP FOR INFORMATION RETRIEVED FROM THE INTERNET COULD HAVE MATERIAL ADVERSE FINANCIAL EFFECTS ON ITS BUSINESS

         Due to the fact that materials may be downloaded from the Cybear Group's products and may be subsequently distributed to others, there is the potential that claims will be made against us for defamation, negligence, copyright or trademark infringement or other theories based on the nature and content of such materials. Similar claims have been brought, sometimes successfully, against Internet service providers in the past. In addition, the Cybear Group could be subject to liability with respect to content that may be accessible through its products or third party web sites linked from its products.

         Although the Cybear Group carries general liability insurance, its insurance may not cover potential claims of this type or may not be adequate to cover all costs incurred in defense of potential claims or to indemnify it for all liability that may be imposed. Any costs or imposition of liability that is not covered by insurance or in excess of insurance coverage could have a material adverse effect on the Cybear Group's business, results of operations and financial condition.

         THE CYBEAR GROUP'S SUCCESS DEPENDS ON ITS ABILITY TO DEVELOP DESIRABLE INTERNET BASED APPLICATIONS AND GENERATE E-COMMERCE REVENUES

         To date, Cybear has:

         o developed its core product, dr.cybear, which offers a broad range of physician practice management tools;

         o developed certain internet based applications, none of which has resulted in Cybear deriving material revenue; and

         o commenced generating e-commerce revenue through an arrangement with Andrx.

         The failure of the Cybear Group to develop additional desirable Internet based applications or significantly increase the volume of e-commerce sales could inhibit the Cybear Group's ability to attract users and accordingly could have a material adverse effect on its business, financial condition and operating results.

         THE CYBEAR GROUP AND ITS SERVICE AND CONTENT PROVIDERS MAY EXPERIENCE SYSTEM FAILURES THAT COULD INTERRUPT ITS SERVICES

         The success of the Cybear Group's business will depend on the capacity, reliability and security of its network infrastructure. The Cybear Group relies on major telecommunications providers to provide the external telecommunications infrastructure necessary for Internet communications. The Cybear Group also depends on its content and service providers for some of the content and service applications that it makes available through dr.cybear. Any significant interruptions in the Cybear Group's services or an increase in response time could result in a loss of potential or existing users and sponsors and, if sustained or repeated, could reduce the attractiveness of dr.cybear to them. Although the Cybear Group maintains insurance for its business, it cannot guarantee that its insurance will be adequate to compensate it for all losses that may occur or to provide for costs associated with business interruptions.

         To succeed, the Cybear Group must be able to operate dr.cybear 24 hours a day, seven days a week, without interruption. To operate without interruption, the Cybear Group's service and content providers must guard against:

         o        damage from fire, power loss and other natural disasters;

         o        communications failures;

         o        software and hardware errors, failures or crashes;

         o security breaches, computer viruses and similar disruptive problems; and

         o        other potential interruptions.

         dr.cybear may be required to accommodate a high volume of traffic and deliver frequently updated information. The Cybear Group's users may experience slower response times or system failures due to increased traffic on its site or for a variety of other reasons. The Cybear Group also depends on service application providers to provide information and data feeds on a timely basis. dr.cybear could experience disruptions or interruptions in service due to the failure or delay in the transmission or receipt of this information. Any significant interruption in the Cybear Group's operations could have a material adverse effect on its business, financial condition and operating results.

         IF THE CYBEAR GROUP IS UNABLE TO MANAGE GROWTH, ITS BUSINESS MAY SUFFER

         The Cybear Group's inability to manage growth effectively would have a material adverse effect on its business, financial condition and operating results. The Cybear Group must continue to implement and improve its operational, financial and information systems, and expand, train and manage its employee base. The Cybear Group may not be able to effectively manage expansion of its operations, and its facilities, systems, procedures or controls may not be adequate to support its operations.

         THE LOSS OF THE SERVICES OF ONE OR MORE OF THE CYBEAR GROUP'S KEY PERSONNEL COULD DISRUPT ITS OPERATIONS AND DAMAGE ITS ABILITY TO GROW ITS BUSINESS

         The Cybear Group's performance is substantially dependent on the continued services and on the performance of its executive officers and key employees, many of whom have worked together for only a short period of time. Particularly in light of the Cybear Group's relatively early stage of development, it is dependent on retaining and motivating highly qualified personnel, especially its senior management. The loss of the services of Edward
E. Goldman, M.D., its chief executive officer, Timothy Nolan, its president and chief operating officer, or other executive officers and key employees could have a material adverse effect on its business, results of operations or financial condition. The Cybear Group does not have "key person" life insurance policies on any of its executive officers or key employees.

         THE CYBEAR GROUP'S ABILITY TO IMPLEMENT ITS BUSINESS PLAN DEPENDS ON ITS ABILITY TO ATTRACT AND RETAIN KEY PERSONNEL TO IMPLEMENT ITS BUSINESS PLAN

         The Cybear Group needs to attract and retain highly qualified technical, sales, customer service and managerial personnel in order to implement its business plan. The Cybear Group particularly needs these personnel to continue product development and marketing. Competition for personnel in these areas is intense, and the Cybear Group cannot guarantee that it will be able to attract or retain a sufficient number of highly qualified employees in the future. If the Cybear Group is unable to hire and retain personnel in key positions, its business, financial condition and operating results could be materially adversely affected.

         THE CYBEAR GROUP'S INABILITY TO PROTECT ITS INTELLECTUAL PROPERTY COULD ADVERSELY IMPACT THE ACCEPTANCE OF THE DR.CYBEAR PRODUCT AND ITS FINANCIAL CONDITION

         The Cybear Group regards its copyrights, trademarks, trade secrets including methodologies, practices and tools and other intellectual property rights as critical to its success. To protect the Cybear Group's rights in these various forms of intellectual property, it relies on a combination of patent, trademark and copyright law, trade secret protection and confidentiality agreements and other contractual arrangements with its employees, affiliates, clients, strategic partners, acquisition targets and others. The Cybear Group's inability to protect its intellectual property adequately could have a material adverse effect on the acceptance of the dr.cybear brand and on its business, financial condition and operating results.

         The Cybear Group cannot guarantee that its actions to protect its proprietary rights will be adequate, that third parties will not infringe or misappropriate intellectual property, or that it will be able to detect unauthorized use of its intellectual property and take appropriate steps to enforce its rights. It is possible that the Cybear Group's competitors or others will adopt product or service names similar to its, thereby impeding its ability to build brand identity and possibly leading to customer confusion. Moreover, because domain names derive value from the individual's ability to remember these names, the Cybear Group cannot guarantee that its domain name will not lose its value if, for example, users begin to rely on mechanisms other than domain names to access online resources. In addition, the Cybear Group cannot guarantee that other parties will not assert infringement claims against it.

         Litigation, whether to enforce or defend the Cybear Group's intellectual property rights, would divert management resources, be expensive and may not effectively enable it to protect its intellectual property.

         THE CYBEAR GROUP'S GROWTH MIGHT BE LIMITED IF ITS INTERNET ACTIVITIES BECOME SUBJECT TO SALES OR OTHER TAXES

         The tax treatment of the Internet and e-commerce is currently unsettled. A number of proposals have been made at the federal, state and local level and by certain foreign governments that could impose taxes on the sale of goods and services and certain other Internet activities. A recently enacted law places a temporary moratorium on creating new types of state and local taxation on Internet commerce. The Cybear Group cannot predict the effect of current attempts at taxing or regulating commerce over the Internet. Any legislation that substantially impairs the growth of e-commerce could have a material adverse effect on the Cybear Group's business, financial condition and operating results.

         GOVERNMENT REGULATION OF INTERNET COMMUNICATIONS MAY ADVERSELY IMPACT THE CYBEAR GROUP'S BUSINESS

         The Cybear Group could become subject to regulation by the Federal Communications Commission or another regulatory agency as a provider of basic telecommunications services. Changes in the regulatory environment relating to the application of access charges and other support payments to Internet and Internet telephony providers, regulation of Internet services, including Internet telephony, and other regulatory changes that directly or indirectly affect costs imposed on Internet or Internet telephony providers, telecommunications costs or increase in the likelihood or scope of competition, could make its communications infrastructure more expensive to operate and have a material adverse impact on its business and financial condition.

         GOVERNMENT REGULATION OF HEALTHCARE MAY ADVERSELY IMPACT THE CYBEAR GROUP'S BUSINESS

         The impact of regulatory developments in the healthcare industry is complex and difficult to predict, and the Cybear Group cannot guarantee that it will not be materially adversely affected by existing or new regulatory requirements or interpretations. Participants in the healthcare industry are subject to extensive and frequently changing regulation under numerous laws administered by governmental entities at the federal, state and local levels. Many current laws and regulations, when enacted, did not anticipate the methods of healthcare communication that the Cybear Group is developing. The Cybear Group believes, however, that these laws and regulations may nonetheless be applied to its healthcare communications business. Accordingly, the Cybear Group's healthcare communications business may be affected by current regulations as well as future regulations specifically targeted to this new segment of the healthcare industry.

         Current laws and regulations that may affect the healthcare communications business include:

         o the regulation of confidential patient medical record information;

         o laws relating to the electronic transmission of prescriptions from physicians' offices to pharmacies;

         o regulations governing the use of software applications in the diagnosis, cure, treatment, mitigation or prevention of disease; and

         o laws or regulations relating to the relationships between or among healthcare providers.

         There may also be future legislation and regulation in these areas, both at the state and federal level.

RISKS RELATED TO ANDRX GROUP COMMON STOCK

         ANDRX'S BUSINESS IS SUBJECT TO SUBSTANTIAL LITIGATION WHICH COULD EXPOSE ANDRX TO UNFAVORABLE CLAIMS

         Andrx has and continues to face substantial patent infringement litigation with respect to the manufacture, use and sale of Andrx's products. To date, actions have been filed against Andrx in connection with substantially all of the ANDAs Andrx has filed containing certifications relating to infringement, validity or enforceability of patents. In these applications, Andrx has certified that it believes an unexpired patent which is listed with the FDA and covers the brand name product will not be infringed by Andrx's product and/or is invalid or unenforceable. Andrx anticipates that additional actions may be filed as Andrx or its collaborative partners file additional ANDAs. Patent litigation may also be brought against Andrx in connection with certain NDA products that Andrx may pursue. The outcome of this type of litigation is difficult to predict because of the uncertainties inherent in patent litigation. Prior to filing an ANDA or NDA, Andrx evaluates the probability of patent infringement litigation on a case-by-case basis and has reserved for the estimated patent infringement litigation costs relating to litigation. Andrx's business and financial results could be materially harmed by the delays in marketing its products as a result of litigation, an unfavorable outcome in any litigation or the expense of litigation whether or not it is successful.

         ANDRX IS SUBJECT TO ANTITRUST LITIGATION AND AN FTC ADMINISTRATIVE PROCEEDING RELATING TO A STIPULATION ANDRX ENTERED INTO WITH AVENTIS AND ITS AFFILIATES WHICH, IF ADVERSELY DETERMINED, WOULD HARM ANDRX'S BUSINESS AND FINANCIAL RESULTS

         Putative class actions and individual actions have been filed against Andrx in a number of state and federal courts. In each of these suits, Aventis S.A., formerly Hoechst Marion Roussel, Inc., and some of its affiliates, have been named as co-defendants. Andrx entered into a stipulation and agreement with Aventis pursuant to which the parties agreed to maintain the status quo during the patent infringement litigation that Aventis brought against Andrx. In the stipulation, Andrx agreed not to commence marketing its bioequivalent version of Cardizem CD until the earlier of final resolution of the Aventis litigation or certain dates specified in the stipulation in exchange for the right to obtain a license to the relevant Aventis' patents in the event Andrx lost the patent infringement litigation or if other events occurred as well as payments made by Aventis to Andrx, among other things. The complaint in each of the class actions alleges that Aventis alone and Aventis along with Andrx, by way of the stipulation, engaged in antitrust and other statutory and common law violations which allegedly have, and other things, given Aventis and Andrx a monopoly in the U.S. market for Cardizem CD and a bioequivalent version of that pharmaceutical product or otherwise restrained trade. The complaints in each of the class actions seek compensatory damages on behalf of each class member in an unspecified amount and, in some cases, treble damages, as well as costs and counsel fees, disgorgement, injunctive relief and other remedies.

         On May 11, 2000, the United States District Court for the Eastern District of Michigan denied Andrx's and Aventis' motions to dismiss the consolidated class action and other complaints pending before this court, which is handling the multi-district litigation challenging the stipulation. The motions to dismiss were premised upon legal arguments as to why the causes of action asserted by the various claimants are legally inadequate. In denying the motions, the court was required to assume the truth of the claimant's factual allegations and rejected Andrx's view of certain aspects of state and federal law upon which Andrx's defenses are premised. Andrx and Aventis will now be required to continue to submit to discovery and make a substantive response to the factual allegations of each of the consolidated complaints. The court's interpretation of the applicable law, with which Andrx disagrees, may make Andrx's defense of the allegations more difficult.

         In addition, on March 16, 2000, Andrx was named as a respondent by the FTC in an administrative action seeking a cease and desist order against future agreements similar to the stipulation and other remedies. The complaint in the administrative proceeding does not seek any monetary remedies from Andrx of any kind.

         An adverse outcome in the class actions, individual actions and FTC administrative action or the expense to Andrx of defending such actions, whether or not there is an adverse outcome, could materially harm Andrx's business and financial results.

         ANDRX ONLY HAS A LIMITED NUMBER OF COMMERCIALIZED PRODUCTS AND THESE AND OTHER PRODUCTS TYPICALLY HAVE DECLINING REVENUES OVER THEIR PRODUCT LIFE

         To date, the FDA has approved or tentatively approved the ANDAs for six of Andrx's products and Andrx has commenced marketing only four of these (including the two ANCIRC products). Andrx cannot assure you that its products under development or products submitted to the FDA will be approved by the FDA or other regulatory authorities or that Andrx's development efforts will be successfully completed. Andrx's future results of operations will depend significantly upon Andrx's ability to develop and market new pharmaceutical products and our existing ones. Andrx's operating results may vary significantly on an annual or quarterly basis depending on the timing of, and Andrx's ability to obtain, FDA approvals for such new products. Newly introduced bioequivalent pharmaceuticals with limited or no competition are typically sold at higher selling prices, often resulting in higher gross profit margins. As competition from other manufacturers intensifies, selling prices and gross profit margins typically decline, which has been our experience with our existing products. The timing of Andrx's future operating results may also be affected by a variety of additional factors, including the results of future patent challenges and the market acceptance of Andrx's new products.

         THE STRINGENT GOVERNMENTAL REGULATION IN ANDRX'S BUSINESS SUBJECTS ANDRX TO A COSTLY AND TIME CONSUMING APPROVAL PROCESS FOR ANDRX'S PRODUCTS

         Drug manufacturers are required to obtain FDA approval before marketing their new drug product candidates. The FDA approval requirements are costly and time consuming. Andrx cannot assure you that its bioequivalence or clinical studies and other data will result in FDA approval to market Andrx's new drug products. Andrx believes that the FDA's abbreviated new drug application procedures will apply to its bioequivalent versions of controlled-release drugs. Andrx cannot assure you that any of its bioequivalent versions of controlled-release drugs will be suitable for, or approved as part of, abbreviated applications. Moreover, once a drug is approved (under either procedure) Andrx cannot assure you that it will not have to withdraw such product from the market if it is not manufactured in accordance with FDA standards or Andrx's own internal standards.

         Some abbreviated application procedures for bioequivalent controlled-release drugs and other products are presently the subject of petitions filed by brand name drug manufacturers, which seek changes from the FDA in the approval requirements for particular bioequivalent drugs. Andrx cannot predict at this time whether the FDA will make any changes to its abbreviated application requirements as a result of these petitions or the effect that any changes may have on Andrx. Any changes in FDA regulations or policies may make abbreviated application approvals more difficult and thus may materially harm its business and financial results.

         In order to market a new drug that does not qualify for the FDA's abbreviated application procedures, Andrx must conduct extensive clinical trials to demonstrate product safety and efficacy and submit an NDA. The process of completing clinical trials and preparing an NDA may take several years and requires substantial resources. Andrx has never submitted an NDA. Andrx cannot assure you that its studies and filings will result in FDA approval to market its new drug products or the timing of any approval.

         Patent certification requirements for bioequivalent controlled-release drugs and for some new drugs could also result in significant delays in obtaining FDA approval if patent infringement litigation is initiated by the holder or holders of the brand name patents. Delays in obtaining FDA approval of abbreviated applications and some new drug applications can also result from a marketing exclusivity period and/or an extension of patent terms.

         PROPOSED FDA REGULATIONS AND RECENT FDA GUIDELINES MAY RESULT IN ANDRX'S BIOEQUIVALENT PRODUCTS NOT BEING ABLE TO FULLY UTILIZE THE 180-DAY MARKETING EXCLUSIVITY PERIOD

         In August 1999, the FDA proposed to amend its regulations relating to 180-day marketing exclusivity for which certain bioequivalent drugs may qualify. Andrx cannot predict whether or what changes the FDA may make to its regulations. In March 2000, the FDA issued new guidelines regarding the timing of approval of ANDAs following a court decision in patent infringement actions and the start of the 180-day marketing exclusivity period provided for in the Waxman-Hatch amendments applicable to generic pharmaceuticals. These guidelines could result in Andrx not being able to utilize all or any portion of the 180-day marketing exclusivity period on ANDA products Andrx was first to file on, depending on the timing of court decisions in patent litigation. Andrx is unable to predict what impact, if any, the FDA's new guidelines may have on Andrx's business or financial condition.

         ANDRX FACES UNCERTAINTIES RELATED TO CLINICAL TRIALS WHICH COULD RESULT IN DELAYS IN PRODUCT DEVELOPMENT AND COMMERCIALIZATION

         Prior to seeking FDA approval for the commercial sale of brand name controlled-release formulations under development, Andrx must demonstrate through clinical trials that these products are safe and effective for use. Andrx has limited experience in conducting and supervising clinical trials. There are a number of difficulties associated with clinical trials. The results of these clinical trials may not be indicative of results that would be obtained from large-scale testing. Clinical trials are often conducted with patients having advanced stages of disease and, as a result, during the course of treatment these patients can die or suffer adverse medical effects for reasons that may not be related to the pharmaceutical agents being tested, but which nevertheless, affect the clinical trial results. Moreover, Andrx cannot assure you that its clinical trials will demonstrate sufficient safety and efficacy to obtain FDA approval. A number of companies in the pharmaceutical industry have suffered significant setbacks in advanced clinical trials even after promising results in pre-clinical studies. These failures have often resulted in decreases in stock prices. If any of Andrx's products under development are not shown to be safe and effective in clinical trials, Andrx's business and financial results could be materially harmed by any resulting delays in developing other compounds and conducting related clinical trials.

         RESTRICTIVE FDA REGULATIONS GOVERN THE MANUFACTURING AND DISTRIBUTION OF ANDRX'S PRODUCTS

         The FDA also regulates the development, manufacture, distribution, labeling and promotion of prescription drugs, requires that certain records be kept and reports be made, mandates registration of drug manufacturers and listing of their products and has the authority to inspect manufacturing facilities for compliance with Current Good Manufacturing Practices, or cGMP, standards. As a wholesale distributor of bioequivalent pharmaceuticals manufactured by third parties, Andrx is subject to state licensure and other requirements pertaining to the wholesale distribution of prescription drugs. Andrx's business and financial results could be materially harmed by any failure to comply with licensing and other requirements.

         Other requirements exist for controlled drugs, such as narcotics, which are regulated by the U.S. Drug Enforcement Administration, or DEA, and comparable state-level agencies. Further, the FDA has the authority to withdraw approvals of previously approved drugs for cause, to request recalls of products, to bar companies and individuals from future drug application submissions and, through action in court, to seize products, institute criminal prosecution or close manufacturing plants in response to violations. The DEA has similar authority and may also pursue monetary penalties. Andrx's business and financial results could be materially harmed by these requirements or FDA or DEA actions.

         ANDRX HAS LIMITED MANUFACTURING CAPACITY AND NEEDS TO ACQUIRE OR BUILD ADDITIONAL CAPACITY FOR PRODUCTS IN ITS PIPELINE. ANDRX'S MANUFACTURING FACILITIES MUST COMPLY WITH STRINGENT FDA AND OTHER REGULATORY REQUIREMENTS

         Andrx has an approximately 35,000 square foot commercial manufacturing facility. This facility is currently being used to manufacture the bioequivalent versions of Dilacor XR and Cardizem CD. Although this facility is expected to be sufficient for these products and for Andrx's bioequivalent versions of Tiazac(R), Oruvail(R), Naprelan(R) and K-Dur(R), it will not be suitable for the manufacture of all of the products Andrx intends to develop and manufacture. Andrx will need to scale up its current manufacturing operations significantly. Andrx is in the process of expanding its facilities for manufacturing operations.

         In addition to obtaining the appropriate licenses and permits to build the new facilities, the new manufacturing facilities, once completed, will need to be in compliance with cGMP and inspected. Andrx cannot assure you that such permits, licenses and approvals will be obtained or, if obtained, obtained in time to manufacture additional products as they are approved. Andrx's facilities will be subject to periodic inspections by the FDA and Andrx cannot assure you that the facilities will continue to be in compliance with cGMP or other regulatory requirements. Failure to comply with such requirements could result in significant delays in the development, approval and distribution of Andrx's planned products, and may require Andrx to incur significant additional expense to comply with cGMP or other regulatory requirements. Andrx's business and financial results could be materially harmed by an adverse determination by the FDA as a result of any such inspection. Further, Andrx will depend on other companies to manufacture certain of the product candidates under development.

         The DEA also periodically inspects facilities for compliance with security, record keeping, and other requirements that govern controlled substances. Andrx's business and financial results could be materially harmed by an adverse determination by the DEA as a result of such inspection.

         IF ANDRX IS UNABLE TO MANAGE IS RAPID GROWTH, ITS BUSINESS WILL SUFFER

         Andrx has experienced rapid growth of its operations. This growth has required it to expand, upgrade and improve its administrative, operational and management systems, controls and resources. Andrx anticipates additional growth in connection with the expansion of its manufacturing operations, development of its brand products, its marketing and sales efforts for the products it develops, the development and manufacturing efforts for its products and Internet operations. If Andrx fails to manage growth effectively or to develop a successful marketing approach, its business and financial results will be materially harmed.

         ANDRX FACES INTENSE COMPETITION IN THE PHARMACEUTICAL INDUSTRY FROM BOTH BRAND-NAME AND BIOEQUIVALENT MANUFACTURERS, WHOLESALERS AND DISTRIBUTORS THAT COULD SEVERELY LIMIT ITS GROWTH

         The pharmaceutical industry is highly competitive and many of its competitors have longer operating histories and greater financial, research and development, marketing and other resources than Andrx. Andrx is subject to competition from numerous other entities that currently operate or intend to operate in the pharmaceutical industry, including companies that are engaged in the development of controlled-release drug delivery technologies and products and other manufacturers that may decide to undertake in-house development of these products. Andrx's bioequivalent products may be subject to competition from competing bioequivalent products marketed by the patent holder. In Andrx's pharmaceutical distribution business, Andrx competes with a number of large wholesalers and other distributors of pharmaceuticals. Andrx cannot assure you that it will be able to continue to compete successfully with these companies.

         ANDRX DEPENDS ON ITS PATENTS AND TRADE SECRETS AND ITS FUTURE SUCCESS IS DEPENDENT ON ITS ABILITY TO PROTECT THESE SECRETS AND NOT INFRINGE ON THE RIGHTS OF OTHERS

         Andrx believes that patent and trade secret protection is important to its business and that its future success will depend in part on its ability to obtain patents, maintain trade secret protection and operate without infringing on the rights of others. Andrx has been issued a number of U.S. patents and has filed additional U.S. and various foreign patent applications relating to its drug delivery technologies. Andrx expects to apply for additional U.S. and foreign patents in the future. The issuance of a patent is not conclusive as to its validity or as to the enforceable scope of the claims of the patent. Andrx cannot assure you that:

         o its patents or any future patents will prevent other companies from developing similar or functionally equivalent products or from successfully challenging the validity of its patents;

         o        any of its future processes or products will be patentable;

         o any pending or additional patents will be issued in any or all appropriate jurisdictions;

         o its processes or products will not infringe upon the patents of third parties; or

         o it will have the resources to defend against charges of patent infringement by third parties or to protect its own patent rights against infringement by third parties.

         Andrx's business and financial results could be materially harmed if Andrx fails to avoid infringement of the patent or proprietary rights of others or to protect its patent rights.

         Andrx also relies on trade secrets and proprietary knowledge, which Andrx generally seeks to protect by confidentiality and non-disclosure agreements with employees, consultants, licensees and pharmaceutical companies. Andrx cannot assure that these agreements will not be breached, that Andrx will have adequate remedies for any breach or that its trade secrets will not otherwise become known by competitors.

         ANDRX DEPENDS UPON MANAGEMENT AND KEY PERSONNEL AND DOES NOT HAVE EMPLOYMENT AGREEMENTS WITH THEM

         Andrx's success for the foreseeable future depends upon the services of Dr. Chih-Ming J. Chen, Co-Chairman and Chief Scientific Officer; Alan P. Cohen, Co-Chairman and Chief Executive Officer; and Dr. Elliot F. Hahn, President. Andrx does not have employment agreements with these individuals. Dr. Chen receives a 3.33% royalty on all sales of the bioequivalent version of Cardizem CD, regardless of his employment status. In addition, Andrx's success will depend in large part on its ability to attract and retain highly qualified scientific, technical and business personnel experienced in the development, manufacture and marketing of pharmaceuticals. Andrx's business and financial results would be materially harmed by the loss of the services of any of these three officers, or the inability to attract or retain qualified personnel.

         ANDRX WILL NEED AN EFFECTIVE SALES ORGANIZATION TO MARKET AND SELL ITS FUTURE BRAND PRODUCTS AND ANDRX'S FAILURE TO HAVE AN EFFECTIVE SALES ORGANIZATION MAY HARM ITS BUSINESS

         Andrx does not have a sales organization to market and sell its brand products that Andrx may develop or acquire. Andrx cannot assure you that prior to the time these products are available for commercial launch Andrx will be able to license its products to pharmaceutical companies with sales organizations, enter into a favorable co-promotion or contract sales arrangement, or recruit or acquire an effective sales organization. Andrx's inability to enter into satisfactory sales and marketing arrangements in the future may materially harm its business and financial results. Andrx may have to rely on collaborative partners to market its products. These partners may not have the same interests as Andrx in marketing the products and Andrx may lose control over the sales of these products.

         DECREASES IN HEALTHCARE REIMBURSEMENTS COULD LIMIT ANDRX'S ABILITY TO SELL ITS PRODUCTS OR DECREASE ITS REVENUES

         Andrx's ability to maintain profitability in its distribution business or to commercialize its product candidates depends in part on the extent to which reimbursement for the cost of pharmaceuticals will be available from government health administration agencies, private health insurers and other organizations. In addition, third party payors are attempting to control costs by limiting the level of reimbursement for medical products, including pharmaceuticals, which may adversely affect the pricing of Andrx's product candidates. Moreover, healthcare reform has been, and may continue to be, an area of national and state focus, which could result in the adoption of measures which could adversely affect the pricing of pharmaceuticals or the amount of reimbursement available from third party payors. Andrx cannot assure you that healthcare providers, patients or third party payors will accept and pay for Andrx's pharmaceuticals. In addition, there is no guarantee that healthcare reimbursement laws or policies will not materially harm Andrx's ability to sell its products profitably or prevent Andrx from realizing an appropriate return on Andrx's investment in product development.

         ANDRX MAY BE SUBJECT TO PRODUCT LIABILITY CLAIMS AND IT MAY NOT HAVE ADEQUATE INSURANCE

         The design, development and manufacture of Andrx's products or the products it distributes involve a risk of product liability claims. Andrx has obtained product liability insurance and believes that it is adequate for its current operations, but may seek to increase its coverage prior to the commercial introduction of its new product candidates. Andrx cannot assure you that the coverage limits of its insurance will be sufficient to cover potential claims. Product liability insurance is expensive and difficult to obtain and may not be available in the future on acceptable terms or in sufficient amounts, if available at all. Andrx's business and financial results could be materially harmed by a successful claim against it in excess of its insurance coverage.

                    NOTE REGARDING FORWARD-LOOKING STATEMENTS

         We caution readers that certain important factors may affect our actual results and could cause such results to differ materially from any forward-looking statements which may be deemed to have been made in this Joint Proxy Statement/Prospectus or which are otherwise made by us or on our behalf. For this purpose, any statements contained in this prospectus that are not statements of historical fact may be deemed to be forward-looking statements. Without limiting the generality of the foregoing, words such as "may", "will", "expect", "believe", "anticipate", "intend", "could", "would", "estimate", or "continue" or the negative other variations thereof or comparable terminology are intended to identify forward-looking statements. Factors which may affect our results include, but are not limited to, the risks and uncertainties of being a company which has only commercialized a few products, relies on new technologies, has limited manufacturing experience, faces current and potential competitors with significant technical and marketing resources, needs future capital and depends on collaborative partners and on key personnel. Andrx is also subject to the risks and uncertainties of being a drug delivery company, including changes in regulatory scheme, compliance with government regulations and patient infringement and other litigation. Additionally, Andrx is subject to risks and uncertainties of being a drug distribution company including, but not limited to, decreasing gross profits. In addition, Cybear is subject to the risks and uncertainties of an early development stage Internet company including, but not limited to, limited operating history, uncertainty or market acceptance, changes in technology, operating losses, and dependence on the adoption of the Internet by the healthcare industry. Andrx and Cybear are also subject to other risks detailed herein or detailed from time to time in our filings with the SEC.


                       WHERE YOU CAN FIND MORE INFORMATION

         Andrx files annual, quarterly and special reports, proxy statements and other information with the SEC. Our SEC filings are available to the public over the Internet at the SEC's web site at http://www.sec.gov. You may also read and copy any document we file at the SEC's public reference room at 450 Fifth Street, N.W. Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information about the public reference room.

         The SEC allows us to "incorporate by reference" the information we file with it, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is an important part of this proxy statement, and information that we file later with the SEC will automatically update and supersede this information.

         We incorporate by reference our documents listed below and any future filings we make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 until the annual meeting:

         o Annual Report on Form 10-K for the fiscal year ended December 31, 1999 of Andrx Corporation, and

         o Quarterly Report on Form 10-Q for the quarter ended March 31, 2000 of Andrx Corporation.

         You should rely only on the information incorporated by reference or provided in this proxy statement. We have not authorized anyone else to provide you with different information. You should not assume that the information in this proxy statement is accurate as of any date other than the date on the front of this document.

                           THE STOCKHOLDERS' MEETINGS


         We are furnishing this document to the stockholders of Andrx and Cybear in connection with the solicitation of proxies by Andrx's board of directors at an annual meeting of its stockholders and by Cybear's board of directors at a special meeting of its stockholders, and at any adjournments or postponements of either meeting.

THE ANDRX ANNUAL MEETING

WHERE AND WHEN THE ANDRX ANNUAL MEETING WILL BE HELD

         The Andrx annual meeting will be held at the Fort Lauderdale Airport Hilton, 1870 Griffin Road, Dania, Florida 33004 on July ____, 2000 starting at 9:00 a.m., local time.

WHAT WILL BE VOTED UPON

         At the Andrx annual meeting, Andrx stockholders will consider and vote upon the proposal to approve the reorganization, elect directors, approve the 2000 Stock Option Plan and ratify the appointment of accountants.

ONLY ANDRX STOCKHOLDERS OF RECORD ON JUNE ____, 2000 ARE ENTITLED TO VOTE

         The only outstanding voting securities of Andrx are shares of Andrx common stock. Only holders of record of Andrx common stock on the record date are entitled to notice of and to vote at the Andrx annual meeting. Each holder of record, as of the record date, of Andrx common stock is entitled to cast one vote per share on each matter.

         On the Andrx record date, there were _____________ shares of Andrx common stock outstanding and entitled to vote at the Andrx annual meeting, held by approximately _________ Andrx stockholders of record.

VOTE REQUIRED FOR APPROVAL

         The favorable vote of a majority of all outstanding shares on the record date entitled to vote at the Andrx annual meeting is required to approve the reorganization. The favorable vote of a majority of the outstanding shares voting at the Andrx annual meeting is required to approve the other matters.

         On the record date, the directors and executive officers of Andrx and their affiliates beneficially owned and were entitled to vote approximately ___________ shares of Andrx common stock, or approximately ____ percent of the Andrx common stock outstanding on the record date. Alan P. Cohen, Andrx's Co-Chairman of the board of directors and Chief Executive Officer, Dr. Chih-Ming
J. Chen, Co-Chairman of the board of directors and Chief Scientific Officer, and Dr. Elliot F. Hahn, President and a director, have all entered into an agreement to vote in favor of the reorganization. Together they beneficially own ______ shares of Andrx common stock or ____% of the outstanding common stock.

THE CYBEAR SPECIAL MEETING

WHERE AND WHEN THE CYBEAR SPECIAL MEETING WILL BE HELD

         The Cybear special meeting will be held at the Fort Lauderdale Airport Hilton, 1870 Griffin Road, Dania, Florida 33004 on July ____, 2000 starting at 10:00 a.m., local time.

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WHAT WILL BE VOTED UPON

         At the Cybear special meeting, Cybear stockholders will consider and vote upon a proposal to approve the reorganization.

ONLY CYBEAR STOCKHOLDERS OF RECORD ON JUNE ____, 2000 ARE ENTITLED TO VOTE

         Currently, the only outstanding voting securities of Cybear are shares of Cybear common stock. Only holders of record of Cybear common stock on the Cybear record date are entitled to notice of and vote at the Cybear special meeting. Each holder of record, as of the record date, of Cybear common stock, including Andrx, is entitled to cast one vote per share on the reorganization proposal.

         On the record date, there were ___________ shares of Cybear common stock outstanding and entitled to vote at the Cybear special meeting. These outstanding shares are held by approximately _____ Cybear stockholders of record. Andrx holds an aggregate of _________ shares of Cybear common stock and intends to vote for the reorganization.

VOTE REQUIRED FOR APPROVAL

         The favorable vote of a majority of the shares of Cybear common stock outstanding on the Cybear record date is required for approval, provided a majority of the shares of Cybear common stock not held by Andrx do not vote against the reorganization. Because Andrx intends to vote for the reorganization, this proposal will be approved by the Cybear stockholders unless a majority of the shares not held by Andrx are voted against the reorganization.

         On the Cybear record date, the directors and executive officers of Cybear and their affiliates beneficially owned and were entitled to vote ___________ shares of Cybear common stock, or approximately _____ percent of the shares of Cybear common stock outstanding on the Cybear record date, and Andrx and the directors of Cybear designated by Andrx beneficially owned and were entitled to vote ____________ shares of Cybear common stock, or approximately ____ percent of the shares of Cybear common stock outstanding on the record date. Dr. Edward E. Goldman, Cybear's CEO and John Klein, Cybear's Chairman of the Board, have entered into an agreement to vote in favor of the reorganization. Together they beneficially own _____ shares of Cybear common stock or ____% of the outstanding common stock.

VOTING OF PROXIES

         All shares of Andrx common stock and shares of Cybear common stock represented by proxies properly received prior to or at the Andrx annual meeting or the Cybear special meeting, as the case may be, and not revoked, will be voted in accordance with the instructions indicated in such proxies. If stockholders do not indicate any instructions on a properly executed and returned proxy, that proxy will be voted FOR the approval of the reorganization.

         If any other matters are properly presented at the Andrx annual meeting, in the case of the Andrx stockholders, or the Cybear special meeting, in the case of the Cybear stockholders, for consideration, the persons named in the enclosed form of proxy, and acting under that proxy, will have discretion to vote on such matters in accordance with their best judgment, unless authorization to use that discretion is withheld. If a proposal to adjourn the Andrx annual meeting or the Cybear special meeting is properly presented, the persons named in the enclosed form of proxy will not have discretion to vote shares voted against any of the proposals related to the approval of the reorganization in favor of the adjournment proposal. Neither Andrx nor Cybear is aware of any matters expected to be presented at its meeting other than as described in its notice of its meeting.

         Any proxy given pursuant to this solicitation may be revoked by the person giving it at any time before it is voted. Proxies may be revoked by:

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         o        filing, including by telegram or telecopy, with the Secretary of Andrx or the Secretary of Cybear, as the case may be, before taking the vote at the meeting, a written notice of revocation bearing a later date than the date of the proxy or a later-dated proxy relating to the same shares;

         o voting by telephone before taking the vote at the meeting which will serve to revoke any prior telephone vote;

         o        by the Internet; or

         o        attending the meeting and voting in person.

         In order to vote in person at either the Andrx annual meeting or the Cybear special meeting, the Andrx stockholders and Cybear stockholders must attend the meeting and cast their votes in accordance with the voting procedures established for the meeting. Attendance at a meeting will not in and of itself constitute a revocation of a proxy. Any written notice of revocation or subsequent proxy must be sent so as to be delivered at or before the taking of the vote at the applicable meeting as follows:

         o in the case of the Andrx stockholders, to Andrx Corporation, 4001 Southwest 47th Avenue, Fort Lauderdale, Florida 33314,
                  Telecopy: (954) 792-1034, Attention: Secretary; and

         o in the case of Cybear stockholders, to Cybear Inc., 5000 Blue Lake Drive Suite 200, Boca Raton, Florida 33431, Telecopy:
                  (954) 792-1034, Attention: Secretary.

         Andrx and Cybear stockholders may use a toll-free telephone number to vote their shares. The enclosed proxy card contains the specific instructions to be followed by Andrx and Cybear stockholders for telephone voting. Andrx and Cybear stockholders whose shares are held in the name of a bank or broker should follow the voting instructions provided by the bank or broker. The availability of telephone voting will depend on the voting processes of the bank or broker.

         Andrx and Cybear stockholders may submit a proxy by Internet in lieu of returning an executed proxy card. In order to use this voting service, Andrx and Cybear stockholders should log into their company's voting web site and follow the instructions. Andrx's voting web site can be found at www.__________.com, while Cybear's voting web site can be found at www._________.com. The enclosed proxy card also contains instructions for Internet voting. The availability of Internet voting to Andrx and Cybear stockholders whose shares are held in the name of a bank or broker will depend on the voting processes of the bank or broker.

         Andrx and Cybear stockholders who require assistance in changing or revoking a proxy should contact the person at the address or phone number provided in this document under the caption "Who Can Help Answer Your Questions."

         Approval of the reorganization requires (1) a favorable vote of the majority of all outstanding shares of Cybear common stock and (2) a majority of the publicly held shares of Cybear common stock shall not have affirmatively voted against the reorganization. An abstention will have the effect of a vote against the reorganization for purposes of the requirements specified in item
(1) above. However, it will not be counted as a vote against the reorganization for purposes of requirement (2) above.

         Since the favorable vote of holders of a majority of the outstanding shares of Andrx common stock entitled to vote at the Andrx annual meeting is required for Andrx's stockholders to approve the reorganization, an Andrx proxy marked "ABSTAIN" with respect to the reorganization or a failure of an Andrx stockholder to return a proxy will have the effect of a vote against the reorganization. Since the favorable vote of holders of a majority of the outstanding shares of Andrx's common stock voting at the Andrx annual meeting is required to approve the other proposals, a proxy marked "ABSTAIN" with respect to the other proposals or a failure to return a proxy will have no effect on the voting.

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         The failure of an Andrx or Cybear stockholder to return a proxy will have the effect of not being counted for purposes of determining the presence of a quorum.

         Under applicable rules, brokers who hold shares in street name for customers have the authority to vote on some routine proposals when they have not received instructions from beneficial owners. Under applicable rules, these brokers are precluded from exercising their voting discretion with respect to the approval and adoption of non-routine matters like the reorganization and adoption of the 2000 Stock Option Plan, and, thus, absent specific instructions from the beneficial owner of shares held in street name, brokers are not empowered to vote these shares with respect to the approval and adoption of the reorganization, i.e., broker non-votes. Therefore, a broker non vote will not be counted for purposes of determining the presence of a quorum, but it will otherwise have the same effect as an abstention.

         It is the policy of both Andrx and Cybear to keep confidential proxy cards, ballots and voting tabulations that identify individual stockholders, except where disclosure is mandated by law and in other limited circumstances.

         The cost of solicitation of proxies will be paid by Andrx for the Andrx proxies and by Cybear for Cybear proxies. In addition to solicitation by mail, arrangements will be made with brokerage houses and other custodians, nominees and fiduciaries to send the proxy materials to beneficial owners, and Andrx or Cybear, as the case may be, will, upon request, reimburse those brokerage houses and custodians for their reasonable expenses in so doing. Andrx and Cybear may retain a proxy solicitor to aid in the solicitation of proxies and to verify records related to the solicitations. Each proxy solicitor will receive customary fees and expense reimbursement for their services. To the extent necessary in order to ensure sufficient representation at its meeting, Andrx or Cybear may request by telephone or telegram the return of proxy cards. The extent to which this will be necessary depends entirely upon how promptly proxies are received. We urge stockholders to vote proxies without delay.

         Andrx and Cybear stockholders should not send in any stock certificates with their proxy cards. A transmittal form with instructions for the surrender of certificates representing shares of Andrx or Cybear common stock will be mailed to the Andrx and Cybear stockholders as soon as practicable after the consummation of the reorganization.

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                               THE REORGANIZATION

DESCRIPTION OF THE REORGANIZATION

         Andrx and Cybear entered into an agreement and plan of merger and reorganization, or the reorganization agreement, in March 2000. As part of the reorganization, a new holding company, Andrx Corporation, will be created under Delaware law. All of the outstanding shares of Cybear and Andrx common stock will be acquired by the holding company and two new classes of common stock of the holding company will be created, "Andrx Group Common Stock," to reflect the performance of the Andrx Group and the "Cybear Group Common Stock," to reflect the performance of the Cybear Group. The boards of directors of Andrx and Cybear believe that the reorganization should provide benefits to both Andrx and Cybear. The reorganization should be tax-free to Andrx, Cybear and their stockholders, except with respect to the sale of fractional shares received by Andrx stockholders.

         Andrx and Cybear stockholders need to consider and vote on the reorganization under which:

         o Andrx and Cybear will each merge with a separate subsidiary of Andrx Corporation;

         o each outstanding share of Andrx common stock will be automatically converted in the merger into one share of Andrx Group Common Stock and .1493 of a share of Cybear Group Common Stock; and

         o each outstanding share of Cybear common stock will be automatically converted in the merger into one share of Cybear Group Common Stock.

         A vote approving the reorganization will also constitute adoption of the reorganization agreement governing the reorganization. Accordingly, Andrx and Cybear stockholders should carefully read the reorganization agreement, which is attached to this joint proxy statement/prospectus as Annex A.

         If the reorganization is implemented, Andrx and Cybear will become wholly owned subsidiaries of Andrx Corporation, which will initially own no assets other than the stock of Andrx and Cybear. In addition, the rights of Andrx stockholders will cease to be governed by Florida law and the existing articles of incorporation and by-laws. Instead, the rights of Andrx stockholders will be governed by Delaware law and a new certificate of incorporation and bylaws of Andrx Corporation which are part of the reorganization agreement. The certificate of incorporation also contains the terms of the Andrx Group Common Stock and the Cybear Group Common Stock and is attached to this joint proxy statement/prospectus. Accordingly, Andrx stockholders should also carefully read the certificate of incorporation.

         IF THE REORGANIZATION IS NOT APPROVED, THE REORGANIZATION WILL NOT BE CONSUMMATED AND THE EXISTING ANDRX COMMON STOCK WILL NOT BE CONVERTED INTO ANDRX GROUP COMMON STOCK AND CYBEAR GROUP COMMON STOCK AND THE CYBEAR COMMON STOCK WILL NOT BE CONVERTED INTO CYBEAR GROUP COMMON STOCK.

         If the reorganization is approved, Andrx and Cybear plan to implement the reorganization by filing a certificate of merger with the Secretary of State of Delaware and the State of Florida. Andrx and Cybear presently anticipate that these filings will be made as soon as possible after their meetings. All state and federal regulatory approvals required for the consummation of the reorganization have been obtained.

         The board of directors of Andrx and Cybear may terminate the reorganization agreement and not implement the reorganization for certain reasons at any time prior to the effective time of the reorganization, either before or after stockholder approval. In addition, the reorganization agreement may be amended prior to the effective time of the reorganization. However, the reorganization agreement may not be amended after the reorganization has been approved if, in the judgment of the board of directors of Andrx or Cybear, as the case may be, the amendment would have a material adverse effect on the rights of its stockholders.

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BACKGROUND OF THE REORGANIZATION

         In pursuing their strategies for enhancing stockholder value, each of Andrx and Cybear regularly consider strategic opportunities, joint ventures, acquisitions and other strategic alliances.

         During discussions throughout the second half of 1999, Andrx and Cybear determined that stockholder value of both Andrx and Cybear could be further enhanced by Andrx acquiring all of the outstanding shares of Cybear not already owned by Andrx. On October 14, 1999, Andrx retained Credit Suisse First Boston Corporation, or CSFB, to act as its financial advisor for a proposed reorganization. In December 1999, the Andrx board of directors authorized management to make a proposal to Cybear. On December 20, 1999, Andrx's management delivered a proposal to Cybear. On December 21, 1999, Andrx announced that Andrx had sent Cybear a proposal for a potential transaction that would result in Andrx acquiring all of the outstanding shares of Cybear not already owned by Andrx and issuing a new class of Andrx common stock designed to track the performance of Cybear.

         On December 22, 1999, the Cybear board of directors met to consider the proposed transaction with Andrx. At this meeting, Cybear formed a special committee of independent directors consisting of Philip Gerbino, Ph.D. and Eric Moskow, M.D., both non-full-time-employee directors of Cybear and both not employed by or otherwise affiliated with Andrx. On January 5, 2000, the special committee retained Berman Wolfe Rennert Vogel & Mandler, P.A., or BWRV&M, as legal counsel and SG Cowen as financial advisor.

         On February 1, 2000 representatives of SG Cowen reviewed with the special committee an overview of various aspects of the proposed transaction structure, including a review of businesses and assets that were proposed to be attributed to the new class of Andrx common stock, and a preliminary analysis of a number of valuation metrics applicable to the potential transaction based upon materials previously distributed to the board. Representatives of BWRV&M also reviewed with the special committee the proposed terms of the new class of Andrx common stock and a number of the other terms and conditions of the proposed transaction. The special committee discussed the proposal with a specific focus on the adequacy of the proposed exchange ratios in light of the fact that some stockholder rights may be reduced as a result of the establishment of a tracking stock, and the differences in valuation between e-commerce companies and pharmaceutical companies. Further, at this February 1, 2000 meeting, the special committee discussed with its advisors issues related to tracking stocks. The special committee recommended that Cybear's management, in consultation with its financial, accounting and legal advisors, continue to negotiate the terms and conditions of a proposed transaction with Andrx in an effort to both increase the premium on the exchange ratios and improve the rights being offered to the holders of the Cybear Group Common Stock.

         On February 3, 2000, Andrx management, CSFB and Broad and Cassel, Andrx's legal advisor, met to discuss the status of the progress of the discussions with Cybear.

         On February 4, 2000, Andrx, together with CSFB and Broad and Cassel, and Cybear, together with SG Cowen and BWRV&M, met to discuss the proposed transaction. At this meeting, the parties discussed the material terms of the reorganization, including the exchange ratios and the rights of holders of the Cybear Group Common Stock with respect to voting, conversion and liquidation and their rights upon a sale of the Cybear Group. Furthermore, Cybear requested that it be permitted to designate one member to the Andrx board of directors and that the reorganization approval mechanism for Cybear stockholders be a majority of the outstanding shares of Cybear common stock provided, that a majority of the outstanding shares of Cybear common stock held by stockholders other than Andrx do not vote against the reorganization.

         Between February 4, 2000 and March 22, 2000, Andrx and the special committee, together with their legal and financial advisors, continued their legal and financial due diligence and negotiation of the terms and conditions of the proposed transaction, the reorganization agreement and the related documents. At this stage, the negotiations, in general, focused on the exchange ratios, the terms of the Cybear Group Common Stock, the governance of Cybear following the reorganization and the inter-group arrangements between Andrx and Cybear.

         On February 6, 2000, Eric Moskow, M.D. became employed on a full-time basis as the Executive Vice President of Market Development of Cybear and resigned as a member of the special committee.

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         On February 10, 2000, the special committee retained Sam Barker, Ph.D.
as a consultant to assist the special committee in its review of the reorganization. Prior to his retirement, Dr. Barker was Executive Vice President
- Marketing and Strategy and President of the U.S. pharmaceutical business of Bristol-Myers Squibb.

         On March 22, 2000, Cybear's special committee met to consider the proposed transaction. At this meeting, Cybear management, along with its financial, accounting and legal advisors, updated the special committee on their due diligence investigations and reviewed the terms of the proposed transaction, based upon the proposed definitive reorganization agreement, the certificate of incorporation, the common stock policies and other materials previously circulated to the special committee. This meeting included a discussion of the material terms of the proposed transaction, the terms of the new class of Andrx common stock to be received by Cybear stockholders in the transaction, and the corporate governance, tax and accounting treatment of the contemplated transactions. In addition, representatives of SG Cowen made a presentation to the special committee regarding the valuation aspects of the proposed transaction. This presentation included the several analyses described under "Opinion of Cybear's Financial Advisor" below. Representatives of SG Cowen also delivered SG Cowen's opinion that the consideration to be received in the reorganization by the holders of Cybear common stock, other than Andrx, is fair to the holders from a financial point of view. This meeting concluded with the special committee voting to recommend that Cybear's board of directors approve the reorganization and the reorganization agreement and related documents and recommend that Cybear's board of directors approve the transaction and recommend that Cybear's stockholders adopt the reorganization agreement and approve the reorganization.

         On March 22, 2000, subsequent to the meeting of the special committee, Cybear's board of directors met with BWRV&M and SG Cowen by conference call to consider the proposed transaction and the related documents. At this March 22, 2000 Cybear board of directors meeting, Dr. Gerbino, on behalf of the special committee, delivered the report of the special committee and conveyed to the board that the special committee recommended that the board of directors approve the reorganization and recommend it for approval to the Cybear stockholders. After considering the report of the special committee and presentations from Cybear's management, financial and legal advisors, Cybear's board of directors unanimously approved the reorganization and the agreements and documents related thereto and unanimously voted to recommend to the Cybear stockholders to approve the reorganization.

         On March 23, 2000, Andrx's board of directors met with Broad and Cassel and CSFB by conference call to consider the proposed transaction and the related documents. After considering presentations from management and management's analysis of the proposed reorganization and the presentations of Andrx's legal and financial advisors, the board of directors unanimously approved the reorganization agreement and the related documents and voted to recommend that Andrx's stockholders approve the reorganization.

         Following the approvals by each of Andrx's board of directors and the Cybear board of directors, Cybear and Andrx entered into the reorganization agreement on March 23, 2000.

ANDRX'S REASONS FOR THE REORGANIZATION

         In reaching its decision to approve the reorganization and recommending that the Andrx stockholders approve the reorganization, the Andrx board of directors consulted with:

         o Its management regarding the business and financial condition of Cybear, trends and competitors in the Internet industry, its investigation of Cybear and the terms and other considerations in the proposed reorganization;

         o Its legal counsel regarding the proposed terms of the transaction and the obligations of the board of directors in its consideration of the proposed reorganization;

         o CSFB regarding the terms and structure of the proposed transaction; and

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         o        Its independent certified public accountants regarding the accounting and tax aspects of the proposed transaction.

         In reaching its conclusion that the reorganization was in the best interests of Andrx and its stockholders and in deciding to recommend that its stockholders approve the Andrx proposals, Andrx's board of directors considered the following information and factors:

         o The benefits of separating Cybear Group's operating results from those of the Andrx Group for financial reporting purposes;

         o Improvement in the liquidity for Cybear's publicly traded equity; and

         o Providing Cybear with a more viable currency for potential strategic acquisitions.

         In addition, the acquistion of Cybear should provide Andrx with certain potential tax consolidation advantages.

         In addition, the Andrx board of directors considered Andrx's strategic flexibility after implementation of the reorganization, including the ability to engage in mergers, acquisitions, divestitures, spin-offs, split-offs and other recombinations. The Andrx board of directors also considered other factors relating to the reorganization, including, among other things:

         o It is not expected that implementation of the reorganization should be taxable for United States federal income tax purposes to Andrx or its stockholders, except with respect to the sale of fractional shares received by Andrx's stockholders.

         o The consideration to be paid in the reorganization, the valuation of Cybear and its approximate 69.5% interest in Cybear following the reorganization and prior to the distribution to Andrx's stockholders.

         o Several other large, well-known companies have created equity securities that are intended to reflect separately the performance of specific businesses, performance of those securities and the performance of other equity securities comparable to the newly created Cybear Group Common Stock.

         o The corporate governance advantages that would accrue by incorporating in Delaware. The Andrx board of directors considered that there were several large corporations with similar structures, such as General Motors Corporation, The Walt Disney Company and USX Corporation. By becoming a Delaware corporation, Andrx will now be able to benefit from Delaware's comprehensive and well-developed corporate laws. The Andrx board of directors also considered that Delaware law would offer guidance with respect to legal issues that may arise as a result of the existence of separate classes of stock.

         The Andrx board of directors also considered the following potential adverse consequences of the reorganization:

         o The degree to which the market price of Cybear Group Common Stock and the Andrx Group Common Stock will reflect the performance of the Cybear Group and the Andrx Group or the impact of the Andrx reorganization on the market price of Andrx's common stock prior to the reorganization and implementation of the reorganization.

         o The new certificate of incorporation may alter certain corporate governance issues not present under Andrx's current structure. In particular, in the future the interests of the two groups could diverge, or appear to diverge, and complex issues could arise in resolving such conflicts that effectively require the Andrx board of directors to benefit, or appear to benefit, one group at the expense of another.

         o In general, the implementation of the reorganization will make the capital structure of Andrx more complex and could cause confusion among investors analyzing Andrx's capital structure.

         o Holders of Andrx Stock and Cybear Stock will continue to bear the risks associated with an investment in a single corporation and all of Andrx's businesses, assets and liabilities.

         o There is no direct legal authority regarding the tax treatment of tracking stocks. Recent proposals by the Clinton Administration to tax tracking stocks, if enacted, could cause Andrx Corporation to revise its capital structure. This could adversely affect the Cybear Group Common Stock and the Andrx Group Common Stock.

         o The substantial costs that will be incurred in connection with the reorganization, including the amortization of large amounts of goodwill and transaction expenses.

         Andrx's board of directors determined that, on balance, the positive attributes of the reorganization outweigh any potentially adverse consequences. Andrx's board of directors ultimately concluded that the reorganization is advisable and in the best interests of Andrx and its stockholders and is the best means to achieve Andrx's strategic goals.

         In view of the number and wide variety of factors considered in connection with its evaluation of the reorganization and the complexity of these matters, Andrx's board of directors did not find it practicable to, nor did it attempt to, quantify, rank or otherwise assign relative weights to the specific factors it considered. In addition, Andrx's board of directors did not undertake to make any specific determination as to whether any particular factor was favorable or unfavorable to the Andrx board of directors' ultimate determination or assign any particular weight to any factor, but rather conducted an overall analysis of the factors described above, including through discussions with and questioning of Andrx's management and its analysis of the reorganization based on information received from Andrx's legal, financial and accounting advisors. In considering the factors described above, individual members of Andrx's board of directors may have given different weight to different factors. Andrx's board of directors considered all these factors as a whole, and considered the factors overall to be favorable to and to support its determination.

RECOMMENDATION OF ANDRX'S BOARD OF DIRECTORS

         The Andrx board of directors has unanimously approved the reorganization and believes that the reorganization is in the best interests of Andrx and its stockholders. Accordingly, the Andrx board of directors unanimously recommends that stockholders vote "FOR" the reorganization.

CYBEAR'S REASONS FOR THE REORGANIZATION

         In reaching its decision, the Cybear board consulted with:

         o Cybear management regarding the business and financial condition of Cybear, trends and competitors in the Internet industry, Cybear management's investigation of Andrx and its assets and the terms and other considerations in the proposed reorganization;

         o SG Cowen regarding the financial aspects of the proposed transaction and the fairness, from a financial point of view, of the consideration to be received by holders of Cybear common stock, other than Andrx, in the reorganization;

         o BWRVM regarding the proposed terms of the transaction, the obligations of the members of the Cybear board in its consideration of the proposed transaction and the legal investigation of Andrx and its assets conducted by legal counsel;

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         o        Its independent certified public accountants regarding the tax and accounting aspects of the proposed transaction; and

         o The special committee regarding the special committee's recommendation to Cybear's board of directors to approve the reorganization and to recommend it to the Cybear stockholders.

         In reaching its conclusion that the reorganization was in the best interests of Cybear and its stockholders, the Cybear board of directors considered the following information and factors:

         o The opportunity for Cybear's stockholders, other than Andrx, to receive a premium for their Cybear common stock;

         o        Increased flexibility for operational spending;

         o The opportunity to address Cybear's desire to improve the liquidity of its publicly traded equity;

         o The availability of a more viable currency for potential future strategic acquisitions;

         o The opportunity to leverage Andrx's business and relationships;

         o The presentation and opinion of SG Cowen that, as of the date of the opinion, the consideration to be received by holders of Cybear Group Common Stock, other than Andrx, in the reorganization is fair, from a financial point of view, to these stockholders. The full text of SG Cowen's opinion, which sets forth the assumptions made, matters considered and limitations on the review undertaken in connection with the opinion of SG Cowen, is attached as Annex C. We urge Cybear stockholders to read the opinion carefully in its entirety;

         o The belief that the terms of the reorganization agreement, including the parties' representations, warranties and covenants and the conditions to each party's obligations, as well as the common stock policies which govern the Cybear Group Common Stock, are reasonable;

         o Reports from Cybear's management and legal and accounting advisors as to the results of their due diligence;

         o The fact that the parties intend to treat the reorganization as a tax-free transaction under the Internal Revenue Code and that Cybear will obtain an opinion of Arthur Andersen LLP that the merger should be a tax-free exchange; and

         o The special committee's recommendation to approve the reorganization and to recommend it to Cybear's stockholders.

Cybear's board of directors also considered potentially negative factors relating to the reorganization, including:

         o The risk that the potential benefits anticipated to result from the reorganization set forth above might not be realized;

         o The uncertainty as to how the Cybear Group Common Stock will trade, after the reorganization, including uncertainty as to whether the Cybear Group Common Stock will be valued by the trading market in similar fashion to independent Internet companies;

         o The fact that the Cybear Group will not be a separate independent company from the Andrx Group as Cybear presently is;

         o The relative complexity of the terms of the Cybear Group Common Stock and the issuance of tracking stock in the context of an acquisition;

         o The fact that the common stock policies affecting the Cybear Group Common Stock are subject to change by resolution of the board of directors;

         o The possibility of a decline in the value of the Cybear Group Common Stock following the reorganization;

         o The possibility that the reorganization might not be completed, even if approved by Cybear and Andrx stockholders, and the effect of public announcement of the reorganization or any failure to complete the reorganization on Cybear's business and stock price, its ability to attract and retain key management, sales and marketing and technical personnel and the fees payable by Cybear if the reorganization is terminated under certain circumstances; and

         o Other potential risks described in this joint proxy statement/prospectus under "Risk Factors."

         In view of the number and wide variety of factors considered in connection with its evaluation of the reorganization, and the complexity of these matters, the Cybear board of directors did not find it practicable to, nor did it attempt to, quantify, rank or otherwise assign relative weights to the specific factors it considered. In addition, the board did not undertake to make any specific determination as to whether any particular factor was favorable or unfavorable to its ultimate determination or assign any particular weight to any factor, but rather conducted an overall analysis of the factors described above, including through discussions with and questioning of Cybear's management and management's analysis of the proposed reorganization based on information received from Cybear's legal, financial and accounting advisors. In considering the factors described above, individual members of the Cybear board of directors may have given different weight to different factors. The Cybear board of directors considered all these factors as a whole, and overall considered the factors to be favorable to and to support his determination.

OPINION OF CYBEAR'S FINANCIAL ADVISOR

         Pursuant to an engagement letter dated January 7, 2000, Cybear retained SG Cowen to render an opinion to the special committee as to the fairness, from a financial point of view, to the holders of Cybear common stock, other than Andrx, of the Transaction Consideration, as defined below.

         As more specifically set forth in the reorganization agreement, and subject to the terms, conditions and adjustments set forth in the reorganization agreement, Andrx has offered to acquire all of the publicly traded Cybear common stock (approximately 31% of the total shares outstanding, assuming the exercise by Edward E. Goldman, M.D., Cybear's CEO, of an outstanding warrant to acquire 525,000 shares of Cybear's common stock currently owned by Andrx) not currently owned by Andrx, or the Cybear Minority Shares, in exchange for the Cybear Group Common Stock intended to separately reflect the performance of Cybear. Each Cybear Minority Share will be exchanged for one share of Cybear Group Common Stock, or the Cybear Minority Exchange Ratio. In connection with the reorganization, holders of Andrx common stock will be issued 10.293 million shares of Cybear Group Common Stock, or 83.33% of the 12.352 million shares of Cybear common stock currently owned by Andrx. This reduction in the number of shares, combined with the Cybear Minority Exchange Ratio, is hereinafter referred to as the Transaction Consideration.

         On March 22, 2000, SG Cowen delivered certain of its written analyses and its oral opinion to the special committee, subsequently confirmed in writing as of the same date, to the effect that, and subject to the various assumptions set forth therein, as of March 22, 2000, the Transaction Consideration was fair, from a financial point of view, to the holders of Cybear common stock, other than Andrx. The full text of the written opinion of SG Cowen, dated March 22, 2000, is attached as Annex C hereto and is incorporated by reference. Holders of Cybear common stock are urged to read the opinion in its entirety for the assumptions made, procedures followed, other matters considered and limits of the review by SG Cowen. The summary of the written opinion of SG Cowen set forth herein is qualified in its entirety by reference to the full text of such opinion. SG Cowen's analyses and opinion were prepared for and addressed to the special committee and are directed only to the fairness, from a financial point of view, of the Transaction Consideration, and do not constitute an opinion as to the merits of the transaction or a recommendation to any stockholder as to how to vote on the proposed transaction. The Transaction Consideration was determined through negotiations between Cybear and Andrx and not purusant to recommendations of SG Cowen.

         In arriving at its opinion, SG Cowen reviewed and considered such financial and other matters as it deemed relevant, including, among other things:

         o        a draft of the reorganization agreement dated March 20, 2000;

         o certain publicly available information for Cybear including its annual report filed on Form 10-K for the year ended December 31, 1998, and its quarterly reports filed on Form 10-Q for each of the quarters ended March 31, June 30, and September 30, 1999, and certain other relevant financial and operating data furnished to SG Cowen by the management of Cybear;

         o certain publicly available information for Andrx, including its annual report filed on Form 10-K for the year ended December 31, 1998, and its quarterly reports filed on Form 10-Q for each of the quarters ended March 31, June 30, and September 30, 1999, and certain other relevant financial and operating data furnished to SG Cowen by the management of Andrx;

         o certain internal financial analyses, financial forecasts, reports and other information concerning Cybear, or the Forecasts, prepared by Cybear's management;

         o First Call consensus estimates, or the First Call Estimates, and financial projections published in Wall Street analyst reports, or the Wall Street Projections, for each of Cybear and Andrx;

         o discussions SG Cowen had with certain members of Cybear's management concerning the historical and current business operations, financial condition and prospects of Cybear and such other matters SG Cowen deemed relevant;

         o the reported prices, trading histories and historical and projected operating performance of certain tracking stocks as compared to the reported prices, trading histories and historical and projected operating performance of certain publicly traded companies SG Cowen deemed relevant;

         o the rights of certain tracking stocks as compared to the rights of the Cybear Group Common Stock;

         o the reported prices of certain securities with dual classes of stock;

         o premiums paid in selected minority squeeze-out transactions since January 1, 1990 which SG Cowen deemed relevant; and

         o such other information, financial studies, analyses and investigations and such other factors that SG Cowen deemed relevant for the purposes of the opinion.

         In conducting its review and arriving at its opinion, SG Cowen, with Cybear's consent, assumed and relied, without independent investigation, upon the accuracy and completeness of all financial and other information provided to it by Cybear and Andrx or which was publicly available. SG Cowen did not undertake any responsibility for the accuracy, completeness or reasonableness of, or independently to verify, this information. In addition, SG Cowen did not conduct any physical inspection of the properties or facilities of Cybear or Andrx. SG Cowen further relied upon the assurance of management of Cybear that they were unaware of any facts that would make the information provided to SG Cowen incomplete or misleading in any respect. SG Cowen, with Cybear's consent, assumed that the Forecasts provided to SG Cowen were reasonably prepared by the management of Cybear, and reflected the best available estimates and good faith judgments of such management as to the future performance of Cybear. Cybear's management confirmed to SG Cowen, and SG Cowen assumed, with Cybear's consent, that each of the Forecasts, the First Call Estimates and the Wall Street Projections with respect to Cybear provided a reasonable basis for its opinion.

         SG Cowen did not make, or obtain, any independent evaluations, valuations or appraisals of the assets or liabilities of Cybear or Andrx, nor was SG Cowen furnished with these materials. With respect to all legal matters relating to Cybear and Andrx, SG Cowen relied on the advice of legal counsel to Cybear. SG Cowen expressed no opinion with respect to any legal matter. SG Cowen's services to Cybear in connection with the reorganization were comprised solely of rendering an opinion as to the fairness, from a financial point of view, of the consideration to be paid by Andrx to the holders of Cybear common stock, other than Andrx. SG Cowen's opinion was necessarily based upon economic and market conditions and other circumstances as they existed and could be evaluated by SG Cowen on the date of its opinion. It should be understood that although subsequent developments may affect its opinion, SG Cowen does not have any obligation to update, revise or reaffirm its opinion and SG Cowen expressly disclaims any responsibility to do so. Additionally, SG Cowen was not authorized or requested to, and did not, solicit alternative offers for Cybear or its assets, nor did SG Cowen investigate any other alternative transactions that may be available to Cybear.

         In rendering its opinion, SG Cowen assumed that the representations and warranties of each party contained in the reorganization agreement are true and correct, that each party will perform all of the covenants and agreements required to be performed by it under the reorganization agreement and that all conditions to the consummation of the reorganization will be satisfied without waiver thereof. SG Cowen assumed that the final form of the reorganization agreement would be substantially similar to the last draft received by SG Cowen prior to rendering its opinion. SG Cowen also assumed that all governmental, regulatory and other consents and approvals contemplated by the reorganization agreement would be obtained and that, in the course of obtaining any of those consents, no restrictions will be imposed or waivers made that would have an adverse effect on the contemplated benefits of the reorganization.

         SG Cowen's opinion does not constitute a recommendation to any stockholder as to how the stockholder should vote on the proposed reorganization. SG Cowen's opinion does not imply any conclusion as to the likely trading range for the Cybear Group Common Stock following consummation of the reorganization or otherwise. SG Cowen's opinion is limited to the fairness, from a financial point of view, of the consideration to be paid by Andrx to the holders of Cybear common stock other than Andrx. SG Cowen expresses no opinion as to the underlying business reasons that may support the decision of the special committee to approve, or Cybear's decision to consummate, the reorganization.

         The following is a summary of the principal financial analyses performed by SG Cowen to arrive at its opinion. Some of the summaries of financial analyses include information presented in tabular format. In order to fully understand the financial analyses, the tables must be read together with the text of each summary. The tables alone do not constitute a complete description of the financial analyses. Considering the data set forth in the tables without considering the full narrative description of the financial analyses, including the methodologies and assumptions underlying the analyses, could create a misleading or incomplete view of the financial analyses.

         PREMIUM

         A factor influencing the SG Cowen opinion was the premium to be received by the holders of the Cybear Minority Shares. Each Cybear Minority Share will be exchanged for one share of Cybear Group Common Stock, or the Cybear Minority Exchange Ratio. Each Share of Cybear common stock owned by Andrx will be exchanged for 0.8333 of a share of Cybear Group Common Stock, or the Andrx Exchange Ratio. The combination of the Cybear Minority Exchange Ratio and the Andrx Exchange Ratio results in holders of the Cybear Minority Shares receiving a 13.1% increase in their aggregate ownership of Cybear, or the Cybear Premium.

         ANALYSIS OF TRACKING STOCK PERFORMANCE

         SG Cowen analyzed the stock price performance of 21 publicly traded tracking stocks as compared to selected publicly traded peer groups that SG Cowen deemed relevant. Two performance measures were used. The first measure was a comparison of the annualized performance of each tracking stock to the annualized performance of a composite comprised of companies that were deemed comparable to each tracking stock. For each of the 21 publicly traded tracking stocks analyzed, SG Cowen annualized the tracking stock's return and the composite's return from the date of that tracking stock's initial public offering or distribution until March 17, 2000, then calculated the absolute difference between those returns. If the tracking stock's returns were greater than the composite, it was deemed to have outperformed. If the tracking stock's returns were less than the composite, it was deemed to have underperformed. The second measure was a comparison of the latest six-month performance of each tracking stock to the latest six-month performance of a composite comprised of companies that were deemed comparable to each tracking stock. For each of the 21 publicly traded tracking stocks analyzed, SG Cowen measured the tracking stock's return and the composite's return for the six-month period ended March 17, 2000, then calculated the absolute difference between those returns. The tracking stocks included in these analyses were: Quantum Corporation's Hard Disk Drive Group, Quantum Corporation's DLT & Storage Systems Group, DLJdirect, ZDNet, Circuit City Stores' Carmax Group, Circuit City Stores' Circuit City Group, USX - U.S. Steel Group, USX - Marathon Group, go.com, Georgia-Pacific Corporation - Georgia-Pacific Group, Georgia-Pacific Corporation - Timber Group, Celera Genomics, PE Biosystems, Genzyme General, Genzyme Tissue Repair, Genzyme Surgical Products, Genzyme Molecular Oncology, AT&T Liberty Media, Sprint PCS Group, Sprint FON Group and Hughes Electronics.

         The following table presents the annualized and latest six-month performance of each tracking stock versus their respective composites. Summary statistics were reviewed for the entire group of 21 tracking stocks as well as for the 13 seasoned tracking stocks (which are defined as those that have been in existence for more than one year). The results are shown with and without Celera Genomics because its stock price performance was significantly greater than the performance of the appropriate comparable company composite.

-----------------------------------------------------------------------------------------------------------
  Difference in Performance Between Tracking Stock and        Low        Median       Mean        High
  Composite:
-----------------------------------------------------------------------------------------------------------
  Annualized performance since IPO or distribution:
-----------------------------------------------------------------------------------------------------------
     All tracking stocks                                   (339.7)%      (2.6)%       46.1%      600.9%
-----------------------------------------------------------------------------------------------------------
     All tracking stocks excluding Celera Genomics         (339.7)%      (4.3)%       16.9%      460.5%
-----------------------------------------------------------------------------------------------------------
     All seasoned tracking stocks                           (60.8)%      (1.0)%       20.6%      231.8%
-----------------------------------------------------------------------------------------------------------

-----------------------------------------------------------------------------------------------------------
  Latest six-month performance since IPO or distribution:
-----------------------------------------------------------------------------------------------------------
     All tracking stocks                                   (139.7)%       2.0%        18.5%      266.5%
-----------------------------------------------------------------------------------------------------------
     All tracking stocks excluding Celera Genomics         (139.7)%       1.0%        6.9%       266.5%
-----------------------------------------------------------------------------------------------------------
     All seasoned tracking stocks                           (73.8)%       2.0%        23.0%      266.5%
-----------------------------------------------------------------------------------------------------------

         On an annualized basis, 11 tracking stocks were noted to be underperformers, and nine tracking stocks were noted to be outperformers as compared to their peer groups. On a six-month basis, ten tracking stocks were noted to be underperformers, and 11 tracking stocks were noted to be outperformers as compared to their peer groups.

         For each of the tracking stocks included in this analysis, SG Cowen also reviewed the operating performance, as measured by revenue and earnings growth, for each tracking stock as compared to its selected peer group.

-----------------------------------------------------------------------------------------------------------
                                            Annualized Returns
-----------------------------------------------------------------------------------------------------------
                 11 Underperformers                                     9 Outperformers
-----------------------------------------------------------------------------------------------------------
      REVENUE GROWTH            EARNINGS GROWTH            REVENUE GROWTH            EARNINGS GROWTH
-----------------------------------------------------------------------------------------------------------
      8 Underperform             3 Underperform            3 Underperform             2 Underperform
-----------------------------------------------------------------------------------------------------------
       2 Outperform               2 Outperform              4 Outperform               0 Outperform
-----------------------------------------------------------------------------------------------------------
      1 Not Available           6 Not Available            2 Not Available           7 Not Available
-----------------------------------------------------------------------------------------------------------

-----------------------------------------------------------------------------------------------------------
                                         Latest Six-month Returns
-----------------------------------------------------------------------------------------------------------
                 10 Underperformers                                    11 Outperformers
-----------------------------------------------------------------------------------------------------------
      REVENUE GROWTH            EARNINGS GROWTH            REVENUE GROWTH            EARNINGS GROWTH
-----------------------------------------------------------------------------------------------------------
      5 Underperform             4 Underperform            5 Underperform             2 Underperform
-----------------------------------------------------------------------------------------------------------
       4 Outperform               2 Outperform              5 Outperform               1 Outperform
-----------------------------------------------------------------------------------------------------------
      1 Not Available           4 Not Available            1 Not Available           8 Not Available
-----------------------------------------------------------------------------------------------------------

         ANALYSIS OF SELECTED DUAL CLASS STOCKS

         SG Cowen analyzed the stock prices and trading discounts of 74 companies which have dual classes of common stock that have identical rights except in terms of voting. SG Cowen calculated the trading discount of the stock class with lesser voting rights to the stock class with greater voting rights.

         The following table outlines the summary trading discounts of each set of dual class common stock.

------------------------------------------------------------------------------------------------------------
                               Low        Median       Mean        High                    Cybear Premium
------------------------------------------------------------------------------------------------------------
  Premium/(Discount) of      (41.5)%      (0.5)%      (3.6)%       29.3%                       13.1%
  stock class with lesser
  voting rights to stock
  class with greater
  voting rights:
------------------------------------------------------------------------------------------------------------

         ANALYSIS OF SELECTED MINORITY SQUEEZE-OUT TRANSACTIONS

         The proposed certificate of incorporation includes an optional conversion provision under which, beginning at the one-year anniversary of the closing date, Andrx has the option to convert the Cybear Group Common Stock into shares of Andrx Group Common Stock at a premium based upon the date of conversion. The conversion premium and the Cybear Premium are shown in the following table:

-----------------------------------------------------------------------------------------------------------
  Anniversary of the Closing Date:      Conversion Premium       Cybear Premium              Total
-----------------------------------------------------------------------------------------------------------
     After the first anniversary               25.0%                  13.1%                  38.1%
-----------------------------------------------------------------------------------------------------------
     After the second anniversary              20.0%                  13.1%                  33.1%
-----------------------------------------------------------------------------------------------------------
     After the third anniversary               15.0%                  13.1%                  28.1%
-----------------------------------------------------------------------------------------------------------
     After the fourth anniversary              10.0%                  13.1%                  23.1%
-----------------------------------------------------------------------------------------------------------

         SG Cowen reviewed 35 minority squeeze-out transactions announced since January 1, 1990. In conducting this analysis, SG Cowen analyzed the premiums paid over the target's market price one day prior to the announcement of a transaction and four weeks prior to the announcement of a transaction. The following table represents the results of this analysis:

-----------------------------------------------------------------------------------------------------------
                                                                       Since January 1, 1990
-----------------------------------------------------------------------------------------------------------
  Premiums Paid to Stock Price:                               Low        Median       Mean        High
-----------------------------------------------------------------------------------------------------------
  One day prior to announcement                              2.2%        25.6%        34.5%      100.2%
-----------------------------------------------------------------------------------------------------------
  Four weeks prior to announcement                           2.2%        22.0%        22.8%       77.8%
-----------------------------------------------------------------------------------------------------------

         The following table represents the results of this analysis for those transactions announced since January 1, 1995:

-----------------------------------------------------------------------------------------------------------
                                                                       Since January 1, 1995
-----------------------------------------------------------------------------------------------------------
  Premiums Paid to Stock Price:                               Low        Median       Mean        High
-----------------------------------------------------------------------------------------------------------
  One day prior to announcement                              11.2%       27.0%        38.1%      100.2%
-----------------------------------------------------------------------------------------------------------
  Four weeks prior to announcement                           8.3%        25.3%        26.8%       77.8%
-----------------------------------------------------------------------------------------------------------

         The summaries set forth above do not purport to be a complete description of all the analyses performed by SG Cowen. The preparation of a fairness opinion involves various determinations as to the most appropriate and relevant methods of financial analyses and the application of these methods to the particular circumstances

and, therefore, such an opinion is not readily susceptible to partial analysis or summary description. SG Cowen did not attribute any particular weight to any analysis or factor considered by it, but rather made qualitative judgments as to the significance and relevance of each analysis and factor. Accordingly, notwithstanding the separate factors summarized above, SG Cowen believes, and has advised the special committee, that its analyses must be considered as a whole and that selecting portions of its analyses and the factors considered by it, without considering all analyses and factors, could create an incomplete view of the process underlying its opinion. The analyses supplied by SG Cowen and its opinion were among several factors taken into consideration by the Cybear Special Committee in making its decision to enter into the reorganization agreement and should not be considered as determinative of such decision.

         SG Cowen was selected by the special committee to render an opinion to the special committee because SG Cowen is a nationally recognized investment banking firm and because, as part of its investment banking business, SG Cowen is continually engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, secondary distributions of listed and unlisted securities, private placements and valuations for corporate and other purposes. In the ordinary course of its business, SG Cowen and its affiliates may actively trade the securities of Cybear and Andrx for their own account and for the accounts of their customers, and, accordingly, may at any time hold a long or short position in such securities.

         Pursuant to the SG Cowen engagement letter, Cybear has agreed to pay a fee of $500,000 to SG Cowen for rendering its opinion. As a result of the execution of the reorganization agreement, SG Cowen is entitled to receive a transaction fee of $250,000. Additionally, Cybear agreed to reimburse SG Cowen for its out-of-pocket expenses, including attorneys' fees, and has agreed to indemnify SG Cowen against certain liabilities, including liabilities under the federal securities laws. The terms of the fee arrangement with SG Cowen, which are customary in transactions of this nature, were negotiated at arm's length between Cybear and SG Cowen, and the special committee was aware of the arrangement.

RECOMMENDATION OF CYBEAR'S BOARD OF DIRECTORS

         Cybear's board of directors believes that the reorganization is fair to and in the best interests of Cybear and its stockholders and unanimously recommends to its stockholders that they vote "FOR" the proposal to approve the reorganization.

INTERESTS OF CERTAIN DIRECTORS, OFFICERS AND AFFILIATES IN THE REORGANIZATION

         In considering the recommendations of the boards of directors of Andrx and Cybear, you should be aware that certain directors and officers of Andrx and Cybear have interests in the reorganization that are in addition to those held by their stockholders generally.

         The reorganization agreement provides that Andrx Corporation will for a period of six years from the effective date of the reorganization indemnify, defend and hold harmless the directors, officers and employees of Andrx and Cybear for acts or omissions occurring at or prior to the effective date.

         Andrx and Edward E. Goldman, M.D., Cybear's Chief executive officer, are party to a warrant giving Dr. Goldman the right to purchase up to 525,000 shares of Cybear common stock currently owned by Andrx at a price of $3.00 per share through April 2007. Upon completion of the reorganization, the warrant will be amended to give Dr. Goldman the right to purchase up to 525,000 shares of Cybear Group Common Stock instead of the shares of Cybear common stock

MANAGEMENT AND ALLOCATION POLICIES

         Because the Andrx Group and Cybear Group will each be a part of a single company, Andrx and Cybear have carefully considered a number of issues with respect to the financing of the Andrx Group Common Stock and Cybear Group Common Stock, competition between groups, inter-group business transactions, corporate opportunities and the allocation of debt, corporate overhead, interest, taxes and other charges between the two groups. The board of directors and management have established policies to accomplish the fundamental objective of the reorganization. These policies establish charges between the two groups on an objective basis and, except as described below, to ensure that transactions between the Andrx

Group and the Cybear Group are made on terms that approximate the terms that could be obtained from unaffiliated third parties. We have included these policies as Annex D.

POLICIES SUBJECT TO CHANGE WITHOUT STOCKHOLDER APPROVAL

         A summary of the management and allocation policies that are expected to be effective upon the reorganization are set forth below. Andrx and Cybear are not requesting stockholder approval of these policies.

         The board of directors may modify, rescind or make exceptions to these policies, or may adopt additional policies, in its sole discretion without stockholder approval. However, the board of directors has no present plans to do so. A board of directors' decision to modify or rescind such policies, or adopt additional policies could have different effects upon holders of Andrx Group Common Stock and holders of Cybear Group Common Stock or could result in a benefit or detriment to one class of stockholders compared to the other class. The board of directors would make any such decision in accordance with its good faith business judgment that such decision is in the best interests of Andrx and all of its stockholders as a whole.

INTERESTS TO BE ATTRIBUTED TO THE ANDRX GROUP AND THE CYBEAR GROUP

         It is Andrx Corporation's intent to attribute to the Cybear Group all of its interests worldwide in Internet business related to the healthcare industry other than any Internet business related to the marketing, manufacture, purchase, warehousing, developing, sale and distribution of pharmaceuticals. All other of Andrx Corporation's interests not allocated to the Cybear Group will be allocated to the Andrx Group.

FIDUCIARY AND MANAGEMENT RESPONSIBILITIES

         Because Andrx Group Common Stock and Cybear Group Common Stock will continue to be a part of a single company, the directors and officers of Andrx Corporation will have the same fiduciary duties to holders of Andrx Group Common Stock and Cybear Group Common Stock that they currently have to the holders of the existing common stock. Under Delaware law, absent an abuse of discretion, a director or officer will be deemed to have satisfied his or her fiduciary duties to Andrx Corporation and its stockholders if that person is disinterested and acts in accordance with his or her good faith business judgment in the interests of Andrx and all of the stockholders as a whole. The board of directors in establishing policies with regard to intracompany matters such as business transactions between groups and allocations of assets, liabilities, debt, corporate overhead, taxes, interest, corporate opportunities and other matters, will consider various factors and information which could benefit or cause detriment to the stockholders of the respective groups and will make determinations in the best interests of Andrx Corporation and all of the stockholders as a whole.

         Because the reorganization will result in no change in operating structure, Andrx's and Cybear's officers will have the same duties and responsibilities for the management of the assets and businesses which comprise the Andrx Group and Cybear Group following the reorganization as they have now.

COMMON STOCK OWNERSHIP OF DIRECTORS AND SENIOR OFFICERS

         As a policy, the board of directors will periodically monitor the ownership of shares of Andrx Group Common Stock and shares of Cybear Group Common Stock by the directors and senior officers and the option grants to them so that their interests are generally aligned with the two classes of common stock and with their duty to act in the best interests of Andrx Corporation and the stockholders as a whole. However, because of the anticipated differences in trading values between Andrx Group Common Stock and Cybear Group Common Stock, the actual value of their interests in Andrx Group Common Stock and Cybear Group Common Stock will vary significantly. Accordingly, it is possible that directors or senior officers could favor one group over the other due to their stock and option holdings.

FINANCING ACTIVITIES

         Most financial and treasury activities will be managed on a centralized basis. These activities include but are not limited to the issuance and repayment of short-term and long-term debt and the issuance and repurchase of any preferred stock. If a transfer of cash or other property allocated to one group to the other group occurs, Andrx Corporation will account for such transfer in one of the following ways, as determined by its board of directors except as set forth in a Tax Sharing Agreement entered into by Andrx and Cybear:

o As a short-term or long-term loan from one group to the other, or as a repayment of a previous borrowing, as described under "INTER-GROUP LOANS" below;

o As an increase or decrease in the Number of Cybear Group Designated Shares, as described under "FUTURE EQUITY CONTRIBUTIONS TO BE REFLECTED AS CYBEAR GROUP COMMON STOCK SHARES" below; or

o        As a sale of assets between the two groups.

         The board of directors has not adopted specific criteria to determine which of the foregoing will be applied to a particular transfer of cash or property from one group to the other. The board of directors will make these determinations, either in specific instances or by setting applicable policies generally, in the exercise of its business judgment based on all relevant circumstances. All transfers of material assets from one group to the other will be made on a fair value basis for the foregoing purposes, as determined by the board of directors. See "-Transfers of Assets Between Groups."

         Although debt and preferred stock may be allocated between groups, the debt and preferred stock will remain obligations of Andrx Corporation and all of its stockholders will be subject to the risks associated with those obligations.

         DEBT. Debt will be allocated between the groups or, in its entirety to a particular group. If debt for a particular financing is allocated in its entirety to one group, the interest rate, amortization, maturity, redemption and other terms shall be on then prevailing terms on which the Andrx Group could borrow such funds. Any expense related to debt that is allocated in its entirety to a group will be allocated in whole to that group.

         PREFERRED STOCK. Preferred stock, if issued, will be allocated between the groups or, if it so determines, in its entirety to a particular group. If Andrx allocates preferred stock for a particular financing in its entirety to one group, that group will be charged the dividend cost. If the dividend cost is higher than Andrx's actual cost, the other group will receive a credit for an amount equal to the difference as compensation for the use of its credit capacity. Any expense related to preferred stock that is allocated in its entirety to a group will be allocated in whole to that group.

         INTER-GROUP LOANS. Cash or other property that is allocated to one group that is transferred to the other group, could, if so determined by the board of directors, be accounted for either as a short-term loan or as a long-term loan. The board of directors will establish the terms on which short-term and long-term loans between the groups will be made, including interest rate, amortization schedule, maturity and redemption terms. The terms, however, shall reflect the then prevailing terms on which the Andrx Group could borrow the funds.

         FUTURE EQUITY CONTRIBUTIONS TO BE REFLECTED AS CYBEAR GROUP COMMON STOCK DESIGNATED SHARES. Cash or other property allocated to the Andrx Group that is contributed as additional equity to the Cybear Group will increase the number of Cybear Group Designated Shares. Cash or other property allocated to the Cybear Group that is transferred to the Andrx Group will, if so determined by the board of directors, decrease the number of Cybear Group Designated Shares.

         EQUITY ISSUANCES AND REPURCHASES AND DIVIDENDS. All financial effects of issuances and repurchases of shares of Andrx Group Common Stock or shares of Cybear Group Common Stock will be reflected entirely in the financial statements of that group except as described in the next sentence. All financial effects of issuances of additional shares of Cybear Group Common Stock, which have been reflected as a reduction in the number of Cybear Group Designated Shares, will be reflected entirely in the financial statements of the Andrx Group. Financial effects of dividends or other distributions on, and purchases of, shares of Andrx Group Common Stock or Cybear Group Common Stock will be reflected entirely in the respective financial statements of the Andrx Group and the Cybear Group.

COMPETITION BETWEEN GROUPS

         Neither Andrx Group Common Stock nor the Cybear Group Common Stock will engage in each other's principal businesses, except for joint transactions with each other. Joint transactions may include joint ventures or other collaborative arrangements to develop, market, sell and support new products and services. Third parties may also participate in such joint transactions. See "-TRANSFERS OF ASSETS BETWEEN GROUPS-JOINT TRANSACTIONS." The terms of any joint transactions will be determined by our chief executive officer or, in appropriate circumstances, our board of directors.

         Our board of directors will make decisions whether to permit indirect competition between the groups. Indirect competition could occur if and when:

o one group uses products of third parties in that group's products rather than using the other group's products;

o a third party uses a product of one group in the third party's products which compete with the other group's products; or

o a group licenses technology allocated to that group to a third party that is a competitor of the other group.

     The groups may compete in a business which is not a principal business of the other group.

TRANSFERS OF ASSETS BETWEEN GROUPS

         The certificate of incorporation permits the transfer of assets between groups without stockholder approval. Our board of directors has determined that all such transfers will be made at fair value, as determined by our board of directors, except as described below. The consideration for such transfers may be paid by one group to the other in cash or other consideration, as determined by our board of directors. All cash and cash equivalents on Cybear's balance sheet on the effective date of the reorganization, however, will be used solely by the Cybear Group to fund its operations.

         Our board of directors has adopted specific policies for the sale of products and services between groups and joint transactions with each other and third parties as set forth below.

SALES OF PRODUCTS AND SERVICES BETWEEN GROUPS. A group will sell products or services to the other group on terms that would be available from third parties in commercial transactions. If terms for such transactions are not available from a third party, the purchasing group will (1) pay for such products at fair value as determined by our board of directors and (2) pay for such services at fair value, as determined by our board of directors, or at the cost, including overhead, of the selling group.

JOINT TRANSACTIONS. The groups may from time to time engage in transactions jointly, including with third parties, as described under " - COMPETITION BETWEEN GROUPS." Research and development and other services performed by one group for a joint venture or other collaborative arrangement will be charged at fair value, as determined by our board of directors. Andrx will cause the Andrx Group to provide the Cybear Group, at no cost and expense to the Cybear Group, telemarketing and distribution services in connection with the "Cybear Marketplace Operations."

REVIEW OF CORPORATE OPPORTUNITIES

         Our board of directors will review any matter which involves the allocation of a corporate opportunity to either the Andrx Group Common Stock or the Cybear Group Common Stock or in part to the Andrx Group Common Stock and in part to the Cybear Group Common Stock. In accordance with Delaware law, our board of directors will make its determination with regard to the allocation of any such opportunity and the benefit of such opportunity in accordance with their good faith business judgment of the best interests of Andrx and all of our stockholders as a whole. Among the factors that our board of directors may consider in making this allocation is whether a particular corporate opportunity is principally related to the business of the Andrx Group or the Cybear Group; whether one group, because of its managerial or operational expertise, will be better positioned to undertake the corporate opportunity; and existing contractual agreements and restrictions.

FINANCIAL STATEMENTS

         We will prepare financial statements in accordance with accounting principles generally accepted in the United States, consistently applied, for the Andrx Group and the Cybear Group, and these financial statements, taken together, will comprise all of the accounts included in our corresponding consolidated financial statements. The financial statements of each of the Andrx Group and the Cybear Group will reflect the financial condition, results of operations and cash flows of the businesses included therein.

ALLOCATION MATTERS

         Group financial statements will also include allocated portions of our debt, interest corporate overhead and costs of administrative shared services and taxes. We will make these allocations for the purpose of preparing each group's financial statements; however, holders of Andrx Group Common Stock and Cybear Group Common Stock will continue to be subject to all of the risks associated with an investment in Andrx Corporation and all of its businesses, assets and liabilities. See "Risk Factors - You will remain stockholders of one company and, therefore, financial effects on one group could adversely affect the other" and the historical financial statements for the Andrx Group and the Cybear Group included in this proxy statement.

         In addition to allocating debt and interest as described above under "- FINANCING ACTIVITIES" and assets as described above under "TRANSFERS OF ASSETS BETWEEN GROUPS," our board of directors has adopted the following allocation policies, each of which is reflected in the combined financial statements of the respective groups included in this proxy statement:

         o DIRECT CHARGES. We will allocate direct expenses incurred on behalf of a group to that group.

         o CORPORATE OVERHEAD AND ADMINISTRATIVE SHARED SERVICES. We will allocate a portion of our corporate overhead to the Andrx Group and the Cybear Group based upon the use of services by that group. Corporate overhead includes costs of our executive management, payroll, human resources, legal, auditing, tax, mergers and acquisitions, treasury, and strategic planning functions. We will allocate in a similar manner a portion of our costs of administrative shared services, such as information technology services. Where determinations based on use alone are not practical, we will use other methods and criteria that we believe are equitable and provide a reasonable estimate of the cost attributable to the groups.

         o TAXES. We will allocate the federal income tax provisions and related tax payments and refunds between the groups based on the tax sharing agreement.

CAPITAL STOCK COMMITTEE

         At the effective time of the reorganization, Andrx Corporation will establish a capital stock committee of the board of directors. To the extent the Cybear nominee to the board of directors is a member of the board of directors, Cybear's nominee will be a member of the capital stock committee, however, in the event that

Cybear's nominee is a member of the capital stock committee, the capital stock committee will have at least one other member. The capital stock committee will have authority to:

         o Interpret, make determinations under, and oversee the implementation of these policies in order to resolve potential and actual conflicts between the groups.

         o Adopt additional general policies governing the relationship between the Andrx Group and the Cybear Group with respect to these policies; and

         o Engage the services of accountants, investment bankers, appraisers, attorneys and other service providers to assist in discharging its duties.

         The decisions of the capital stock committee will be subject to ultimate approval of the board of directors.

TAX SHARING AGREEMENT

         As part of the reorganization, members of the Andrx Corporation group will enter into a federal and state tax sharing agreement. Under the terms of the tax sharing agreement, the group's consolidated federal and state income tax liabilities will be apportioned among the members of the group based on each member's share of consolidated taxable income. Any nonconsolidated state tax liabilities will be the responsibility of the respective separate group members. However, if, for state tax purposes, any member causes other members of the group to become subject to state tax in a state in which the member would not generally be subject to such tax, then the member causing such state tax liability will be liable to the other members for their state income tax incurred and other additional costs.

         Under the tax sharing agreement, if any deductions, net operating losses, credits and other tax attributes of a member cannot be fully utilized by that member in the year the attribute is generated, then that member will not be compensated in that year by other members for utilization of those attributes. Instead, if and when the member leaves the group, Andrx Corporation may elect to reimburse the member in the form of a capital investment for which Andrx Corporation will receive stock equal to the amount of its excess loss account, if any, for that member. If the respective member is the Cybear Group, then the stock received would be in the form of designated shares.

DESCRIPTION OF ANDRX GROUP COMMON STOCK AND CYBEAR GROUP COMMON STOCK

         A summary of the material terms of the Andrx Group Common Stock and the Cybear Group Common Stock is set forth below. The summary is not complete. We encourage you to read the new certificate of incorporation which is attached as Annex B.

AUTHORIZED AND OUTSTANDING SHARES

         Andrx's articles of incorporation authorizes it to issue 100,000,000 shares of common stock, par value $.01 per share, and 1,000,000 shares of preferred stock, par value $.01 per share. The board of directors may issue shares of preferred stock in series, without stockholder approval. As of June ___, 2000, ____________ shares of existing common stock and no shares of preferred stock were issued and outstanding.

         The certificate of incorporation will authorize Andrx Corporation to issue 126,000,000 shares of capital stock as follows: 100,000,000 shares of a class of common stock, designated as Andrx Corporation-Andrx Group Common Stock, or the Andrx Group Common Stock, 25,000,000 shares of a class of common stock, designated as Andrx Corporation-Cybear Group Common Stock, or the Cybear Group Common Stock, and 1,000,000 shares of preferred stock. Shares of each class of stock will have a par value of $.001 per share. The board of directors will be able to issue shares of preferred stock in series, without stockholder approval.

         As a result of the reorganization, assuming the number of shares of existing common stock then outstanding is the same as the number outstanding on June ____, 2000, ____________ shares of Andrx Group Common Stock and 15,715,111 shares of the Cybear Group Common Stock will be issued and outstanding.

DIVIDENDS

         Dividends on the Andrx Group Common Stock and the Cybear Group Common Stock will be subject to similar limitations as dividends on the existing common stock. Dividends on the existing common stock are limited to our legally available assets under Florida law and subject to the prior payment of dividends on any outstanding shares of preferred stock.

         Dividends on the Andrx Group Common Stock and dividends on the Cybear Group Common Stock will be limited to an amount not greater than the Available Dividend Amount as defined in the Certificate of Incorporation for the relevant group.

         Delaware law limits the amount of distributions on capital stock to the legally available funds, which are determined on the basis of the entire company, and not only the respective groups. As a result, the amount of legally available funds will reflect the amount of any net losses of each group, any distributions on Andrx Group Common Stock, Cybear Group Common Stock or any preferred stock and any repurchases of Andrx Group Common Stock, Cybear Group Common Stock or certain preferred stock. Dividend payments on the Andrx Group Common Stock and on the Cybear Group Common Stock could be precluded because legally available funds are not available under Delaware law, even though the Available Dividend Amount test for the particular relevant group was met. Andrx cannot assure stockholders that there will be an Available Dividend Amount for either group.

         Subject to the prior payment of dividends on any outstanding shares of preferred stock and the limitations described above, the board of directors will be able, in its sole discretion, to declare and pay dividends exclusively on the Andrx Group Common Stock, exclusively on the Cybear Group Common Stock or on both, in equal or unequal amounts. In making its dividend decisions, the board of directors will not be required to take into account the relative Available Dividend Amounts for the two groups, the amount of prior dividends declared on either class, the respective voting or liquidation rights of either class or any other factor.

CONVERSION AND REDEMPTION

         The existing articles of incorporation currently do not provide for either mandatory or optional conversion or redemption of the existing common stock. The reorganization will permit the conversion or redemption of the Andrx Group Common Stock and the Cybear Group Common Stock.

         MANDATORY DIVIDEND, REDEMPTION OR CONVERSION OF COMMON STOCK IF DISPOSITION OF CYBEAR GROUP ASSETS OCCURS. If Andrx Corporation sells, transfers, assigns or otherwise disposes of, in one transaction or a series of related transactions, all or substantially all of the properties and assets attributed to the Cybear Group, Andrx Corporation is required, except as described below, to:

         o pay a dividend in cash and/or securities or other property to the holders of the Cybear Group Common Stock having a fair value equal to the net proceeds of the disposition;

         o if the disposition involves all, but not merely substantially all, of such properties and assets, redeem all outstanding shares of the Cybear Group Common Stock for cash and/or securities or other property having a fair value equal to the net proceeds of the disposition;

         o if the disposition involves substantially all, but not all, of such properties and assets, redeem or exchange that number of whole shares of the class of Cybear Group Common Stock as have in the aggregate an average market value, during the period of ten consecutive trading days beginning on the 26th trading day immediately succeeding the consummation date, closest to the net proceeds of the disposition; and the redemption price will be cash and/or securities or other property having a fair value equal to such net proceeds; or

o convert each outstanding share of Cybear Group Common Stock to a number of shares of Andrx Group Common Stock equal to 110% of the ratio of the average market value of one share of Cybear Group Common Stock to the average market value of one share of during the 10-trading day period beginning on the 26th trading day following the disposition date.

         Andrx Corporation may only pay a dividend or redeem shares of common stock as set forth above if it has legally available funds under Delaware law and the amount to be paid to holders is less than or equal to the Available Dividend Amount for the Cybear Group. Andrx Corporation is required to pay this dividend or complete a redemption or conversion on or prior to the 95th trading day following the disposition.

         For purposes of determining whether a disposition has occurred, "substantially all of the properties and assets" attributed to the Cybear Group means a portion of such properties and assets:

         o that represents at least 80% of the then fair value of the properties and assets attributed to the Cybear Group; or

         o from which were derived at least 80% of the aggregate revenues of the Cybear Group for the immediately preceding 12 fiscal quarterly periods.

         The "net proceeds" of a disposition means an amount equal to what remains of the gross proceeds of the disposition after any payment of, or reasonable provision is made as determined by the board of directors for:

         o any taxes payable by Andrx Corporation or which would have been payable but for the utilization of tax benefits attributable to the Andrx Group, in respect of the disposition or in respect of any resulting dividend or redemption;

         o any transaction costs, including, without limitation, any legal, investment banking and accounting fees and expenses; and

         o any liabilities of or attributed to the Cybear Group, including, without limitation, any liabilities for deferred taxes, any indemnity or guarantee obligations incurred in connection with the disposition or otherwise, any liabilities for future purchase price adjustments and any preferential amounts plus any accumulated and unpaid dividends in respect of the preferred stock attributed to the Cybear Group.

         Andrx Corporation may elect to pay the dividend or redemption price in connection with a disposition either in the same form as the proceeds of the disposition were received or in any other combination of cash, securities or other property that the board of directors determines will have an aggregate market value of not less than the fair value of the net proceeds.

         The following illustration demonstrates the provisions requiring a mandatory dividend, redemption or conversion if a disposition occurs. If:

         o 60 million shares of Andrx Group Common Stock and 15 million shares of Cybear Group Common Stock were outstanding,

         o the net proceeds of the disposition of substantially all, but not all, of the assets of the Cybear Group equals $250 million,

         o the average market value of the Cybear Group Common Stock during the 10-trading day valuation period was $15 per share and

         o the average market value of the Andrx Group Common Stock during the same valuation period was $100 per share,

then Andrx Corporation could do any of the following:

         (1)      pay a dividend to the holders of shares of Cybear Group Common Stock equal to:

                         net proceeds            =           $250 million           =       $16.67 per share
                  ------------------------              ------------------------
                  number of outstanding shares                 15 million
                  of Cybear Group Common Stock

         (2)      redeem for $15 per share a number of shares of Cybear Group Common Stock equal to:

                        net proceeds             =           $250 million           =       16,666,667 shares
                  ------------------------              ------------------------
                  average market value of                    $ 15
                  Cybear Group Common Stock

         (3)      convert each outstanding share of Cybear Group Common Stock into a number of shares of
                  Andrx Group Common Stock equal to:

                  average market value of
       1.1 x      Cybear Group Common Stock      =   1.1 x   $ 15 per share           =         .1650 shares
                ----------------------------                --------------------
                  average market value of                    $100 per share
                  Andrx Group Common Stock

         EXCEPTIONS TO THE DIVIDEND, REDEMPTION OR CONVERSION REQUIREMENT IF A DISPOSITION OCCURS. Andrx Corporation is not required to take any of the above actions for any disposition of all or substantially all of the properties and assets of the Cybear Group in a transaction or series of related transactions that results in Andrx Corporation receiving for such properties and assets primarily equity securities of any entity which:

         o acquires such properties or assets or succeeds to the business conducted with such properties or assets or controls such acquiror or successor; and

         o is primarily engaged or proposes to engage primarily in one or more businesses similar or complementary to the businesses conducted by the Cybear Group prior to the disposition, as determined by the board of directors.

The purpose of this exception is to enable Andrx Corporation technically to "dispose" of properties or assets of the Cybear Group to other entities engaged or proposing to engage in businesses similar or complementary to those of the Cybear Group without requiring a dividend on, or a conversion or redemption of, the Cybear Group Common Stock, so long as Andrx Corporation holds an equity interest in that entity. A joint venture in which Andrx Corporation owns a direct or indirect equity interest is an example of such an acquiror. Andrx Corporation is not required to control that entity, whether by ownership or contract provisions.

Andrx Corporation is also not required to effect a dividend, redemption or conversion if the disposition is:

         o of all or substantially all of our properties and assets in one transaction or a series of related transactions in connection with our dissolution, liquidation or winding up and the distribution of our assets to stockholders;

         o on a pro rata basis, such as in a spin-off, to the holders of all outstanding shares of Cybear Group Common Stock; or

         o made to any person or entity controlled by us, as determined by the board of directors.

         NOTICES IF DISPOSITION OF GROUP ASSETS OCCURS. Not later than the 20th trading day after the consummation of a disposition, Andrx Corporation will announce publicly by press release:

         o        the estimated net proceeds of the disposition;

         o        the number of outstanding shares of the Cybear Group Common
                  Stock; and

         o the number of shares of Cybear Group Common Stock into or for which convertible securities are then convertible, exchangeable or exercisable and the conversion, exchange or exercise price thereof.

         Not earlier than the 36th trading day and not later than the 40th trading day after the consummation of the disposition, Andrx Corporation will announce publicly by press release whether it will pay a dividend or redeem shares of common stock with the net proceeds of the disposition or convert the Cybear Group Common Stock into the Andrx Group Common Stock.

         Andrx Corporation is required to cause to be mailed to each holder of shares of the Cybear Group Common Stock the additional notices and other information required by the certificate of incorporation.

         CONVERSION OF CYBEAR GROUP COMMON STOCK AT OUR OPTION AT ANY TIME. The board of directors may at any time after the first anniversary of the consummation of the reorganization, or at any time after a Tax Event occurs, convert each share of Cybear Group Common Stock into a number of shares of Andrx Group Common Stock equal to a percentage as set forth below of the ratio of the average market values of the Cybear Group Common Stock to the Andrx Group Common Stock over a 20-trading day period.

Any conversion date occurring after the following               Percentage of market value ratio of Cybear Group
anniversary of the reorganization and on or prior to the        Common Stock to the Andrx Group Common
next such anniversary                                           Stock
------------------------------------------------------------    ----------------------------------------------------

First.................................................                                 125%

Second................................................                                 120%

Third.................................................                                 115%

Fourth and Thereafter.................................                                 110%

Andrx Corporation will calculate the ratio as of the fifth trading day prior to the date it mails the conversion notice to holders.

However, if a Tax Event occurs at any time subsequent to the effective date, a factor of 100% rather than the above percentages will be applied to the ratio of the average market values. This means that the holders of the Cybear Group Common Stock will not receive any premium in such conversion.

"Tax Event" means the receipt by Andrx of an opinion of its tax advisors that, as a result of:

         o any amendment to, or change in, the laws or regulations interpreting such laws of the United States or any political subdivision or taxing authority, including any announced proposed change by an applicable legislative committee or its chair in such laws or by an administrative agency in such regulations, or

         o any official or administrative pronouncement, action or judicial decision interpreting or applying such laws or regulations,

it is more likely than not that for United States federal income tax purposes:

         o Andrx or its stockholders are, or, at any time in the future, will be subject to tax upon the issuance of shares of either Andrx Group Common Stock or Cybear Group Common Stock, or

         o Andrx Group Common Stock or Cybear Group Common Stock is not or, at any time in the future, will not be treated solely as stock of Andrx Corporation.

         These provisions allow Andrx the flexibility to recapitalize the two classes of common stock into one class of common stock that would, after such reorganization, represent an equity interest in all of its businesses. The optional conversion or redemption could be exercised at any future time if the board of directors determines that, under the facts and circumstances then existing, an equity structure consisting of two classes of common stock was no longer in the best interests of all of its stockholders. Such exchange could be exercised, however, at a time that is disadvantageous to the holders of one of the classes of common stock.

         Many factors could affect the market values of the Andrx Group Common Stock or the Cybear Group Common Stock, including our results of operations and those of each of the groups, trading volume and general economic and market conditions. Market values could also be affected by decisions by the board of directors or management that investors perceive to affect differently one class of common stock compared to the other. These decisions could include changes to the management and allocation policies, transfers of assets between groups, allocations of corporate opportunities and financing resources between the groups and changes in dividend policies.

         The following illustration demonstrates the calculation of the number of shares issuable upon conversion of Cybear Group Common Stock into shares of Andrx Group Common Stock at our option between the second and third anniversaries of the reorganization. If:

         o        a Tax Event has not occurred,

         o 15 million shares of Cybear Group Common Stock and 60 million shares of Andrx Group Common Stock were outstanding immediately prior to a conversion,

         o the average market value of one share of the Cybear Group Common Stock over the 10-trading day valuation period was $15, and

         o the average market value of one share of Andrx Group Common Stock over the same valuation period was $100,

then each share of Cybear Group Common Stock could be converted into .18 shares of Andrx Group Common Stock based on the following calculation:

                  1.2  x   $ 15     =       .18 shares
                           -----
                           $100

         REDEMPTION IN EXCHANGE FOR STOCK OF SUBSIDIARY. The board of directors may redeem on a pro rata basis all of the outstanding shares of Andrx Group Common Stock or Cybear Group Common Stock for shares of the common stock of one or more of its wholly owned subsidiaries which own all of the assets and liabilities attributed to the relevant group. If at the time of any such redemption of Andrx Group Common Stock, the Andrx Group is entitled to Number of Cybear Group Designated Shares, it will also issue an equal number of shares of Cybear Group Common Stock either to (1) the holders of the Andrx Group Common Stock or (2) one or more of those Andrx Group subsidiaries. Andrx may redeem shares of common stock for subsidiary stock only if we have legally available funds under Delaware law.

         These provisions are intended to give Andrx increased flexibility with respect to spinning-off the assets of one of the groups by transferring the assets of that group to one or more wholly-owned subsidiaries and redeeming the shares of common stock related to that group in exchange for stock of such subsidiary or subsidiaries. As a result of any such redemption, holders of each class of common stock would hold securities of separate legal entities operating in distinct lines of business. Such a redemption could be authorized by the board of directors at any time in the future if it determines that, under the facts and circumstances then existing, an equity structure comprised of the Andrx Group Common Stock and the Cybear Group Common Stock is no longer in the best interests of all of the stockholders as a whole.

         SELECTION OF SHARES FOR REDEMPTION. If less than all of the outstanding shares of a class of common stock are to be redeemed, Andrx will redeem such shares proportionately from among the holders of outstanding shares of such common stock or by such method as may be determined by the board of directors to be equitable.

         FRACTIONAL INTERESTS; TRANSFER TAXES. Andrx will not be required to issue fractional shares of any capital stock or any fractional securities to any holder of either class of common stock upon any conversion, redemption, dividend or other distribution described above. If a fraction is not issued to a holder, Andrx will pay cash instead of such fraction.

         Andrx will pay all documentary, stamp or similar issue or transfer taxes that may be payable in respect of the issue or delivery of any shares of capital stock and/or other securities on conversion or redemption of shares.

         VOTING RIGHTS

         Currently, holders of existing common stock of both Andrx and Cybear have one vote per share on all matters submitted to shareholders.


         Under the new certificate of incorporation the entire voting power of the stockholders will be vested in the holders of common stock, who will be entitled to vote on any matter on which stockholders are entitled to vote, except as otherwise required by the board of directors or provided by law or stock exchange rules, by the terms of any outstanding preferred stock or by any provision of the certificate of incorporation restricting the power to vote on a specified matter to other stockholders.

         Holders of common stock will vote as a single class on each matter on which holders of common stock are generally entitled to vote.

         On all matters as to which both classes of common stock will vote together as a single class:

         o        each share of Andrx Group Common Stock will have one vote; and

         o each share of Cybear Group Common Stock will have a number of votes equal to the quotient of the average market value of a share of Cybear Group Common Stock over the 20-trading day period ending on the 10th trading day prior to the record date for determining the holders of common stock entitled to vote, divided by the average market value of a share of Andrx Group Common Stock over the same period; provided, however, in the event the holders of the Cybear Group Common Stock shall hold in excess of 25% of the total voting power, the vote of Cybear Group Common Stock shall be reduced to represent 25% of the total voting power.

         Accordingly, the relative per share voting rights of the Andrx Group Common Stock and the Cybear Group Common Stock will fluctuate depending on changes in the relative market values of shares of such classes of common stock.

         Andrx expects that, upon completion of the reorganization, the Andrx Group Common Stock will have a substantial majority of the voting power because it expects that the aggregate market value of the outstanding shares of Andrx Group Common Stock will be substantially greater than the aggregate market value of the outstanding shares of Cybear Group Common Stock.

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

         Andrx Corporation will set forth the number of outstanding shares of Andrx Group Common Stock and Cybear Group Common Stock in its Annual Report on Form 10-K and its Quarterly Reports on Form 10-Q filed under the Securities Exchange Act of 1934. Andrx Corporation will disclose in any proxy statement for a stockholders' meeting the number of outstanding shares and per share voting rights of the Andrx Group Common Stock and the Cybear Group Common Stock.

         If shares of only one class of common stock are outstanding, each share of that class will have one vote. If either class of common stock is entitled to vote as a separate class with respect to any matter, each share of that class will, for purpose of such vote, have one vote on such matter.

         Fluctuations in the relative voting rights of the Andrx Group Common Stock and the Cybear Group Common Stock could influence an investor interested in acquiring and maintaining a fixed percentage of the voting power of the stock to acquire such percentage of both classes of common stock, and would limit the ability of investors in one class to acquire for the same consideration relatively more or less votes per share than investors in the other class.

         The holders of Andrx Group Common Stock and Cybear Group Common Stock will not have any rights to vote separately as a class on any matter coming before our stockholders, except for certain limited class voting rights provided under Delaware law. In addition to the approval of the holders of a majority of the voting power of all shares of common stock voting together as a single class, the approval of a majority of the outstanding shares of the Andrx Group Common Stock or the Cybear Group Common Stock, voting as a separate class, would be required under Delaware law to approve any amendment to the certificate of incorporation that would change the par value of the shares of the class or alter or change the powers, preferences or special rights of the shares of such class so as to affect them adversely. As permitted by Delaware law, the new certificate of incorporation will provide that an amendment to the certificate of incorporation that increases or decreases the number of authorized shares of Andrx Group Common Stock or Cybear Group Common Stock will only require the approval of the holders of a majority of the voting power of all shares of common stock, voting together as a single class, and will not require the approval of the holders of the class of common stock affected by such amendment, voting as a separate class.

         The following illustration demonstrates the calculation of the number of votes each share of Cybear Group Common Stock would be entitled on all matters on which holders of Andrx Group Common Stock and Cybear Group Common Stock vote as a single class.

         If the average market value for the 20-trading day valuation period was $15 for the Cybear Group Common Stock and $100 for the Andrx Group Common Stock, each share of Andrx Group Common Stock would have one vote and each share of Cybear Group Common Stock would have 0.15 votes based on the following calculation:

                           $15      =       0.15 votes
                           ----
                           $100

Assuming 60 million shares of Andrx Group Common Stock and 15 million shares of Cybear Group Common Stock were outstanding, the shares of Andrx Group Common Stock would represent approximately 97.0% of our total voting power and the shares of Cybear Group Common Stock would represent approximately 3.0% of our total voting power.

         LIQUIDATION

         Currently, in the event of a liquidation, dissolution or termination, after payment, or provision for payment, of its debts and other liabilities and the payment of full preferential amounts to which the holders of any preferred stock are entitled, holders of existing common stock of Andrx and Cybear are entitled to share equally in their remaining net assets.

         Under the new certificate of incorporation, in the event of a dissolution, liquidation or winding up, after payment or provision for payment of the debts and other liabilities and full preferential amounts to which

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

holders of any preferred stock are entitled, regardless of the group to which such shares of preferred stock were attributed, the holders of Andrx Group Common Stock and Cybear Group Common Stock will be entitled to receive the assets remaining for distribution to holders of common stock on a per share basis in proportion to the liquidation units per share of such class. Each share of Andrx Group Common Stock will have one liquidation unit. Each share of Cybear Group Common Stock will have a number of liquidation units equal to the quotient of the average market value of a share of Cybear Group Common Stock over the 20-trading day period ending on the 40th trading day after the effective date of the reorganization, divided by the average market value of a share of Andrx Group Common Stock over the same period.

         After the number of liquidation units to which each share of Cybear Group Common Stock is entitled has been calculated in accordance with this formula, that number will not be changed without the approval of holders of the class of common stock adversely affected. As a result, after the date of the calculation of the number of liquidation units to which the Cybear Group Common Stock is entitled, the liquidation rights of the holders of the respective classes of common stock may not bear any relationship to the relative market values or the relative voting rights of the two classes. Our financial advisors believe that, in general, these liquidation provisions are immaterial to trading in the Andrx Group Common Stock and the Cybear Group Common Stock.

         No holder of Andrx Group Common Stock will have any special right to receive specific assets of the Andrx Group and no holder of Cybear Group Common Stock will have any special right to receive specific assets of the Cybear Group in the case of the dissolution, liquidation or winding up of Andrx.

         If Andrx Corporation subdivides or combines the outstanding shares of either class of common stock or declare a dividend or other distribution of shares of either class of common stock to holders of such class of common stock, the number of liquidation units of either class of common stock will be appropriately adjusted, as determined by the board of directors, to avoid any dilution in the aggregate, relative liquidation rights of any class of common stock.

         Neither a merger nor consolidation of Andrx Corporation into or with any other corporation, nor any sale, transfer or lease of all or any part of our assets, will, alone, be deemed a liquidation or winding up of Andrx Corporation, or cause its dissolution for purposes of these liquidation provisions.

         DETERMINATIONS BY THE BOARD OF DIRECTORS

         Any determinations made in good faith by the board of directors under any provision described under "Description of Andrx Group Common Stock and Cybear Group Common Stock," and any determinations with respect to any group or the rights of holders of shares of either class of common stock, will be final and binding on all of our stockholders, subject to the rights of stockholders under applicable Delaware law and under the federal securities laws.

         PREEMPTIVE RIGHTS

         Neither the holders of the Andrx Group Common Stock nor the holders of the Cybear Group Common Stock will have any preemptive rights or any rights to convert their shares into any other securities of Andrx.

         CYBEAR GROUP DESIGNATED SHARES

         The Andrx Group, in the future, may hold an equity interest in the Cybear Group in the form of "Number of Cybear Designated Shares" as a result of future contributions of cash or property to the Cybear Group described below. The board of directors could create Number of Cybear Designated Shares if it determines that (1) the Cybear Group requires additional equity capital to finance its business and (2) the Andrx Group should supply that capital.

         Number of Cybear Designated Shares are authorized shares of Cybear Group Common Stock that are not issued and outstanding, but which the board of directors, pursuant to the management and allocation

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

policies, may from time to time issue without allocating the proceeds or other benefits of such issuance to the Cybear Group. The Number of Cybear Designated Shares are not eligible to receive dividends and can not be voted.

         The Number of Cybear Designated Shares will initially be zero but from time to time will be:

         o adjusted as appropriate to reflect subdivisions and combinations of the Cybear Group Common Stock and dividends or distributions of shares of Cybear Group Common Stock to holders of Cybear Group Common Stock and other reclassifications of Cybear Group Common Stock;

         o increased by a number equal to the quotient obtained by dividing (1) the fair value of all cash or other property attributed to the Andrx Group that is contributed to the Cybear Group to increase the Number of Cybear Designated Shares by (2) the average market value of Cybear Group Common Stock over the 20-trading day period immediately prior to the date of transfer;

         o decreased by a number equal to the quotient obtained by dividing (1) the fair value of all cash or other property attributed to the Cybear Group that is contributed to the Andrx Group to reduce the Number of Cybear Designated Shares by (2) the average market value of Cybear Group Common Stock over the 20-trading day period immediately prior to the date of contribution; and

         o decreased by the number of newly issued shares of Cybear Group Common Stock, the proceeds of which have been allocated to the Andrx Group, or issued as a dividend or distribution or by reclassification, exchange or otherwise to holders of Andrx Group Common Stock.

REINCORPORATION IN THE STATE OF DELAWARE

         Andrx determined to reincorporate in Delaware for several reasons. For many years, Delaware has followed a policy of encouraging incorporation in that state and, in furtherance of that policy, has adopted comprehensive, modern and flexible corporate laws which are periodically updated and revised to meet changing business needs. As a result, many major corporations have initially chosen Delaware for their domicile or have subsequently reincorporated in Delaware. The Delaware courts have developed considerable expertise in dealing with corporate issues, and a substantial body of case law has developed construing Delaware law and establishing public policies with respect to Delaware corporations, thereby providing greater predictability with respect to legal affairs.

         A number of other large corporations with similar capital structures, such as General Motors Corporation, The Walt Disney Company and USX Corporation, are also incorporated in Delaware. By becoming a Delaware corporation, we will be able to benefit from Delaware's comprehensive and well-developed corporate laws. We believe that Delaware law will offer clearer guidance with respect to legal issues that may arise as a result of the existence of separate classes of common stock.

COMPARISON OF STOCKHOLDER RIGHTS

         Following the reorganization, the rights of the Andrx stockholders will cease to be governed by Florida law, the existing articles of incorporation and the existing bylaws. Instead, the rights of the Andrx stockholders will be governed by Delaware law and the new certificate of incorporation and the new bylaws of Andrx Corporation. Following the reorganization, the rights of Cybear's stockholders will cease to be governed by Cybear's certificate of incorporation and bylaws and will be governed by the new certificate of incorporation and bylaws of Andrx Corporation.

         The following is a brief summary of the material ways in which the rights of Andrx and Cybear stockholders will change because of the reorganization.

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         AMENDMENTS TO CERTIFICATE OF INCORPORATION.

         Under Florida law, the board of directors must propose an amendment to the articles of incorporation and then the affirmative vote of the holders of shares having a majority of the votes cast affirmatively or negatively and present in person or by proxy at the meeting. Under Delaware law, the board of directors must propose an amendment to the certificate of incorporation and then a majority of all outstanding shares entitled to vote must approve it. Under Florida law, a separate vote of a class or series of capital stock is required for amendments which exclude or limit the voting rights of such stock, provide for a conversion of such stock into another class or series, change the conversion rights of such stock, or authorize shares which have preferences in any respect superior to that stock. Under Delaware law, amendments which make changes regarding the capital stock by increasing or decreasing the par value or otherwise adversely affecting the rights of such class must be approved by a majority vote of each class or series of stock affected, even if such stock would not otherwise have voting rights.

         Andrx's existing articles of incorporation and the new certificate of incorporation both require a two-thirds vote of all outstanding shares entitled to vote in order to amend the provisions relating to directors, special meetings of stockholders and stockholder action without a meeting. Cybear's existing certificate of incorporation requires an affirmative vote of the holders of at least 75% of all outstanding shares entitled to vote at a meeting to amend the provisions relating to the directors and special meetings of stockholders.

         AMENDMENTS TO BYLAWS.

         Under Florida and Delaware law, either the affirmative vote of the holders of shares having a majority of the votes cast affirmatively or negatively and present in person or by proxy at the meeting or the affirmative vote of a majority of the members of our board of directors can amend or repeal our bylaws.

         Andrx's existing articles and new bylaws both require a two-thirds vote of all outstanding shares entitled to vote in order to amend the provisions relating to directors, special meetings of stockholders, notice of stockholder proposals and stockholder action without a meeting. Cybear's existing bylaws require the affirmative vote of the majority of all outstanding shares entitled to vote at the meeting in order to amend the bylaws.

         NUMBER OF DIRECTORS.

         Under Andrx's existing articles of incorporation, the number of directors will not be less than three and not more than 12. Andrx's existing bylaws and new bylaws provide that the board of directors or by bylaw amendment may fix the number of directors.

         Under the new certificate of incorporation and new bylaws of Andrx, the number of directors will not be less than three and not more than 12. The new certificate of incorporation provides that the number of directors will be fixed by resolution of the board of directors. Under Cybear's existing bylaws, the number of directors will not be less than one and not more than 10 and provides that the number of directors will be fixed by resolution of the board of directors.

         REMOVAL OF DIRECTORS.

         Under Florida law, the stockholders may remove one or more directors with or without cause unless the articles of incorporation provide that directors may be removed only for cause. Under Delaware law, stockholders may remove any director with or without cause by the vote of the holders of shares entitled to cast a majority of the votes entitled to be cast by all outstanding shares entitled to vote at an election of directors. Under Andrx's existing and the new bylaws a director may be removed only for cause and by a two-thirds vote of all outstanding shares entitled to vote. Under Cybear's existing bylaws, a director may be removed only for cause and by a majority vote of all outstanding shares entitled to vote.

         FILING NEWLY CREATED DIRECTORSHIPS AND VACANCIES.

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

         Under Florida and Delaware law, Andrx's existing bylaws, Cybear's existing bylaws and the new bylaws, whenever a vacancy occurs on the board of directors, including a vacancy resulting from an increase in the number of directors, it may be filled by the affirmative vote of a majority of the remaining directors, though less than a quorum of directors, or by the stockholders, unless the articles of incorporation provide otherwise.

         BUSINESS COMBINATIONS WITH SUBSTANTIAL STOCKHOLDERS.

         Delaware law contains a statutory provision which is intended to curb abusive takeovers of Delaware corporations. Section 203 of the DGCL addresses the problem by preventing certain business combinations of the corporation with interested stockholders within three years after such stockholders become interested. Section 203 provides, with certain exceptions, that a Delaware corporation may not engage in any of a broad range of business combinations with a person or an affiliate, or associate of such person, who is an "interested stockholder" for a period of three years from the date that such person became an interested stockholder unless:

         o the transaction resulting in a person becoming an interested stockholder, or the business combination, is approved by the board of directors of the corporation before the person becomes an interested stockholder;

         o the interested stockholder acquired 85% or more of the outstanding voting stock of the corporation in the same transaction that makes such person an interested stockholder (excluding shares owned by persons who are both officers and directors of the corporation, and shares held by certain employee stock ownership plans); or

         o on or after the date the person becomes an interested stockholder, the business combination is approved by the corporation's board of directors and by the holders of at least 66-2/3% of the corporation's outstanding voting stock at an annual or special meeting, excluding shares owned by the interested stockholder.

Under Section 203, an "interested stockholder" is defined as any person who is:

         o the owner of 15% or more of the outstanding voting stock of the corporation; or

         o an affiliate or associate of the corporation and who was the owner of 15% or more of the outstanding voting stock of the corporation at any time within the three year period immediately prior to the date on which it is sought to be determined whether such person is an interested stockholder.

         Florida law provides for certain "anti-takeover" protections against persons who acquire or intend to acquire 20% or more of the voting power of certain Florida corporations, including Andrx.

         A corporation may, at its option, exclude itself from the coverage of
Section 203 of the DGCL by amending its certificate of incorporation or bylaws by action of its stockholders to exempt itself from coverage, provided that such bylaw or certificate of incorporation amendment shall not become effective until 12 months after the date it is adopted. Andrx Corporation has not adopted such a provision to the certificate of incorporation. It is not anticipated that the board of directors will seek stockholder approval to "opt out" of the operation of this provision.

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

         MERGER WITH SUBSIDIARY.

         Under Delaware law, a parent corporation may merge into a subsidiary and a subsidiary may merge into its parent, without stockholder approval, where such parent corporation owns at least 90% of the outstanding shares of each class of capital stock of its subsidiary. Florida law permits such a merger of a subsidiary without stockholder approval if 80% of each class of capital stock of the subsidiary is owned by the parent corporation.

         DIVIDENDS.

         Delaware law provides that the corporation may pay dividends out of surplus, from the corporation's net profits for the preceding fiscal year, or both, provided that there remains in the stated capital account an amount equal to the par value represented by all shares of the corporation's stock having a distribution preference. Florida law provides that dividends may be paid, unless after giving effect to such distribution, the corporation would not be able to pay its debts as they come due in the usual course of business, or the corporation's total assets would be less than the sum of its total liabilities, plus (unless the corporation's articles of incorporation permit otherwise) the amount needed to satisfy preferential distributions.

         LIABILITY OF DIRECTORS.

         Delaware law permits a Delaware corporation to include in its certificate of incorporation a provision which eliminates or limits the personal liability of a director to the corporation or its stockholders for monetary damages for breach of fiduciary duties as a director. However, no such provision may eliminate or limit the liability of a director:

         o for any breach of the director's duty of loyalty to the corporation or its stockholders;

         o for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law;

         o for declaration of unlawful dividends or illegal redemptions or stock repurchases; or

         o for any transaction from which the director derived an improper personal benefit.

The certificate of incorporation includes such a provision. Under Florida law, a director is not personally liable for monetary damages to any person for his actions as a director unless the director breached his duties by way of:

         o a criminal violation, unless the director has reasonable cause to believe his conduct was lawful or had no reasonable cause to believe his conduct was unlawful;

         o a transaction from which the director derived an improper personal benefit;

         o        declaration of unlawful distributions;

         o in a derivative action, conscious disregard by the director for the best interests of the corporation or willful misconduct by the director; or

         o in a third party action, recklessness or actions or omissions committed in bad faith or with malicious purpose or in a manner exhibiting wanton and willful disregard of human rights, safety or property.

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

         INDEMNIFICATION OF DIRECTORS AND OFFICERS.

         Andrx's existing bylaws and the new bylaws provide that directors, officers or employees be indemnified against any liability (including any judgment, settlement, penalty or fine) incurred in connection with any legal proceeding provided the director, officer or employee acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interests of Andrx.

         Andrx's existing and the new bylaws generally provide that all reasonable expenses of the indemnified director, officer or employee be paid in advance of the final proceeding to the fullest extent permitted by law.

         SPECIAL MEETINGS OF STOCKHOLDERS.

         Under Delaware law, a special meeting of stockholders may be called by the corporation's board of directors or by such persons as may be authorized by the corporation's certificate of incorporation or bylaws.

         Florida law provides that a special meeting of stockholders may be called by:

         o        a corporation's board of directors;

         o the persons authorized by the articles of incorporation or bylaws; or

         o the holders of not less than 10% of all votes entitled to be cast on any issue to be considered at the proposed special meeting.

A corporation's articles of incorporation may require a higher percentage of votes, up to a maximum of 50% to call a special meeting of stockholders. Andrx's existing articles of incorporation do not include any such provision.

Andrx's existing and the new bylaws provide that a special meeting may be called by the chief executive officer, a majority of the board of directors or 33.3% of the stockholders entitled to vote. Cybear's existing bylaws provide that a special meeting may be called by its board of directors, its Chairman of the board of directors or its chief executive officer. Cybear's existing certificate of incorporation requires a 75% affirmative vote of all outstanding shares entitled to vote at a meeting to call a special meeting of stockholders.

         VOTE REQUIRED FOR MERGERS AND CERTAIN OTHER TRANSACTIONS. Florida law provides that the sale, lease, exchange or disposal of all, or substantially all, of the assets of a Florida corporation, not in the ordinary course of business, as well as any merger, consolidation or share exchange generally must be recommended by the board of directors and approved by a vote of a majority of the shares of each class of the stock of the corporation entitled to vote on such matters. Under Florida law, the vote of the stockholders of a corporation surviving a merger is not required if:

         o the articles of incorporation of the surviving corporation will not substantially differ from its articles of incorporation before the merger; and

         o each stockholder of the surviving corporation before the effective date will hold the same number of shares, with identical designations, preferences, limitations and relative rights immediately after the merger.

         Delaware law has a similar provision requiring stockholder approval in the case of the disposition of assets or a merger or a share exchange. However, Delaware law requires that any merger, consolidation or share exchange be approved by a vote of a majority of the shares of all classes voting together and not each class separately. In addition, with respect to mergers which do not require the vote of the corporation's stockholders, Delaware law, unlike Florida law, also requires that either:

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

         o no shares of common stock of the surviving corporation and no shares, securities or obligations convertible into such stock are to be issued or delivered under the plan of merger; or

         o the authorized unissued shares or the treasury shares of common stock of the surviving corporation to be issued or delivered under the plan of merger, plus those initially issuable upon conversion of any other shares, securities or obligations to be issued or delivered under such plan, do not exceed 20% of the shares of common stock of such constituent corporation outstanding immediately prior to the effective date of the merger.

         DISSENTER'S RIGHTS.

         Delaware law provides that dissenting stockholders who follow prescribed statutory procedures are entitled to appraisal rights in the case of a merger of a corporation, except that such rights are not provided when:

         o        no vote of the stockholders is required for the merger; or

         o shares of the corporation are listed on a national securities exchange or held by more than 2,000 stockholders and are to be exchanged solely for shares of stock of another corporation which are listed on a national securities exchange or held by more than 2,000 stockholders.

         Florida law provides appraisal rights in connection with:

         o a merger, except that such rights are not provided when (a) no vote of the stockholders is required for the merger or (b) shares of the corporation are listed on a national securities exchange, traded on the Nasdaq National Market System, or held of record by fewer than 2,000 stockholders;

         o a sale of substantially all the assets of a corporation (with similar restrictions as provided under the Delaware Law for mergers); and

         o amendments to the articles of incorporation that may adversely affect the rights or preferences of stockholders.

         CORPORATE ACTION WITHOUT A STOCKHOLDER MEETING.

         Delaware and Florida law both permit corporate action without a meeting of stockholders upon the written consent of the holders of that number of shares necessary to authorize the proposed corporate action being taken, unless the certificate of incorporation or articles of incorporation, respectively, expressly provide otherwise. In the event such proposed corporate action is taken without a meeting by less than the unanimous written consent of stockholders, Delaware law requires that prompt notice of the taking of such action be sent to those stockholders who have not consented in writing. Florida law provides that such notice must be given within ten days of the date such stockholder authorization is granted. Andrx's existing articles of incorporation, the new certificate of incorporation, and Andrx's existing and the new bylaws do not allow stockholder action without a meeting. Cybear's existing bylaws permit corporate action without a meeting of stockholders upon the written consent of the holders of that number of shares necessary to authorize the proposed corporate action being taken.

CERTAIN ANTI-TAKEOVER PROVISIONS

         The certificate of incorporation and bylaws adopt certain anti-takeover measures which are intended to protect the stockholders by rendering it more difficult for a person or persons to obtain control of Andrx Corporation without cooperation of the management. The anti-takeover provisions include an advance notice

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requirement for any stockholder proposals or nominations for the election of a director and a provision for a staggered board of directors.

         Andrx's existing and the new bylaws provide that any stockholder proposals and nominations for the election of directors be delivered to Andrx Corporation no less than 60 days nor more than 90 days in advance of a meeting. However, in the event that less than 70 days notice of the meeting is provided to the stockholders, the stockholders must provide Andrx Corporation with its notice no later than 10 days following the date Andrx Corporation's notice was made. Such stockholder notice must contain (1) a brief description of the business desired to be brought before the meeting and the reasons for conducting such business at the annual meeting, (2) the name and record address of the stockholder, (3) the class and number of shares of capital stock which are beneficially owned by the stockholder and (4) any material interest of the stockholder in such business. Cybear's bylaws did not contain such a provision.

         The inclusion of such "anti-takeover" provisions in the certificate of incorporation may delay, deter or prevent a takeovers which the stockholders may consider to be in their best interests, thereby possibly depriving holders of Andrx Corporation's securities of certain opportunities to sell or otherwise dispose of their securities at above-market prices, or limit the ability of stockholders to remove incumbent directors as readily as the stockholders may consider to be in their best interests.

UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS

         The following discussion is a summary of the principal United States federal income tax consequences of the reorganization. The discussion is based on the Internal Revenue Code of 1986, as amended, or the Code, Treasury Department regulations, published positions of the Internal Revenue Service, and court decisions now in effect, all of which are subject to change, potentially with retroactive effect. In particular, Congress could enact legislation affecting the treatment of stock with characteristics similar to the Andrx Group Common Stock and the Cybear Group Common Stock, or the Treasury Department could issue regulations that change current law. Any future legislation or other guidance could apply retroactively to affect the tax consequences provided in this discussion. See "Clinton Administration Proposal" below for a discussion of potential proposed legislation that could affect the treatment of capital stock with characteristics similar to the Andrx Group Common Stock and Cybear Group Common Stock.

         This discussion addresses only those stockholders who hold Andrx and Cybear existing common stock as a capital asset and will, after the reorganization, hold Andrx Group Common Stock and Cybear Group Common Stock as a capital asset. This discussion does not discuss all aspects of United States federal income taxation that may be relevant to stockholders in light of their particular tax circumstances. This discussion does not address the U.S. federal income taxation of stockholders subject to special treatment under the Code, such as the following:

         o        Tax-exempt entities;

         o        Partnerships, S corporations, or other pass-through entities;

         o        Mutual funds and regulated investment companies;

         o        Small business investment companies;

         o        Insurance companies and other financial institutions;

         o        Dealers in securities;

         o        Traders that mark their positions to market;

         o Stockholders who hold their shares as part of a hedge, appreciated financial position, straddle, or conversion transaction;

         o Stockholders who acquired their shares through the exercise of options or otherwise as compensation or through a tax-qualified retirement plan;

         o        Individuals who are not citizens or residents of the United
                  States; and

         o        Foreign corporations and other foreign entities.

         Finally, this discussion does not address any consequences under state, local or foreign tax laws.

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

YOU SHOULD CONSULT WITH YOUR OWN TAX ADVISORS WITH REGARD TO THE APPLICATION OF THE FEDERAL INCOME TAX LAWS, AS WELL AS TO THE APPLICABILITY AND EFFECT OF ANY STATE, LOCAL OR FOREIGN TAX LAWS TO WHICH YOU MAY BE SUBJECT.

         Andrx and Cybear have obtained an opinion from Arthur Andersen LLP regarding the material federal income tax consequences of the reorganization, which is based on the law in effect on the date this registration statement is filed with the SEC. The opinion from Arthur Andersen LLP is being filed with the SEC as an exhibit to this registration statement. The opinion relies on factual assumptions, including an assumption that there have been no changes in existing facts, that the Andrx Group Common Stock and Cybear Group Common Stock will be issued in accordance with the certificate of incorporation, and that the reorganization will be completed in accordance with the reorganization agreement. The opinion also relies on representations contained in certificates furnished to Arthur Andersen LLP by officers of Andrx and Cybear in connection with Arthur Andersen LLP rendering its opinion. If any of these assumptions or representations are inaccurate, the conclusions contained in the opinion could be affected.

         MATERIAL UNITED STATES FEDERAL INCOME TAX CONSEQUENCES OF THE REORGANIZATION

         The material federal income tax consequences to Andrx's stockholders are as follows:

         o The Andrx Group Common Stock and Cybear Group Common Stock should be treated as stock of Andrx Corporation for U.S. federal income tax purposes.

         o The exchange of Andrx common stock for Andrx Group Common Stock and Cybear Group Common Stock should be treated as a reorganization under Section 368(a) of the Code.

         o Each Andrx stockholder should recognize no gain or loss upon the exchange of Andrx common stock solely for shares of Andrx Group Common Stock and Cybear Group Common Stock, except with respect to any cash received by an Andrx stockholder from the sale of fractional shares.

         o Each Andrx stockholder should have an aggregate tax basis in the shares of Andrx Group Common Stock and Cybear Group Common Stock received in the reorganization (including any fractional shares sold for cash) equal to the aggregate tax basis of the stockholder's Andrx common stock immediately prior to the reorganization. Such aggregate basis should be allocated between the Andrx Group Common Stock and Cybear Group Common Stock (including any fractional shares) based on their relative fair market values.

         o Each Andrx stockholder's holding period for shares of Andrx Group Common Stock and Cybear Group Common Stock received in the reorganization (including any fractional shares) should include the stockholder's holding period for the Andrx common stock exchanged therefor.

         o If any Andrx stockholder receives cash instead of fractional shares of Cybear Group Common Stock, the stockholder should recognize capital gain or loss equal to the amount of cash received less the amount of basis allocated to the fractional share interest.

         o Each Andrx optionholder should recognize no gain or loss upon the exchange of Andrx options for Andrx Group Common Stock options and Cybear Group Common Stock options.

         o The shares of Andrx Group Common Stock and Cybear Group Common Stock received by Andrx stockholders in the reorganization should not be classified as Section 306 stock.

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

         The material federal income tax consequences to Cybear's stockholders are as follows:

         o The Cybear Group Common Stock should be treated as stock of Andrx Corporation for U.S. federal income tax purposes.

         o The exchange of Cybear common stock for Cybear Group Common Stock should be treated as a tax-free exchange under Section 351 of the Code.

         o Each Cybear stockholder should recognize no gain or loss on the exchange of Cybear common stock solely for Cybear Group Common Stock in the reorganization under Section 351 of the Code.

         o Each Cybear stockholder should have an aggregate tax basis in the shares of Cybear Group Common Stock received in the reorganization equal to the stockholder's aggregate tax basis of the Cybear common stock exchanged therefor.

         o Each Cybear stockholder's holding period for the shares of Cybear Group Common Stock received in the reorganization should include the holding period for the Cybear common stock exchanged therefor.

         o Each Cybear optionholder should recognize no gain or loss upon the exchange of Cybear common stock options for Cybear Group Common Stock options.

         o The shares of Cybear Group Common Stock received in the reorganization should not be classified as Section 306 stock.

         The material federal income tax consequences to Andrx Corporation, Andrx and Cybear are as follows:

         o The Andrx Group Common Stock and Cybear Group Common Stock should be treated as stock of Andrx Corporation for U.S. federal income tax purposes.

         o Andrx Corporation, Andrx and Cybear should recognize no gain or loss as a result of the reorganization.

         o Following the reorganization, Cybear should be included in any U.S. federal consolidated income tax return filed by the affiliated group of which Andrx Corporation is the common parent, provided that the group maintains the required level of ownership in Cybear for purposes of filing a consolidated tax return.

         NO IRS RULING

         No ruling has been sought from the IRS. The IRS has announced that it will not issue any advance rulings on the classification of an instrument that has certain voting and liquidation rights in an issuing corporation but whose dividend rights are determined by reference to the earnings of a segregated portion of the issuing corporation's assets, including assets held by a subsidiary. Arthur Andersen LLP's opinion is not binding on the IRS. In addition, there are no court decisions or other authorities that bear directly on the treatment of stock with characteristics similar to the Andrx Group Common Stock and Cybear Group Common Stock. It is possible, therefore, that the IRS could successfully take the position that:

         o The Andrx Group Common Stock is stock of a separate corporation and not stock of Andrx Corporation.

         o The Cybear Group Common Stock is stock of a separate corporation and not stock of Andrx Corporation.

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

         o The receipt of Andrx Group Common Stock and Cybear Group Common Stock is a taxable event to Andrx stockholders.

         o The receipt of Cybear Group Common Stock is a taxable event to Cybear stockholders.

         o Andrx Corporation recognizes a significant taxable gain on the issuance of Andrx Group Common Stock and Cybear Group Common Stock.

         o Cybear is not includable in Andrx Corporation's U.S. federal consolidated income tax return, and, among other things, any dividends paid or deemed paid to Andrx Corporation by Cybear could be taxable to Andrx Corporation, subject to any applicable dividends received deduction.

Arthur Andersen LLP, however, is of the opinion that the IRS should not prevail in any of the above assertions.

         CLINTON ADMINISTRATION PROPOSAL

         A proposal last year by the Clinton administration would impose a corporate-level tax on the issuance of stock similar to the Andrx Group Common Stock or the Cybear Group Common Stock. In contrast, a proposal this year by the Clinton Administration would, among other things, tax stockholders who receive tracking stock as a dividend or in a recapitalization. Both proposals would affect stock issued on or after the date the proposals were enacted by Congress. To date, Congress has not enacted either last year's or this year's proposal. However, if either proposal or a similar one were enacted with an effective date prior to the date of the reorganization, Andrx Corporation or its stockholders could be subject to tax with respect to the Andrx Group Common Stock or Cybear Group Common Stock. We cannot predict whether either proposal or a similar one will be enacted, and, if so, when it would be effective.

         Under the certificate of incorporation, Andrx Corporation may convert the Cybear Group Common Stock into shares of Andrx Group Common Stock without any premium if there are adverse federal income tax law developments. The proposal of the Clinton Administration would be such an adverse development if it is implemented or receives certain legislative action.

PRINCIPAL PROVISIONS OF THE REORGANIZATION AGREEMENT

         Set forth below is a description of the material terms of the reorganization agreement. We urge stockholders to carefully read, in its entirety, the reorganization agreement, which we have attached as Annex A to this joint proxy statement/prospectus and incorporated into this document by reference.

GENERAL

         The reorganization agreement contemplates the creation of Andrx Corporation, a new holding company under Delaware law. A wholly-owned subsidiary of Andrx Corporation would merge with and into Andrx, with Andrx surviving the merger and another wholly owned subsidiary of the Andrx Corporation would merge with and into Cybear with Cybear surviving the merger. The reorganization will become effective on the date and time that the certificate of merger is filed with the Delaware and Florida Secretaries of State or such other date and time specified in the certificate of merger.

CONVERSION OF SHARES AND CONSIDERATION TO BE RECEIVED IN THE REORGANIZATION

         At the effective time of the reorganization:

         o each issued and outstanding share of Cybear common stock, other than shares owned by Andrx, will be converted into the right to receive one share of Cybear Group Common Stock;

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

         o each issued and outstanding share of Andrx common stock will be converted into the right to receive one share of Andrx Group Common Stock and .1493 shares of Cybear Group Common Stock;

         o each outstanding stock option under the Andrx stock option plans will be converted into separately exercisable options to acquire one share of Andrx Group Common Stock and a fraction of shares of Cybear Group Common Stock;

         o each outstanding stock option of Cybear will be converted into options to acquire .8842 shares of Cybear Group Common Stock;

         o the exercise price for the resulting Andrx Group Common Stock options will be equal to the existing exercise price of the Andrx option less the product of a ratio and the closing price of the Cybear common stock on the effective date;

         o the exercise price for the resulting Cyber Group Common Stock options will be equal to the existing exercise price of the Cybear option; and

         o the exercise price of the options to purchase Cybear Group Common Stock issued to holders of Andrx options and Cybear options shall equal the closing price of the Cybear common stock on the effective date.

REPRESENTATIONS AND WARRANTIES

         The reorganization agreement contains representations and warranties by Andrx and Cybear customary for agreements of this nature.

PRINCIPAL COVENANTS

         VOTING AGREEMENTS. Pursuant to the reorganization agreement, Cybear agreed to use its best efforts to obtain an agreement from Dr. Edward E. Goldman, its Chief Executive Officer and a member of the board of directors, and John Klein, its Chairman of the Board, to vote in favor of the reorganization. Andrx agreed to use its best efforts to obtain an agreement from Alan P. Cohen, its Co-Chairman of the board of directors and chief executive officer, Chih-Ming
T. Chen, its Co-Chairman of the board of directors and Chief Scientific Officer, and Elliot F. Hahn, its president and a director, to vote in favor of the reorganization.

         CONDUCT OF BUSINESS PENDING THE REORGANIZATION. Pursuant to the reorganization agreement, Cybear has agreed that, until the effective time of the reorganization, subject to certain exceptions, Cybear will carry on business in the same manner as conducted prior to the date of the reorganization agreement.

         NO SOLICITATION OF TRANSACTIONS. Pursuant to the reorganization agreement, Cybear has agreed that it will not solicit, initiate or encourage or take any action which would facilitate a takeover proposal or engage in negotiations or disclose any nonpublic information or give access to any person who is considering or has made a takeover proposal. Cybear may engage in negotiations, however, under certain conditions.

         OTHER COVENANTS. The reorganization agreement contains additional covenants, including covenants relating to:

         o        notices and consents;

         o preparation, filing and distribution of this joint proxy statement/prospectus;

         o cooperation regarding filings with governmental and other agencies and organizations;

         o        coordination of special meetings;

         o        access to information;

         o        tax filings and tax opinions;

         o        mutual notification of particular events;

         o        allocation of expenses; and

         o        public announcements.

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

         In addition, the reorganization agreement contains a general covenant requiring each party to use its reasonable best efforts to effect the consummation of the reorganization.

         ASSUMPTION OF STOCK OPTIONS. At the effective time of the reorganization, the new Andrx will assume all outstanding options to purchase Cybear common stock and Andrx common stock. Andrx also agrees to promptly file a registration statement on Form S-8 covering the shares of Andrx Group Common Stock and Cybear Group Common Stock issuable under the options. Following the effective time of the reorganization, each Andrx Corporation common stock option or warrant will be exercisable on the same terms and conditions as the applicable current Andrx option or warrant and Cybear option or warrant.

         CONDITIONS. The reorganization will be completed only if certain conditions are satisfied or, in some cases, waived, including the following:

         o the reorganization has been approved by the required vote of both the stockholders of Andrx and Cybear;

         o there being no law or court order that prohibits the reorganization;

         o the Cybear Group Common Stock has been approved for quotation on the Nasdaq National Market;

         o receipt by Andrx of an opinion of Arthur Andersen LLP to the effect that the reorganization should be a "tax-free reorganization" for federal income tax purposes and that Andrx, its subsidiaries, and its stockholders should not recognize gain or loss by reason of the reorganization (except with respect to the sale of fractional shares received by Andrx stockholders), in each case under the law in effect as of the closing date of the reorganization;

         o receipt by Cybear of an opinion of Arthur Andersen LLP that the reorganization should be a "tax-free exchange" for federal income tax purposes under the law in effect as of the closing date of the reorganization;

         o        Andrx and Cybear have entered into the tax sharing agreement;

         o Andrx Corporation's board of directors will consist of a Cybear nominee; and

         o Andrx Corporation's board of directors shall have agreed to appoint Cybear's designee to the board of directors.

         The company entitled to assert a condition may waive any of the conditions to the reorganization.

         TERMINATION OF THE REORGANIZATION AGREEMENT. The Andrx and Cybear boards of directors can jointly agree to terminate the reorganization agreement at any time before the reorganization is completed. In addition, either company can terminate the reorganization agreement if:

         o the other party breaches any of material representations or warranties or fails to comply with any of its obligations under the reorganization agreement; provided that the breach is not cured within 30 days after notice to the other party;

         o        the reorganization is not completed by December 31, 2000;

         o a law or final and nonappealable court order prohibits the reorganization; or

         o either Andrx's or Cybear's stockholders fail to approve the reorganization.

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

         In addition, Cybear can terminate the reorganization agreement if:

         o Cybear's board of directors receives a takeover proposal and it determines it good faith that the takeover proposal is superior to that of Andrx and that it is required by its fiduciary duty to accept such takeover proposal.

NO APPRAISAL RIGHTS

         Cybear is a Delaware corporation. Under Delaware law, Cybear stockholders have no right to an appraisal of the value of their Cybear common stock in connection with the reorganization. Andrx is a Florida corporation. Under Florida law, Andrx's stockholder have no right to an appraisal of the value of their Andrx common stock in connection with the reorganization.

ACCOUNTING TREATMENT

         The acquisition of the shares from the Cybear stockholders other than Andrx will be accounted for by Andrx as a purchase of a business. Under this method of accounting, the portion of the assets and liabilities of Cybear acquired from the Cybear stockholders other than Andrx will be recorded at their fair value, and any excess of Andrx's purchase price over the fair value will be accounted for as goodwill.

STOCK EXCHANGE LISTINGS

         The Andrx Group Common Stock will be, upon completion of the reorganization, quoted on the Nasdaq National Market under the symbol "ADRX," and the Cybear Group Common Stock will be quoted on the Nasdaq National Market under the symbol "CYBA".

EXCHANGE PROCEDURES

         Upon consummation of the reorganization, stock certificates for the Andrx common stock will be exchanged for shares of Andrx Group Common Stock and Cybear Group Common Stock, and stock certificates for the Cybear common stock will be exchanged for shares of Cybear Group Common Stock. Shortly after the reorganization, stockholders will be mailed stock certificates representing their new shares.

STOCK TRANSFER AGENT AND REGISTRAR

         Our existing transfer agent, American Stock Transfer & Trust Company, will act as the registrar and transfer agent for both the Andrx Group Common Stock and the Cybear Group Common Stock.

FINANCIAL ADVISORS

         CSFB is acting as Andrx's sole advisor with respect to the reorganization. Andrx has agreed to pay CSFB a fee of $1,750,000.

         SG Cowen is acting as Cybear's sole advisor with respect to the reorganization. Cybear agreed to pay SG Cowen a fee of $750,000.

         Andrx and Cybear have also agreed to reimburse these advisors for their reasonable out-of-pocket expenses, including the fees and expenses of their lawyers, and to indemnify them against liabilities under the Securities Act and certain other liabilities.

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

                MANAGEMENT'S DISCUSSION AND ANALYSIS OF CONDITION
                       AND RESULTS OF OPERATIONS OF CYBEAR

INTRODUCTION

         Cybear was incorporated on February 5, 1997. Cybear is an information technology company using the Internet to improve the efficiency of administrative and communications tasks of managing patient care with secure and reliable transmission of information. Cybear is an ISP and ASP for the healthcare industry. Cybear uses or intends to use its own secure private network to provide access to the Internet, e-mail and productivity applications to physicians, physician organizations, pharmacies and hospitals.

         In March 1999, Cybear introduced its first product, dr. cybear, its Physician Practice Portal, which addresses the communications and operational needs of physicians. Cybear's future products may include Internet-based productivity software applications and communication networks for other constituents of the healthcare community. In the three months ended June 30, 1999, Cybear emerged from the development stage for financial reporting purposes.

         In June 1999, Cybear completed a public offering of 3,450,000 shares of its common stock, raising approximately $50.8 million in net proceeds. In September 1999, Cybear acquired Telegraph Consulting Corporation, the programing, networking and interactive design division of Telegraph New Technology, Inc. The purchase price of approximately $4.1 million included $1.2 million in cash, the issuance of 320,000 shares of Cybear unregistered common stock valued at approximately $2.8 million of the assumption of approximately $136,000 of Telegraph Consulting Corporation's debt. The acquisition was recorded using the purchase method of accounting.

         Cybear has incurred net operating losses and negative cash flows from operating activities since its inception. As of March 31, 2000, Cybear had an accumulated deficit of approximately $21.4 million. In addition, Cybear intends to continue to incur significant expenses in product development, network operations, operations support, sales and marketing and administrative areas. As a result, Cybear expects to continue to incur substantial operating losses for the foreseeable future, and may never achieve or sustain profitability.

         In March 2000, Andrx and Cybear announced that they executed a definitive Agreement and Plan of Merger and Reorganization (the "Reorganization") with respect to the previously announced tracking stock reorganization plan. This plan, which was recommended to Cybear's board of directors by its Special Committee and approved by the Boards of both Cybear and Andrx, will create a new class of Andrx common stock to separately track the performance of Cybear ("Cybear Group Common Stock"). The Reorganization will be submitted to Andrx and Cybear shareholders for approval during 2000.

         In connection with the Reorganization, Cybear estimates it will incur reorganization costs of up to approximately $1.5 million if the Reorganization is consummated. These costs will be charged to expense as incurred. No assurance can be given that this transaction will be consumated.

RESULTS OF OPERATIONS

THREE MONTHS ENDED MARCH 31, 2000, AS COMPARED TO THREE MONTHS ENDED MARCH 31, 1999.

         Cybear generated $231,000 in revenues for the three months ended March 31, 2000 and had no revenues for the three months ended March 31, 1999. Revenues for the three months ended March 31, 2000 include $215,000 from e-commerce transactions, $12,000 from web site development and maintenance, and $4,000 from subscriptions to Cybear's Physician Practice Portal product.

         Cybear incurred $209,000 in cost of revenues for the three months ended March 31, 2000. Cost of revenues for the three months ended March 31, 2000 represent the cost for the products sold through Cybear's Physician Practice Portal product. Such products are purchased from Andrx at cost.

         Network operations and operations support costs were $933,000 during the three months ended March 31, 2000 compared to $728,000 during the three months ended March 31, 1999. The increase in network operations and operations support costs for the three months ended March 31, 2000 related primarily to an increase in telecommunications costs and headcount in the operations support area.

         Product development costs were $948,000 for the three months ended March 31, 2000 compared to $526,000 for the three months ended March 31, 1999. The increase in the product development costs for the three months ended March 31, 2000 reflects the progress and expansion of Cybear's development activities.

         Sales and marketing expenses were $1.9 million for the three months ended March 31, 2000 compared to $725,000 for the three months ended March 31, 1999. The increase in sales and marketing expenses for the three months ended March 31, 2000 related primarily to the expansion of the selling and marketing infrastructure and an increase in consulting and advertising costs.

         General and administrative expenses were $880,000 for the three months ended March 31, 2000 compared to $655,000 for the three months ended March 31, 1999. The increase in general and administrative expenses for the three months ended March 31, 2000 related to the expansion of the administrative infrastructure.

         Depreciation and amortization expense was $549,000 for the three months ended March 31, 2000 compared to $191,000 for the three months ended March 31, 1999. The increase in depreciation and amortization for the three months ended March 31, 2000 resulted primarily from Cybear's purchases of computer hardware and software used in its network operations center and the development of its products, leasehold improvements to the rented space housing its corporate headquarters and network operations center. In addition, the depreciation and amortization expense includes amortization of the goodwill related to the acquisition of Telegraph Consulting Corporation on September 17, 1999.

         Costs associated with the proposed Reorganization were $832,000 for the three months ended March 31, 2000 and were primarily investment banking and legal fees. Cybear expects to incur merger costs of up to approximately $1.5 million in connection with the pending Reorganization.

         Other non-recurring charges were $1.2 million for the three months ended March 31, 2000. These charges consist of severance costs, impairment charges to certain assets and costs incurred to terminate an agreement. Certain of these other non-recurring charges pertain to an agreement whereby Cybear has future monthly contractual obligations through June 2001, totaling approximately $2.3 million. In March 2000, Cybear disputed the third party's performance under the agreement and the companies are attempting to resolve this dispute. While no amounts have been recorded relating to any required performance under this agreement subsequent to February 29, 2000, no assurance can be given that Cybear will not be required to record any additional charges upon the resolution of this dispute.

         Cybear had interest income of $559,000 for the three months ended March 31, 2000 and $1,000 for the three months ended March 31, 1999. The interest income for the three months ended March 31, 2000 resulted primarily from the investments of the net proceeds generated from the public offering in money market funds and interest bearing investment grade securities.

         Interest expense of $91,000 for the three months ended March 31, 1999 represented interest on the due to Andrx under the credit agreement between the two companies to fund Cybear's operations. Upon completion of the public offering in June 1999, Andrx converted its advances due from Cybear, net of the reimbursement for income tax attributes, to Cybear's capital in exchange for 465,387 shares of Cybear common stock at the public offering price of $16.00 per share.

         Cybear's results of operations for tax purposes through the completion of the public offering in June 1999 were included in the consolidated income tax return of Andrx since Andrx owned at least 80% of the common stock of Cybear. Cybear and Andrx have a tax allocation agreement pursuant to which Federal income tax liabilities or benefits are allocated to Cybear as if Cybear had filed a separate income tax return when Cybear's taxable results are included in the consolidated income tax return of Andrx. Upon completion of the public offering in June 1999, Andrx's ownership in Cybear was reduced below 80%. Consequently, thereafter Cybear files its income tax returns separately.

            For the three months ended March 31, 2000, Cybear did not record any income tax benefit as Andrx's ownership in Cybear was below 80% and Cybear generated net operating loss carryforwards. Under the provisions of SFAS No. 109, "Accounting for Income Taxes", Cybear has provided a valuation allowance to reserve against 100% of its net deferred tax assets due to its history of net losses. For the three months ended March 31, 1999, Cybear recorded $1.4 million in income tax benefit. The income tax benefit reflects the reimbursement from Andrx for the utilization of Cybear's income tax attributes pursuant to the tax allocation agreement.

YEAR ENDED DECEMBER 31, 1999 ("1999") AS COMPARED TO YEAR ENDED DECEMBER 31, 1998 ("1998").

         Cybear had $270,000 in revenues for 1999 and had no revenues for 1998 as Cybear was in the development stage. Revenues for 1999 include $87,000 from subscriptions to Cybear's Physician Practice Portal product, as well as $102,000 from web site development and maintenance and $81,000 from e-commerce transactions. Cybear does not expect that revenues derived from web site development and maintenance to be material in the year ending December 31, 2000.

         Cybear had $77,000 in cost of revenues for 1999. Cost of revenues represent the cost for the products sold through Cybear's Physician Practice Portal product. Such products are purchased from Andrx at cost.

         Network operations and operations support costs were $2.8 million in 1999 compared to $643,000 in 1998. Network operations and operations support costs consist primarily of personnel and related costs associated with operating the network operations center and providing customer support, telecommunications costs and maintenance expense on computer hardware and software. The increase in network operations and operations support costs for 1999 related to the establishment of the network operations center and the development of the operations support infrastructure.

         Product development costs were $3.1 million in 1999 compared to $1.6 million in 1998. Product development costs include payroll, benefits and other expenses of employees involved in the creation, design and development of Cybear's products, outside consultant fees and content fees. The increase in the product development costs for 1999 reflects the progress and expansion of Cybear's development activities.

         Sales and marketing expenses were $4.9 million in 1999 compared to $483,000 in 1998. Sales and marketing expenses consist primarily of salaries and personnel related costs, consulting and advertising fees and costs of developing and distributing promotional material. The increase in sales and marketing expenses for 1999 related primarily to the establishment of the selling and marketing infrastructure and an increase in consulting and advertising costs.

         General and administrative expenses were $2.5 million in 1999 compared to $1.1 million in 1998. General and administrative expenses consist primarily of salaries and personnel related expenses for executives and administrative functions, housing expenses and professional fees. The increase in general and administrative expenses for 1999 related to the expansion of the administrative infrastructure.

         Depreciation and amortization expense was $1.6 million in 1999 compared to $139,000 in 1998. Depreciation and amortization expense consists primarily of the depreciation and amortization of property and equipment, amortization of goodwill and amortization of capitalized product development costs. The increase in depreciation and amortization for 1999 resulted primarily from Cybear's purchases of computer hardware and software used in its network operations center and the development of its products, leasehold improvements to the rented space housing its corporate headquarters and network operations center. In addition, Cybear began amortizing capitalized product development costs as it released its first products in 1999 and began amortizing the goodwill arising from the acquisition of Telegraph Consulting Corporation.

         Other non-recurring charges were $285,000 in 1998. The charges for 1998 consisted of a write off of a software license and costs incurred to settle certain litigation.

         Interest expense was $216,000 in 1999 compared to $210,000 in 1998. Interest expense represented interest due to Andrx under the credit agreement between the two companies to fund Cybear's operations. Upon completion of the public offering in June 1999, Andrx converted its advances due from Cybear, net of the reimbursement for income tax attributes, to Cybear's capital in exchange for 465,387 shares of Cybear common stock at the public offering price of $16.00 per share.

         Cybear had interest income of $1.3 million in 1999 and had no interest income in 1998. The interest income resulted primarily from the investments of the net proceeds generated from the public offering in money market funds and interest bearing investment grade securities.

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

         Cybear's taxable results through the completion of the public offering in June 1999 were included in the consolidated income tax return of Andrx since Andrx owned at least 80% of the common stock of Cybear. Cybear and Andrx had a tax sharing agreement pursuant to which federal income tax liabilities or benefits are allocated to Cybear as if Cybear had filed a separate income tax return when Cybear's taxable results are included in the consolidated income tax return of Andrx. Upon completion of the public offering in June 1999, Andrx's ownership in Cybear was reduced below 80%. Consequently, Cybear has thereafter filed its income tax returns separately.

         For the period from June 23, 1999 (date of completion of the public offering) to December 31, 1999, Cybear generated a net operating loss carry forward of approximately $10 million which is available to offset future earnings. As of December 31, 1999, Cybear has net deferred tax assets of approximately $4.0 million attributable primarily to the net operating loss carry forward of approximately $10 million generated from June 23, 1999 to December 31, 1999. Under the provisions of SFAS No. 109, "Accounting for Income Taxes", Cybear has provided a valuation allowance to reserve against 100% of its net deferred tax assets due to its history of net losses. For the period from January 1, 1999 to June 22, 1999 and for 1998, Cybear recorded $2.8 million and $1.9 million, respectively, in income tax benefits. The income tax benefits reflect the reimbursement from Andrx for the utilization of Cybear's income tax attributes pursuant to the tax sharing agreement.

1998 AS COMPARED TO PERIOD FROM FEBRUARY 5, 1997 (INCEPTION) TO DECEMBER 31, 1997 ("1997").

         Cybear had no revenues for 1998 as it was in the development stage. Revenues were $96,000 in 1997 and consisted of software development services rendered to Andrx.

         Network operations and operations support costs were $643,000 in 1998. Cybear had no network operations and operations support costs in 1997. The increase in network operations and operations support costs for 1998 related to the establishment of the network operations center and the development of the operations support infrastructure.

         Product development costs were $1.6 million in 1998 compared to $894,000 in 1997. The increase in the product development costs for 1998 reflected the progress and expansion of Cybear's development activities.

         Sales and marketing expenses were $483,000 in 1998. Cybear had no sales and marketing expenses in 1997. The increase in sales and marketing expenses for 1998 related to the development of the sales and marketing infrastructure.

         General and administrative expenses were $1.1 million in 1998 compared to $667,000 in 1997. The increase in general and administrative expenses for 1998 related to the expansion of the administrative infrastructure.

         Depreciation and amortization expense was $139,000 in 1998 compared to $65,000 in 1997. The increase in depreciation and amortization for 1998 resulted primarily from Cybear's purchases of computer hardware and software used in the establishment of its network operations center and the development of its products.

         Other non-recurring charges were $285,000 in 1998. These charges consisted of a write off of a software license and costs incurred to settle certain litigation.

         Interest expense was $210,000 in 1998 compared to $28,000 in 1997. Interest expense represented interest on advances from Andrx under a credit agreement between the two companies to fund Cybear's operations. At December 31, 1998, the net advances including interest amounted to approximately $5.4 million.

         Cybear recorded a tax benefit of $1.9 million in 1998 reflecting the reimbursement from Andrx for the utilization of Cybear's income tax attributes pursuant to the tax allocation agreement. In 1997, Cybear did not record any income tax provision or benefit as Andrx could not utilize Cybear's tax attributes. As of December 31, 1998, Cybear had net deferred tax assets of approximately $342,000 attributable primarily to a net operating loss carry forward in the amount of approximately $800,000 which was available to offset future earnings. Under the provisions of SFAS No. 109, Cybear had provided a valuation allowance to reserve against 100% of its net deferred tax assets given its history of net losses.

LIQUIDITY AND CAPITAL RESOURCES

         As of March 31, 2000, Cybear had $26.7 million in cash, cash equivalents and investments available-for-sale and $31.6 million of working capital.

         Net cash used in operating activities was $4.4 million for the three months ended March 31, 2000 compared to $1.6 million for the three months ended March 31, 1999. The increase in net cash used in operating activities for the three months ended March 31, 2000, as compared to the three months ended March 31, 1999 is primarily due to Cybear incurring a net loss of $6.6 million for the three months ended March 31, 2000 as compared to a net loss of $1.5 million for the three months ended March 31, 1999, an increase in accounts payable and accrued liabilities for the three months ended March 31, 2000 as compared to a decrease for the three months ended March 31, 1999, an increase in depreciation and amortization expense for the three months ended March 31, 2000, as compared to the three months ended March 31, 1999 and other non-cash charges for the three months ended March 31, 2000. The other non-cash charges result primarily from impairment charges to certain assets.

         For the three months ended March 31, 2000, net cash used in operating activities was primarily attributable to Cybear's loss from operations, offset by the depreciation and amortization expense and other non-cash charges, and an increase in accounts payable and accrued liabilities. For the three months ended March 31, 1999, the net cash used in operating activities was primarily attributed to Cybear's loss from operations.

         Net cash used in operating activities was $9.7 million in 1999 compared to $1.4 million in 1998 and $1.4 million in 1997. The increase in net cash used in operating activities in 1999, as compared to 1998 is primarily due to Cybear incurring a net loss of $10.8 million in 1999 as compared to a net loss of $2.5 million in 1998, an increase in prepaid expenses and other assets in 1999 as compared to a decrease in 1998 offset by depreciation and amortization expense of $1.6 million in 1999, as compared to $139,000 in 1998. The increase in prepaid expenses and other assets in 1999 results primarily from recording a long term receivable of $600,000 from a medical organization and advance payments made to an operator of web sites (see Note 11 to the accompanying consolidated financial statements).

         In 1999, net cash used in operating activities was primarily attributable to Cybear's loss from operations, the interest receivable from Cybear's investments available-for-sale and an increase in other assets, offset by the depreciation and amortization expense and an increase in accounts payable. In 1998 and 1997, the net cash used in operating activities was primarily attributed to Cybear's loss from operations offset by increases in accounts payable.

         Net cash used in investing activities was $6.8 million for the three months ended March 31, 2000 and $1.1 million for the three months ended March 31, 1999. For the three months ended March 31, 2000, Cybear received proceeds of $390,000 from sales of investments available-for-sale and funded a $4.0 million one-year convertible promissory note from AHT Corporation. Cybear also purchased $558,000 in property and equipment consisting mainly of computer hardware and software used in its network operations center and the development of its products. Cybear also purchased $2.5 million in software licenses. For the three months ended March 31, 1999, Cybear purchased $1.1 million of property and equipment consisting mainly of computer hardware and software used in its network operations center and in its product development activities, leasehold improvements to the rented space housing its corporate headquarters and network operations center and furniture for its corporate headquarters.

         Net cash used in investing activities was $34.2 million in 1999, $2.7 million in 1998 and $401,000 in 1997. In 1999, Cybear made net purchases of $26.2 million in investments available-for-sale, purchased a $3.0 million one-year convertible promissory note from HIE, Inc., and used $1.2 million in net cash for the acquisition of Telegraph. Cybear also purchased $2.2 million in property and equipment consisting mainly of computer hardware and software used in its network operations center and the development of its products, leasehold improvements to the rented space housing its corporate headquarters and network operations center and furniture for its corporate headquarters. Cybear also purchased $1.6 million in software licenses and capitalized $140,000 in product development costs. In 1998, Cybear purchased $2.3 million of property and equipment consisting mainly of computer hardware and software used in its network operations center and in its product development activities, and leasehold improvements to the rented space housing its corporate headquarters and network operations center. In addition, Cybear capitalized $358,000 in product development costs. In 1997, Cybear invested $241,000 in capital expenditures consisting mainly of computer hardware and software used in the development of its products. In addition, Cybear purchased a software license for $160,000.

         Net cash provided by financing activities was $281,000 for the three months ended March 31, 2000 compared to $3.1 million for the three months ended March 31, 1999. For the three months ended March 31, 2000, net cash provided by financing activities consisted of proceeds generated from the exercises of stock options. For the three months ended March 31, 1999, net cash provided by financing activities consisted of advances from Andrx to fund Cybear's operations, net of the reimbursement from Andrx for the utilization of Cybear's income tax attributes pursuant to the tax allocation agreement.

         Net cash provided by financing activities was $55.9 million in 1999, $4.1 million in 1998 and $1.8 million in 1997. In 1999, net cash provided by financing activities consisted mainly of $50.8 million in net proceeds generated from the public offering of 3,450,000 shares of common stock of Cybear and $5.1 million of advances from Andrx to fund Cybear's operations, net of the reimbursement from Andrx for the utilization of Cybear's income tax attributes pursuant to the tax allocation agreement. In 1998, net cash provided by financing activities consisted of advances from Andrx to fund Cybear's operations, net of the reimbursement from Andrx for the utilization of Cybear's income tax attributes pursuant to the tax allocation agreement. In 1997, net cash provided by financing activities consisted of advances from Andrx to fund Cybear's operations and proceeds from issuance of Cybear's stock.

         From time to time, Cybear may be involved in litigation relating to claims arising out of its operations in the normal course of business. Cybear is not currently a party to any legal proceeding or aware of any other claim except as otherwise disclosed herein, the adverse outcome of which, individually or in the aggregate, could reasonably be expected to have a material adverse effect on Cybear's business, operating results and financial condition.

         Cybear currently anticipates that its available cash resources will be sufficient to meet its presently anticipated working capital and capital expenditure requirements for the next twelve months.


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

RECENT ACCOUNTING PRONOUNCEMENTS

         In June 1998, the FASB issued SFAS No. 133, as amended by SFAS No. 137, "Accounting for Derivative Instruments and Hedging Activities". SFAS No. 133, as amended, establishes accounting and reporting standards requiring that every derivative instrument (including certain derivative instruments embedded in other contracts) be recorded in the balance sheet as either an asset or liability measured at its fair value. SFAS No. 133, as amended, requires that changes in the derivative's fair value be recognized currently in earnings unless specific hedge accounting criteria are met. Special accounting for qualifying hedges allows a derivative's gains and losses to offset related results on the hedged item in the income statement, and requires that a company must formally document, designate, and assess the effectiveness of transactions that receive hedge accounting.

         SFAS No. 133, as amended, is effective for fiscal years beginning after June 15, 2000. A company may also implement the provisions of SFAS No. 133, as amended, as of the beginning of any fiscal quarter after issuance. SFAS No. 133, as amended, cannot be applied retroactively. SFAS No. 133, as amended, must be applied to (a) derivative instruments and (b) certain derivative instruments embedded in hybrid contracts that were issued, acquired, or substantively modified after December 31, 1997 (and, at Cybear's election, before January 1,
1998). Cybear will adopt the provisions of SFAS No. 133 beginning January 1, 2001, as required. Adoption of the provisions of this standard is not expected to have a material effect on Cybear's consolidated results of operations and financial condition.

                               BUSINESS OF CYBEAR

OVERVIEW

         Cybear is an information technology company using the Internet to attempt to improve the efficiency of administrative and communications tasks of managing patient care while addressing the healthcare industry's need for the secure and reliable transmission of information. Cybear is an Internet service provider, or ISP, and an application services provider, or ASP, for the healthcare industry. Cybear uses or intends to use its own secure private network to provide access to the Internet, email and productivity applications. These are available on a transaction or subscription basis to physicians, physician organizations, pharmacies and hospitals. Some of its online applications include or may include business tools for hospital messaging, lab orders and results, streamlined purchasing, prescription writing, claims processing, eligibility verification, formulary compliance, credentialing, web site creation and physician-patient communications via the Internet.

         In March 1999, Cybear introduced its first product, dr.cybear, a physician practice portal, which is designed to address the communications and operational needs of physicians and other healthcare providers. The physician practice portal is an Internet portal site that provides a combination of healthcare content, practice management tools, the entry point to a communications network and ongoing access to further products and services. dr.cybear is marketed to physicians, physician organizations, hospitals, managed care organizations and integrated delivery networks throughout the United States. In the three months ended June 30, 1999, Cybear emerged from the development stage for financial reporting purposes.

         In June 1999, Cybear completed a public offering of 3,450,000 shares of its common stock, raising approximately $50.8 million in net proceeds. In September 1999, Cybear acquired Telegraph Consulting Corporation, or Telegraph Consulting, the programming, networking and interactive design division of Telegraph New Technology, Inc. The purchase price of approximately $4.1 million included $1.2 million in cash, the issuance of 320,000 shares of Cybear common stock valued at approximately $2.8 million and the assumption of approximately $136,000 of Telegraph Consulting debt. The acquisition was recorded using the purchase method of accounting.

         In September 1999, Cybear entered into an arrangement with Andrx pursuant to which prescription vaccines, injectables and other items distributed by Andrx can be ordered through dr.cybear.

         Cybear has incurred net operating losses and negative cash flows from operating activities since its inception. As of March 31, 2000, Cybear had an accumulated deficit of approximately $21.4 million. In addition, Cybear intends to continue to invest heavily in its product development, network operations, operations support, sales and marketing and administrative areas. As a result, Cybear expects to continue to incur substantial operating losses for the foreseeable future, and may never achieve or sustain profitability.

         In March 2000, Cybear signed a one-year agreement, subject to additional one-year periods renewals by mutual agreement, with Novartis Pharmaceuticals Corporation pursuant to which Cybear will provide secure on-line connectivity and a communications solution through dr.cybear to an initial group of 5,000 Novartis-selected physicians for monthly subscription fees commencing one month after these physicians are registered. Novartis has committed to register 5,000 physicians by the end of the year 2000.

         In March 2000, Andrx and Cybear announced that they executed a definitive Agreement and Plan of Merger and Reorganization (the "Reorganization") with respect to the previously announced tracking stock reorganization plan. This plan, which was recommended to the Cybear's board of directors by its Special Committee and approved by the Boards of both Cybear and Andrx, will create a new class of Andrx common stock to separately track the performance of Cybear ("Cybear Group Common Stock"). The Reorganization will be submitted to Andrx and Cybear shareholders for approval during 2000.

         Over the next year, Cybear intends to supplement its core dr.cybear product by continuing to improve its functionality and by introducing rx.cybear, its Pharmacist Portal Product. rx.cybear will provide physicians the ability to write prescriptions and prescription refills in the context of patient medical histories and payer clinical rules. As a result, Cybear expects its product to provide physicians and pharmacies with the necessary tools to help reduce potentially harmful drug interactions, lessen the number of telephone calls from payers and pharmacies, improve patient satisfaction and ultimately improve patient care. Pharmacies may also benefit through reduced administrative costs due to the correction and clarification of prescriptions before being submitted for dispensing.

         Cybear also intends to implement additional functionality to its dr.cybear product such as the communication of laboratory results. This service will enable physicians to order and view the results of diagnostic tests from participating clinical laboratories. Cybear also intends to provide through its dr.cybear product medical messaging services that may include discharge summaries and nursing notes from hospitals, prescription and laboratory information, transcription information, as well as other pertinent patient medical records to allow physicians "real time" access to such information. Cybear also intends to offer healthcare providers the ability to verify patient eligibility and coverage and process medical claims through its dr.cybear product.

HEALTHCARE COMMUNICATIONS AND INFORMATION TECHNOLOGY ISSUES

         Participants in the healthcare industry are highly dependent upon information. Information is generated by multiple sources, must be acted on at various times by a variety of participants and forms the basis of quality care and adequate reimbursement for services. With both the continued penetration of managed care and reductions in government reimbursement, the need for accurate, rapid and interactive information continues to increase. At the same time, demand for real-time accurate clinical and administrative information among healthcare network providers has increased.

         Management believes that, notwithstanding the recognized need for improved business-to-business communication, the healthcare industry has, to date, underinvested in information technology. Instead, the exchange of complex information currently depends on the inefficiencies inherent in mail, telephone and fax communications. It is not unusual for patients to experience delays in obtaining authorizations, in gaining access to specialists or in having diagnostic or therapeutic procedures performed because of inefficient manual methods of sharing information. Physicians find it increasingly difficult to monitor the thousands of different medications covered by insurers, so pharmacists interrupt patient care with requests to change or substitute medications. It is common practice for physicians and their office staff to telephonically verify a patient's eligibility and other items necessary to render care. Manual methods of coding for healthcare reimbursement claims are prone to human error. These inefficiencies are a daily part of the healthcare industry and reduce the profitability of healthcare providers and provider organizations.

         The desired linkage of existing computer systems used by participants in the healthcare industry has been hindered by a variety of factors, including the sheer number of industry participants, the complexity of healthcare transactions, the high cost of technology, limitations of existing information systems, the incompatibility of the many existing operating platforms and the continuing prevalence of computer systems that were not Y2K compliant.

         Cybear believes that the Internet is a transformational communications technology that will be best suited to handle complex communications between healthcare providers and payers. The Internet's open architecture, universal accessibility and acceptance makes it a powerful communications medium overcoming many of the limitations of legacy healthcare information access and technology systems. Additionally, the Internet has gained wide acceptance in the healthcare community as an information access and gathering tool, with approximately 75% of U.S. physicians accessing the Internet regularly. Consequently, the deployment of various applications, content and tools will more readily be accepted by physicians and their office staffs.

THE CYBEAR SOLUTION

         Cybear developed dr.cybear to meet healthcare providers' need to improve the accuracy and efficiency of communications with other providers, third party payers and provider networks. In order to meet the demands of managed care, Cybear believes a system needs to quickly collect and deliver patient information at the point of care, track physician activities and patterns, identify trends and issues that affect the critical components of managed care such as quality, cost, outcomes, variability and patient satisfaction and facilitate prospective utilization review. Cybear also believes that there will be a strong demand for real-time clinical and practice management solutions that are easy to use, secure and cost effective.

         Cybear's integrated suite of Internet-based products and services is designed to improve the efficiency of day-to-day administrative and communication tasks of the various participants in the healthcare industry, including physicians, hospitals, networks and payers that must interact to successfully manage patient care. These products may include applications, information and data transfer capabilities designed by Cybear to meet their particular needs, and, through its ISP, allow for the creation of secure intranets or custom private networks for members of these networks to communicate and share private information. Access to Cybear's products is restricted to registered users. Registered users must enter passwords to obtain access, and the passwords are programmed to provide general access to product content and applications and tiered-restricted access to member specific network communications. Cybear's Internet-based technology platform allows for efficient installation, maintenance and customization using the user's existing computer system. Like other ISP's, Cybear uses existing phone lines and the telecommunications infrastructure. Registered users may also access dr.cybear through other ISPs, even though Internet access through its ISP is already included in their service.

CYBEAR'S COMPETITIVE ADVANTAGES

         Cybear believes its healthcare experience, its sales force, its Internet-based technology platform, its in-house software development capabilities and its business relationship with Andrx provide Cybear with significant competitive advantages that should permit Cybear to become an Internet communications and applications provider for the healthcare community. Cybear's main strengths are:

         o Healthcare Experience - Cybear's chief executive officer is a physician with experience practicing medicine, managing provider networks and providing practice management services. Other members of Cybear's senior management and board of directors have experience in healthcare practice management and pharmaceutical industries. Cybear's development, marketing and support staff have in-depth knowledge of the operations and specific needs of physicians and other key participants in the healthcare industry. As a result, Cybear believes it is able to develop and deliver products that are useful and acceptable to its users allowing it to build meaningful and lasting user relationships.

         o Its Own Sales Force - Cybear has an in-house sales and marketing staff that has long-standing ties to key segments of the healthcare industry, including physician practices, physician organizations and pharmaceutical companies. Cybear believes that these relationships will allow it to rapidly expand its user base.

         o An Internet-Based Technology Platform - Cybear provides direct Internet access to its registered users through its own ISP, unlike its competitors who depend on others for Internet access. Being an ISP allows Cybear to provide a secure medium for transmission of sensitive patient and transactional information in an easy to use, low cost, fast and reliable manner. Cybear's ISP platform also allows it to provide more value to its users by providing general purpose Internet access at no additional cost, web-hosting and the ability to develop private intranets, which Cybear believes will result in users being less likely to switch to a competitor's product or service.

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

         o Extensive In-House Software Development Capabilities - Cybear has an in-house software development team made up of over 30 programmers, allowing it to provide easy to use, low cost tools for the day-to-day operational and management needs of medical practices and networks. This allows Cybear to create flexible Java and Cold Fusion language-based applications to address the particular needs of different segments of the healthcare industry. Cybear's in-house development capability, together with its server-based applications technology that allows it to send updates to subscribers online, will allow it to make continuous improvements to its products.

         o A Business Relationship with Andrx - Andrx provides Cybear with telemarketing and product distribution expertise. Cybear has an arrangement with Andrx pursuant to which prescription vaccines and injectables distributed by Andrx can be ordered through dr.cybear.

CYBEAR'S STRATEGY

         Cybear's strategy to become an Internet-based platform linking physicians with other healthcare providers, third party payers and participants in the healthcare industry is based upon several elements, including:

         o Building a Physician User Base - Cybear is marketing dr.cybear to physicians, their staff and physician organizations that have ever-increasing and complex communications needs. In addition to individual physicians, large physician organizations will either subscribe or encourage their members to use dr.cybear. Cybear expects administrative staff, particularly office managers, schedulers and billers will be regular users of many of the administrative tools of dr.cybear.

         o        Using Physician User Base to Obtain Additional Industry Users
                  - By developing a physician-centered user base, Cybear believes that it will attract non-physician users such as pharmacies, hospitals and independent practice associations, or IPA's, who will use its future products to communicate and transact business with its dr.cybear physician users. To this end, Cybear is actively pursuing strategic relationships with key healthcare, technology and content partners to enable it to offer higher quality products and solutions to other segments of the healthcare industry.

         o Using Connectivity to Retain Users - Cybear believes that its ISP-related ability to link physician organizations through custom, secure private networks will improve communications and administrative efficiency. Cybear believes that once individual users are connected to and use a private network, particularly members of large provider networks, they will continue subscribing to its products and services instead of switching to one of its competitor's services because if they switched, they would not be able to communicate with members who are dr.cybear users.

         o Capitalizing on Multiple Revenue Sources - Cybear intends to generate revenues from multiple sources, including e-commerce, transaction fees and subscription fees.

PRODUCTS

         CYBEAR'S TECHNOLOGY PLATFORM

         Cybear's Internet-based technology platform for its products includes an ISP that serves only its users, and as a result improves security and reliability of their Internet access, the use of Java and Cold Fusion language-based programming to design its user applications, and a network operations center with full system backups to provide reliability to its user base, all with the capacity to meet its users' growing needs.

         COMMON FEATURES OF CYBEAR'S PRODUCTS

         Each of Cybear's products will share the following common features tailored to meet the needs of the targeted user:

   ------------------------------ -----------------------------------------------------------------------------------
   Component                      o        Features
   ------------------------------ -----------------------------------------------------------------------------------
   Internet Service Provider      o        Automatic configuration of the user's computer
                                  o        Dial-in from any location in the U.S. through a network of local numbers
                                  o        Customizable front-end image that may include the name and service mark of the user or the user's network
                                  o        On-demand customer support
                                  o        Access to Cybear's products as well as full general purpose Internet access for use by its users
   ------------------------------ -----------------------------------------------------------------------------------
   Communications Services        o        E-mail, private network capabilities and web hosting services
                                  o        Tiered multiple user groups for password secure restricted access network communications with others in the relevant healthcare delivery system, with the ability to control access to information as desired
                                  o        User group menus comprising larger groups or organizations defined by a common interest or situation
   ------------------------------ -----------------------------------------------------------------------------------
   Content and Applications       o        A portal entry point notifying users of new information and product updates relevant to the particular user group
                                  o        A template for users to design their own web site, search engine/directory to find information on the Internet, and online newsletter publisher, each customizable to the needs of the user, and web site access and the ability to track the number of visitors to a web site
                                  o        Software application tools to streamline day-to-day healthcare administrative and operational tasks
                                  o        Lifestyle information geared for the e-commerce needs of healthcare professionals
   ------------------------------ -----------------------------------------------------------------------------------

         DR.CYBEAR

         dr.cybear includes a broad range of practice management tools to assist physicians and their office staff, increase physician productivity and enhance potential reimbursement. dr.cybear is designed to manage communications between physicians and the various other segments of the healthcare industry that interact with them. Cybear launched dr.cybear in March 1999.

         The following highlights the dr.cybear practice, office and physician tools:

Practice Tools

         Application                        Content                                     Benefit
  ---------------------------------- -------------------------------------- -----------------------------------------
  Managed Care Applications          o        Contract Manager              Helps manage differing insurance
                                     o        Eligibility and               contracts, checks a patient's insurance
                                              Authorization                 status, obtains referral authorization
                                     o        Capitation Evaluation         and evaluates managed care payments.
  ---------------------------------- -------------------------------------- -----------------------------------------
  Care Management                    o        Patient Satisfaction Survey   Patient services including satisfaction
                                     o        Patient Education             evaluation, educational handouts,
                                     o        Patient Support               online patient support links and
                                     o        Practice Benchmarks           evaluation of practice by comparing to
                                                                            norms.
  ---------------------------------- -------------------------------------- -----------------------------------------
  Coding Management                  o        Coding Newsletter             Updates and trains staff on coding
                                     o        Medicare Training             changes, simplifies billing with online
                                     o        ICD-9 Online                  procedure and disease listings.
  ---------------------------------- -------------------------------------- -----------------------------------------

---------------------------------- -------------------------------------- -------------------------------------------
  Practice Compliance                o        Compliance Newsletter         Keeps practice abreast of compliance
                                     o        Legislative Update            issues and legislative initiatives,
                                     o        Legal Resources               alerts regarding fraud and abuse issues
                                     o        Fraud and Abuse Alerts        and assists in evaluating health care
                                                                            attorney qualifications.
  ---------------------------------- -------------------------------------- -----------------------------------------

Office Tools

         Application                        Content                                     Benefit
  ---------------------------------- -------------------------------------- -----------------------------------------
  Supply Replacement                 o        Injectables and Vaccines      Online ordering of injectables,
                                     o        Medical Supplies and Office   vaccines, medical, and office supplies
                                              Supplies                      frees staff time and ensures
                                                                            availability.
  ---------------------------------- -------------------------------------- -----------------------------------------
  Staff Services                     o        Human Resources               Helps track required human resource
                                     o        Policy and Procedures         documentation, contains staff policies
                                     o        Office Training               and procedures, online training
                                     o        Occupational Safety and       courses, and Occupational Safety and
                                              Health Administration         Health Administration compliance
                                              Regulatory Compliance         evaluation and protocols.
                                     o        Disaster Protocols
  ---------------------------------- -------------------------------------- -----------------------------------------
  Infrastructure Support             o        Office Forms Database         Extensive repository of office forms
                                                                            for all needs, both business and
                                                                            clinical.
  ---------------------------------- -------------------------------------- -----------------------------------------

Physician Tools

         Application                        Content                             Benefit
  ---------------------------------- -------------------------------------- -----------------------------------------
  Continuing Education               o        Continuing Medical Education  Keeps physicians updated on their
                                     o        Medical Library               continuing medical education, and
                                     o        Conference Calendar           allows patient, disease and clinical
                                     o        Clinical Studies              research.


  ---------------------------------- -------------------------------------- -----------------------------------------
  Prescription Management            o        Managed Care                  Tracks the medications covered by
                                     o        Food and Drug                 different insurance carriers, and
                                              Administration Approvals      minimizes changes and substitutions of
                                     o        Drug Formulary Prescription   patient medications.
                                              Profiling
  ---------------------------------- -------------------------------------- -----------------------------------------
  Certification Assistance           o        Credentialing Database        Updates physician's profile regarding
                                     o        Utilization Benchmarking      education, hospital privileges,
                                                                            licensure, etc.  Allows comparison of
                                                                            patient management and treatment to
                                                                            standard clinical protocols and
                                                                            treatment regimes.
  ---------------------------------- -------------------------------------- -----------------------------------------

         FUTURE PRODUCT

         Cybear is developing additional functionality to its dr.cybear product as well as an additional Internet-based product, rx.cybear, targeted to the needs of pharmacies. The additional functionality to the dr.cybear product and the rx.cybear product are based on Cybear's Internet-based technology platform, and will add tools specially designed to meet the needs of the expected users. Cybear anticipates that the additional functionality to the dr.cybear product and the rx.cybear product will attract new users that will benefit from the connectivity features to communicate among themselves and with physicians.

o Additional functionality to Cybear's dr.cybear product will include:

    o Communication of laboratory results. This service will enable physicians to order and view the results of diagnostic tests from participating clinical laboratories.

   o Medical messaging services which may include discharge summaries and nursing notes from hospitals, prescription and laboratory information, transcription information, as well as other pertinent patient medical records to allow physicians "real time" access to such information.

   o Enhanced patient eligibility and coverage verification.

   o Medical claims processing.

o rx.cybear will be targeted at community pharmacies, a segment of the healthcare delivery sector that is experiencing increased pressures to reduce and control operational costs. rx.cybear will also provide benefits to the pharmacy chain market. Cybear believes rx.cybear will have a direct bottom line cost to managing the prescription benefit as well as the patient coordination between the physician practice, the pharmacy and the patient.

         In addition to the standard portal product, rx.cybear will offer applications that have been developed by Cybear including:

   o Calculators that assist with managing the profitability of the store, labor budgets, delivery costs, contract profitability, profit and loss, and price increases.

   o Electronic integration of the Patient / Physician / Pharmacy for Rx refills and renewals.

   o Ability to modify and change drug therapies during the refill process.

   o E-commerce through the pharmacist's web page.

   o Access to numerous journals, regulatory information, formulary listings and clinical study summaries.

MARKETING AND SALES

         Cybear sells its product primarily through two mechanisms: its in-house sales force and its distribution partnerships. Cybear has an in-house sales force of individuals with healthcare backgrounds and relationships oriented to building the physician user base. The sales force activity is complemented by senior management in approaching other segments of the healthcare community, including the pharmaceutical, medical device and supplies and ancillary service providers. Cybear believes both through direct sales and through distribution partnerships, it will have more rapid product penetration and revenue generation. Cybear plans to continue recruiting additional sales and marketing staff.

         To complement its sales strategy, Cybear has a multifaceted marketing approach that includes advertising, direct mailing, telemarketing, trade show visibility and direct selling activity. Cybear's marketing efforts take a business partnership approach, with a focus on developing three main revenue bases: e-commerce, transaction revenues and subscription revenues. Cybear believes that providing useful, easy to use and well supported products and services will allow it to build its user base, and that building its user base will allow Cybear to generate e-commerce and transaction revenues.

CUSTOMER SERVICE AND SUPPORT

         Cybear believes that effective customer service is essential to attracting and retaining users and is acutely sensitive to the demands for person-to-person responsiveness of the healthcare community. Cybear provides ongoing telephone support in both technical computer hardware and healthcare applications matters. This support is provided through its customer service and help desk which are accessible by a toll-free call and are available from 8:00 a.m. to 8:00 p.m. eastern standard time, Monday through Friday, with after hours support available via pager. Personnel are trained to both resolve technical problems and answer inquiries on product usage. Cybear also has trained customer satisfaction associates to ensure proper use and customer satisfaction.

NETWORK OPERATIONS CENTER

         Cybear's network operations center was designed to fully integrate redundancy and scalability. Cybear has installed redundant power supplies, each with its own power cable, into every major switch or router in its system so as to ensure that a disruption in the power supply or a disconnected power cable does not incapacitate the network. Cybear can increase its capacity, speed and fault tolerance without affecting or stopping existing services simply by connecting additional equipment into its network. Cybear uses the latest in firewalls running dual design in the event one should fail. Cybear's external connectivity is designed to be as redundant and self repairing as its internal network. Cybear has connectivity, split across several routes and high-speed segments known as T3 lines, to several major telecommunication infrastructure providers, including BellSouth, Uunet, Sprint and Cable & Wireless, to provide connections with the Internet. If any one or more of the providers or routers becomes unavailable, the infrastructure itself will re-route traffic as necessary to continue functioning without interruption.

         Every network segment is split among redundant switches, and each switch also is attached to the backbone through redundant connections, resulting in an efficient self-healing network that can sense and repair itself as the need arises. Cybear's host routers and network segments, both internal and external, are monitored 365 days a year through several systems, on and offsite, in order to maintain site integrity. The network operations center is located in Boca Raton, Florida.

COMPETITION

         Cybear's competitors include online services or web sites targeted to healthcare, general purpose ISPs, publishers and distributors of offline media, healthcare information companies and large data processing and information companies. Many of these competitors have substantial installed customer bases in the healthcare industry and the ability to fund significant product development and acquisition efforts. Cybear believes that the principal competitive factors in its market include knowledge of user needs and client service, system quality and product features, price and the effectiveness of marketing and sales efforts. We cannot assure you that Cybear will be competitive with respect to any individual factor or combination thereof.

         To be competitive, Cybear must incorporate leading technologies, enhance its existing services and content, develop new technologies that address the increasingly sophisticated and various needs of healthcare professionals and respond to technological advances and emerging industry standards and practices on a timely and cost-effective basis. We cannot assure you that Cybear will be successful in using new technologies effectively or adapting dr.cybear and other products to user requirements or emerging industry standards. Any pricing pressures, reduced margins or loss of market share resulting from Cybear's failure to compete effectively would materially adversely affect Cybear's business, financial condition and operating results.

         Many of Cybear's current and potential competitors have greater financial, technical and marketing resources to devote to the development, promotion and sale of their services; longer operating histories; greater name recognition; and larger user bases than Cybear and, therefore, may have a greater ability to attract users. Many of these competitors may be able to respond more quickly than Cybear to new or emerging technologies in the Internet and the personal communications market and changes in Internet user requirements and to devote greater resources than Cybear to the development, promotion and sale of their services. In addition, Cybear does not have contractual rights to prevent its business partners from entering into competing businesses or directly competing with it.

GOVERNMENT REGULATION AND HEALTHCARE REFORM

         The healthcare industry is subject to changing political, economic and regulatory influences that may affect the procurement practices and operations of healthcare organizations. Cybear's products are designed to function within the structure of the healthcare financing and reimbursement system currently being used in the United States. During the past several years, the healthcare industry has been subject to an increase in governmental regulation of, among other things, reimbursement rates.

         Proposals to reform the U.S. healthcare system have been and will continue to be considered by the U.S. Congress. These programs may contain proposals to increase governmental involvement in healthcare and otherwise change the operating environment for Cybear's potential customers. Healthcare organizations may react to these proposals and the uncertainty surrounding those proposals by curtailing or deferring investments, including those for Cybear's products. On the other hand, changes in the regulatory environment have in the past increased and may continue to increase the needs of healthcare organizations for cost-effective information management and thereby enhance the marketability of Cybear's products and services. Cybear cannot predict with any certainty what impact, if any, such proposals or healthcare reforms might have on Cybear's results of operations, financial condition and business.

         Cybear's products and services are not directly subject to governmental regulations, although the proposed user base is subject to extensive and frequently changing federal and state laws and regulations. However, with regard to healthcare issues on the Internet, the recently enacted Health Insurance Portability and Accountability Act of 1996, mandates the use of standard transactions, standard identifiers, security and other provisions by the year 2002. It will be necessary for Cybear's platform and for the applications that it provides to be in compliance with the proposed regulations. Congress is also likely to consider legislation that would establish uniform, comprehensive federal rules about an individual's right to access his own or someone else's medical information. This legislation would likely define what is to be considered "protected health information" and outline steps to ensure the confidentiality of this information. The proposed Health Information Modernization and Security Act would provide for establishing standards and requirements for the electronic transmission of health information.

         There are currently few laws or regulations that specifically regulate communications or commerce on the Internet. However, laws and regulations may be adopted in the future that address issues such as online content, user privacy, pricing and characteristics and quality of products and services. For example, although it was held unconstitutional, the Communications Decency Act of 1996 prohibited the transmission over the Internet of certain types of information and content. In addition, several telecommunications carriers are seeking to have telecommunications over the Internet regulated by the FCC in the same manner as other telecommunications services. Because the growing popularity and use of the Internet has burdened the existing telecommunications infrastructure in many areas, local exchange carriers have petitioned the FCC to regulate ISPs in a manner similar to long distance telephone carriers and to impose access fees on the ISPs.

         Internet user privacy has become an issue in the United States. Current United States privacy law consists of a few disparate statutes directed at specific industries that collect personal data, none of which specifically covers the collection of personal information online. We cannot guarantee that the United States will not adopt legislation purporting to protect such privacy. Any such legislation could affect the way in which Cybear is allowed to conduct its business, especially those aspects that involve the collection or use of personal information, and could have a material adverse effect on Cybear's business, financial condition and operating results. Moreover, it may take years to determine the extent to which existing laws governing issues such as property ownership, libel, negligence and personal privacy are applicable to the Internet.

         With regard to copyright infringement liability, Congress recently enacted the Online Copyright Infringement Liability Limitation Act as part of the Digital Millennium Copyright Act which limits the copyright liability of ISPs for certain transmissions through their systems. Through this law, an ISP can avoid liability for copyright infringement with respect to the ISP's transmitting, routing, linking, and storing materials through its service if the materials are transmitted or stored by or at the direction of a person other than the ISP through an automatic process without selection of the materials by the ISP, the ISP does not select the recipients of the materials except as an automatic response to the request of another person, the materials are not accessible by unanticipated recipients, and the materials are transmitted without modification of content.

         The ISP must not have actual knowledge or information making it apparent that materials on its system infringe, and must have procedures in place to deal with allegations of infringement, including a designated person to receive notifications of claimed infringement, a commitment to remove allegedly infringing material from the service upon receipt of credible notifications and notification of the subscriber whose material is removed from the service.

         While this law provides some protection, it will not apply in all aspects where Cybear could face liability for copyright infringement as a result of materials available on its ISP because Cybear may create or modify certain of these materials, and therefore be outside of the safe harbor provided by this law.

         The tax treatment of the Internet and e-commerce is currently unsettled. A number of proposals have been made at the federal, state and local level and by certain foreign governments that could impose taxes on the sale of goods and services and certain other Internet activities. A recently-passed law places a temporary moratorium on certain types of taxation on Internet commerce. Cybear cannot predict the effect of current attempts at taxing or regulating commerce over the Internet. Any legislation that substantially impairs the growth of e-commerce could have a material adverse effect on Cybear's business, financial condition and operating results.

INTELLECTUAL PROPERTY

         Cybear seeks to protect its proprietary information through nondisclosure agreements with its employees. Cybear's policy is to have employees enter into nondisclosure agreements containing provisions prohibiting the disclosure of confidential information to anyone outside Cybear, requiring disclosure to Cybear of any new ideas, developments, discoveries or inventions conceived during employment, and requiring assignment to Cybear of proprietary rights to such matters that are related to Cybear's business.

         Cybear also relies on a combination of trade secrets, copyright and trademark laws, contractual provisions and technical measures to protect its rights in various methodologies, systems and products and knowledge bases. Cybear believes that because of the rapid pace of technological change in the Electronic Data Interface industry, trade secret and copyright protection are less significant than factors such as the knowledge, ability, experience and integrity of Cybear's employees, frequent product enhancements and the timeliness and quality of support services.

         Cybear has a federal service mark registration for "Cybear". Cybear has also registered the domain names "dr.cybear.com," "rx.cybear.com" and "Cybear.com." Any infringement or misappropriation of Cybear's intellectual property rights would disadvantage Cybear in its efforts to retain and attract new customers in a highly competitive market and could cause Cybear to lose revenues or incur substantial litigation expense.

         Although Cybear believes that its products do not infringe on the intellectual property rights of others, we cannot assure you that such a claim will not be asserted against Cybear in the future. If asserted, such a claim could cause Cybear to lose revenues or incur substantial litigation expense.

EMPLOYEES

         As of April 21, 2000, Cybear had 115 full-time employees. None of Cybear's employees is a member of a labor union and Cybear considers its relationship with its employees to be good.

PROPERTIES

         Cybear currently leases 38,068 square feet of space in Boca Raton, Florida housing its corporate headquarters and network systems. The lease provides for annual rent of $490,316, excluding taxes, insurance, utilities and common area maintenance charges and terminates on March 31, 2007. Cybear has adequate insurance for the premises. Management believes that this office space will be adequate for Cybear's needs for the foreseeable future.

LEGAL PROCEEDINGS

         From time to time, Cybear may be involved in litigation relating to claims arising out of its operations in the normal course of business. Cybear is not currently a party to any legal proceeding except as otherwise disclosed herein, the adverse outcome of which, individually or in the aggregate, could reasonably be expected to have a material adverse effect on Cybear's business, operating results and financial condition.

                          BENEFICIAL SECURITY OWNERSHIP

ANDRX

         The following table sets forth, as of the record date, information with respect to the beneficial ownership of Andrx's common stock by (1) each person who is known by Andrx to beneficially own 5% or more of Andrx's outstanding common stock, (2) Andrx's chief executive officer and each of the other "Named Executive Officers" (as defined below in "Executive Compensation--Summary Compensation Table"), (3) each director of Andrx, and (4) all directors and executive officers of Andrx as a group. Andrx is not aware of any beneficial owner of more than 5% of the outstanding common stock other than as set forth in the following table.

                                                             NUMBER OF SHARES           PERCENT OF CLASS
NAME AND ADDRESS OF BENEFICIAL OWNER(1)                   BENEFICIALLY OWNED(2)            OUTSTANDING
----------------------------------------------------    ---------------------------    --------------------
Alan P. Cohen(3).........................................           5,582,888                  8.1%
Chih-Ming J. Chen, Ph.D.(4)..............................           6,092,804                  8.7
Elliot F. Hahn, Ph.D.(5).................................           1,578,780                  2.3
Scott Lodin(6)...........................................             145,000                  *
Angelo C. Malahias(7)....................................             105,700                  *
Lawrence J. DuBow........................................              40,000                  *
Irwin C. Gerson(8).......................................              50,000                  *
Michael A. Schwartz, Ph.D.(9)............................              67,500                  *
Melvin Sharoky, M.D.(10).................................             133,300                  *
All directors and executive officers
  as a group (9 persons)(11) ............................          13,795,972                 19.6
5% OR GREATER HOLDERS:
Janus Capital Corporation (12)
  100 Fillmore Street
  Denver, Colorado 80206-4923............................           6,414,775                  9.3
Watson Pharmaceuticals, Inc.
  311 Bonnie Circle
  Corona, CA 91720.......................................           4,598,604                  6.7

----------------
*        Less than 1%.
(1)      Except as otherwise indicated, the address of each beneficial owner is c/o the Company, 4001 S.W.
         47th Avenue, Fort Lauderdale, Florida 33314.
(2)      Except as otherwise indicated, the persons named in this table have sole voting and investment power with respect to all shares of common stock listed, which include shares of common stock that such persons have the right to acquire a beneficial interest in within 60 days.
(3)      Represents 17,500 shares of common stock held jointly by Mr. Cohen and his spouse and 5,515,388 shares held in family limited partnerships and 50,000 shares of common stock issuable upon the exercise of stock options.
(4)      Represents 48,242 shares of common stock owned by Dr. Chen, 5,172,772 shares of common stock held by limited partnerships for which Dr. Chen is an officer of the corporate general partner 4,790 shares held by a charitable family foundation, 850,000 shares of common stock issuable upon the exercise of stock options and 17,000 shares of common stock issuable upon the exercise of stock options held by Dr. Chen's spouse.
(5)      Represents 1,528,780 shares of common stock held in family trusts and a family limited partnership and 50,000 shares issuable upon the exercise of stock options.
(6)      Represents 145,000 shares of common stock issuable upon the exercise of stock options.
(7)      Represents 3,200 shares held as custodian for his minor children and 102,500 shares of common stock issuable upon the exercise of stock options.
(8)      Represents 50,000 shares of common stock issuable upon exercise of stock options.
(9)      Represents 67,500 shares of common stock issuable upon exercise of stock options.
(10)     Includes 129,000 shares of common stock issuable upon exercise of stock options and 3,320 shares of common stock held by Dr. Sharoky as custodian for his minor children.
(11)     Includes 1,518,500 shares of common stock issuable upon the exercise of stock options.
(12)     Based solely on information contained in Schedule 13G dated May 10, 2000 filed with the Securities and Exchange Commission.

CYBEAR

         The following table sets forth, as of the record date, information with respect to the beneficial ownership of Cybear's common stock by (1) each person who is known by Cybear to beneficially own 5% or more of Cybear's outstanding common stock, (2) Cybear's chief executive officer and each of the other "Named Executive Officers" (as defined below in "Executive Compensation--Summary Compensation Table"), (3) each director of Cybear, and (4) all directors and executive officers of Cybear as a group. Cybear is not aware of any beneficial owner of more than 5% of the outstanding common stock other than as set forth in the following table.

                                                      NUMBER OF SHARES        PERCENT OF CLASS
   NAME AND ADDRESS OF BENEFICIAL OWNER (1)(2)        BENEFICIALLY OWNED      OUTSTANDING
-----------------------------------------------      --------------------    ------------------
Andrx Corporation(5)...........................           12,877,054               72.5%
Alan P. Cohen(3)(4)............................           12,905,554               72.5%
John H. Klein(6)...............................              555,555                3.1%
Edward E. Goldman, M.D.(7).....................              650,500                3.7%
Timothy E. Nolan(4)............................               35,000                 *
Eric D. Moskow, M.D.(8)........................               75,000                 *
Scott Lodin(4)(9)..............................           12,909,554               72.5%
Angelo C. Malahias(3)(4).......................           12,902,554               72.5%
Melvin Sharoky, M.D.(3)(4).....................           12,921,054               72.6%
Philip P. Gerbino, Ph.D.(4)....................               25,000                 *
Martin Reid Stoller, Ph.D.(4)..................               26,300                 *
All Directors and Officers
   as a Group (10 persons)(10).................           13,849,909               76.2%

------------
*        Less than 1%

(1)      Except as indicated, the address of each person named in the table is c/o Cybear, Inc.
         5000 Blue Lake Dr. suite 200, Boca Raton, Florida 33431.
(2)      Except as otherwise indicated, the persons named in this table have sole voting and investment power with respect to all shares of common stock listed, which include shares of common stock that such persons have the right to acquire a beneficial interest within 60 days from the date of this Report.
(3)      Includes shares owned indirectly by Andrx and 525,000 shares of common stock deemed to be beneficially owned by Edward E. Goldman, M.D.
(4)      Includes 25,000 shares of common stock issuable upon the exercise of stock options.
(5)      Includes 525,000 shares of common stock deemed to be beneficially owned by Edward E.
         Goldman, M.D.
(6)      Includes 222,222 shares of common stock issuable upon the exercise of stock options.
(7)      Includes 525,000 shares of common stock issuable upon the exercise of a warrant issued to Dr. Goldman by Andrx exercisable beginning on April 30, 1999 having an exercise price of $3.00 per share.
(8)      Represents 75,000 shares of common stock issuable upon the exercise of stock options.
(9)      Includes 1,000 shares of common stock held by Mr. Lodin as custodian for his minor children.
(10)     Includes the shares of common stock described in notes (4) through (7), and (9) and
         472,222 shares of common stock issuable upon the exercise of the stock options described in notes (4), (6) and (8).

                              ELECTION OF DIRECTORS

         Andrx's articles of incorporation provide that the board of directors be divided into three classes. Each class of directors serves a staggered three-year term. Dr. Chih-Ming J. Chen, Irwin C. Gerson and Dr. Michael A. Schwartz hold office until the 2000 Annual Meeting. Dr. Elliot F. Hahn and Lawrence J. DuBow hold office until the 2001 Annual Meeting. Alan P. Cohen and Dr. Melvin Sharoky hold office until the 2002 Annual Meeting.

         At the Annual Meeting, three directors will be elected by the shareholders to serve until the Annual Meeting to be held in 2003 or until their successors are duly elected and qualified. The accompanying form of proxy when properly executed and returned to Andrx, will be voted FOR the election as directors of the three persons named below, unless the proxy contains contrary instructions. Proxies cannot be voted for a greater number of persons than the number of nominees named in the Proxy Statement. Management has no reason to believe that any of the nominees are unable or unwilling to serve if elected. However, in the event that any of the nominees should become unable or unwilling to serve as a director, the proxy will be voted for the election of such person or persons as shall be designated by the board of directors.


NOMINEES

         The persons nominated as directors are as follows:

                                                                                                    YEAR FIRST
NAME                                          AGE           POSITION WITH THE COMPANY             ELECTED DIRECTOR
----------------------------------------    --------    -----------------------------------    -----------------------
Chih-Ming J. Chen, Ph.D. (1)................   48       Co-Chairman, Chief Scientific                   1992
                                                        Officer and Director

Irwin C. Gerson (2)(3)......................   70       Director                                        1993

Michael A. Schwartz, Ph.D. (3)..............   69       Director                                        1993

----------------------
(1) Member of Executive Committee
(2) Member of Audit Committee
(3) Member of Compensation Committee


         DR. CHIH-MING J. CHEN has been Co-Chairman since November 1998 and the Chief Scientific Officer and a director since November 1992. In January 1992, Dr. Chen formed his own company, ASAN Labs, Inc., which was acquired by Andrx in November 1992. Dr. Chen served as the Director of Product Development at IVAX Corporation, or IVAX, from 1988 to 1992, where he was the leader of a research team which specialized in the development of drug formulations, including several controlled-release products. After graduating with a Ph.D. degree in pharmaceutics from Ohio State University in 1981, Dr. Chen worked at Bristol-Myers and Berlex Labs.

         IRWIN C. GERSON, a director of Andrx since November 1993, was the Chairman of the Lowe McAdams Healthcare division of the Interpublic Group (formerly William Douglas McAdams, Inc.), a healthcare marketing, communications and public relations company, from 1987 through December 1998. Mr. Gerson is a member of the board of trustees of academic institutions, including Long Island University, Albany College of Pharmacy and is Chairman of the Council of Overseers of the Arnold and Marie Schwartz College of Pharmacy. Mr. Gerson is also a director of Cytoclonal Pharmaceutics, Inc., a biotechnology company.

         DR. MICHAEL A. SCHWARTZ, a director of Andrx since November 1993, is currently Dean Emeritus and a Professor at the College of Pharmacy at the University of Florida having served as Dean of that college from April 1978 through May 1996.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR APPROVAL OF ALL THREE NOMINEES FOR ELECTION AS DIRECTORS.

         Set forth below is certain information concerning the directors who are not currently standing for election:

                                                                                               YEAR FIRST          YEAR CURRENT
NAME                                          AGE         POSITION WITH THE COMPANY         ELECTED DIRECTOR       TERM EXPIRES
---------------------------------------    ----------   -------------------------------     -----------------     ---------------

Alan P. Cohen(1).......................       45        Co-Chairman,  Chief  Executive            1992                 2002
                                                        Officer and Director

Elliot F. Hahn, Ph.D.(1)...............       55        President and Director                    1993                 2001

Lawrence J. DuBow(2)...................       68        Director                                  2000                 2001


Melvin Sharoky, M.D....................       49        Executive Director and                    1995                 2002
                                                        Director

-------------------
(1)      Member of Executive Committee.
(2)      Member of Audit Committee.
(3)      Member of Compensation Committee.

         ALAN P. COHEN is Co-Chairman of the Board, Chief Executive Officer and a director of Andrx, which he founded in August 1992. Mr. Cohen was the Chairman and a director of Cybear from February 1997 through August 1998, when he resigned as Chairman. He remains a director of Cybear. He is a graduate of the University of Florida and is a registered pharmacist. In 1984, Mr. Cohen founded Best Generics, Inc., or Best, a bioequivalent drug distribution firm, which was sold to IVAX Corporation in 1988. Mr. Cohen served as President of Best from April 1989 until June 1990.

         DR. ELLIOT F. HAHN has been President and a director of Andrx since February 1993. From June 1990 to February 1993, Dr. Hahn was employed as a Vice President, Scientific Affairs of IVAX, where he was involved in the evaluation and international licensing of product opportunities and was responsible for maintaining the intellectual property of IVAX. From 1988 to 1993, Dr. Hahn also served as the Vice President of Research of Baker Norton Pharmaceuticals, a subsidiary of IVAX. Prior to that, he was an Associate Professor at The Rockefeller University from 1977 to 1988. From 1972 until 1977, Dr. Hahn was an Assistant Professor of Albert Einstein College of Medicine and a member of the Institute for Steroid Research at Montefiore Hospital in New York City. Since 1988, he has been an adjunct Associate Professor at the University of Miami School of Medicine. Dr. Hahn holds a B.S. degree from City College of New York and a Ph.D. degree in chemistry from Cornell University. Dr. Hahn also serves as a director of Chesapeake Biological Laboratories, Inc. and Delta Pharmaceutical, Inc.

         LAWRENCE J. DUBOW, appointed a director effective April 2000, has been Chairman and Chief Executive Officer of HMS Sales and Marketing, Inc. which is presently engaged in marketing pharmaceutical products, since he founded it in 1991. Since 1957, he was engaged in various capacities within the pharmaceutical industry. Mr. DuBow was the former President of the Drug Wholesales' Association and a former Chairman of the National Wholesale Druggists' Association.

         DR. MELVIN SHAROKY, a director of Andrx since November 1995, joined Andrx as Executive Director on March 1, 1999. Dr. Sharoky has also been a director of Cybear since April 1999. Dr. Sharoky is also president of Somerset Pharmaceuticals Inc., 50% owned by Watson. Dr. Sharoky was a director of Watson from July 1995 to May 1998. From July 1995 through January 1998, Dr. Sharoky was President of Watson. From February 1993 through January 1998, Dr. Sharoky served as the President and Chief Executive Officer of Circa. From November 1995 to May 1998, Dr. Sharoky served on Andrx's Board of Directors as the designee of Watson.

COMPLIANCE WITH SECTION 16(A) OF THE SECURITIES EXCHANGE ACT OF 1934

         Section 16(a) of the Securities Exchange Act of 1934, as amended, requires Andrx's executive officers, directors and holders of more than 10% of Andrx's common stock, to file reports of ownership and changes in ownership with the Securities and Exchange Commission, or the Commission, and The Nasdaq National Market. Such persons are required to furnish Andrx with copies of all
Section 16(a) forms they file.

         Based solely on its review of the copies of such forms received by it, or oral or written representations from certain reporting persons that no Forms 5 were required for those persons, Andrx believes that, with respect to the fiscal year ended December 31, 1999, all filing requirements applicable to its executive officers, directors and greater than 10% beneficial owners were complied with.

MEETINGS AND COMMITTEES OF THE BOARD OF DIRECTORS

         During 1999, the board of directors held formal meetings and took actions by written consent on six occasions. During 1999, no director attended fewer than 75% of the number of meetings of the board of directors and each committee of the board of directors held during the period such director served on the board.

         The only standing committees of the board of directors are the Audit Committee, the Compensation Committee and the Executive Committee. The board does not have a nominating or similar committee.

         The Audit Committee is presently comprised of Lawrence J. DuBow, Melvin Sharoky, M.D., and Irwin C. Gerson. The duties and responsibilities of the Audit Committee include (a) recommending to the board of directors the appointment of Andrx's independent certified public accountants and any termination of engagement, (b) reviewing the plan and scope of independent audits, (c) reviewing significant accounting and reporting policies and operating controls of Andrx, (d) having general responsibility for all related auditing matters, and (e) reporting its recommendations and findings to the full board of directors. The Audit Committee met on three occasions during 1999.

         The Compensation Committee is presently comprised of Irwin C. Gerson and Dr. Michael A. Schwartz. The Compensation Committee reviews and approves the compensation of the Company's executive officers and administers the Company's 1993 Stock Incentive Plan, or the Plan. The Compensation Committee met on three occasions during 1999 and took action by written consent on three occasions.

         The Executive Committee is presently comprised of Alan P. Cohen, Dr. Elliot F. Hahn and Dr. Chih-Ming J. Chen. The Executive Committee informally consults from time to time concerning industry trends, the direction of Andrx, potential collaborations, and other potential opportunities. The Executive Committee did not meet in 1999.


                             EXECUTIVE COMPENSATION

SUMMARY COMPENSATION TABLE

         The following compensation table sets forth, for the fiscal year ended December 31, 1997 and 1998 and 1999, the cash and certain other compensation paid by Andrx to its CEO and the four most highly compensated other executive officers whose annual salary and bonus exceeded $100,000 during 1999 (collectively with the CEO, the "Named Executive Officers"):


                                                                                                                      LONG-TERM
                                                                ANNUAL COMPENSATION                                 COMPENSATION
                                        ---------------------------------------------------------------------    -------------------
                                                                                                                     SECURITIES
                                                                                            OTHER ANNUAL             UNDERLYING
NAME AND PRINCIPAL POSITION               YEAR         SALARY($)        BONUS($)          COMPENSATION($)           OPTIONS(#)(1)
-----------------------------------     ---------     ------------    -------------     ---------------------    -------------------
Alan P. Cohen, Co-Chairman                1999          264,500          150,000                18,300(2)
and CEO                                   1998          241,200          50,000                 17,300(3)               100,000
                                          1997          188,400          55,000                 13,300(3)                    --

Chih-Ming J. Chen, Ph.D.                  1999          264,500         150,000                 18,300(2)
Co-Chairman and Chief Scientific          1998          241,200          50,000                 31,900(3)(4)            100,000
Officer                                   1997          188,400          50,000                 15,900(3)                    --

Elliot F. Hahn, Ph.D., President          1999          264,500         100,000                 17,000(2)
                                          1998          241,200          50,000                 18,800(3)               100,000
                                          1997          188,400          50,000                 14,700(3)                    --

Scott Lodin, Vice President,              1999          199,600          50,000                563,200(5)(6)            108,000
General Counsel and Secretary             1998          178,000          40,000                 12,200(6)                24,000
                                          1997          148,200          30,000                  4,000(6)                30,000

Angelo C. Malahias, Vice                  1999          169,700          50,000                207,900(7)                48,000
President and Chief Financial             1998          154,900          32,500                276,700(7)                24,000
Officer                                   1997          129,700          25,000                 38,600(8)                30,000

------------------
(1) Represents options to purchase shares of common stock granted to the Named Executive Offer under the Plan.

(2) Represents an automobile allowance, premiums for a $1 million life insurance policy (the beneficiary of which is designated by the Named Executive Officer) other than Dr. Hahn, certain medical expense, reimbursements and health insurance premium reimbursements.

(3) Represents an automobile allowance, premiums for a $1 million life insurance policy (the beneficiary of which is designated by the Named Executive Officer) other than Dr. Hahn, certain medical expense reimbursements and health insurance premium reimbursements and the premiums for a disability policy (other than for Mr. Cohen), the beneficiary of which is designated by the Named Executive Officer.

(4) Includes compensation of $11,700 for taxes resulting from the forgiveness of an interest bearing loan made by Andrx to Dr. Chen.

(5) Represents exercise of options to purchase 16,000 shares of common stock with an exercise price of $2.00 per share.

(6) Represents reimbursement of premiums on health insurance policies and group term life insurance benefits. For 1999 and 1998 amount also includes an automobile allowance.

(7) Represents reimbursement of premiums on health insurance policies and group term life insurance benefits. For 1999 and 1998 includes exercise of options to purchase 6,000 and 40,000 shares of common stock, respectively, with an exercise price of $2.75 per share.

(8) Represents relocation expenses and reimbursement of premiums on health insurance policies.

COMPENSATION OF DIRECTORS

         Effective June 1, 1999, non-employee directors of Andrx received $5,000 for each of the regularly scheduled quarterly meetings they attended and a lesser amount for other participation (including attendance at committee meetings or other special meetings of the board of directors). Prior to that, on June 1 of each year, non-employee directors of Andrx were granted stock options under the Plan to purchase 28,000 shares of common stock, all of which are currently exercisable. All options granted to non-employee directors are granted at fair market value on the date of the grant and expire ten years from the date of the grant. The following sets forth information with respect to options previously granted to non-employee directors under the Plan.

NAME OF OPTIONEE                       NUMBER OF SHARES           EXERCISE PRICE              EXPIRATION DATE
--------------------------------    -----------------------    ---------------------    -----------------------------
Irwin C. Gerson..............              10,000                   $  1.75                    May 12, 2003
                                           36,000                      1.625                   August 7, 2004
                                           23,500                      3.00                    June 1, 2006
                                           28,000                      5.75                    June 1, 2007
                                           28,000                      8.47                    June 1, 2008

Michael A. Schwartz, Ph.D....              10,000                   $  0.75                    May 12, 2003
                                           36,000                      1.625                   August 7, 2004
                                           23,500                      3.00                    June 1, 2006
                                           28,000                      5.75                    June 1, 2007
                                           28,000                      8.47                    June 1, 2008

Melvin Sharoky, M.D.(1)......              10,000                    $ 2.75                    November 11, 2005
                                           23,000                      3.00                    June 1, 2006
                                           28,000                      5.75                    June 1, 2007
                                           28,000                      8.47                    June 1, 2008
--------------------------------

(1)      Dr. Sharoky joined the Company as Executive Director on March 1, 1999.

INDEMNIFICATION AGREEMENTS

         Andrx has entered into an indemnification agreement with each of its directors and executive officers. Each indemnification agreement provides that Andrx will indemnify such person against certain liabilities (including settlements) and expenses actually and reasonably incurred by him or her in connection with any threatened or pending legal action, proceeding or investigation (other than actions brought by or in the right of Andrx) to which he or she is, or is threatened to be, made a party by reason of his or her status as a director, officer or agent of Andrx, provided that such director or executive officer acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of Andrx and, with respect to any criminal proceedings, had no reasonable cause to believe his or her conduct was unlawful. With respect to any action brought by or in the right of Andrx, a director or executive officer will also be indemnified, to the extent not prohibited by applicable law, against expenses and amounts paid in settlement, and certain liabilities if so determined by a court of competent jurisdiction, actually and reasonably incurred by him or her in connection with such action if he or she acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of Andrx.

OPTION GRANTS IN LAST FISCAL YEAR

         The following table sets forth information concerning individual grants of stock options made during 1999 to any of the Named Executive Officers.

                                                                                                       POTENTIAL REALIZABLE VALUE
                           NUMBER OF                                                                     OF ASSUMED ANNUAL RATES
                          SECURITIES         % OF TOTAL                                                       OF STOCK PRICE
                          UNDERLYING       OPTIONS GRANTED       EXERCISE OR                                   APPRECIATION
                            OPTIONS        TO EMPLOYEES IN        BASE PRICE                               FOR OPTION TERMS (1)
                          GRANTED(#)         FISCAL YEAR            ($/SH)         EXPIRATION DATE
                                                                                                            5%             10%
                          ------------     ----------------     ---------------    ----------------     -----------    ------------
 Scott Lodin................ 108,000              7.0                16.69         March 2, 2009         1,133,400     2,872,300

 Angelo Malahias............  48,000              3.1                16.69         March 2, 2009           503,800     1,276,600

---------------------
(1) Based upon the exercise price, which was equal to the fair market value on the date of grant, and annual appreciation at the rate stated on such price through the expiration date of the options. Amounts represent hypothetical gains that could be achieved for the options if exercised at the end of the term. The assumed 5% and 10% rates of stock price appreciation are provided in accordance with the rules of the Commission and do not represent Andrx's estimate or projection of the future stock price. Actual gains, if any, are contingent upon the continued employment of the Named Executive Officer through the expiration date, as well as being dependent upon the general performance of the common stock. The potential realizable values have not taken into account amounts required to be paid for federal income taxes.

STOCK OPTIONS HELD AT END OF 1999

         The following table indicates the total number and value of exercisable and unexercisable stock options held by each of the Named Executive Officers listed as of December 31, 1999.

                                                                      NUMBER OF SECURITIES               VALUE OF UNEXERCISED
                                                                     UNDERLYING UNEXERCISED              IN-THE-MONEY OPTIONS
                                                                   OPTIONS AT FISCAL YEAR-END             AT FISCAL YEAR-END
                                                                  ------------ -- --------------  --------------------------------
                              SHARES ACQUIRED        VALUE
 NAME                           ON EXERCISE         REALIZED      EXERCISABLE     UNEXERCISABLE   EXERCISABLE(1)   UNEXERCISABLE(1)
 -------------------------    -----------------    -----------    ------------    --------------  ---------------  ----------------
 Alan P. Cohen...................       --                --         50,000          50,000       $    715,600     $    715,600

 Chih-Ming J. Chen, Ph.D.........       --                --        850,000          50,000        15,625,200          715,600

 Elliot F. Hahn, Ph.D............       --                --         50,000          50,000           715,600          715,600

 Scott Lodin.....................   16,000           551,300        206,000         130,000         3,793,500          797,000

 Angelo C. Malahias..............    6,000           202,200         82,000         134,000         1,395,700        1,706,800

-----------------
(1)      Based on a fair market value of $21.16 per share at December 31, 1999.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

         None.

COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

         Under rules established by the Commission, Andrx is required to provide a report explaining the rationale and considerations that led to fundamental compensation decisions affecting Andrx's executive officers (including the Named Executive Officers) during the past fiscal year. The report of Andrx's Compensation Committee is set forth below.

         COMPENSATION PHILOSOPHY

         The three principal components of Andrx's executive compensation are salary, bonus and stock options. These components are designed to facilitate fulfillment of the compensation objectives of Andrx's Board of Directors and the Compensation Committee, which objectives include (i) attracting and retaining competent management, (ii) recognizing individual initiative and achievement,
(iii) rewarding management for short and long term accomplishments, and (iv) aligning management compensation with the achievement of Andrx's goals and performance.

         The Compensation Committee endorses the position that equity ownership by management is beneficial in aligning management's and shareholders' interests in the enhancement of shareholder value. This alignment is amplified by the extensive holdings by management of Andrx's Common Stock and stock options. Base salaries for new management employees are determined initially by evaluating the responsibilities of the position held and the experience of the individual, and by reference to the competitive marketplace for managerial talent, including a comparison of base salaries for comparable positions at similar companies of comparable sales and capitalization. Annual salary adjustments are determined by evaluating the competitive marketplace, the performance of Andrx, the performance of the executive, and the responsibilities assumed by the executive.

         The Compensation Committee intends to annually review Andrx's existing management compensation programs and plans (i) to meet with the chief executive officer to attempt to establish performance objectives for members of senior management and/or Andrx, and later to compare such objectives with the results obtained, and (ii) to consider and, as appropriate, approve modifications to such programs to ensure a proper fit with the philosophy of the Compensation Committee and the agreed-upon standards and goals.

         EXECUTIVE OFFICER COMPENSATION

         Base salary, bonus and stock options for Andrx's executive officers for 1999 were determined by the Compensation Committee. This determination was made after a review and consideration of a number of factors, including each executive's level of responsibility and commitment, level of performance (with respect to specific areas of responsibility and on an overall basis), past and present contribution to and achievement of Andrx's goals and individual performance during 1999, compensation levels at competitive similarly situated publicly held companies and Andrx's historical compensation levels. Although Andrx's performance was one of the factors considered, the approval of the Compensation Committee was based upon an overall review of the relevant factors, and there was no specific relationship or formula by which compensation was tied to Andrx's performance.

         STOCK OPTIONS

         Andrx maintains the Plan which is designed to attract and retain executive officers, directors and other employees of Andrx and to reward them for delivering long-term value to the Andrx.

                                         /s/  Michael A. Schwartz, Ph.D.
                                         /s/  Irwin C. Gerson

                                PERFORMANCE GRAPH

         The following graph compares the cumulative total shareholder return on Andrx's Common Stock with the cumulative total shareholder return on the Nasdaq Stock Market-US Index and The S&P Pharmaceutical Preparations Industry Index commencing on June 14, 1996 (the first day the Common Stock began trading on The Nasdaq National Market) and ending December 31, 1999.

                     COMPARISON OF CUMULATIVE TOTAL RETURN*
         AMONG ANDRX CORPORATION, THE S&P PHARMACEUTICAL PREPARATIONS
             INDUSTRY INDEX AND THE NASDAQ STOCK MARKET--U.S. INDEX



Plot points appear below:


                                   JUNE 14,                                        DECEMBER 31,
                                     1996                 1996                 1997                 1998               1999
                               -----------------    -----------------    ------------------    ----------------     -----------
Andrx..........................    $100            $    134.42          $     285.42          $      427.08        $   705.33
SIC Code Index..................    100                 113.21                164.49                 233.31            209.90
Nasdaq Market Index.............    100                 102.89                125.86                 177.52            313.09

------------

* Assumes that $100 was invested on June 14, 1996 in Andrx's common stock, in The S&P Pharmaceutical Preparations Industry Index, or The Nasdaq Stock Market Index, and that all dividends are reinvested.

                              CERTAIN TRANSACTIONS

TRANSACTIONS WITH DR. CHEN

         Andrx is party to a royalty agreement with Dr. Chen, which provides for royalties to Dr. Chen upon the sale of Andrx's bioequivalent version of Cardizem(R) CD, for which Andrx received final approval in July 1998 from the FDA. In August 1998, Andrx amended that royalty agreement to account for the various contingencies presented by the Cardizem CD stipulation. Royalties paid to Dr. Chen of $7 million for the year ended December 31, 1999 were based on 3.33% of the net sales of Cartia XT(TM) and Cardizem CD stipulation fees. Such royalties are included in selling, general, and administrative expenses in the Consolidated Statement of Income. Andrx is no longer attempting to develop any other products included in that agreement, as the reference brand product is no longer being marketed.

TRANSACTIONS WITH WATSON

         In July 1994, Andrx and Circa Pharmaceuticals, which was subsequently acquired by Watson, established the ANCIRC joint venture. In connection with the establishment of ANCIRC, Andrx sold to Watson, for aggregate consideration of $6.0 million, (i) 67,416 shares of Preferred Stock, which in accordance with its terms, converted into 2,696,628 shares of common stock on April 30,1995 and (ii) warrants, or the Watson Warrants, to purchase 1,348,316 shares of common stock exercisable through July 1999 at a price equal to the lesser of $2.225 or the offering price per share of shares sold in an initial public offering. The Watson Warrants were exercised in July 1999.

         In August 1995, Watson purchased an additional 363,636 shares of common stock from Andrx at a price of $2.75 per share and Watson was granted a two-month option to purchase no less than 3,272,728 nor more than 5,818,180 shares of common stock from Andrx, Mr. Cohen, trusts for the benefit of Dr. Hahn's children (the "Trusts") and Dr. Chen at a price of $2.75 per share (with no more than 727,272 shares being sold by selling shareholders). Watson exercised such option in October 1995 and in December 1995 purchased 4,579,612 shares from Andrx, 254,544 shares from Dr. Chen, for a total of 5,306,884 shares of common stock. In connection with the exercise of the option by Watson, the ANCIRC joint venture agreement was amended to provide that Andrx and Watson would agree on two additional product candidates to be developed by ANCIRC, and to restructure the respective interests of Andrx and Watson in ANCIRC so that ANCIRC became a 50/50 joint venture.

         In June 1997, Watson purchased an additional 600,000 shares of common stock from Andrx and 1,800,000 shares from Andrx's founders at a price of $6.375 per share, the closing price of the common stock on the business date prior to the sale. Watson also entered into a standstill agreement with Andrx pursuant to which it agreed, among other matters, not to acquire more than a 25% equity interest in Andrx or engage in certain transactions with Andrx (including a merger), prior to June 13, 2000, without the prior approval of the board of directors.

         Andrx has also granted Watson certain demand and piggyback registration rights, under the Securities Act of 1933, as amended, with respect to the shares of common stock held by Watson and the shares underlying the Watson Warrants, which rights became exercisable commencing June 1997 and expire in June 2000.

         In June 1999, Watson exercised a warrant to acquire 1,348,406 shares of Andrx Common Stock at an exercise price of $2.225. Such warrant was issued to Watson in connection with the original investment in Andrx in July 1994.

                   PROPOSAL TO APPROVE 2000 STOCK OPTION PLAN

         In February 1993, Andrx adopted its 1993 Stock Option Plan, or the
1993 plan. In 1997, Andrx's board of directors and shareholders approved an increase in the number of shares available for grant under the 1993 plan to 8,000,000. At present, Andrx has granted options to purchase all 8,000,000 shares of common stock reserved for issuance under the 1993 plan. In order to continue to effectively attract and retain employees and directors, the board of directors believes that Andrx needs to continue to grant options to purchase shares of Andrx Group Common Stock and Cybear Group Common Stock. As a result, on February 29, 2000, the board of directors adopted the 2000 Stock Option Plan, or the 2000 plan. Pursuant to the 2000 Plan, Andrx may grant options to purchase up to an aggregate of 12,000,000 shares which may either be shares of Andrx Group Common Stock or Cybear Group Common Stock to eligible persons. Andrx's ability to grant "incentive stock options" under the 2000 Plan is subject to the approval of the stockholders at the Annual Meeting. Andrx's board of directors recommends that the 2000 Plan be adopted by the stockholders.

SUMMARY OF THE PLAN

         The following is a general description of the terms and provisions of the 2000 Plan and does not purport to be complete. All such statements are qualified in their entirety by reference to the full text of the 2000 Plan, which is filed herewith, as Annex E.

         The purpose of the 2000 Plan is to provide the employees, directors, independent contractors and consultants of Andrx and its subsidiaries with an added incentive to provide their services to Andrx and its subsidiaries and to induce them to exert their maximum efforts toward Andrx's success.

         The 2000 Plan provides for the issuance of incentive stock options and nonqualified stock options. An incentive stock option is an option to purchase common stock that meets the definition of "incentive stock option" set forth in
Section 422 of the Internal Revenue Code of 1986, as amended, or the Code. A nonqualified stock option is an option to purchase common stock that meets certain requirements in the 2000 Plan but does not meet the definition of an "incentive stock option" set forth in Section 422 of the Code. Nonqualified stock options and incentive stock options are sometimes referred to herein as "options."

         The number of shares that may be issued pursuant to options granted under the 2000 Plan is up to an aggregate of 12,000,000 shares which may either be Andrx Group Common Stock or Cybear Group Common Stock. If any option granted pursuant to the 2000 Plan terminates or expires for any reason without having been exercised in full or shall cease for any reason to be exercisable in whole or in part, the shares subject to the unexercised portion of such option shall again be available to underlie the grant of options. The shares acquired upon exercise of options granted under the 2000 Plan will be authorized and unissued shares of common stock. The stockholders will not have any preemptive rights to purchase or subscribe for the shares reserved for issuance under the 2000 Plan.

         The 2000 Plan is administered by the compensation committee of the board of directors, or the committee, comprised of at least two outside directors or the board of directors. The committee has the right to determine, among other things, the persons to whom options are granted, the number of shares of common stock subject to options, the exercise price of options and the term thereof.

         All employees of Andrx Corporation and its subsidiaries, including officers, directors, consultants and independent contractors to Andrx Corporation, are eligible to receive grants of options under the 2000 Plan; however, no incentive stock option may be granted to non-employee directors, consultants, independent contractors or individuals who are not also employees of Andrx or any of its subsidiaries. Upon receiving a grant of options, each holder of the options shall enter into an option agreement with Andrx Corporation, which contains the terms and conditions of the options established by the committee.

TERMS AND CONDITIONS OF OPTIONS

         OPTION PRICE. For any option granted under the 2000 Plan, the option price per share of common stock may be any price not less than par value per share as determined by the committee; however, the option price per share of any incentive stock option may not be less than the fair market value (defined below) of the common stock on the date such incentive stock option is granted. On the record date, the closing price of Andrx's common stock as reported by the Nasdaq National Market was $_____ per share.

         Under the 2000 Plan, the "Fair Market Value" is the closing price of shares on the business day on or immediately preceding the date of grant; however, if the shares are not publicly traded, then the fair market value will be as the committee shall in its sole and absolute discretion determine in a fair and uniform manner.

         EXERCISE OF OPTIONS. Each option is exercisable in such amounts, at such intervals and upon such terms as the committee may determine. In no event may an option be exercisable after ten years from the date of grant. Unless otherwise provided in an option, each outstanding option may, in the sole discretion of the committee, become immediately fully exercisable (1) if there occurs any transaction (which shall include a series of transactions occurring within 60 days or occurring pursuant to a plan), that has the result that stockholders of Andrx immediately before such transaction cease to own at least 40 percent of the voting stock of Andrx or of any entity that results from the participation of Andrx in a reorganization, consolidation, merger, liquidation or any other form of corporate transaction; (2) if the stockholders of Andrx shall approve a plan of merger, consolidation, reorganization, liquidation or dissolution in which Andrx does not survive (unless such plan is subsequently abandoned); or (3) if the stockholders of Andrx shall approve a plan for the sale, lease, exchange or other disposition of all or substantially all the property and assets of Andrx (unless such plan is subsequently abandoned). The committee may in its sole discretion accelerate the date on which any option may be exercised and may accelerate the vesting of any shares subject to any option. Options granted to the officers and directors under the 2000 Plan may not be exercised unless otherwise expressly provided in any option, until six months following the date of grant and if and only if the optionee is in the employ of Andrx on such date.

         Unless further limited by the committee in any option, shares of common stock purchased upon the exercise of options must be paid for in cash, by certified or official bank check, by money order, with already owned shares of common stock, or a combination of the above. The committee, in its sole discretion, may accept a personal check in full or partial payment. If paid in whole or in part with shares of already owned common stock, the value of the shares surrendered is deemed to be their fair market value on the date the option is exercised. Proceeds from the sale of common stock pursuant to the exercise of options will be added to the general funds of Andrx to be used for general corporate purposes. Under the 2000 Plan, Andrx may also lend money to an optionee to exercise all or a portion of an option granted under the 2000 Plan. If the exercise price is paid in whole or in part with optionee's promissory note, such note shall (1) provide for full recourse to the maker, (2) be collateralized by the pledge of shares purchased by optionee upon exercise of such option, (3) bears interest at a rate of interest no less than the rate of interest payable by Andrx to its principal lender, and (4) contain such other terms as the committee in its sole discretion shall require.

         NONTRANSFERABILITY. Options granted under the 2000 Plan are not transferable by an optionee other than (a) by will or the laws of descent and distribution, (b) by gift to a family member, as that term is defined in the 2000 Plan, and (c) through a domestic relations order in settlement of marital property rights. No option shall be exercisable during the optionee's lifetime by any person other than the optionee or certain transferees permitted under the 2000 Plan.

         TERMINATION OF OPTIONS. The expiration date of an option is determined by the committee at the time of the grant and is set forth in the applicable stock option agreement. In no event may an option be exercisable after ten years from the date it is granted.

         The 2000 Plan provides that if an optionee's employment is terminated for any reason other than for cause, retirement, an improper termination, mental or physical disability or death, then the unexercised portion of the optionee's options shall terminate three months after the such termination. If an optionee's employment is terminated by reason of the optionee's retirement from Andrx Corporation, the unexercised portion of the optionee's options shall continue until the original expiration date. If an optionee's employment is terminated for cause or if there is an improper termination of optionee's employment, the unexercised portion of the optionee's options shall terminate immediately upon such termination. If an optionee's employment is terminated by reason of the optionee's mental or physical disability, the unexercised portion of the optionee's options shall continue until the original expiration date. If an optionee's employment is terminated by reason of the optionee's death, the unexercised portion of the optionee's options shall terminate 12 months after the optionee's death.

         The committee in its sole discretion may by giving written notice cancel, effective upon the date of the consummation of certain corporate transactions that would result in an option becoming fully exercisable, cancel any option that remains unexercised on such date. Such notice shall be given a reasonable period of time prior to the proposed date of such cancellation and may be given either before or after shareholder approval of such corporate transaction.

CANCELLATION AND RESCISSION OF AWARDS. Unless the option says otherwise, the committee may cancel, rescind, suspend, withhold or otherwise limit or restrict any unexpired, unpaid, or deferred options for certain detrimental activity, including (1) the rendering of services to a competitor of Andrx Corporation,
(2) the disclosure of any of Andrx Corporation's confidential information, (3) the failure or refusal to disclose promptly and to assign to Andrx Corporation all right, title and interest in any invention or idea conceived by the optionee during employment by Andrx Corporation, (4) activity that results in termination of the optionee's employment for cause, (5) a material violation of any written rules, policies, procedures or guidelines of Andrx Corporation, (6) any attempt to induce another Andrx Corporation employee to be employed or perform services elsewhere or any attempt to solicit the trade or business of any current or prospective customer, supplier or partner of Andrx Corporation, (7) being convicted of, or entering a guilty plea with respect to a crime, or (8) any other conduct or act determined by Andrx Corporation to be injurious, detrimental or prejudicial to any interest of Andrx Corporation.

         Upon exercise, payment or delivery pursuant to an option, the optionee is required to certify that he or she is in compliance with the terms of the 2000 Plan. If the optionee fails to comply with the detrimental activity provision described above prior to, during the six months after, any exercise pursuant to an option, such exercise may be rescinded by Andrx Corporation within two years. In the event of rescission, the optionee shall pay Andrx Corporation any gain or payment received as a result.

AMENDMENT OF 2000 PLAN

         Either the board of directors or the committee may from time to time amend this 2000 Plan or any option without the consent or approval of the stockholders of Andrx. However, that, except to the extent provided in the Termination of Options section above, no amendment or suspension of this 2000 Plan or any option issued thereunder shall substantially impair any option previously granted to any optionee without the consent of such optionee.

FEDERAL INCOME TAX EFFECTS

         The 2000 Plan is not qualified under the provisions of Section 401(a) of the Code, nor is it subject to any of the provisions of the Employee Retirement Income Security Act of 1974, as amended.

         INCENTIVE STOCK OPTIONS. Incentive stock options are "incentive stock options" as defined in Section 422 of the Code. Under the Code, an optionee generally is not subject to ordinary income tax upon the grant or exercise of an incentive stock option. However, an employee who exercises an incentive stock option by delivering shares of common stock previously acquired pursuant to the exercise of an incentive stock option is treated as making a disqualifying disposition (defined below) of such shares if the employee delivers such shares before the expiration of the holding period applicable to such shares. The applicable holding period is the longer of two years from the date of grant or one year from the date of exercise. The effect of this provision is to prevent "pyramiding" the exercise of an incentive stock option (i.e., the exercise of the incentive stock option for one share and the use of that share to make successive exercise of the incentive stock option until it is completely exercised) without the imposition of current income tax.


         The amount by which the fair market value of the shares acquired at the time of exercise of an incentive stock option exceeds the purchase price of the shares under such option will be treated as an item of adjustment included in the optionee's alternative minimum taxable income for purposes of the alternative minimum tax. If, however, there is a disqualifying disposition in the year in which the option is exercised, the maximum amount of the item of adjustment for such year is the gain on the disposition of the shares. If there is disqualifying disposition in a year other than the year of exercise, the dispositions will not result in an item of adjustment for such other year.

         If, subsequent to the exercise of an incentive stock option (whether paid for in cash or in shares), the optionee holds the shares received upon exercise for a period that exceeds (a) two years from the date such incentive stock option was granted or, if later, (b) one year from the date of exercise, or the required holding period, the difference (if any) between the amount realized from the sale of such shares and their tax basis to the holder will be taxed as long-term capital gain or loss. If the holder is subject to the alternative minimum tax in the year of disposition, such holder's tax basis in his or her shares will be increased for purposes of determining his alternative minimum tax for such year, by the amount of the item of adjustment recognized with respect to such shares in the year the option was exercised.

         In general, if, after exercising an incentive stock option, an employee disposes of the shares so acquired before the end of the required holding period a disqualifying disposition, such optionee would be deemed in receipt of ordinary income in the year of the disqualifying disposition, in an amount equal to the excess of the fair market value of the shares at the date the incentive stock option was exercised over the exercise price. If the disqualifying disposition is a sale or exchange which would permit a loss to be recognized under the Code (were a loss in fact to be sustained), and the sales proceeds are less than the fair market value of the shares on the date of exercise, the optionee's ordinary income would be limited to the gain (if any) from the sale. If the amount realized upon disposition exceeds the fair market value of the shares on the date of exercise, the excess would be treated as short-term or long-term capital gain, depending on whether the holding period for such shares exceeded one year.

         An income tax deduction is not allowed to Andrx with respect to the grant or exercise of an incentive stock option or the disposition, after the required holding period, of shares acquired upon exercise. In the event of a disqualifying disposition, a federal income tax deduction should be allowed to Andrx in an amount equal to the ordinary income to be recognized by the optionee, provided that such amount constitutes an ordinary and necessary business expense to Andrx and is reasonable, and Andrx satisfies its withholding obligation with respect to such income.

         NONQUALIFIED STOCK OPTIONS. An optionee granted a nonqualified stock option under the 2000 Plan will generally recognize, at the date of exercise of such nonqualified stock option, ordinary income equal to the difference between the exercise price and the fair market value of the shares of common stock subject to the nonqualified stock option. This taxable ordinary income will be subject to federal income tax withholding. A federal income tax deduction should be allowed to Andrx in an amount equal to the ordinary income to be recognized by the optionee, provided that such amount constitutes an ordinary and necessary business expense to Andrx and is reasonable, and Andrx satisfies its withholding obligation with respect to such income.


         If an optionee exercises a nonqualified stock option by delivering other shares, the optionee should not recognize gain or loss with respect to the exchange of such shares, even if their then fair market value is different from the optionee's tax basis. The optionee, however, should be taxed as described above with respect to the exercise of the nonqualified stock option as if he had paid the exercise price in cash, and Andrx likewise generally should be entitled to an equivalent tax deduction. Provided a separate identifiable stock certificate is issued therefor, the optionee's tax basis in that number of shares received on such exercise which is equal to the number of shares surrendered on such exercise should be equal to his tax basis in the shares surrendered and his holding period for such number of shares received should include his holding period for the shares surrendered. The optionee's tax basis and holding period for the additional shares received on exercise of a nonqualified stock option paid for, in whole or in part, with shares should be the same as if the optionee had exercised the nonqualified stock option solely for cash.

         The discussion set forth above does not purport to be a complete analysis of the potential tax consequences relevant to the optionees or to Andrx, or to describe tax consequences based on particular circumstances. It is based on federal income tax law and interpretational authorities as of the date of this proxy statement/prospectus, which are subject to change at any time.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE IN FAVOR OF THIS PROPOSAL.

RATIFICATION OF SELECTION OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

         The firm of Arthur Andersen LLP independent certified public accountants, served as Andrx's independent certified public accountants for 1999. The board of directors has selected Arthur Andersen LLP as Andrx's independent certified public accountants for the current fiscal year ending December 31, 2000. One or more representatives of Arthur Andersen LLP are expected to be present at the Annual Meeting, will have the opportunity to make a statement if they desire to do so and are expected to be available to respond to appropriate questions from shareholders.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE IN FAVOR OF THIS PROPOSAL.

                                 OTHER BUSINESS

         The board of directors knows of no other business to be brought before the Annual Meeting. If, however, any other business should properly come before the Annual Meeting, the persons named in the accompanying proxy will vote proxies as in their discretion they may deem appropriate, unless they are directed by a proxy to do otherwise.

         PRICE RANGE OF EXISTING COMMON STOCKS AND DIVIDEND INFORMATION

         For the calendar quarters indicated, the table below sets forth the high and low closing prices per share of Andrx common stock, as reported on the Nasdaq National Market, based on published financial sources. The table also includes the high and low closing prices per share of Cybear common stock. Cybear's common stock has been listed for trading on the Nasdaq National Market under the symbol "CYBA" since June 18, 1999. From January 28, 1999 to June 17, 1999, Cybear's common stock was traded on the OTC Bulletin Board under the symbol "CYBR". The following table sets forth, for the calendar quarters indicated, the range of high and low bid prices per shares of Cybear's common stock as reported by the OTC Bulletin Board for the period from January 28, 1999 to June 17, 1999 and the range of high and low sales prices per share of common stock as reported by the Nasdaq National Market for the period from June 18, 1999 to December 21, 1999. Quotations from the OTC Bulletin Board were over-the-market quotations and, accordingly, reflected inter-dealer prices, without retail mark-up, mark-down or commission and may have not represented actual transactions. Because only 269,400 shares were freely tradable at that time, there was a limited public market for Cybear common stock and the prices might not have reflected the true value of our common stock. Neither Andrx nor Cybear has ever paid any dividends.

                                                  ANDRX COMMON STOCK                      CYBEAR COMMON STOCK
                                                     MARKET PRICE                            MARKET PRICE
                                          -----------------------------------      -------------------------------
                                               HIGH                 LOW                HIGH                LOW
                                          ----------------      -------------      -------------     -------------
1998
First Quarter..................                $ 9.57                $ 6.13
Second Quarter.................                 10.66                  7.03
Third Quarter..................                 10.75                  6.47
Fourth Quarter.................                 12.93                  6.16

1999
First Quarter..................                $23.13                $11.13           $ 53.00(1)          $  3.25(1)
Second Quarter.................                 39.00                 15.41             41.00               13.88
Third Quarter..................                 39.00                 28.57             23.25                5.88
Fourth Quarter.................                 29.00                 19.25             10.00                5.47

2000
First Quarter..................                $64.41                $20.13           $ 12.25             $  4.38
Second Quarter (through
    May 30, 2000)..............                 68.31                 43.63              5.88                2.78

---------------------
(1)  Commencing January 28, 1999.

         The sales prices per share of Andrx common stock reflect a 2-for-1 stock split effective April 3, 2000.

         On May 30, 2000 the last sale price of the Andrx common stock as reported by the Nasdaq National Market was $55.50 per share and the last sale price of the Cybear common stock as reported by the Nasdaq National Market was $3.13 per share. We urge stockholders to obtain current quotations.

                  INFORMATION CONCERNING STOCKHOLDER PROPOSALS

         Pursuant to Rule 14a-8 promulgated by the Securities and Exchange Commission, a stockholder intending to present a proposal to be included in Andrx's proxy statement for Andrx's 2001 Annual Meeting of Stockholders must deliver a proposal in writing to Andrx's principal executive office no later than __________, 2001.

         Stockholder proposals intended to be presented at, but not included in Andrx's proxy materials for, that meeting must be received by Andrx no later than ________, 2001, at its principal executive offices; otherwise, such proposals will be subject to the grant of discretionary authority contained in Andrx's form of proxy to vote on them.

         The new bylaws also provide that any stockholder who intends to present a nomination for a directorship or a proposal for action at any annual meeting of stockholders must give advance notice of such proposal together with certain specified information. These requirements are separate and apart from and in addition to the SEC requirements noted above that a stockholder must meet in order to have a proposal included in our proxy materials. In general, the advance notice must be given to Andrx's secretary not less than 45 days or more than 75 days prior to the first anniversary of the date on which we first mailed proxy materials for the preceding year's annual meeting. In the case of our 2001 annual meeting, such advance notice must be received no earlier than _________, 2000 or later than ___________, 2000. Further information regarding the submission of stockholder proposals may be obtained by writing to the secretary of Andrx.

                            EXPENSES OF SOLICITATION

         Andrx and Cybear will pay the cost of soliciting proxies for their meetings. In addition to soliciting by mail, Andrx and Cybear directors, officers and other employees may solicit proxies in person, or by telephone, facsimile transmission or other means of electronic communication. Andrx and Cybear will also pay brokers, nominees, fiduciaries and other custodians their reasonable fees and expenses for sending proxy materials to beneficial owners and obtaining their instructions. Andrx and Cybear may retain a proxy solicitor to perform solicitation services.

                             LEGAL AND TAX OPINIONS

         Broad and Cassel, a partnership including professional associations, Miami, Florida has rendered an opinion concerning the validity of the common stock. Arthur Andersen LLP has rendered an opinion concerning certain tax matters described under "The Reorganization - United States Federal Income Tax Considerations."

                                     EXPERTS

         Andrx's financial statements as of December 31, 1999 and 1998 and for each of the three fiscal years in the period ended December 31, 1999 incorporated by reference in this joint prospectus/proxy statement and Cybear's financial statements as of December 31, 1999 and 1998 and for each of the two fiscal years in the period ended December 31, 1999 and the period from February 5, 1997 (inception) through December 31, 1997 have been so included in reliance on the reports of Arthur Andersen LLP, independent certified public accountants, given on their authority as experts in auditing and accounting.

         Representatives of Arthur Andersen LLP are expected to attend the meetings and will have an opportunity to make a statement and to respond to appropriate questions that you pose.

                   FINANCIAL STATEMENTS AND SUPPLEMENTARY DATA

                          CYBEAR, INC. AND SUBSIDIARIES
                          INDEX TO FINANCIAL STATEMENTS

CONSOLIDATED FINANCIAL STATEMENTS OF
CYBEAR, INC. AND SUBSIDIARIES:

                                                                                                            PAGE

Report of Independent Certified Public Accountants                                                           F-2

Consolidated Balance Sheets as of March 31, 2000 (unaudited) and December 31, 1999 and 1998                  F-3

Consolidated Statements of Operations for the three months ended March 31, 2000 (unaudited) and
     1999 (unaudited), for the years ended December 31, 1999 and 1998 and for the period from
     February 5, 1997 (inception) to December 31, 1997                                                       F-4

Consolidated Statements of Shareholders' Equity (Deficit) for the three months ended
     March 31, 2000 (unaudited), for the years ended December 31, 1999 and 1998 and for the
     period from February 5, 1997 (inception) to December 31, 1997                                           F-5

Consolidated Statements of Cash Flows for the three months ended March 31, 2000 (unaudited) and
     1999 (unaudited),for the years ended December 31, 1999 and 1998 and for the period from
     February 5, 1997 (inception) to December 31, 1997                                                       F-6

Notes to Consolidated Financial Statements                                                                   F-7


             REPORT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS


To Cybear, Inc.:

        We have audited the accompanying consolidated balance sheets of Cybear, Inc. (a Delaware corporation and 73% owned subsidiary of Andrx Corporation as of December 31, 1999) and subsidiaries as of December 31, 1999 and 1998, and the related consolidated statements of operations, shareholders' equity (deficit) and cash flows for the years ended December 31, 1999 and 1998 and for the period from February 5, 1997 (inception) to December 31, 1997. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

         We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

         In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Cybear, Inc. and subsidiaries as of December 31, 1999 and 1998, and the results of their operations and their cash flows for the years ended December 31, 1999 and 1998 and for the period from February 5, 1997 (inception) to December 31, 1997, in conformity with accounting principles generally accepted in the United States.

ARTHUR ANDERSEN LLP


Fort Lauderdale, Florida,
   February 10, 2000 (except for
   the tracking stock reorganization
   plan discussed in Note 1, as to
   which the date is March 24, 2000).

                         CYBEAR, INC. AND SUBSIDIARIES

                          CONSOLIDATED BALANCE SHEETS
             (IN THOUSANDS, EXCEPT FOR SHARE AND PER SHARE AMOUNTS)

                                                                                                                DECEMBER 31,
                                                                                           MARCH 31       -----------------------
                                                                                             2000           1999           1998
                                                                                         -----------      --------       --------
                                                                                         (UNAUDITED)
ASSETS
Current assets:
    Cash and cash equivalents                                                              $  1,040       $ 11,922       $      4
    Investments available-for-sale                                                           25,703         26,072             --
    Investment interest receivable                                                              433            740             --
    Accounts receivable, net of allowance of $8 and $3 as of
      March 31, 2000 and December 31, 1999, respectively                                        162            104             --
    Convertible notes receivable                                                              7,000          3,000             --
    Receivable from Blue Lake Ltd.                                                               --             --            366
    Prepaid expenses and other current assets                                                   420            642            194
                                                                                           --------       --------       --------
         Total current assets                                                                34,758         42,480            564

Property and equipment, net                                                                   3,608          3,523          2,407
Product development costs, net                                                                  362            333            358
Software licenses                                                                             4,127          1,603             --
Goodwill, net                                                                                 3,721          3,819             --
Other assets                                                                                    222          1,310              3
                                                                                           --------       --------       --------

         Total assets                                                                      $ 46,798       $ 53,068       $  3,332
                                                                                           ========       ========       ========

LIABILITIES AND SHAREHOLDERS' EQUITY (DEFICIT)
Current liabilities:
    Accounts payable                                                                       $  2,348       $  2,758       $  1,153
    Accrued liabilities                                                                         779            332            301
    Due to Andrx Corporation                                                                     --             --          2,345
                                                                                           --------       --------       --------
         Total current liabilities                                                            3,127          3,090          3,799
                                                                                           --------       --------       --------

Commitments and contingencies (Notes 1, 9, 11 and 15)

Shareholders' equity (deficit):
   Preferred stock, $.01 par value; 2,000,000 shares authorized, none issued                     --             --             --
     and outstanding
   Common stock, $.001 par value; 25,000,000 shares authorized, 17,772,537,
     17,653,662 and 13,269,400 shares issued and outstanding as of March 31,
     2000, December 31, 1999 and 1998, respectively                                              18             18             13
   Additional paid-in capital                                                                65,154         64,873          3,559
   Accumulated deficit                                                                      (21,422)       (14,813)        (4,039)
   Accumulated other comprehensive loss                                                         (79)          (100)            --
                                                                                           --------       --------       --------
     Total shareholders' equity (deficit)                                                    43,671         49,978           (467)
                                                                                           --------       --------       --------
         Total liabilities and shareholders' equity (deficit)                              $ 46,798       $ 53,068       $  3,332
                                                                                           ========       ========       ========


The accompanying notes to the consolidated financial statements are an integral part of these consolidated balance sheets.

                          CYBEAR, INC. AND SUBSIDIARIES

                      CONSOLIDATED STATEMENTS OF OPERATIONS
             (IN THOUSANDS, EXCEPT FOR SHARE AND PER SHARE AMOUNTS)

                                                      THREE MONTHS ENDED                   YEARS ENDED           FOR THE PERIOD FROM
                                                           MARCH 31,                       DECEMBER 31,            FEBRUARY 5, 1997
                                                 -----------------------------     -----------------------------    (INCEPTION) TO
                                                     2000             1999            1999              1998       DECEMBER 31, 1997
                                                 ------------     ------------     ------------     ------------ -------------------
                                                  (UNAUDITED)      (UNAUDITED)
Revenues                                         $        231     $         --     $        270     $         --     $         96
                                                 ------------     ------------     ------------     ------------     ------------
Operating expenses:
    Cost of revenues                                      209               --               77               --               --
    Network operations and operations support             933              728            2,790              643               --
    Product development                                   948              526            3,058            1,557              894
    Sales and marketing                                 1,896              725            4,909              483               --
    General and administrative                            880              655            2,544            1,064              667
    Depreciation and amortization                         549              191            1,556              139               65
    Merger costs                                          832               --               --               --               --
    Other non-recurring charges                         1,152               --               --              285               --
                                                 ------------     ------------     ------------     ------------     ------------

Total operating expenses                                7,399            2,825           14,934            4,171            1,626
                                                 ------------     ------------     ------------     ------------     ------------

Loss from operations                                   (7,168)          (2,825)         (14,664)          (4,171)          (1,530)

Other income (expenses):
    Interest income                                       559                1            1,282               --               --
    Interest expense on due to Andrx Corporation           --              (91)            (216)            (210)             (28)
                                                 ------------     ------------     ------------     ------------     ------------

Loss before income taxes                               (6,609)          (2,915)         (13,598)          (4,381)          (1,558)

Income tax benefit                                         --            1,400            2,824            1,900               --
                                                 ------------     ------------     ------------     ------------     ------------

Net loss                                         $     (6,609)    $     (1,515)    $    (10,774)    $     (2,481)    $     (1,558)
                                                 ============     ============     ============     ============     ============

Basic and diluted net loss per share             $      (0.37)    $      (0.11)    $      (0.70)    $      (0.19)    $      (0.12)
                                                 ============     ============     ============     ============     ============
Basic and diluted weighted average shares of
  common stock outstanding                         17,703,669       13,269,400       15,470,009       13,030,999       12,768,303
                                                 ============     ============     ============     ============     ============

The accompanying notes to the consolidated financial statements are an integral part of these consolidated statements.

                          CYBEAR, INC. AND SUBSIDIARIES

           CONSOLIDATED STATEMENTS OF SHAREHOLDERS' EQUITY (DEFICIT)
                    (IN THOUSANDS, EXCEPT FOR SHARE AMOUNTS)

                                                                                                         ACCUMULATED
                                        PREFERRED STOCK          COMMON STOCK    ADDITIONAL                  OTHER
                                     --------------------     -----------------   PAID-IN   ACCUMULATED  COMPREHENSIVE COMPREHENSIVE
                                       SHARES     AMOUNT      SHARES      AMOUNT  CAPITAL     DEFICIT        LOSS           LOSS
                                     ---------   --------     -------    -------  --------   ----------  ------------   ------------

  FEBRUARY 5, 1997 (INCEPTION)                -     $   -           -    $    -    $     -    $       -    $        -

  Issuance of shares of common stock
    to Andrx Corporation as promoter          -         -  12,870,000        13        487            -             -
  Issuance of shares of convertible
    preferred stock                     130,000         -           -         -         30            -             -
  Shares of common stock issued in
    connection with conversion of
    shares of convertible
    preferred stock                    (130,000)        -     130,000         -          -            -             -
  Options granted to non-employees            -         -           -         -         14            -             -
  Net loss and comprehensive loss             -         -           -         -          -       (1,558)            -     $  (1,558)
                                     -----------------------------------------------------------------------------------------------
  BALANCE, DECEMBER 31, 1997                  -         -  13,000,000        13        531       (1,558)            -
  Shares of common stock issued in
    connection with merger with
    1997 Corp.                                -         -     269,400         -          -            -             -
  Conversion of due to Andrx
    Corporation upon consummation
    of merger with 1997 Corp.                 -         -           -         -      3,012            -             -
  Options granted to non-employees            -         -           -         -         16            -             -
  Net loss and comprehensive loss             -         -           -         -          -       (2,481)            -     $  (2,481)
                                     -----------------------------------------------------------------------------------------------
  BALANCE, DECEMBER 31, 1998                  -         -  13,269,400        13      3,559       (4,039)            -
  Shares of common stock issued in
    connection with public offering           -         -   3,450,000         4     50,774            -             -
  Conversion of due to Andrx
    Corporation upon completion of
    public offering                           -         -     465,387         1      7,445            -             -
  Shares of common stock issued in
    connection with the acquisition
    of Telegraph Consulting Corporation       -         -     320,000         -      2,771            -             -
  Shares of common stock issued in
    connection with exercise of
    stock options                             -         -     148,875         -        169            -             -
  Options granted to non-employees            -         -           -         -        155            -             -
  Unrealized loss on investments
   available-for-sale                         -         -           -         -          -            -          (100)  $      (100)
  Net loss                                    -         -           -         -          -      (10,774)            -       (10,774)
                                                                                                                        ------------
  Comprehensive loss                                                                                                    $   (10,874)
                                     ---------------------------------------------------------------------------------- ============
  BALANCE, DECEMBER 31, 1999                  -         -  17,653,662        18     64,873      (14,813)         (100)
  Shares of common stock issued in
   connection with exercise of stock
   options (unaudited)                        -         -     118,875         -        281            -
  Unrealized gain on investments
   available-for-sale (unaudited)             -         -           -         -          -            -            21   $        21
  Net loss (unaudited)                        -         -           -         -          -       (6,609)            -        (6,609)
                                                                                                                        ------------
  Comprehensive loss (unaudited)                                                                                        $   $(6,588)
                                     ---------------------------------------------------------------------------------- ============
  BALANCE, MARCH 31, 2000 (unaudited)         -   $     -  17,772,537  $     18   $ 65,154    $ (21,422)   $      (79)
                                     ==========   =======  ==========  ========   ========    ==========   ===========

The accompanying notes to the consolidated financial statements are an integral part of these consolidated statements.

                          CYBEAR, INC. AND SUBSIDIARIES

                      CONSOLIDATED STATEMENTS OF CASH FLOWS
                                 (IN THOUSANDS)

                                                                                                                     FOR THE PERIOD
                                                               THREE MONTHS ENDED              YEARS ENDED          FROM FEBRUARY 5,
                                                                   MARCH 31,                   DECEMBER 31,         1997 (INCEPTION)
                                                            -----------------------       -----------------------    TO DECEMBER 31,
                                                              2000           1999           1999           1998            1997
                                                            --------       --------       --------       --------    ---------------
                                                          (UNAUDITED)     (UNAUDITED)
Cash flows from operating activities:
   Net loss                                                 $ (6,609)      $ (1,515)      $(10,774)      $ (2,481)     $ (1,558)
   Adjustments to reconcile net loss to net cash used in
    operating activities -
    Depreciation and amortization                                549            191          1,556            139            66
    Other non-cash charges                                       856             --             36            160            --
    Changes in operating assets and liabilities:
      Investment interest receivable                             307             --           (740)            --            --
      Accounts receivable                                        (58)            --            (46)            --            --
      Receivable from Blue Lake Ltd.                              --            366            366           (366)           --
      Prepaid expenses and other assets                            6           (175)        (1,755)          (151)          (46)
      Accounts payable and accrued liabilities                   537           (512)         1,608          1,313           141
                                                            --------       --------       --------       --------      --------
         Net cash used in operating activities                (4,412)        (1,645)        (9,749)        (1,386)       (1,397)
                                                            --------       --------       --------       --------      --------
Cash flows from investing activities:
   Proceeds from sales (purchases of) investments
    available-for-sale, net                                      390             --        (26,172)            --            --
   Funding of convertible notes receivable                    (4,000)            --         (3,000)            --            --
   Purchases of property and equipment                          (558)        (1,054)        (2,154)        (2,341)         (241)
   Proceeds from sale of property and equipment                   21             --              5             --            --
   Product development costs                                     (80)           (55)          (140)          (358)           --
   Purchases of software licenses                             (2,524)            --         (1,603)            --          (160)
   Acquisition of Telegraph Consulting Corporation                --             --         (1,181)            --            --
                                                            --------       --------       --------       --------      --------
         Net cash used in investing activities                (6,751)        (1,109)       (34,245)        (2,699)         (401)
                                                            --------       --------       --------       --------      --------

Cash flows from financing activities:
   Advances from Andrx Corporation, net of Andrx's
      utilization of Cybear's income tax attributes               --          3,075          5,101          4,088         1,269
   Repayment of bank loan                                         --             --           (136)            --            --
   Net proceeds from public share offering                        --             --         50,778             --            --
   Proceeds from exercises of stock options                      281             --            169             --            --
   Proceeds from promissory note issued for purchase of
      convertible preferred stock                                 --             --             --             --            30
   Net proceeds from issuance of shares of common stock           --             --             --             --           500
                                                            --------       --------       --------       --------      --------
         Net cash provided by financing activities               281          3,075         55,912          4,088         1,799
                                                            --------       --------       --------       --------      --------

Net (decrease) increase in cash and cash equivalents         (10,882)           321         11,918              3             1
Cash and cash equivalents, beginning of period                11,922              4              4              1            --
                                                            --------       --------       --------       --------      --------
Cash and cash equivalents, end of period                    $  1,040       $    325       $ 11,922       $      4      $      1
                                                            ========       ========       ========       ========      ========
Supplemental disclosure of non-cash activities:
   Conversion of due to Andrx Corporation into shares of
      common stock                                          $     --       $     --       $  7,446       $     --      $     --
                                                            ========       ========       ========       ========      ========
   Conversion of due to Andrx Corporation into additional
      paid-in capital                                       $     --       $     --       $     --       $  3,012      $     --
                                                            ========       ========       ========       ========      ========


         The accompanying notes to the consolidated financial statements are an integral part of these consolidated statements.

                          CYBEAR, INC. AND SUBSIDIARIES

                 NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
                        DECEMBER 31, 1999, 1998 AND 1997
    UNAUDITED WITH RESPECT TO THE THREE MONTHS ENDED MARCH 31, 2000 AND 1999
            (IN THOUSANDS, EXCEPT FOR SHARES AND PER SHARE AMOUNTS)

(1) GENERAL

          Cybear Inc. ("Cybear" or the "Company"), a Delaware corporation, was incorporated on February 5, 1997. As of December 31, 1999, Cybear was a 73% (72% at March 31,2000) owned subsidiary of Andrx Corporation ("Andrx"). Cybear is an information technology company using the Internet to improve the efficiency of administrative and communications tasks of managing patient care. Cybear provides access to the Internet and the Cybear product line through its own Internet Service Provider ("ISP") system, delivering productivity applications to health care providers and health information to consumers.

RECAPITALIZATION

         On November 20, 1998, Cybear, Inc. ("Cybear, Inc. (FL)"), a Florida corporation, merged with 1997 Corp. (the "Merger") pursuant to a Merger Agreement and Plan of Reorganization, dated July 15, 1998 ("the Merger Agreement"). 1997 Corp. was a "blank check" company that had a registration statement on file with the Securities and Exchange Commission ("SEC") to seek a business combination with an operating entity. Upon consummation of the Merger, Cybear, Inc. (FL) became a wholly owned subsidiary of 1997 Corp. and 1997 Corp. changed its name to Cybear, Inc. 1997 Corp. (now called Cybear, Inc.) remains the continuing registrant for SEC reporting purposes. The Merger was intended to be a tax-free reorganization for federal income tax purposes and was treated as a recapitalization of Cybear, Inc. (FL) for accounting and financial reporting purposes. The result of the Merger was that the holders of Cybear, Inc. (FL)'s common stock prior to the Merger owned 13,000,000 shares of Cybear, Inc.'s common stock and the 1997 Corp.'s original shareholders owned 269,400 shares of Cybear, Inc.'s common stock immediately following the Merger.

REGISTRATION STATEMENT

         In June 1999, the Company completed the public offering of 3,450,000 shares of its common stock, raising approximately $50,778 in net proceeds.

ACQUISITION

         On September 17, 1999, the Company acquired Telegraph Consulting Corporation ("Telegraph"), the programming, networking and interactive design division of Telegraph New Technology, Inc. The purchase price of approximately $4,088 included $1,181 in cash, the issuance of 320,000 shares of Cybear unregistered common stock valued at approximately $2,771 and the assumption of approximately $136 of Telegraph's debt. The acquisition was recorded using the purchase method of accounting. The excess of the purchase price over the fair value of the net assets acquired represents goodwill of approximately $3,934. The goodwill is being amortized on a straight-line basis over its estimated useful life of 10 years. The amortization of the goodwill totaled $115 in 1999. The following summarizes the acquisition:

     Cash used for acquisition                              $1,181
     Common stock issued                                     2,771
     Debt assumed                                              136
                                                           --------
     Purchase price                                          4,088
     Working capital acquired                                  (30)
     Property and equipment acquired                          (124)
                                                           --------
          Goodwill                                          $3,934
                                                           ========

                          CYBEAR, INC. AND SUBSIDIARIES

                 NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
                        DECEMBER 31, 1999, 1998 AND 1997
    UNAUDITED WITH RESPECT TO THE THREE MONTHS ENDED MARCH 31, 2000 AND 1999
            (IN THOUSANDS, EXCEPT FOR SHARES AND PER SHARE AMOUNTS)

         The results of Telegraph have been included in the accompanying consolidated financial statements since the acquisition date. The following unaudited pro forma information presents the consolidated results of operations of Cybear and Telegraph as if the acquisition had occurred at the beginning of each period presented:

                                                   YEARS ENDED
                                                   DECEMBER 31,
                                            -----------------------
                                               1999         1998
                                            ---------     ---------
 Revenues                                   $  1,112      $  1,146
                                            =========     =========
 Net loss                                   $(11,216)     $ (2,876)
                                            =========     =========
 Basic and diluted net loss per share       $  (0.71)     $  (0.22)
                                            =========     =========

         Such pro forma information has been prepared for comparative purposes only and is not necessarily indicative of what the consolidated results of operations of Cybear and Telegraph would have been had the acquisition occurred at the beginning of the periods presented, nor is it necessarily indicative of the consolidated results of Cybear and Telegraph subsequent to the acquisition.

TRACKING STOCK REORGANIZATION PLAN

         In March 2000, Andrx and Cybear entered into a definitive Agreement and Plan of Merger and Reorganization (the "Reorganization") with respect to the previously announced tracking stock reorganization plan. This plan, which was recommended to the Cybear Board of Directors by its Special Committee and approved by the Boards of both Cybear and Andrx, will create a new class of Andrx common stock to separately track the performance of Cybear ("Cybear Group Common"). The Reorganization will be submitted to Andrx and Cybear shareholders for approval during 2000.

         Pursuant to the Agreement, Andrx will acquire all of the publicly traded shares of common stock of Cybear in what should be a tax-free "roll-up" reorganization. Public shareholders currently own approximately 4.9 million shares or 27.6%, of the common shares of Cybear, and those shareholders will receive one share of Cybear Group Common Stock for every Cybear share they currently own. In the Reorganization, the number of Cybear shares held by Andrx will be reduced from 12.9 million shares to 10.8 million shares so as to provide the equivalent of a 20% increase in shares held by the non-Andrx shareholders of Cybear. As a result, the non-Andrx shareholders of Cybear will own approximately 31.2% of the Cybear Group Common Stock following the closing of the transaction. Pursuant to the Reorganization, each Andrx common share will be converted into
(i) one share of Andrx Group Common Stock and (ii) approximately .1493 shares of Cybear Group Common Stock. Upon completion of the Reorganization, (i) Cybear will be a wholly owned subsidiary of Andrx with 100% of its value publicly traded in the form of Cybear Group Common Stock; (ii) current Cybear shareholders will own approximately 31.2% of the Cybear Group Common Stock; and
(iii) current Andrx shareholders will own 100% of the Andrx Group Common Stock and approximately 68.8% of the Cybear Group Common Stock. The preceding share ownership and percentages exclude the potential exercise by Edward E. Goldman, M.D., Cybear's Chief Executive Officer, of an outstanding warrant to acquire 525,000 shares of Cybear common stock currently owned by Andrx.

         Andrx and Cybear will be filing a preliminary joint proxy statement and a registration statement with the SEC with respect to the proposed transaction, which is subject to review by the SEC. In addition to shareholders' approval, the transaction will be subject to various Federal and state regulatory approvals and, accordingly, no assurance can be given that this transaction will be consummated.

         In connection with the proposed tracking stock reorganization plan, the Company incurred merger costs of $832 in the three months ended March 31, 2000. The Company expects to incur merger costs of up to approximately $1,500 in connection with the proposed tracking stock reorganization plan. These costs are charged to expense as incurred.

UNAUDITED FINANCIAL STATEMENTS

         The interim consolidated financial statements as of March 31, 2000 and for the three months ended March 31, 2000 and 1999 are unaudited. In the opinion of management, such unaudited consolidated financial statements have been prepared by Cybear pursuant to the rules and regulations of the United States Securities and Exchange Commission ("SEC"). The unaudited consolidated financial statements reflect, in the opinion of management, all material adjustments (which include only normal recurring adjustments) necessary to present fairly the Company's unaudited financial position and results operations and cash flows. The unaudited consolidated results of operations and cash flows for the three months ended March 31, 2000, are not necessarily indicative of the results of operations or cash flows which may be expected for the remainder of 2000.

(2) SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

BASIS OF PRESENTATION

         The accompanying consolidated financial statements include the accounts of Cybear, Inc. and its subsidiaries. All significant intercompany transactions and balances have been eliminated in consolidation.

USE OF ESTIMATES

         The preparation of financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

                          CYBEAR, INC. AND SUBSIDIARIES

                 NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
                        DECEMBER 31, 1999, 1998 AND 1997
    UNAUDITED WITH RESPECT TO THE THREE MONTHS ENDED MARCH 31, 2000 AND 1999
            (IN THOUSANDS, EXCEPT FOR SHARES AND PER SHARE AMOUNTS)

CASH AND CASH EQUIVALENTS

         All highly liquid investments with an original maturity of three months or less are considered cash equivalents.

INVESTMENTS AVAILABLE-FOR-SALE

         The Company utilizes the provisions of Financial Accounting Standards Board ("FASB") Statement on Financial Accounting Standards ("SFAS") No. 115, "Accounting for Certain Investments in Debt and Equity Securities". SFAS No. 115 requires that marketable equity securities and all debt securities be classified into three categories: (i) held to maturity securities, (ii) trading securities, or (iii) available-for-sale securities. The Company classifies its investment as available-for-sale and, accordingly, the investments are carried at market value and any unrealized gain or loss is reported as a separate component of shareholders' equity. The cost related to investments available-for-sale is determined utilizing the specific identification method.

PROPERTY AND EQUIPMENT, NET

         Property and equipment is recorded at cost less accumulated depreciation or amortization. Depreciation or amortization is provided using the straight-line method over the following estimated useful lives:

Computer hardware and software          3 years
Furniture and fixtures                  5 years
Leasehold improvements                  Lesser of useful life or term of lease

         Major renewals and betterments are capitalized, while maintenance and repairs are expensed as incurred.

PRODUCT DEVELOPMENT COSTS, NET

         The Company capitalizes costs incurred for the production of computer software used in the sale of its services subsequent to the establishment of technological feasibility. Capitalized costs include direct labor and payroll-related costs for software produced by the Company and fees charged by third parties to produce software for the Company. Once technological feasibility has been established, such costs are capitalized until the software has completed beta testing and is generally available. Product development costs are amortized, on a product-by-product basis, using the straight-line method over a maximum of five years or the expected life of the product, whichever is less. Quarterly, the Company reviews and expenses the unamortized cost of any major feature of products identified as being impaired or being redesigned. The Company also reviews recoverability of the total unamortized cost of all products in relation to estimated revenues and, when necessary, makes an appropriate adjustment to net realizable value.

                          CYBEAR, INC. AND SUBSIDIARIES

                 NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
                        DECEMBER 31, 1999, 1998 AND 1997
    UNAUDITED WITH RESPECT TO THE THREE MONTHS ENDED MARCH 31, 2000 AND 1999
            (IN THOUSANDS, EXCEPT FOR SHARES AND PER SHARE AMOUNTS)

SOFTWARE LICENSES

         In December 1999, Cybear entered into a perpetual non-transferable and non-exclusive license agreement with HIE, Inc. ("HIE") to use certain of their software applications as a means to offer an Application Service Provider through Cybear's network operations center. Cybear has agreed to pay HIE $1,603 for such software application licenses. As of December 31, 1999, Cybear had paid $600 of such amount and the remaining $1,003 was included in accounts payable on the accompanying consolidated balance sheet. Such amount payable was paid during the three months ended March 31, 2000.

         In January 2000, Cybear entered into a perpetual non-transferable and non-exclusive license agreement with a third party to use its software as a means to gain access to electronic patient records. Cybear paid $2,500 for such software application license. Cybear also entered into a five-year agreement with this third party. Under that agreement, Cybear has agreed to pay certain commissions, including the issuance of up to $7,500 of its common stock based on its average closing price for 180 days, if certain targets of paid subscriptions to Cybear's ISP are achieved by customers using the third party's software application. In addition, Cybear and the third party have agreed to share transaction fees derived from the usage of the software applications by Cybear's customers.

         Once these software applications are placed in service, they will be transferred to property and equipment and will be amortized using the straight-line method over an estimated useful life of three years.

IMPAIRMENT OF LONG-LIVED ASSETS AND LONG-LIVED ASSETS TO BE DISPOSED OF

         The Company utilizes the provisions of SFAS No. 121 "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed of" which requires that long-lived assets be reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. To determine a loss, if any, to be recognized, the book value of the asset would be compared to the market value or expected undiscounted future cash flow value.

REVENUE RECOGNITION

         Revenues recorded in the three months ended March 31, 2000, in the years ended December 31, 1999 and 1998 and in the period from February 5, 1997 (inception) to December 31, 1997 consist of the following:

                                                                                                   FOR THE
                                                                                                 PERIOD FROM
                                                                                                 FEBRUARY 5,
                                                                                                    1997
                                                (UNAUDITED)                                     (INCEPTION) TO
                                             THREE MONTHS ENDED              YEARS ENDED         DECEMBER 31,
                                                  MARCH 31,                  DECEMBER 31,           1997
                                         --------------------------  --------------------------  ----------
                                             2000          1999          1999          1998
                                         ------------  ------------  ------------  ------------  ----------
E-commerce                                 $      215     $      -     $       81     $      -   $        -
Web site development and maintenance               12            -            102            -            -
Subscription                                        4            -             87            -            -
Software development services to Andrx              -            -              -            -           96
                                         ------------   -----------  ------------   -----------  ----------
                                           $      231     $      -     $      270     $      -   $       96
                                         ============   ===========  ============   ===========  ==========

         Subscription, web site development and maintenance and software development revenues are earned when the Company's services are provided. E-commerce revenues are earned when the products are shipped. Cybear has entered into certain agreements with medical organizations (see Note 11) to provide the Company's subscription services to the organizations' members in exchange for various consulting services. Certain of these agreements result in a net cash outflow. Subscription services earned under agreements resulting in net cash outflows are recorded as a reduction of the amounts expensed for the consulting services received.

         Subscription revenues for the year ended December 31, 1999 include $57 from a medical organization. Starting in the fourth quarter of 1999, subscription services to this organization are being provided for non-cash consideration and, accordingly, revenue is not being recorded.

                          CYBEAR, INC. AND SUBSIDIARIES

                 NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
                        DECEMBER 31, 1999, 1998 AND 1997
    UNAUDITED WITH RESPECT TO THE THREE MONTHS ENDED MARCH 31, 2000 AND 1999
            (IN THOUSANDS, EXCEPT FOR SHARES AND PER SHARE AMOUNTS)

         Subscription revenues for the year ended December 31, 1999 include $19 from Andrx (see Note 12). In the year ended December 31, 1999, Cybear provided subscriptions to its Physician Practice Portal product to certain customers of Andrx at the standard monthly rate of $24.95 per subscriber. Andrx paid for such subscription services on behalf of its customers. Starting in the fourth quarter of 1999, these subscription services are being provided for non-cash consideration and, accordingly, revenue is not being recorded.

         E-commerce revenues for the three months ended March 31, 2000 and for the year ended December 31, 1999 represent revenues earned from an arrangement between Cybear and Andrx to sell products to physicians on orders placed through Cybear's Physician Practice Portal product (see Note 12).

STOCK-BASED COMPENSATION

         Under the provisions of SFAS No. 123, "Accounting for Stock-Based Compensation", companies can either measure the compensation cost of equity instruments issued to employees under employee compensation plans using a fair value based method, or can continue to recognize compensation cost using the intrinsic value method under the provisions of Accounting Principles Board Opinion ("APB") No. 25. However, if the provisions of APB No. 25 are applied, pro forma disclosures of net income or loss and earnings or loss per share must be presented in the financial statements as if the fair value method had been applied. For the years ended December 31, 1999 and 1998, and for the period from February 5, 1997 (inception) to December 31, 1997, the Company recognized compensation costs for options granted to non-employees under the provisions of APB No. 25, and the Company has provided the expanded disclosure required by SFAS No. 123 (see Note 14).

INCOME TAXES

         The Company accounts for income taxes pursuant to SFAS No. 109, "Accounting for Income Taxes". The provisions of SFAS No. 109 require, among other things, recognition of future tax benefits measured at enacted rates attributable to the deductible temporary differences between the financial reporting and income tax bases of assets and liabilities and to tax net operating loss carryforwards to the extent that the realization of said benefits is "more likely than not".

NET LOSS PER SHARE

         The Company calculates its basic and diluted net loss per share pursuant to SFAS No. 128, "Earnings Per Share". For the years ended December 31, 1999 and 1998, and for the period from February 5, 1997 (inception) to December 31, 1997, basic and diluted net loss per share is based on the weighted average number of shares of common stock outstanding. Since the effect of common stock equivalents was antidilutive, all such equivalents were excluded in the computation of diluted net loss per share. Common equivalent shares consist of the incremental common shares issuable upon exercise of stock options and warrants using the treasury stock method. There were 1,574,334, 1,647,408, and 985,083 options and warrants outstanding at March 31, 2000 and at December 31, 1999 and 1998, respectively, that could potentially dilute earnings per share in the future.

FAIR VALUE OF FINANCIAL INSTRUMENTS

         As of March 31, 2000 and December 31, 1999 and 1998, the carrying amounts of cash and cash equivalents, investments available-for-sale, investment interest receivable, accounts receivable, the convertible notes receivable, the receivable from Blue Lake Ltd., accounts payable and accrued liabilities approximate fair value due to their short term maturity and/or market rates of interest.

                          CYBEAR, INC. AND SUBSIDIARIES

                 NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
                        DECEMBER 31, 1999, 1998 AND 1997
    UNAUDITED WITH RESPECT TO THE THREE MONTHS ENDED MARCH 31, 2000 AND 1999
            (IN THOUSANDS, EXCEPT FOR SHARES AND PER SHARE AMOUNTS)

CONCENTRATION OF CREDIT RISK

         Financial instruments that potentially subject Cybear to credit risk consist primarily of the Company's investments available-for-sale and the convertible notes receivable.

         Cybear invests in U.S. Treasury and government agency securities, and debt instruments of corporations with investment grade credit ratings. Cybear has established guidelines relative to diversification and maturities that are designed to help ensure safety and liquidity. Cybear has limited the amount of its credit risk exposure related to the convertible notes receivable (see Note
4).

COMPREHENSIVE LOSS

         The Company adopted the provision of SFAS No. 130, "Reporting Comprehensive Income", in the year ended December 31, 1998, as required. SFAS No. 130 establishes standards for reporting and presentation of comprehensive income or loss and its components in financial statements. The Company has included the required disclosure of this statement in the accompanying consolidated statements of shareholders' equity (deficit) for the three months ended March 31, 2000, for the years ended December 31, 1999 and 1998, and for the period from February 5, 1997 (inception) to December 31, 1997.

BUSINESS SEGMENTS

         SFAS No. 131, "Disclosures about Segments of an Enterprise and Related Information", establishes standards for reporting information about operating segments in annual financial statements and requires reporting of selected information about operating segments in interim financial reports issued to shareholders. It also establishes standards for related disclosures about products and services, geographic areas and major customers. The Company has adopted the provisions of SFAS No. 131 in the year ended December 31, 1998, as required. Currently, the Company does not believe it has any separately reportable business segments or other disclosure information required by the Statement.

DERIVATIVES

         In June 1998, the FASB issued SFAS No. 133, as amended by SFAS No. 137, "Accounting for Derivative Instruments and Hedging Activities". SFAS No. 133, as amended, establishes accounting and reporting standards requiring that every derivative instrument (including certain derivative instruments embedded in other contracts) be recorded in the balance sheet as either an asset or liability measured at its fair value. SFAS No. 133, as amended, requires that changes in the derivative's fair value be recognized currently in earnings unless specific hedge accounting criteria are met. Special accounting for qualifying hedges allows a derivative's gains and losses to offset related results on the hedged item in the income statement, and requires that a company must formally document, designate, and assess the effectiveness of transactions that receive hedge accounting.

                          CYBEAR, INC. AND SUBSIDIARIES

                 NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
                        DECEMBER 31, 1999, 1998 AND 1997
    UNAUDITED WITH RESPECT TO THE THREE MONTHS ENDED MARCH 31, 2000 AND 1999
            (IN THOUSANDS, EXCEPT FOR SHARES AND PER SHARE AMOUNTS)

         SFAS No. 133, as amended, is effective for fiscal years beginning after June 15, 2000. A company may also implement the provisions of SFAS No. 133, as amended, as of the beginning of any fiscal quarter after issuance. SFAS No. 133, as amended, cannot be applied retroactively. SFAS No. 133, as amended, must be applied to (a) derivative instruments and (b) certain derivative instruments embedded in hybrid contracts that were issued, acquired, or substantively modified after December 31, 1997 (and, at the Company's election, before January 1, 1998). The Company will adopt the provisions of SFAS No. 133 beginning January 1, 2001, as required. Adoption of the provisions of this standard is not expected to have a material effect on the Company's consolidated results of operations and financial condition.

RECLASSIFICATIONS

         Certain prior year amounts have been reclassified to conform to the current year presentation.

(3) INVESTMENTS AVAILABLE-FOR-SALE

         Investments available-for-sale consist of the following as of December 31, 1999:


                                                   GROSS
                                  AMORTIZED      UNREALIZED        MARKET
                                     COST          LOSSES           VALUE
                               ------------     ------------    ------------
U.S. government agencies         $  16,009       $   (92)        $   15,917
Corporate bonds                     10,163            (8)            10,155
                               ------------     ------------    ------------
                                 $  26,172       $  (100)        $   26,072
                               ============     ============    ============

(4) CONVERTIBLE NOTES RECEIVABLE

         In December 1999, Cybear entered into a software license agreement with HIE (see Note 2). In connection with the agreement, upon receipt of $3,000 from Cybear, HIE issued to Cybear a one-year convertible promissory note (the "HIE Note") in the amount of $3,000 bearing interest at the rate of 7.8%. At its option, on the maturity date, Cybear may convert the HIE Note into shares of common stock of HIE at a conversion price of $3.19 per share. The Company has recorded the HIE Note at cost. As of March 31, 2000, the closing sale price of HIE's common stock was $6.00. In addition, HIE granted Cybear a warrant (the "HIE Warrant") to purchase 47,022 shares of its common stock. The HIE Warrant has an exercise price of $3.19 per share and expires five years from the grant date.

         In March 2000, Cybear entered into a software license agreement with AHT Corporation ("AHT"). In connection with the agreement, upon receipt of $4,000 from Cybear, AHT issued to Cybear a one-year convertible promissory note (the "AHT Note") in the amount of $4,000 bearing interest at the rate of 10.0%. At its option, Cybear may convert the AHT Note into AHT common stock at a conversion price of the lower of $4.34 per share or 80% of the average market price for the 30 trading days immediately preceding the conversion date provided that Cybear cannot acquire upon conversion more than 1,913,550 shares of AHT common stock. In addition, in the event of default by AHT, Cybear shall be granted a perpetual license to the software, including the source code to the software. The Company has recorded the AHT Note at cost. As of March 31, 2000, the closing sale price of AHT's common stock was $3.38. In addition, AHT granted Cybear a warrant (the "AHT Warrant") to purchase 300,000 shares of its common stock. The AHT Warrant has an exercise price of $4.34 per share and expires five years from the grant date.

(5) RECEIVABLE FROM BLUE LAKE LTD.

         In September 1998, Cybear entered into a lease agreement with Blue Lake Ltd. ("Blue Lake") to house its corporate headquarters and network systems. As part of the lease agreement, Blue Lake agreed to pay Cybear a portion ("Landlord Contribution") of the total costs incurred by the Company to improve the rented space prior to its occupancy. As of December 31, 1998, Cybear had recorded a receivable of $366 from Blue Lake for such Landlord Contribution. The Company collected the receivable in 1999.

                          CYBEAR, INC. AND SUBSIDIARIES

                 NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
                        DECEMBER 31, 1999, 1998 AND 1997
    UNAUDITED WITH RESPECT TO THE THREE MONTHS ENDED MARCH 31, 2000 AND 1999
            (IN THOUSANDS, EXCEPT FOR SHARES AND PER SHARE AMOUNTS)

(6) PROPERTY AND EQUIPMENT, NET

Property and equipment are summarized as follows:

                                                            DECEMBER 31,
                                                   ----------------------------
                                                      1999             1998
                                                   -----------     ------------

 Computer hardware and software                        $ 3,244      $ 1,807
 Furniture and fixtures                                    704          242
 Leasehold improvements                                    831          533
                                                       -------      -------
                                                         4,779        2,582
 Less: accumulated depreciation and amortization        (1,256)        (175)
                                                       -------      -------
 Property and equipment, net                           $ 3,523      $ 2,407
                                                       =======      =======

(7) PRODUCT DEVELOPMENT COSTS, NET

 Capitalized product development costs consist of the following:

                                        1999           1998
                                     -----------    -----------
Balance, beginning of year              $ 358          $  --
Costs capitalized                         140            358
Costs amortized                          (165)            --
                                        -----          -----
Balance, end of year                    $ 333          $ 358
                                        =====          =====

         The accumulated amortization of capitalized product development costs totaled $98 at December 31, 1999. There was no accumulated amortization of capitalized product development costs at December 31, 1998. The Company did not record any amortization of its capitalized product development costs in the year ended December 31, 1998 as it had not yet released any products.

(8) ACCRUED LIABILITIES

         Accrued liabilities consist of the following:

                                                      DECEMBER 31,
                                              --------------------------
                                                  1999            1998
                                              -------------    ---------
          Payroll and employee benefits         $   233         $  116
          Litigation settlement charge                -            125
          Other                                      99             60
                                              -------------    ---------
                                                $   332         $  301
                                              =============    =========

(9) OTHER NON-RECURRING CHARGES

         Other non-recurring charges for the three months ended March 31, 2000 consist of severance costs, impairment charges to certain assets and costs incurred to terminate an agreement. Certain of these other non-recurring charges pertain to an agreement whereby the Company has future monthly contractual obligations through June 2001, totaling approximately $2,300. In March 2000, the Company disputed the third party's performance under the agreement and the companies are attempting to resolve this dispute. While no amounts have been recorded relating to any required performance under this agreement subsequent to February 29, 2000, no assurance can be given that the Company will not be required to record any additional charges upon the resolution of this dispute.

         Other non-recurring charges for the year ended December 31, 1998 consisted of the write-off of a software license and costs incurred to settle certain litigation.

(10) INCOME TAXES

         Cybear's taxable results through the completion of the public offering in June 1999 (see Note 1) were included in the consolidated income tax return of Andrx since Andrx owned at least 80% of the common stock of Cybear. Cybear and Andrx have a tax allocation agreement pursuant to which Federal income tax liabilities or benefits are allocated to Cybear as if Cybear had filed a separate income tax return when Cybear's taxable results are included in the consolidated income tax return of Andrx. Upon completion of the public offering in June 1999, Andrx's ownership in Cybear was reduced below 80%. Consequently, Cybear thereafter files its income tax returns separately.

                          CYBEAR, INC. AND SUBSIDIARIES

                 NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
                        DECEMBER 31, 1999, 1998 AND 1997
    UNAUDITED WITH RESPECT TO THE THREE MONTHS ENDED MARCH 31, 2000 AND 1999
            (IN THOUSANDS, EXCEPT FOR SHARES AND PER SHARE AMOUNTS)

         For the period from June 23, 1999 (date of completion of the public offering) to December 31, 1999, Cybear generated a net operating loss carryforward of approximately $10,000 which is available to offset future earnings. As of December 31, 1999, Cybear has net deferred tax assets of approximately $4,000 attributable primarily to this net operating loss carryforward. Under the provisions of SFAS No. 109, "Accounting for Income Taxes", Cybear has provided a valuation allowance to reserve against 100% of its net deferred tax assets due to its history of net losses. For the period from January 1, 1999 to June 22, 1999 and for the year ended December 31, 1998, Cybear recorded $2,824 and $1,900, respectively, in income tax benefits. The income tax benefits reflect the reimbursement from Andrx for the utilization of Cybear's income tax attributes pursuant to the tax allocation agreement. For the period from February 5, 1997 (inception) to December 31, 1997, Cybear did not record any income tax provision or benefit as Andrx could not utilize Cybear's income tax attributes.

         The components of the income tax benefits are summarized as follows:

                                                    FOR THE PERIOD FROM
                          DECEMBER 31,                FEBRUARY 5, 1997
                ---------------------------------     (INCEPTION) TO
                       1999             1998         DECEMBER 31, 1997
                ----------------    -------------   -------------------

 Current          $    2,824           $ 1,900        $       -
 Deferred                  -                 -                -
                ----------------    -------------   ------------------
 Total            $    2,824           $ 1,900        $       -
                ================    =============   ==================

         Deferred income taxes represent the tax effect of the difference between the financial reporting and tax bases of assets and liabilities. The major components of deferred tax assets and liabilities are as follows:

                                               DECEMBER 31,
                                      ----------------------------
                                         1999              1998
                                      -----------       ---------
 Net operating loss carryforward      $    3,929         $   325
 Book over (under) tax depreciation           44              (8)
 Software development costs                 (128)              -
 Other, net                                  112              25
                                      -----------       ---------
                                           3,957             342
 Valuation allowance                      (3,957)           (342)
                                      -----------       ---------
          Net                         $        -         $     -
                                      ===========       =========

The following table indicates the activity in the valuation allowance:

                                         1999              1998
                                      -----------       ---------
          Beginning balance January 1 $     (342)        $  (524)
          Generated                       (6,439)         (1,718)
          Utilized by Andrx                2,824           1,900
                                      -----------       ---------
          Ending balance December 31  $   (3,957)        $  (342)
                                      ===========       =========

                          CYBEAR, INC. AND SUBSIDIARIES

                 NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
                        DECEMBER 31, 1999, 1998 AND 1997
    UNAUDITED WITH RESPECT TO THE THREE MONTHS ENDED MARCH 31, 2000 AND 1999
            (IN THOUSANDS, EXCEPT FOR SHARES AND PER SHARE AMOUNTS)

         As of December 31, 1999, the Company has a net operating loss carryforward of approximately $10,000 which is available to offset future earnings. Under the provisions of SFAS No. 109, the Company has provided a valuation allowance to reserve against 100% of its net deferred tax assets given the Company's history of net losses. Included in Cybear's deferred tax asset for its net operating loss carryforward is a benefit of approximately $1,000 related to the exercise of non-qualified stock options. If and when this benefit is utilized, it will be recorded as an increase to additional paid-in capital rather than a reduction of the income tax provision. Net operating loss carryforwards are subject to review and possible adjustments by the Internal Revenue Service and may be limited in the event of certain cumulative changes in the ownership interest of significant shareholders over a three-year period in excess of 50%.

(11) COMMITMENTS

EMPLOYMENT CONTRACTS

         The Company has entered into employment contracts with certain officers, the terms of which expire at various dates through September 2003. Such agreements provide for annual base salary, stock options, severance packages and in some instances, signing and/or incentive bonuses or deferred compensation.

         Future commitments under employment agreements at December 31, 1999 are as follows:

  2000                      $     710
  2001                            612
  2002                            612
  2003                            390
                          -------------
                             $  2,324
                          =============

PRODUCT LIABILITY

         Software products such as those to be offered by the Company frequently contain undetected errors or failures when first introduced or as new versions are released. Testing of the Company's products is particularly challenging because it is difficult to simulate the wide variety of computing environments in which the Company's potential customers may deploy these products. There can be no assurance that defects, errors or difficulties will not cause delays in product introductions, result in increased costs and diversion of development resources, require design modifications or decrease market acceptance or customer satisfaction with the Company's products. In addition, there can be no assurance that, despite testing by the Company and by potential customers, errors will not be found after commencement of commercial introduction, resulting in loss of or delay in market acceptance, which could have a material adverse effect upon the Company's business, operating results and financial condition.

                          CYBEAR, INC. AND SUBSIDIARIES

                 NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
                        DECEMBER 31, 1999, 1998 AND 1997
    UNAUDITED WITH RESPECT TO THE THREE MONTHS ENDED MARCH 31, 2000 AND 1999
            (IN THOUSANDS, EXCEPT FOR SHARES AND PER SHARE AMOUNTS)

OPERATING LEASES

         The Company leases office space, telephone lines and various equipment under operating leases. The following schedule summarizes future minimum lease payments required under non-cancelable operating leases with terms greater than one year, as of December 31, 1999:

             2000                              $ 1,156
             2001                                1,185
             2002                                  748
             2003                                  750
             2004                                  767
          Thereafter                             1,792
                                               --------
                                               $ 6,398
                                               ========

         Rent expense for the years ended December 31, 1999 and 1998 amounted to $1,137 and $145, respectively, and $130 for the period from February 5, 1997 (inception) to December 31, 1997.

OTHER

         Cybear has entered into certain agreements with medical organizations to provide the Company's subscription services to the organizations' members in exchange for various consulting services. Certain of these agreements result in a net cash outflow. Subscription services earned under agreements resulting in net cash outflows are recorded as a reduction of the amounts expensed for the consulting services received. In addition, under some of these agreements, Cybear has issued to one medical organization options to purchase 100,000 shares of its common stock and to another organization a warrant to purchase 75,000 shares of its common stock. The warrant and 70,000 of these options are exercisable upon the medical organizations achieving certain paid subscriptions objectives among their membership. The other 30,000 options are exercisable at the earlier of achieving certain paid subscriptions objectives or a specified date. Also, under some of these agreements, Cybear has agreed to pay rebates based on the organizations achieving certain paid subscriptions objectives or share revenues generated from the organizations' subscribers or from advertising. As of December 31, 1999, Cybear had a remaining obligation to pay $800 in 2000 for consulting services under these agreements and had recorded $600 to other assets representing subscription services to be paid by one medical organization in 2001. As of March 31, 2000, Cybear has a remaining obligation to pay $300 in 2000 for consulting services under these agreements.

         In June 1999, the Company entered into a 25-month agreement with an operator of web sites and other online and interactive services. Under the terms of the agreement, beginning on September 1, 1999, Cybear is providing healthcare-related content for health channels that the operator is including on its web sites. Additionally, the Company's products are advertised on the operator's web sites. The Company is paying a fee of $3,625 in monthly installments during the term of the agreement in exchange for an Internet portal box on the operator's health channels and for advertising services the operator is providing to the Company. These monthly installments are recorded to other assets and are being expensed at a monthly rate of $165 beginning in September 1999 over the remaining term of this agreement. For the three months ended March 31, 2000 and the year ended December 31, 1999, Cybear made payments of $290 and $1,015, respectively, under this agreement and has expensed $646 and $659, respectively. As of March 31, 2000, the Company has a future remaining obligation of approximately $2,300 related to this agreement. In March 2000, Cybear disputed the third party's performance under the agreement and the companies are attempting to resolve this dispute. While no amounts have been recorded relating to any required performance under this agreement subsequent to February 29, 2000, no assurance can be given that Cybear will not be required to record any additional changes upon resolution of this dispute.

                          CYBEAR, INC. AND SUBSIDIARIES

                 NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
                        DECEMBER 31, 1999, 1998 AND 1997
    UNAUDITED WITH RESPECT TO THE THREE MONTHS ENDED MARCH 31, 2000 AND 1999
            (IN THOUSANDS, EXCEPT FOR SHARES AND PER SHARE AMOUNTS)

(12) RELATED PARTY TRANSACTIONS

         In September 1999, the Company provided subscriptions to its Physician Practice Portal product to certain customers of Andrx at the standard monthly rate of $24.95 per subscriber. Andrx paid for such subscription services on behalf of its customers. Revenues generated from such services were $19 for the year ended December 31, 1999. Starting in the fourth quarter of 1999, these subscription services are being provided for non-cash consideration and, accordingly, revenue is not being recorded.

         Beginning in September 1999, Cybear entered into an arrangement with Andrx for the sale of products to physician offices on orders placed through Cybear's Physician Practice Portal product. Andrx charges Cybear at its cost for the products sold. Andrx also charges Cybear for services that include the purchasing, warehousing and distribution of the products to the physician offices. Management believes that the amounts incurred for these services approximate fair market value. For the three months ended March 31, 2000 and for the year ended December 31, 1999, Andrx charged Cybear $22 and $8, respectively, for the services it provided.

         The Company and Andrx have a corporate services agreement whereby Andrx provides the Company with various services of its management. For the three months ended March 31, 2000, the years ended December 31, 1999 and 1998 and for the period from February 5, 1997 (inception) to December 31, 1997, the Company incurred amounts for these services based upon mutually agreed upon allocation methods. Management believes that the amounts incurred for these services approximate fair market value. Costs for such services were $30 for the three months ended March 31, 2000, $120 for each of the years ended December 31, 1999 and 1998, respectively, and $110 for the period from February 5, 1997 (inception) to December 31, 1997.

         Due to Andrx in the accompanying balance sheet as of December 31, 1998, represented advances from Andrx to fund the Company's operations and the related accrued interest. Such advances bore interest at prime plus 1/2%. On November 20, 1998, upon consummation of the merger with 1997 Corp. (see Note 1), the then outstanding Due to Andrx of $3,012 was converted into additional paid-in capital to the Company. Upon completion of the public offering in June 1999 (see Note
1), Andrx converted its advances due from Cybear, net of the reimbursement for income tax attributes, to Cybear's capital in exchange of 465,387 shares of Cybear common stock at the public offering price of $16.00 per share. For the years ended December 31, 1999 and 1998, Cybear recorded $216 and $210, respectively, in interest expense on the Due to Andrx. For the period from February 5, 1997 (inception) to December 31, 1997, Cybear recorded $28 in interest expense on the Due to Andrx.

         In November, 1998, the Company entered into a sublease with Strategy Business and Technology Solutions, LLC, a company owned by the chairman of the Company, for 4,000 square feet of office space in Ridgefield Park, New Jersey to house its business development and sales activities. The lease provided for $120 and $5 in annual base rent and electricity, respectively, and had a five-year term commencing on November 1, 1998. In November 1999, the Company terminated the lease and incurred an early termination penalty of $95. In addition, for the years ended December 31, 1999 and 1998, the Company recorded $111 and $21, respectively, in rent expense relative to this lease.

         From February 5, 1997 (inception) to December 31, 1997, the Company provided Andrx with software development services. The Company charged Andrx based on mutually agreed upon allocation methods. Software development services charged to Andrx were $96 for the period from February 5, 1997 (inception) to December 31, 1997. The Company did not provide Andrx with software development services for the years ended December 31, 1999 and 1998.

                          CYBEAR, INC. AND SUBSIDIARIES

                 NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
                        DECEMBER 31, 1999, 1998 AND 1997
    UNAUDITED WITH RESPECT TO THE THREE MONTHS ENDED MARCH 31, 2000 AND 1999
            (IN THOUSANDS, EXCEPT FOR SHARES AND PER SHARE AMOUNTS)

(13)     SHAREHOLDERS' EQUITY

         In February 1997, the Company issued 130,000 shares of convertible preferred stock for a promissory note of $30. In the period from February 5, 1997 (inception) to December 31, 1997, the promissory note was paid in full and the 130,000 shares of preferred stock were converted into 130,000 shares of common stock.

         In November 1998, the Company merged with 1997 Corp., a "blank check" company that had a registration statement on file with the SEC to seek a business combination with an operating entity (see Note 1). As a result of the merger, the 1997 Corp.'s original shareholders were issued 269,400 shares of Cybear, Inc.'s common stock. In addition, upon consummation of the merger with 1997 Corp., the then outstanding Due to Andrx of $3,012 was converted into additional paid-in capital of the Company.

         In June 1999, the Company completed the public offering of 3,450,000 shares of its common stock, raising approximately $50,778 in net proceeds. Upon completion of the public offering, Andrx converted its advances due from Cybear, net of the reimbursement for income tax attributes, into Cybear's capital in exchange for 465,387 shares of Cybear common stock at the public offering price of $16.00 per share.

         In September 1999, the Company acquired Telegraph Consulting Corporation (see Note 1). The purchase price included the issuance of 320,000 shares of Cybear unregistered common stock valued at approximately $2,771.

(14) STOCK INCENTIVE PLAN

         The Company has reserved 1,800,000 shares of its common stock for issuance under its 1997 Stock Option Plan (the "Plan"). Under the Plan, incentive and nonqualified stock options are available to directors, officers, employees or consultants to the Company. The terms of each option agreement are determined by the Company's Board of Directors or its compensation committee (the "Committee"). The terms for, and exercise price at which any stock option may be awarded is to be determined by the Committee. Options granted under the Plan must be exercised within ten years of the date of grant, unless a shorter period is designated at the time of grant. In July 1999, the Company's Board of Directors approved an amendment to the Company's Plan increasing the number of shares issuable under the Plan by 1,200,000 to 3,000,000 subject to approval by the stockholders of Cybear.

         The Company accounts for options granted to employees under the Plan in accordance with the provisions of APB No. 25. Each stock option has an exercise price equal to the market price on the date of grant and, accordingly, no compensation expense has been recorded for any stock option grants to employees. On rare occasions, the Company may issue an insignificant amount of equity instruments to non-employees. Stock options issued to non-employees for the years ended December 31, 1999 and 1998 and for the period from February 5, 1997 (inception) to December 31, 1997 were accounted for based on the fair value of the consideration received or the fair value of the equity instruments issued, whichever is more reliably measurable, as required by SFAS No. 123. In instances where the fair value of the goods or services received is not reliably measurable, the measure is based upon the fair value of the equity instruments issued, and such value is amortized over the period for which services are provided. The fair value of equity instruments issued to non-employees are valued using the Black-Scholes option pricing model.

                          CYBEAR, INC. AND SUBSIDIARIES

                 NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
                        DECEMBER 31, 1999, 1998 AND 1997
    UNAUDITED WITH RESPECT TO THE THREE MONTHS ENDED MARCH 31, 2000 AND 1999
            (IN THOUSANDS, EXCEPT FOR SHARES AND PER SHARE AMOUNTS)

         A summary of the Plan's activity is as follows:

                                                   OUTSTANDING                                     EXERCISABLE
                              -------------------------------------------------------     -------------------------------
                                 NUMBER OF
                                  SHARES               EXERCISE PRICE PER SHARE                          WEIGHTED AVG.
                                                  -----------------------------------                       EXERCISE
                               UNDER OPTION        LOW        HIGH        WTD. AVG.        SHARES            PRICE
                              ----------------    -------    --------    ------------     ---------     -----------------
February 5, 1997 (inception)              -
Granted                             350,000        $1.00     $   1.00    $      1.00
                              ----------------
December 31, 1997                   350,000         1.00         1.00           1.00             -        $          -
Granted                             705,083         2.00         3.00           2.81
Forfeited                           (70,000)        1.00         1.00           1.00
                              ----------------
December 31, 1998                   985,083         1.00         3.00           2.30        70,000                 1.00
Granted                             919,950         3.00        16.25          12.63
Exercised                          (148,875)        1.00         3.00           1.14
Forfeited                          (183,750)        1.00        16.00           4.32
                              ----------------
December 31, 1999                 1,572,408       $ 1.00     $  16.25     $     8.22       430,675        $        9.29
                              ================




                                 OPTIONS OUTSTANDING AT                                            EXERCISABLE OPTIONS AT
                                    DECEMBER 31, 1999                                                DECEMBER 31, 1999
------------------------------- -- -------------- -- ----------------- -- ----------------     --------- --- -----------------
                                                      WEIGHTED AVG.
                                                      REMAINING LIFE       WEIGHTED AVG.                       WEIGHTED AVG.
   RANGE OF EXERCISE PRICES           SHARES             (YEARS)          EXERCISE PRICE        SHARES        EXERCISE PRICE
-------------------------------    --------------    -----------------    ----------------     ---------     -----------------
       $ 1.00 - $ 2.00                 155,125              7.6                $  1.36           20,500          $  1.51
       $ 3.00 - $ 3.00                 602,833              8.8                   3.00          175,175             3.00
       $ 6.50 - $13.25                 327,700              9.6                   9.51           35,000             6.98
       $16.00 - $16.25                 486,750              9.5                  16.01          200,000            16.00
                                   --------------                                              ---------
       $ 1.00 - $16.25               1,572,408              9.0                $  8.22          430,675          $  9.29
                                   ==============                                              =========


         The range of weighted average fair value per share as of the grant date was $2.54 to $13.79 and $1.50 to $2.23 for stock options granted during the years ended December 31, 1999 and 1998, respectively, and $0.70 for stock options granted during the period from February 5, 1997 (inception) to December 31, 1997. The fair market value of an option was estimated using the Black-Scholes option pricing model with the following assumptions:


                                                              FOR THE PERIOD FRO
                              YEARS ENDED DECEMBER 31,          FEBRUARY 5, 1997
                           -------------------------------       (INCEPTION) TO
                              1999              1998           DECEMBER 31, 1997
                           ---------------  --------------    ------------------

 Risk-free interest rate       5.6%              4.8%                   5.3%
 Average life of options
 (years)                       5.2               4.5                    6.0
 Average volatility            110%               85%                   75%
 Dividend yield                -                 -                      -

                          CYBEAR, INC. AND SUBSIDIARIES

                 NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
                        DECEMBER 31, 1999, 1998 AND 1997
    UNAUDITED WITH RESPECT TO THE THREE MONTHS ENDED MARCH 31, 2000 AND 1999
            (IN THOUSANDS, EXCEPT FOR SHARES AND PER SHARE AMOUNTS)

         The following table summarizes the pro forma consolidated results of operations of the Company as though the provision of the fair value based accounting method of SFAS No. 123 had been used in accounting for stock options:

                                                                                                FOR THE PERIOD FROM
                                                             YEARS ENDED DECEMBER 31,             FEBRUARY 5, 1997
                                                        -----------------------------------        (INCEPTION) TO
                                                             1999                1998            DECEMBER 31, 1997
                                                        ----------------    ---------------    ---------------------
Basic and diluted net loss            As reported        $     (10,774)      $     (2,481)       $       (1,558)
                                      Pro forma          $     (15,228)      $     (2,570)       $       (1,591)

Basic and diluted net loss per share  As reported        $       (0.70)      $      (0.19)       $        (0.12)
                                      Pro forma          $       (0.98)      $      (0.20)       $        (0.12)

(15) SUBSEQUENT EVENT

         In April 2000, Cybear entered into a three-year agreement with a medical organization to provide the Company's subcription services to the organization's members in exchange for various consulting and marketing services. Under the terms of this agreement, Cybear paid $1,200 at inception for various consulting and marketing services and will receive monthly subscription fees of $25. Consequently, this agreement will result in a net cash outflow to Cybear of $300 over its term. Therefore, subscription services earned under this agreement will be recorded as a reduction of the amounts expensed for the consulting and marketing services received.

                                                                         ANNEX A

                 AGREEMENT AND PLAN OF MERGER AND REORGANIZATION

                                  BY AND AMONG

                               ANDRX CORPORATION,
                                  CYBEAR, INC.
                             NEW ANDRX CORPORATION,
                          ANDRX ACQUISITION CORP., AND
                            CYBEAR ACQUISITION CORP.

                                 March 23, 2000

                                TABLE OF CONTENTS

                                                                                                               PAGE
1.       Definitions.............................................................................................2

2.       Basic Transaction.......................................................................................6

         (a)      The Mergers....................................................................................6

         (b)      Filing of Plan of Merger, Effective Time.......................................................7

         (c)      Effect of Merger...............................................................................7

         (i)      General........................................................................................7

         (ii)     Articles of Incorporation......................................................................7

         (iii)    Bylaws.........................................................................................7

         (iv)     Directors......................................................................................8

         (v)      Officers.......................................................................................8

         (d)      The Closing....................................................................................8

         (e)      Intentionally Omitted..........................................................................9

         (f)      Conversion of Andrx and Cybear Capital Stock...................................................9

         (g)      Cancellation of Treasury Stock.................................................................9

         (h)      Unvested Andrx Common Stock and Cybear Common Stock...........................................10

         (i)      Capital Stock of Merger Subs..................................................................10

         (j)      Fractional Shares.............................................................................10

         (k)      Existing New Andrx Capital Stock..............................................................11

         (l)      Exchange Agent................................................................................11

         (m)      New Andrx to Provide Stock....................................................................11

         (n)      Exchange Procedures...........................................................................11

         (o)      Dividends, Etc................................................................................12

         (p)      Lost, Stolen or Destroyed Certificates........................................................13

         (q)      Tax Consequences..............................................................................13

3.       Representations and Warranties of Cybear...............................................................13

         (a)      Organization, Qualification, and Corporate Power..............................................13

         (b)      Capitalization................................................................................13

         (c)      Authorization of Transaction..................................................................14

         (d)      Noncontravention..............................................................................14

         (e)      Filings with the SEC..........................................................................14

         (f)      Financial Statements..........................................................................14

                                TABLE OF CONTENTS

                                   (CONTINUED)


                                                                                                               PAGE
         (g)      Events Subsequent to Most Recent Cybear Fiscal Period End.....................................15

         (h)      Undisclosed Liabilities.......................................................................15

         (i)      Brokers' Fees.................................................................................15

         (j)      Disclosure....................................................................................15

         (k)      Litigation....................................................................................15

         (l)      Opinion of Financial Advisor..................................................................16

         (m)      Waiver of Change in Control Provisions........................................................16

4.       Representations and Warranties of Andrx................................................................16

         (a)      Organization of Andrx and Subsidiary Corp.....................................................16

         (b)      Capitalization................................................................................16

         (c)      Authorization of Transaction..................................................................16

         (d)      Noncontravention..............................................................................17

         (e)      Filings with the SEC..........................................................................17

         (f)      Financial Statements..........................................................................17

         (g)      Events Subsequent to Most Recent Andrx Fiscal Period End......................................17

         (h)      Undisclosed Liabilities.......................................................................18

         (i)      Brokers' Fees.................................................................................18

         (j)      Disclosure....................................................................................18

         (k)      Litigation....................................................................................18

5.       Representations and Warranties of New Andrx and Merger Subs............................................18

         (a)      Organization of New Andrx and Merger Subs.....................................................18

         (b)      Capitalization................................................................................19

         (c)      Authorization of Transaction..................................................................19

         (d)      Noncontravention..............................................................................19

         (e)      Undisclosed Liabilities.......................................................................19

         (f)      Brokers' Fees.................................................................................20

         (g)      Disclosure....................................................................................20

         (h)      Litigation....................................................................................20

6.       Covenants..............................................................................................20

         (a)      General.......................................................................................20

                                TABLE OF CONTENTS

                                   (CONTINUED)


                                                                                                               PAGE
         (b)      Notices and Consents..........................................................................20

         (c)      Regulatory Matters and Approvals..............................................................20

                  (i)      Securities Act, Securities Exchange Act, and State Securities Laws...................20

                  (ii)     Approvals............................................................................21

                  (iii)    S-4 Registration Statement and Joint Proxy Statement.................................21

                  (iv)     Cybear Stockholder Meeting...........................................................22

                  (v)      Andrx Stockholder Meeting............................................................22

                  (vi)     HSR and other Filings; Reasonable Efforts............................................22

         (d)      Operation of Business.........................................................................23

         (e)      Full Access...................................................................................23

         (f)      Notice of Developments........................................................................24

         (g)      Insurance and Indemnification.................................................................24

         (h)      Expenses......................................................................................24

         (i)      Assumption of Andrx Option Plan and Cybear Option Plan; Form S-8; Employee Plans..............25

         (j)      Certain Tax Matters...........................................................................25

                  (i)      Return Filing; Information Sharing Until the Closing Date............................25

                  (ii)     Certain Tax Opinions.................................................................26

         (k)      No Solicitation...............................................................................27

         (l)      Voting Agreements.............................................................................28

7.       Conditions to Obligation to Close......................................................................28

         (a)      Conditions to Obligation of New Andrx, Andrx and Merger Subs..................................28

         (b)      Conditions to Obligation of Cybear............................................................29

8.       Termination............................................................................................31

         (a)      Termination of Agreement......................................................................31

         (b)      Effect of Termination.........................................................................32

9.       Miscellaneous..........................................................................................32

         (a)      Survival......................................................................................32

         (b)      Press Releases and Public Announcements.......................................................32

         (c)      No Third Party Beneficiaries..................................................................32

                                TABLE OF CONTENTS

                                   (CONTINUED)


                                                                                                               PAGE
         (d)      Entire Agreement..............................................................................32

         (e)      Succession and Assignment.....................................................................32

         (f)      Counterparts..................................................................................32

         (g)      Headings......................................................................................33

         (h)      Notices.......................................................................................33

         (i)      Governing Law.................................................................................34

         (j)      Amendments and Waivers........................................................................34

         (k)      Severability..................................................................................34

         (l)      Expenses......................................................................................34
         (m)      Construction..................................................................................34

         (n)      Incorporation of Exhibits and Schedules.......................................................35

EXHIBIT A --      PLAN OF MERGER.................................................................................1

EXHIBIT B-1 --  NEW ANDRX AMENDED AND RESTATED CERTIFICATE OF
                              INCORPORATION......................................................................2

EXHIBIT B-2 --  NEW ANDRX BYLAWS.................................................................................3

EXHIBIT C --    TAX SHARING AGREEMENT............................................................................4

EXHIBIT D --    CYBEAR TRACKING COMMON STOCK POLICIES............................................................5

                 AGREEMENT AND PLAN OF MERGER AND REORGANIZATION

         This AGREEMENT AND PLAN OF MERGER AND REORGANIZATION (the "Agreement") is made and entered into as of March 23, 2000, by and among Andrx Corporation, a Florida corporation ("Andrx"), Cybear, Inc., a Delaware corporation ("Cybear"), New Andrx Corporation, a Delaware corporation ("New Andrx"), Andrx Acquisition Corp., a Florida corporation and wholly owned subsidiary of New Andrx ("Andrx Merger Sub"), and Cybear Acquisition Corp., a Florida corporation and wholly owned subsidiary of New Andrx ("Cybear Merger Sub") (together, Andrx Merger Sub and Cybear Merger Sub are collectively referred to herein as "Merger Subs"). Andrx, Cybear, New Andrx and the Merger Subs are individually referred to as a "Party" and collectively referred to herein as the "Parties."

                                 R E C I T A L S

         A. The Board of Directors of Andrx has unanimously (i) determined that it is advisable and fair to, and in the best interests of, Andrx and its stockholders that, upon the terms and subject to the conditions of this Agreement, Andrx Merger Sub merge with and into Andrx, with Andrx being the surviving corporation (the "Andrx Merger"), (ii) approved this Agreement, the Andrx Merger and the other transactions contemplated hereby and (iii) recommended the approval of this Agreement and the Andrx Merger by the stockholders of Andrx.

         B. The Board of Directors of Cybear, based upon a recommendation of a Special Committee (the "Special Committee") consisting of one disinterested director, has (i) determined that it is advisable and fair to, and in the best interests of, Cybear and its stockholders that, upon the terms and subject to the conditions of this Agreement, Cybear Merger Sub merge with and into Cybear, with Cybear being the surviving corporation (the "Cybear Merger"), (ii) approved this Agreement, the Cybear Merger and the other transactions contemplated hereby and (iii) recommended the approval of this Agreement and the Cybear Merger by the stockholders of Cybear. The Andrx Merger and the Cybear Merger are collectively referred to herein as the "Mergers."

         C. The Board of Directors of New Andrx has (i) determined that the Mergers are advisable and in the best interests of New Andrx and its stockholders and (ii) approved this Agreement, the Mergers and the other transactions contemplated hereby.

         D. Pursuant to the Mergers, among other things, the outstanding shares of Common Stock, par value $.001 per share ("Andrx Common Stock"), of Andrx shall be converted into the right to receive the consideration set forth herein and the outstanding shares of Common Stock, par value $.001 per share ("Cybear Common Stock"), of Cybear shall be converted into the right to receive the consideration set forth herein.

         E. The Parties intend, by executing this Agreement, to adopt a plan of reorganization within the meaning of Section 368 of the Internal Revenue Code of 1986, as amended (the "Code"), and to cause the Andrx Merger to qualify as a "reorganization" under the provisions of Section 368(a)(1)(A) and 368(a)(2)(E) of the Code and the exchange of shares pursuant to the Cybear Merger to qualify as a tax-free exchange under Section 351(a) of the Code.

         Now, therefore, in consideration of the premises and the mutual promises herein made, and in consideration of the representations, warranties, and covenants herein contained, the Parties agree as follows.

         1. DEFINITIONS.

         "Action" has the meaning set forth in Section 6(g) below.

         "Andrx Acquisition Corp." has the meaning set forth in preface above.

         "Andrx Articles of Incorporation" has the meaning set forth in Section 2(c)(ii).

         "Andrx Capital Stock" means all shares of Andrx Common Stock and all shares of any other capital stock of Andrx.

         "Andrx Closing Tax Opinion" has the meaning set forth in Section 7(a)(xi) below.

         "Andrx Common Stock" has the meaning set forth in the preface above.

         "Andrx Exchange Ratio" has the meaning set forth in Section 2(f)(i).

         "Andrx Initial Tax Opinion" has the meaning set forth in Section 6(j)(ii) below.

         "Andrx Material Adverse Effect" has the meaning set forth in Section 4(a) below.

         "Andrx Merger" means set forth in the preface above.

         "Andrx Merger Sub" has the meaning set forth in the preface above.

         "Andrx Merger Sub Common Stock" has the meaning set forth in Section 2(i) below.

         "Andrx Option Plan" means the Andrx Stock Incentive Plan.

         "Andrx Options" means all unexpired and unexercised issued and outstanding options, warrants and other rights to acquire or receive Andrx Capital Stock (whether or not vested or exercisable).

         "Andrx Public Reports" has the meaning set forth in Section 4(e) below.

         "Andrx Stockholders Meeting" has the meaning set forth in Section 6(c)(v) below.

         "Andrx Surviving Corporation" has the meaning set forth in Section 2(a) below.

         "Affiliate" has the meaning set forth in Rule 12b-2 of the regulations promulgated under the Securities Exchange Act.

         "Certificates" has the meaning set forth in 2(n) below.

         "Closing" has the meaning set forth in Section 2(d) below.

         "Closing Date" has the meaning set forth in Section 2(d) below.

         "Closing Tax Certificates" has the meaning set forth in 6(j)(ii) below.

         "Code" has the meaning set forth in the preface above.

         "Confidential Information" means any information concerning the businesses and affairs of a Person that is not already generally available to the public.

         "Cybear" has the meaning set forth in the preface above.

         "Cybear Articles of Incorporation" has the meaning set forth in Section 2(c)(ii).

         "Cybear Capital Stock" means all shares of Cybear Common Stock and all shares of any other capital stock of Cybear.

         "Cybear Closing Tax Opinion" has the meaning set forth in Section 7(b)(viii) below.

         "Cybear Common Stock" has the meaning set forth in the preface above.

         "Cybear Initial Tax Opinion" has the meaning set forth in Section 6(j)(ii) below.

         "Cybear Material Adverse Effect" has the meaning set forth in Section 3(a) below.

         "Cybear Merger" has the meaning set forth in the preface above.

         "Cybear Merger Sub" has the meaning set forth in the preface above.

         "Cybear Merger Sub Common Stock" has the meaning set forth in Section 2(i)(ii) below.

         "Cybear Option Plan" means Cybear's 1997 Stock Option Plan.

         "Cybear Options" means all unexpired and unexercised issued and outstanding options, warrants and other rights to acquire or receive Cybear Capital Stock (whether or not vested or exercisable).

         "Cybear Public Reports" has the meaning set forth in Section 3(e) below.

         "Cybear Stockholder" means any Person who or which holds any Cybear Capital Stock.

         "Cybear Stockholders Meeting" has the meaning set forth in Section 6(c)(iv) below.

         "Cybear Surviving Corporation" has the meaning set forth in Section 2(a) below.

         "Cybear Tracking Common Stock" means the Andrx Corporation - Cybear Group Common Stock, par value $.001 per share, of New Andrx, a class of New Andrx Capital Stock that will have the terms and features set forth in the New Andrx Certificate of Incorporation.

         "Cybear Tracking Option" has the meaning set forth in Section 2(f)(iii) below.

         "DGCL" means the General Corporation Law of the State of Delaware, as amended.

         "DOJ" means the Antitrust Division of the United States Department of Justice.

         "Disclosure Schedule" has the meaning set forth in Section 3 below.

         "Effective Time" has the meaning set forth in Section 2(b) below.

         "Employees" has the meaning set forth in Section 6(i) below.

         "Exchange Agent" has the meaning set forth in Section 2(l) below.

         "FBCA" means the Business Corporation Act of the State of Florida, as amended.

         "FTC" means the United States Federal Trade Commission.

         "GAAP" means United States generally accepted accounting principles as in effect from time to time.

         "HSR Act" has the meaning set forth in Section 3(d) below.

         "IRS" means the Internal Revenue Service.

         "Indemnified Party" has the meaning set forth in Section 6(g) below.

         "Initial Tax Certificate" has the meaning set forth in Section
6(j)(ii).

         "Joint Proxy Statement" has the meaning set forth in Section 6(c)(i) below.

         "Knowledge" means actual knowledge after reasonable investigation.

         "Mergers" has the meaning set forth in the preface above.

         "Merger Subs" has the meaning set forth in the preface above.

         "Most Recent Andrx Fiscal Period End" has the meaning set forth in 4(f)(ii) below.

         "Most Recent Cybear Fiscal Period End" has the meaning set forth in
Section 3(f)(ii) below.

         "New Andrx" has the meaning set forth in the preface above.

         "New Andrx Certificate of Incorporation" has the meaning set forth in
Section 2(c)(ii) below.

         "New Andrx Capital Stock" means all shares of New Andrx Common Stock, Cybear Tracking Common Stock and all shares of any other capital stock of New Andrx.

         "New Andrx Common Stock" means the Andrx Corporation - Andrx Common Stock, par value $.001 per share, of New Andrx, a class of New Andrx Capital Stock that will have the terms and features set forth in the New Andrx Certificate of Incorporation.

         "New Andrx Material Adverse Effect" has the meaning set forth in
Section 5(a) below.

         "New Andrx Option" has the meaning set forth in Section 2(f)(iii).

         "Ordinary Course of Business" means the ordinary course of business consistent with past custom and practice (including with respect to quantity and frequency).

         "Party" has the meaning set forth in the preface above.

         "Person" means an individual, a partnership, a corporation, a limited liability company, an association, a joint stock company, a trust, a joint venture, an unincorporated organization, or a governmental entity (or any department, agency, or political subdivision thereof).

         "Plan of Merger" has the meaning set forth in Section 2(a) below.

         "Required Andrx Stockholder Vote" means the affirmative vote in favor of this Agreement and the Andrx Merger by the holders of a majority of the Andrx Capital Stock outstanding.

         "Required Cybear Stockholder Vote" means the affirmative vote in favor of this Agreement and the Cybear Merger by the holders of a majority of the Cybear Capital Stock outstanding; provided that the holders of a majority of the Cybear Capital Stock outstanding, other than Andrx or its Subsidiaries, have not voted against this Agreement and the Cybear Merger.

         "S-4 Registration Statement" has the meaning set forth in Section 6(c)(i) below.

         "SEC" means the Securities and Exchange Commission.

         "Securities Act" means the Securities Act of 1933, as amended.

         "Securities Exchange Act" means the Securities Exchange Act of 1934, as amended.

         "Security Interest" means any mortgage, pledge, lien, encumbrance, charge, or other security interest, OTHER THAN (a) mechanic's, materialmen's, landlord's and similar liens, (b) liens for taxes not yet due and payable or for taxes that the taxpayer is contesting in good faith through appropriate proceedings, (c) purchase money liens and liens securing rental payments under capital lease arrangements, and (d) other liens arising in the Ordinary Course of Business and not incurred in connection with the borrowing of money.

         "SG Cowen" has the meaning set forth in Section 3(l) below.

         "Special Committee" has the meaning set forth in the preface above.

         "Subsidiary" means any corporation with respect to which a specified Person (or a Subsidiary thereof) owns a majority of the common stock or has the power to vote or direct the voting of sufficient securities to elect a majority of the directors.

         "Superior Proposal" has the meaning set forth in Section 6(k) below.

         "Surviving Corporations" has the meaning set forth in Section 2(a) below.

         "Takeover Proposal" means any offer or proposal for, or any written indication of interest in, a merger or other business combination involving Cybear or any of its Subsidiaries or the acquisition of ten percent (10%) or more of the outstanding Cybear Capital Stock, or a significant portion of the assets of, or any of its Subsidiaries, other than the transactions contemplated by this Agreement.

         "Third Party Expenses" has the meaning set forth in Section 6(h) below.

2.       BASIC TRANSACTION.

         (a) THE MERGERS. Subject to the terms and conditions of this Agreement and the applicable provisions of the FBCA and the DGCL, at the Effective Time the plan of merger (the "Plan of Merger") in the form of and as set forth in this Agreement (or such other instrument setting forth the plan of merger as set forth in this Section 2), (i) Andrx Merger Sub shall be merged with and into Andrx, the separate corporate existence of Andrx Merger Sub shall cease and Andrx shall continue as the surviving corporation, and (ii) Cybear Merger Sub shall be merged with and into Cybear, the separate corporate existence of Cybear Merger Sub shall cease and Cybear shall continue as the surviving corporation. Andrx, as the surviving corporation after the Andrx Merger, is hereinafter sometimes referred to as the "Andrx Surviving Corporation," Cybear as the surviving corporation after the Cybear Merger is hereinafter sometimes referred to as the "Cybear Surviving Corporation," and Andrx Surviving Corporation and Cybear Surviving Corporation are sometimes hereinafter collectively referred to as the "Surviving Corporations." As a result of the Mergers, Andrx and Cybear shall become wholly owned, direct subsidiaries of New Andrx. The effects and consequences of the Mergers shall be as set forth in Section 2(c) below.

         (b) FILING OF PLAN OF MERGER, EFFECTIVE TIME. In connection with the Closing, the Parties hereto shall cause the Mergers to be consummated by filing the Plan of Merger with the Secretary of State of the State of Florida, in accordance with the relevant provisions of the FBCA and by filing the Plan of Merger with the Secretary of State of the State of Delaware, in accordance with the relevant provisions of the DGCL. The Mergers shall become effective at the time and date on which the Plan of Merger has been duly filed with the Secretary of State of Florida and the Secretary of State of Delaware or such time and date as agreed upon by the Parties and specified in the Plan of Merger, being hereinafter referred to as the "Effective Time."

         (c) EFFECT OF MERGER.

                  (i) GENERAL. At the Effective Time, the effect of the Mergers shall be as provided in this Agreement, the Plan of Merger and the applicable provisions of the FBCA and DGCL. Without limiting the generality of the foregoing, and subject to the foregoing, at the Effective Time, (A) all the property, rights, privileges, powers and franchises of Andrx and Andrx Merger Sub shall vest in the Andrx Surviving Corporation, and all debts, liabilities and duties of Andrx and Andrx Merger Sub shall become the debts, liabilities and duties of the Andrx Surviving Corporation, and (B) all the property, rights, privileges, powers and franchises of Cybear and Cybear Merger Sub shall vest in the Cybear Surviving Corporation, and all debts, liabilities and duties of Cybear and Cybear Merger Sub shall become the debts, liabilities and duties of the Cybear Surviving Corporation.

                  (ii) ARTICLES OF INCORPORATION.

                           (A) The Articles of Incorporation (the "Andrx
Articles of Incorporation") of Andrx Merger Sub, at the Effective Time, shall be the Articles of Incorporation of the Andrx Surviving Corporation.

                           (B) The Articles of Incorporation (the "Cybear
Articles of Incorporation") of Cybear Merger Sub, at the Effective Time, shall be the Articles of Incorporation of the Cybear Surviving Corporation.

                           (C) The Amended and Restated Certificate of
Incorporation of New Andrx, substantially as set forth as Exhibit B-1 hereto (the "New Andrx Certificate of Incorporation"), shall be the Certificate of Incorporation of New Andrx, provided that at the Effective Time the name of the corporation shall be "Andrx Corporation."

                  (iii) BYLAWS.

                           (A) The Bylaws of Andrx Merger Sub, at the Effective
Time, shall be the Bylaws of the Andrx Surviving Corporation until thereafter amended as provided by law and such Bylaws.

                           (B) The Bylaws of Cybear Merger Sub, at the Effective
Time, shall be the Bylaws of the Cybear Surviving Corporation until thereafter amended as provided by law and such Bylaws.

                           (C) The Bylaws of New Andrx shall be substantially as
set forth in Exhibit B-2 hereto.

                  (iv) DIRECTORS.

                           (A) The directors of Andrx Merger Sub immediately
prior to the Effective Time shall be the directors of the Andrx Surviving Corporation as of the Effective Time and until their successors are duly appointed or elected in accordance with applicable law, or until their earlier death, resignation or removal in accordance with the Surviving Corporation's Articles of Incorporation and Bylaws.

                           (B) The directors of Cybear Merger Sub immediately
prior to the Effective Time shall be the directors of Cybear Surviving Corporation as of the Effective Time and until their successors are duly appointed or elected in accordance with applicable law, or until their earlier death, resignation or removal in accordance with the Surviving Corporation's Articles of Incorporation and Bylaws.

                           (C) The directors of New Andrx shall be the existing
directors of Andrx and the director nominee designated by Cybear as set forth in
Section 7(b)(x).

                  (v) OFFICERS.

                           (A) The officers of the Andrx Merger Sub at the
Effective Time shall be the officers of the Andrx Surviving Corporation immediately prior to the Effective Time until their successors are duly appointed or elected in accordance with applicable law, or until their earlier death, resignation or removal in accordance with the Andrx Surviving Corporation's Articles of Incorporation and Bylaws.

                           (B) The officers of Cybear Merger Sub at the
Effective Time shall be the officers of the Cybear Surviving Corporation immediately prior to the Effective Time until their successors are duly appointed or elected in accordance with applicable law, or until their earlier death, resignation or removal in accordance with the Cybear Surviving Corporation's Articles of Incorporation and Bylaws.

                           (C) The officers of New Andrx shall be the existing
officers of Andrx until their successors are duly appointed or elected in accordance with applicable law, or until their earlier death, resignation or removal in accordance with the New Andrx Certificate of Incorporation and Bylaws.

                  (d) THE CLOSING. Subject to the terms and conditions of this Agreement, the closing of the transactions contemplated by this Agreement (the "Closing") shall take place at the offices of Broad and Cassel, 201 South Biscayne Boulevard, Suite 3000, Miami, Florida 33131, at 10:00 a.m. on (a) the next business day after the last to be fulfilled or waived of the conditions set forth in Section 7 shall be fulfilled or waived in accordance herewith (other than conditions which by their nature are to be satisfied at the Closing, but subject to such conditions) or (b) at such other time, date or place as Cybear and New Andrx may agree in writing. The date on which the Closing occurs is referred to herein as the "Closing Date."

                  (e) INTENTIONALLY OMITTED.

                  (f) CONVERSION OF ANDRX AND CYBEAR CAPITAL STOCK.

                           (i) Each share of Andrx Common Stock issued and
outstanding immediately prior to the Effective Time (other than any shares of Andrx Common Stock to be canceled pursuant to Section 2(g)) will be canceled and extinguished and be converted automatically into the right to receive (A) one share of New Andrx Common Stock and (B) a fraction (the "Andrx Exchange Ratio") of a share of Cybear Tracking Common Stock equal to 10,293,378 divided by the number of shares of Andrx Common Stock outstanding immediately prior to the Effective Date, upon surrender of the certificate representing such share of Andrx Common Stock in the manner provided in Section 2(n) (or, in the case of a lost, stolen or destroyed certificate, upon delivery of an affidavit and, if required, bond in the manner provided in Section 2(p)). It is the intention of the Parties that the holders of Cybear Common Stock other than Andrx, which holders currently own approximately 30.5% of the outstanding Cybear Capital Stock as of the date hereof, will as a result of the Mergers, own in the aggregate approximately 34.5% of the Cybear Tracking Common Stock assuming full exercise of the warrant to purchase Cybear Common Stock held by Dr. Edward E. Goldman.

                           (ii) Each share of Cybear Common Stock issued and
outstanding immediately prior to the Effective Time (other than any shares of Cybear Common Stock owned by Andrx or its Subsidiaries or shares of Cybear Common Stock to be canceled pursuant to Section 2(g)) will be canceled and extinguished and be converted automatically into the right to receive one share of Cybear Tracking Common Stock upon surrender of the certificate representing such share of Cybear Common Stock in the manner provided in Section 2(n) (or, in the case of a lost, stolen or destroyed certificate, upon delivery of an affidavit and, if required, bond in the manner provided in Section 2(p)).

                           (iii) At the Effective Time, each outstanding Cybear
Option shall be assumed by New Andrx in such manner that it is converted into an option to purchase .8842 shares of Cybear Tracking Common Stock for each share of Cybear Common Stock subject to the Cybear Option (each a "Cybear Tracking Option"). At the Effective Time, each outstanding Andrx Option shall be assumed by New Andrx and converted into an option to purchase one share of New Andrx Common Stock (each a "New Andrx Option") and a Cybear Tracking Option to purchase Cybear Tracking Common Stock equal to the number of shares of Andrx Common Stock subject to the Andrx Option multiplied by the Andrx Exchange Ratio. The exercise price for the New Andrx Option shall be equal to the exercise price on the existing Andrx Option less the product of the Andrx Exchange Ratio and the price of the Cybear Common Stock on the Closing Date subject to potential adjustment to conform with the Emerging Issues Task Force 99-9. The exercise price for the Cybear Tracking Options issued to holders of the Andrx Options shall be equal to the price of the Cybear Common Stock at the Closing Date. It is the intention of the Parties that, to the extent that any such Andrx Option or Cybear Option constituted an "incentive stock option" (within the meaning of Section 422 of the Code) immediately prior to the Effective Time, the New Andrx Option or Cybear Tracking Option continue to qualify as an incentive stock option to the maximum extent permitted by Section 422 of the Code, and that the assumption of the New Andrx Option or Cybear Options provided by this Section 2(f)(iii) satisfy the conditions of Section 424(a) of the Code.

                  (g) CANCELLATION OF TREASURY STOCK. Each share of Andrx Common Stock that is owned by Andrx as treasury stock immediately prior to the Effective Time shall be canceled and extinguished without any conversion thereof. Each share of Cybear Common Stock that is owned by Cybear as treasury stock immediately prior to the Effective Time shall be canceled and extinguished without any conversion thereof.

                  (h) UNVESTED ANDRX COMMON STOCK AND CYBEAR COMMON STOCK. If any shares of Andrx Common Stock or Cybear Common Stock outstanding immediately prior to the Effective Time are unvested or are subject to a repurchase option, risk of forfeiture or other condition under any applicable restricted stock purchase agreement, or other agreement with Andrx or Cybear or under which Andrx or Cybear has any rights, then (unless such condition terminates by virtue of the Merger pursuant to the express term of such agreement) the shares of New Andrx Common Stock issued in exchange for such shares of Andrx Common Stock or Cybear Common Stock will also be unvested and subject to the same repurchase option, risk of forfeiture or other condition, and the certificates representing such shares of New Andrx Common Stock may accordingly be marked with appropriate legends. Andrx and Cybear shall take all action that may be necessary to ensure that, from and after the Effective Time, New Andrx is entitled to exercise any such repurchase option or other right set forth in any such restricted stock purchase agreement or other agreement.

                  (i) CAPITAL STOCK OF MERGER SUBS.

                           (i) At the Effective Time, each share of Common
Stock, par value $.01 per share, of Andrx Merger Sub ("Andrx Merger Sub Common Stock") issued and outstanding immediately prior to the Effective Time shall be converted into and exchanged for one validly issued, fully paid and nonassessable share of Common Stock, par value $.01 per share, of the Andrx Surviving Corporation, and the Andrx Surviving Corporation shall become a wholly owned subsidiary of New Andrx. Each stock certificate of Andrx Merger Sub evidencing ownership of any such shares shall continue to evidence ownership of such shares of capital stock of the Andrx Surviving Corporation.

                           (ii) At the Effective Time, each share of Common
Stock, par value $.01 per share, of Cybear Merger Sub ("Cybear Merger Sub Common Stock") issued and outstanding immediately prior to the Effective Time shall be converted into and exchanged for one validly issued, fully paid and nonassessable share of Common Stock, par value $.01 per share, of the Cybear Surviving Corporation, and the Cybear Surviving Corporation shall become a wholly owned subsidiary of New Andrx. Each stock certificate of Cybear Merger Sub evidencing ownership of any such shares shall continue to evidence ownership of such share of capital stock of the Cybear Surviving Corporation.

                  (j) FRACTIONAL SHARES. No fraction of a share will be issued to the Shareholders of Andrx in the Andrx Merger. Instead, the fractional share interests of Cybear Tracking Common Stock will be aggregated into whole shares of Cybear Tracking Common Stock (provided that after such aggregation, the remaining fractional share of Cybear Tracking, if any, shall be rounded up to the next whole share) and sold on the open market by the Exchange Agent. The net proceeds from the sale will be distributed by the Exchange Agent to the stockholders entitled to receive such fractional share interests from New Andrx in an amount of cash (rounded to the nearest whole cent) equal to the product of such fraction, multiplied by the last sale price for a share of Cybear Common Stock as quoted on The Nasdaq National Market on the last full trading day prior to the Effective Time (less any commissions or expenses paid).

                  (k) EXISTING NEW ANDRX CAPITAL STOCK. At the Effective Time, any shares of common stock, par value $.01 per share, of New Andrx issued and outstanding immediately prior to the Effective Time shall be canceled and extinguished without any conversion thereof.

                  (l) EXCHANGE AGENT. New Andrx shall appoint a reputable institution reasonably acceptable to New Andrx and Cybear to serve as exchange agent (the "Exchange Agent") in the Merger.

                  (m) NEW ANDRX TO PROVIDE STOCK. Promptly after the Effective Time, New Andrx shall make available to the Exchange Agent for exchange in accordance with this Section 2 the shares of New Andrx Common Stock and Cybear Tracking Common Stock issuable pursuant to Section 2 in exchange for all of the outstanding shares of the Andrx Common Stock and Cybear Common Stock immediately prior to the Effective Time.

                  (n) EXCHANGE PROCEDURES. Promptly after the Effective Time, New Andrx shall cause the Exchange Agent to mail to each holder of record (as of the Effective Time) of a certificate or certificates (the "Certificates"), which immediately prior to the Effective Time represented outstanding shares of Andrx Capital Stock or Cybear Capital Stock, as applicable, whose shares were converted into shares of New Andrx Common Stock and/or Cybear Tracking Common Stock pursuant to Section 2(f) and any dividends or other distributions pursuant to Section 2(o), (i) a letter of transmittal (which shall specify that delivery shall be effected, and risk of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to the Exchange Agent and shall contain such other provisions as New Andrx may reasonably specify) and (ii) instructions for use in effecting the surrender of Certificates in exchange for certificates representing shares of New Andrx Capital Stock and/or Cybear Tracking Common Stock, as applicable, and any dividends or other distributions pursuant to
Section 2(o). Upon surrender of the Certificates for cancellation to the Exchange Agent, together with such letter of transmittal, duly completed and validly executed in accordance with the instructions thereto, the holders of such Certificates shall be entitled to receive in exchange therefor certificates representing the number of whole shares of New Andrx Common Stock and/or Cybear Tracking Common Stock, as applicable, into which their shares of Andrx Capital Stock or Cybear Capital Stock were converted, as applicable, at the Effective Time and any dividends or distributions payable pursuant to Section 2(o), and payment in lieu of fractional shares which the holder has the right to receive pursuant to Section 2(j) and the Certificates so surrendered shall forthwith be canceled. Until so surrendered, outstanding Certificates will be deemed from and after the Effective Time, for all corporate purposes, subject to Section 2(o) as to the payment of dividends, to evidence the ownership of the number of full shares of New Andrx Common Stock and/or Cybear Tracking Common Stock into which such shares of Andrx Capital Stock or Cybear Capital Stock, as applicable, shall have been so converted and any dividends or distributions payable pursuant to
Section 2(o). If any portion of the New Andrx Common Stock and/or Cybear Tracking Common Stock (and any dividends or distributions thereon), otherwise payable hereunder to any person, is to be issued or paid to a person other than the person in whose name the Certificate is registered, it shall be a condition to such issuance or payment that the Certificate so surrendered shall be properly endorsed or otherwise be in proper form for transfer and that the person requesting such issuance or payment shall pay to the Exchange Agent any transfer or other taxes required as a result of such issuance or payment to a person other than the registered holder of such Certificate or establish to the satisfaction of the Exchange Agent that such tax has been paid or is not payable.

                  (o) DIVIDENDS, ETC.

                           (i) Notwithstanding any other provisions of this
Agreement, no dividends or other distributions declared after the Effective Time on the Andrx Common Stock or Cybear Tracking Common Stock shall be paid with respect to any shares of Andrx Capital Stock or Cybear Capital Stock, as applicable, represented by a Certificate until such Certificate is surrendered for exchange as provided herein. Subject to the effect of applicable laws, following surrender of any such Certificate, there shall be paid to the holder of the Andrx Common Stock or Cybear Tracking Common Stock certificates issued in exchange therefor, without interest, (A) at the time of such surrender, the amount of dividends or other distributions with a record date after the Effective Time theretofore payable with respect to such whole shares of Andrx Common Stock or Cybear Tracking Common Stock and not paid, less the amount of any withholding taxes which may be required thereon and (B) at the appropriate payment date, the amount of dividends or other distributions with a record date after the Effective Time but prior to surrender and a payment date subsequent to surrender payable with respect to such shares of Andrx Common Stock or Cybear Tracking Common Stock, less the amount of any withholding taxes which may be required thereon.

                           (ii) All shares of the Andrx Common Stock or Cybear
Tracking Common Stock issued upon surrender of Certificates in accordance with this Section 2 shall be deemed to be in full satisfaction of all rights pertaining to the shares of Andrx Capital Stock or Cybear Capital Stock represented thereby, and from and after the Effective Time, there shall be no transfers on the stock transfer books of Andrx or Cybear of the shares of Andrx Capital Stock or Cybear Capital Stock, respectively. If, after the Effective Time, certificates representing any such shares are presented to the Andrx Surviving Corporation, or the Cybear Surviving Corporation, they shall be canceled and exchanged for certificates for the consideration, if any, deliverable in respect thereof pursuant to this Agreement in accordance with the procedures set forth in this Section 2.

                           (iii) Upon demand by New Andrx, the Exchange Agent
shall deliver to New Andrx any portion of the New Andrx Common Stock or Cybear Tracking Common Stock made available to the Exchange Agent pursuant to Section 2(n) hereof, and cash in lieu of fractional shares thereof, that remains undistributed to holders of Andrx Capital Stock or Cybear Capital Stock one year after the Effective Time. Holders of Certificates who have not complied with this Section 2 prior to such demand shall thereafter look only to New Andrx for payment of any claim to such New Andrx Common Stock or Cybear Tracking Common Stock and dividends or distributions, if any, in respect thereof.

                           (iv) Each of Andrx Surviving Corporation, Cybear
Surviving Corporation and New Andrx shall be entitled to deduct and withhold from the Andrx Common

Stock or Cybear Tracking Common Stock (and any dividends or distributions thereon), otherwise payable hereunder, to any person such amounts as it is required to deduct and withhold with respect to making of such payment under any provision of federal, state, local or foreign income tax law. To the extent that the Andrx Surviving Corporation, Cybear Surviving Corporation or New Andrx so withholds those amounts, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of Andrx Capital Stock or Cybear Capital Stock in respect of which such deduction and withholding was made by the Andrx Surviving Corporation, Cybear Surviving Corporation or New Andrx, as the case may be.

                  (p) LOST, STOLEN OR DESTROYED CERTIFICATES. In the event that any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such Certificate to be lost, stolen or destroyed and, if required by New Andrx, the posting by such person of a bond in such reasonable amount as New Andrx may direct as indemnity against any claim that may be made against it with respect to such Certificate, the Exchange Agent will issue in exchange for such lost, stolen or destroyed Certificate the applicable merger consideration and unpaid dividend and distributions on shares of Andrx Common Stock or Cybear Tracking Common Stock deliverable in respect thereof pursuant to this Agreement.

                  (q) TAX CONSEQUENCES. It is intended by the parties hereto that the Andrx Merger shall constitute a reorganization within the meaning of
Section 368(a)(1)(A) and (a)(2)(E) of the Code. The parties hereto adopt this Agreement as a "plan of reorganization" within the meaning of Section 1.368-2(g) and 1.368-3(a) of the United States Income Tax Regulations. It is intended by the parties hereto that the exchange of shares pursuant to the Cybear Merger shall constitute a tax-free exchange pursuant to Section 351(a) of the Code.

         3. REPRESENTATIONS AND WARRANTIES OF CYBEAR. Cybear represents and warrants to Andrx, New Andrx and Merger Subs that the statements contained in this Section 3 are correct and complete as of the date of this Agreement and will be correct and complete as of the Closing Date (as though made then and as though the Closing Date were substituted for the date of this Agreement throughout this Section 3), except as disclosed in or contemplated by the Cybear Public Reports or as set forth on the disclosure schedule accompanying this Agreement and initialed by the Parties (the "Disclosure Schedule"). The Disclosure Schedule will be arranged in paragraphs corresponding to the lettered and numbered paragraphs contained in this Section 3.

                  (a) ORGANIZATION, QUALIFICATION, AND CORPORATE POWER. Each of Cybear and its Subsidiaries is a corporation duly organized, validly existing, and in good standing under the laws of the jurisdiction of its incorporation. Each of Cybear and its Subsidiaries is duly authorized to conduct business and is in good standing under the laws of each jurisdiction where such qualification is required, except where the lack of such qualification would not have a material adverse effect on the business, operations, results of operations, assets, liabilities or financial condition of Cybear and its Subsidiaries taken as a whole or on the ability of the Parties to consummate the transactions contemplated by this Agreement (a "Cybear Material Adverse Effect"). Each of Cybear and its Subsidiaries has full corporate power and authority to carry on the businesses in which it is engaged and to own and use the properties owned and used by it.

                  (b) CAPITALIZATION. The entire authorized capital stock of Cybear consists of 25,000,000 shares of Cybear Common Stock, of which 17,772,537 shares of Cybear Common Stock are issued and outstanding, and 2,000,000 shares of preferred stock, par value $.01 per share, none of which is issued and outstanding. All of the issued and outstanding shares of Cybear Common Stock have been duly authorized and are validly issued, fully paid, and nonassessable. There are no outstanding or authorized purchase rights, subscription rights, conversion rights, exchange rights, or other contracts or commitments that could require Cybear to issue, sell, or otherwise cause to become outstanding any of its capital stock.

                  (c) AUTHORIZATION OF TRANSACTION. Cybear has full power and authority (including full corporate power and authority) to execute and deliver this Agreement and to perform its obligations hereunder; PROVIDED, HOWEVER, that Cybear cannot consummate the Cybear Merger unless and until it receives the Required Cybear Stockholder Vote. This Agreement constitutes the valid and legally binding obligation of Cybear, enforceable in accordance with its terms and conditions.

                  (d) NONCONTRAVENTION. Neither the execution and the delivery of this Agreement, nor the consummation of the transactions contemplated hereby, will (i) violate any constitution, statute, regulation, rule, injunction, judgment, order, decree, ruling, charge, or other restriction of any government, governmental agency, or court to which any of Cybear and its Subsidiaries is subject or any provision of the charter or bylaws of any of Cybear and its Subsidiaries or (ii) conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify, or cancel, or require any notice under any agreement, contract, lease, license, instrument or other arrangement to which any of Cybear and its Subsidiaries is a party or by which it is bound or to which any of its assets is subject (or result in the imposition of any Security Interest upon any of its assets), except where the violation, conflict, breach, default, acceleration, termination, modification, cancellation, or failure to give notice would not have a Cybear Material Adverse Effect. Other than in connection with the provisions of the DGCL, the Securities Exchange Act, the Securities Act, and the state securities laws, and the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"), none of Cybear and its Subsidiaries are required to give any notice to, make any filing with, or obtain any authorization, consent, or approval of any government or governmental agency in order for the Parties to consummate the transactions contemplated by this Agreement.

                  (e) FILINGS WITH THE SEC. Cybear has made all filings with the SEC that it has been required to make under the Securities Act and the Securities Exchange Act (collectively, the "Cybear Public Reports"). Each of the Cybear Public Reports has complied in all material respects with the Securities Act and the Securities Exchange Act in effect as of their respective dates. None of the Cybear Public Reports, as of their respective dates, contained any untrue statement of a material fact or omitted to state a material fact necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading. Cybear has delivered to Andrx a correct and complete copy of each Cybear Public Report (together with all exhibits and schedules thereto and as amended to date).

                  (f) FINANCIAL STATEMENTS.

                           (i) The audited financial statements included in
Cybear's Annual Report on Form 10-K for the year ended December 31, 1998 (including the related notes and schedules) have been prepared in accordance with GAAP applied on a consistent basis throughout the periods covered thereby, present fairly the financial condition of Cybear and its Subsidiaries as of the indicated dates and the results of operations of Cybear and its Subsidiaries for the indicated periods, are correct and complete in all material respects, and are consistent with the books and records of Cybear and its Subsidiaries.

                           (ii) The unaudited financial statements included in
Cybear's Quarterly Report on Form 10-Q for the quarter ended September 30, 1999 (the "Most Recent Cybear Fiscal Period End"), as of the date thereof, comply in all material respects with the Securities Exchange Act and the rules and regulations of the SEC promulgated thereunder, present fairly the results of operations of Cybear and its Subsidiaries for the periods covered, and are correct and complete in all material respects.

                  (g) EVENTS SUBSEQUENT TO MOST RECENT CYBEAR FISCAL PERIOD END. Since the Most Recent Fiscal Period End, there has not been any change which would have a Cybear Material Adverse Effect.

                  (h) UNDISCLOSED LIABILITIES. Neither Cybear nor any of its Subsidiaries has any obligations or liabilities (contingent or otherwise) except obligations and liabilities (i) that are fully accrued or provided for in all material respects in the consolidated balance sheet of Cybear as of the Most Recent Cybear Fiscal Period End in accordance with GAAP, or disclosed in the notes therein in accordance with GAAP or (ii) that were incurred after the Most Recent Cybear Fiscal Period End in the Ordinary Course of Business (none of which results from, arises out of, relates to, is in the nature of, or was caused by any breach of contract, breach of warranty, tort, infringement, or violation of law). All material agreements currently in effect, including all material agreements, arrangements or understandings with directors and officers of Cybear, are filed as Exhibits to Cybear Public Reports.

                  (i) BROKERS' FEES. None of Cybear or its Subsidiaries has any liability or obligation to pay any fees or commissions to any broker, finder, or agent with respect to the transactions contemplated by this Agreement for which New Andrx or Andrx could become liable or obligated except for fees to be paid to SG Cowen Securities Corporation.

                  (j) DISCLOSURE. The S-4 Registration Statement and the Joint Proxy Statement will comply with the Securities Exchange Act in all material respects. The S-4 Registration Statement and the Joint Proxy Statement will not contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements made therein, in the light of the circumstances under which they will be made, not misleading; PROVIDED, HOWEVER, that Cybear makes no representation or warranty with respect to any information that New Andrx or Andrx will supply specifically for use in the S-4 Registration Statement and the Joint Proxy Statement. None of the information that Cybear will supply specifically for use in the S-4 Registration Statement or the Joint Proxy Statement will contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements made therein, in the light of the circumstances under which they will be made, not misleading.

                  (k) LITIGATION. Cybear is not (i) subject to any outstanding injunction, judgment, order, decree, ruling, or charge or (ii) a party to or, to the Knowledge of any directors or executive officers of Cybear, threatened to be made a party to, any action, suit, proceeding, hearing, or investigation of, in, or before any court or quasi-judicial or administrative agency of any federal, state, local, or foreign jurisdiction or before any arbitrator which would have a Cybear Material Adverse Effect.

                  (l) OPINION OF FINANCIAL ADVISOR. Cybear has received the opinion of SG Cowen Securities Corporation ("SG Cowen") to the effect that, as of the date hereof, the consideration to be received by the stockholders of Cybear in the Cybear Merger is fair to such holders from a financial point of view and a complete and correct signed copy of such opinion has been, or promptly upon receipt thereof, will be delivered to Cybear.

                  (m) WAIVER OF CHANGE IN CONTROL PROVISIONS. The officers of Cybear and its Subsidiaries have agreed that for purposes of their employment agreements, the entering of this Agreement or the consummation of the Mergers shall not be deemed to be a "Change in Control" as such term is defined in their employment agreements.

         4. REPRESENTATIONS AND WARRANTIES OF ANDRX. Andrx hereby represents and warrants to Cybear that the statements contained in this Section 4 are correct and complete as of the date of this Agreement and will be correct and complete as of the Closing Date (as though made then and as though the Closing Date were substituted for the date of this Agreement throughout this Section 4), except as disclosed in or contemplated by the Andrx Public Reports or as set forth in the Disclosure Schedule. The Disclosure Schedule will be arranged in paragraphs corresponding to the numbered and lettered paragraphs contained in this Section 4.

                  (a) ORGANIZATION OF ANDRX AND SUBSIDIARY CORP. Andrx is a corporation duly organized and validly existing under the laws of the jurisdiction of its incorporation. Andrx is duly authorized to conduct business and is in good standing under the laws of each jurisdiction where such qualification is required, except where the lack of such qualification would not have a material adverse effect on the business, operations, results of operations, assets, liabilities or financial condition of Andrx taken as a whole or on the ability of the Parties to consummate the transactions contemplated by this Agreement (an "Andrx Material Adverse Effect"). Andrx has full corporate power and authority to carry on the businesses in which it is engaged and to own and use the properties owned and used by it.

                  (b) CAPITALIZATION. The entire authorized capital stock of the Andrx consists of 50,000,000 shares of Andrx Common Stock, of which 31,737,192 shares of Andrx Common Stock are issued and outstanding (without giving effect to a two for one stock split in the form of a stock dividend declared on February 29, 2000), and 1,000,000 shares of preferred stock, par value $.001 per share, none of which are issued and outstanding. There are no outstanding or authorized options, warrants, purchase rights, subscription rights, conversion rights, exchange rights, or other contracts or commitments that could require Andrx to issue, sell, or otherwise cause to become outstanding any of its capital stock.

                  (c) AUTHORIZATION OF TRANSACTION. Andrx has full power and authority (including full corporate power and authority) to execute and deliver this Agreement and to perform its obligations hereunder; provided, however, that Andrx cannot consummate the Andrx Merger unless and until it receives the Required Andrx Shareholder Vote. This Agreement constitutes the valid and legally binding obligation of Andrx, enforceable in accordance with its terms and conditions.

                  (d) NONCONTRAVENTION. Neither the execution and the delivery of this Agreement, nor the consummation of the transactions contemplated hereby, will (i) violate any constitution, statute, regulation, rule, injunction, judgment, order, decree, ruling, charge, or other restriction of any government, governmental agency, or court to which Andrx is subject or any provision of the charter or bylaws of Andrx or (ii) conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify, or cancel, or require any notice under any agreement, contract, lease, license, instrument or other arrangement to which Andrx is a party or by which it is bound or to which any of its assets is subject, except where the violation, conflict, breach, default, acceleration, termination, modification, cancellation, or failure to give notice would not have an Andrx Material Adverse Effect. Other than in connection with the provisions of the DGCL, FBCA, the Securities Exchange Act, the Securities Act, and the state securities laws and the HSR Act, Andrx is not required to give any notice to, make any filing with, or obtain any authorization, consent, or approval of any government or governmental agency in order for the Parties to consummate the transactions contemplated by this Agreement.

                  (e) FILINGS WITH THE SEC. Andrx has made all filings with the SEC that it has been required to make under the Securities Act and the Securities Exchange Act (collectively, the "Andrx Public Reports"). Each of the Andrx Public Reports has complied in all material respects with the Securities Act and the Securities Exchange Act in effect as of their respective dates. None of the Andrx Public Reports, as of their respective dates, contained any untrue statement of a material fact or omitted to state a material fact necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading.

                  (f) FINANCIAL STATEMENTS.

                           (i) The audited financial statements included in
Andrx' Annual Report on Form 10-K for the fiscal year ended December 31, 1998 (including the related notes and schedules) have been prepared in accordance with GAAP applied on a consistent basis throughout the periods covered thereby, present fairly the financial condition of Andrx and its Subsidiaries as of the indicated dates and the results of operations of Andrx and its Subsidiaries for the indicated periods, are correct and complete in all material respects, and are consistent with the books and records of Andrx and its Subsidiaries.

                           (ii) The unaudited financial statements included in
Andrx' Quarterly Report on Form 10-Q for the quarter ended September 30, 1999 (the "Most Recent Andrx Fiscal Period End"), as of the date thereof, complies in all material respects with the Securities Exchange Act and the rules and regulations of the SEC promulgated thereunder, present fairly the results of operations of Andrx and its Subsidiaries for the periods covered, and is correct and complete in a material respects.

                  (g) EVENTS SUBSEQUENT TO MOST RECENT ANDRX FISCAL PERIOD END. Since the Most Recent Andrx Fiscal Period End, there has not been any change which would have an Andrx Material Adverse Effect.

                  (h) UNDISCLOSED LIABILITIES. Andrx does not have any obligations or liabilities (contingent or otherwise) except obligations and liabilities (i) that are fully accrued or provided for in all material respects in the consolidated balance sheet of Andrx as of the Most Recent Andrx Fiscal Period End in accordance with GAAP, or disclosed in the notes therein in accordance with GAAP or (ii) that were incurred after the Most Recent Andrx Fiscal Period End in the Ordinary Course of Business (none of which results from, arises out of, relates to, is in the nature of, or was caused by any breach of contract, breach of warranty, tort, infringement, or violation of law). All material agreements currently in effect, including all agreements, arrangements or understandings with directors and officers of Andrx are filed as Exhibits to the Andrx Public Reports.

                  (i) BROKERS' FEES. Andrx does not have any liability or obligation to pay any fees or commissions to any broker, finder, or agent with respect to the transactions contemplated by this Agreement for which any of Cybear and its Subsidiaries could become liable or obligated except for fees to be paid to Credit Suisse First Boston Corporation.

                  (j) DISCLOSURE. The S-4 Registration Statement and the Joint Proxy Statement will comply with the Securities Act and the Securities Exchange Act in all material respects. The S-4 Registration Statement and the Joint Proxy Statement will not contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements made therein, in the light of the circumstances under which they will be made, not misleading, PROVIDED, HOWEVER, that Andrx makes no representation or warranty with respect to any information that Cybear will supply specifically for use in the S-4 Registration Statement and the Joint Proxy Statement. None of the information that Andrx will supply specifically for use in the S-4 Registration Statement or the Joint Proxy Statement will contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements made therein, in the light of the circumstances under which they will be made, not misleading.

                  (k) LITIGATION. Andrx is not (i) subject to any outstanding injunction, judgment, order, decree, ruling, or charge or (ii) a party to or, to the Knowledge of any directors or executive officers of Andrx, threatened to be made a party to, any action, suit, proceeding, hearing, or investigation of, in, or before any court or quasi-judicial or administrative agency of any federal, state, local, or foreign jurisdiction or before any arbitrator which would have an Andrx Material Adverse Effect.

         5. REPRESENTATIONS AND WARRANTIES OF NEW ANDRX AND MERGER SUBS. Each of New Andrx and the Merger Subs hereby, jointly and severally, represent and warrant to Cybear that the statements contained in this Section 5 are correct and complete as of the date of this Agreement and will be correct and complete as of the Closing Date (as though made then and as though the Closing Date were substituted for the date of this Agreement throughout this Section 5), except as set forth in the Disclosure Schedule. The Disclosure Schedule will be arranged in paragraphs corresponding to the numbered and lettered paragraphs contained in this Section 5.

                  (a) ORGANIZATION OF NEW ANDRX AND MERGER SUBS. Each of New Andrx and the Merger Subs is a corporation duly organized and validly existing under the laws of the jurisdiction of its incorporation. Each of New Andrx and the Merger Subs is duly authorized to conduct business and is in good standing under the laws of each jurisdiction where such qualification is required, except where the lack of such qualification would not have a material adverse effect on the business, operations, results of operations, assets, liabilities or financial condition of New Andrx and the Merger Subs taken as a whole or on the ability of the Parties to consummate the transactions contemplated by this Agreement (a "New Andrx Material Adverse Effect"). Each of New Andrx and the Merger Subs has full corporate power and authority to carry on the businesses in which it is engaged and to own and use the properties owned and used by it.

                  (b) CAPITALIZATION. The authorized capital stock of New Andrx at the Effective Time is as set forth in Exhibit B-1. All of the New Andrx Common Stock and Cybear Tracking Common Stock to be issued in the Mergers has been duly authorized and, upon consummation of the Mergers, will be validly issued, fully paid, and nonassessable. Except as contemplated by this Agreement, there are no outstanding or authorized options, warrants, purchase rights, subscription rights, conversion rights, exchange rights, or other contracts or commitments that could require New Andrx to issue, sell, or otherwise cause to become outstanding any of its capital stock.

                  (c) AUTHORIZATION OF TRANSACTION. Each of New Andrx and the Merger Subs has full power and authority (including full corporate power and authority) to execute and deliver this Agreement and to perform its obligations hereunder. This Agreement constitutes the valid and legally binding obligation of New Andrx and the Merger Subs, enforceable in accordance with its terms and conditions.

                  (d) NONCONTRAVENTION. Neither the execution and the delivery of this Agreement, nor the consummation of the transactions contemplated hereby, will (i) violate any constitution, statute, regulation, rule, injunction, judgment, order, decree, ruling, charge, or other restriction of any government, governmental agency, or court to which New Andrx is subject or any provision of the charter or bylaws of New Andrx or (ii) conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify, or cancel, or require any notice under any agreement, contract, lease, license, instrument or other arrangement to which New Andrx is a party or by which it is bound or to which any of its assets is subject, except where the violation, conflict, breach, default, acceleration, termination, modification, cancellation, or failure to give notice would not have a New Andrx Material Adverse Effect. Other than in connection with the provisions of the DGCL, FBCA, the Securities Exchange Act, the Securities Act, and the state securities laws and the HSR

Act, New Andrx is not required to give any notice to, make any filing with, or obtain any authorization, consent, or approval of any government or governmental agency in order for the Parties to consummate the transactions contemplated by this Agreement.

                  (e) UNDISCLOSED LIABILITIES. Neither New Andrx nor the Merger Subs has any obligations or liabilities (contingent or otherwise) except obligations and liabilities of any nature other than those incurred or to be incurred in connection with the Merger and the transactions related thereto and/or contemplated pursuant hereto and which have not had and are not reasonably likely to have a New Andrx Material Adverse Effect.

                  (f) BROKERS' FEES. New Andrx has no liability or obligation to pay any fees or commissions to any broker, finder, or agent with respect to the transactions contemplated by this Agreement for which any of Cybear and its Subsidiaries could become liable or obligated.

                  (g) DISCLOSURE. The S-4 Registration Statement and the Joint Proxy Statement will comply with the Securities Act and the Securities Exchange Act in all material respects. The S-4 Registration Statement and the Joint Proxy Statement will not contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements made therein, in the light of the circumstances under which they will be made, not misleading, PROVIDED, HOWEVER, that New Andrx makes no representation or warranty with respect to any information that Cybear will supply specifically for use in the S-4 Registration Statement and the Joint Proxy Statement. None of the information that New Andrx will supply specifically for use in the S-4 Registration Statement or the Joint Proxy Statement will contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements made therein, in the light of the circumstances under which they will be made, not misleading.

                  (h) LITIGATION. Neither New Andrx nor the Merger Subs is (i) subject to any outstanding injunction, judgment, order, decree, ruling, or charge or (ii) a party to or, to the Knowledge of any directors or executive officers of New Andrx or the Merger Subs, threatened to be made a party to, any action, suit, proceeding, hearing, or investigation of, in, or before any court or quasi-judicial or administrative agency of any federal, state, local, or foreign jurisdiction or before any arbitrator.

         6. COVENANTS. The Parties agree as follows with respect to the period from and after the execution of this Agreement through the earlier of Closing or termination of this Agreement.

                  (a) GENERAL. Each of the Parties will use its reasonable best efforts to take all action and to do all things necessary, proper, or advisable in order to consummate and make effective the transactions contemplated by this Agreement (including satisfaction, but not waiver, of the closing conditions set forth in Section 7 below).

                  (b) NOTICES AND CONSENTS. The Parties will give any notices (and will cause each of its Subsidiaries to give any notices) to third parties, and will use their reasonable best efforts to obtain (and will cause each of their Subsidiaries to use their reasonable best efforts to obtain) any required third party consents, or those reasonably requested by the other Party in connection with the matters referred to herein.

                  (c) REGULATORY MATTERS AND APPROVALS. Each of the Parties will (and Cybear will cause each of its Subsidiaries to) give any notices to, make any filings with, and use its reasonable best efforts to obtain any authorizations, consents, and approvals of governments and governmental agencies in connection with the matters referred to in Section 3(d), Section 4(d) and
Section 5(c) above. Without limiting the generality of the foregoing:

                           (i) SECURITIES ACT, SECURITIES EXCHANGE ACT, AND
STATE SECURITIES LAWS. As soon as practicable after the execution of this Agreement, New Andrx and Andrx shall, with the assistance and cooperation of Cybear, prepare and cause to be filed with the SEC a joint proxy statement (the "Joint Proxy Statement") and a S-4 Registration Statement (the "S-4 Registration Statement"). Each of New Andrx, Andrx and Cybear shall use all reasonable efforts to cause the S-4 Registration Statement and the Joint Proxy Statement to comply with applicable law and the rules and regulations promulgated by the SEC and all other applicable federal and state securities law requirements, to respond promptly to any comments of the SEC or its staff and to have the S-4 Registration Statement declared effective under the Securities Act as promptly as practicable after it is filed with the SEC. New Andrx, Andrx and Cybear shall use all reasonable efforts to cause the Joint Proxy Statement to be mailed to their respective stockholders as promptly as practicable after the S-4 Registration Statement is declared effective under the Securities Act. Each of New Andrx, Andrx or Cybear hereto shall promptly furnish to the other party all information concerning itself, its stockholders and its affiliates that may be required or reasonably requested in connection with any action contemplated by this Section 6(c). If any event relating to New Andrx, Andrx or Cybear occurs, or if New Andrx, Andrx or Cybear becomes aware of any information, that should be disclosed in an amendment or supplement to the S-4 Registration Statement or the Joint Proxy Statement, then New Andrx, Andrx or Cybear, as applicable, shall inform the other thereof and shall cooperate with each other in filing such amendment or supplement with the SEC and, if appropriate, in mailing such amendment or supplement to the stockholders of Andrx and Cybear. Each of New Andrx, Andrx and Cybear will notify the other promptly upon the receipt of any comments from the SEC or its staff or any other government officials and of any request by the SEC or its staff or any other government officials for amendments or supplements to the S-4 Registration Statement or the Joint Proxy Statement or for additional information and will supply the other with copies of all correspondence between such party or any of its representatives, on the one hand, and the SEC, or its staff or any other government officials, on the other hand, with respect to the S-4 Registration Statement, the Joint Proxy Statement or the Merger. The Joint Proxy Statement shall include (A) the recommendations of the Board of Directors of Cybear and the Special Committee in favor of this Agreement, the Merger and the transactions contemplated hereby; and (B) the recommendation of the Board of Directors of Andrx in favor of approval of this Agreement, the Merger, and the transactions contemplated hereby. Neither New Andrx, Andrx nor Cybear shall take any action inconsistent with such recommendation.

                           (ii) APPROVALS. Prior to the Effective Time, New
Andrx shall use reasonable efforts to obtain all regulatory or other approvals needed to ensure that the New Andrx Common Stock and Cybear Tracking Common Stock to be issued in the Merger: (A) will be registered or qualified under the securities law of every jurisdiction of the United States in which any registered holder of Andrx Common Stock or Cybear Common Stock, who is receiving shares of registered New Andrx Common Stock and/or Cybear Tracking Common Stock has an address of record or be exempt from such registration and (B) will be approved for quotation at the Effective Time on the Nasdaq National Market; provided, however, that New Andrx shall not, pursuant to the foregoing, be required (i) to qualify to do business as a foreign corporation in any jurisdiction in which it is not now qualified or (ii) to file a general consent to service of process in any jurisdiction with respect to matters unrelated to the issuance of the New Andrx Common Stock or Cybear Tracking Common Stock pursuant hereto.

                           (iii) S-4 REGISTRATION STATEMENT AND JOINT PROXY
STATEMENT. Each of the Parties (in respect of the information respectively supplied by it) agrees that: (A) none of the information to be supplied by it or its affiliates for inclusion in the S-4 Registration Statement will, at the time the S-4 Registration Statement becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading; (B) none of the information to be supplied by it or its affiliates for inclusion in the Joint Proxy Statement will, at the time Cybear's Proxy Statement is mailed to the stockholders of Cybear or as of the Effective Time, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading and (iii) as to matters respecting it, the Joint Proxy Statement and the S-4 Registration Statement will comply as to form in all material respects with the provisions of the Securities Act and the Securities Exchange Act, as applicable, and the rules and regulations promulgated by the SEC thereunder, except that no covenant, representation or warranty is made by Cybear with respect to statements made or incorporated by reference therein based on information supplied by New Andrx or Andrx for inclusion or incorporation by reference therein and no covenant, representation or warranty is made by New Andrx or Andrx with respect to statements made or incorporated by reference therein based on information supplied by Cybear for inclusion or incorporation by reference therein.

                           (iv) CYBEAR STOCKHOLDER MEETING. Cybear shall
promptly after the date hereof take all action necessary in accordance with applicable law and its Amended and Restated Certificate of Incorporation and Bylaws to hold and convene a meeting of Cybear's stockholders (the "Cybear Stockholders Meeting") as soon as practicable following the date the S-4 Registration Statement is declared effective by the SEC. Except as required by the SEC or applicable court order and except as may be required in order to amend or supplement the S-4 Registration Statement or Joint Proxy Statement, Cybear shall not postpone or adjourn (other than for the absence of a quorum) the Cybear Stockholders Meeting without the consent of Andrx. Cybear shall take all other action necessary or advisable to secure the Required Cybear Stockholder Vote.

                           (v) ANDRX STOCKHOLDER MEETING. Andrx shall promptly
after the date hereof take all action necessary in accordance with applicable law and its Second Amended and Restated Articles of Incorporation and Bylaws to hold and convene a meeting of Andrx' stockholders (the "Andrx Stockholders Meeting") as soon as practicable following the date the S-4 Registration Statement is declared effective by the SEC. Except as required by the SEC or applicable court order, Andrx shall not postpone or adjourn (other than for the absence of a quorum) Andrx Stockholders Meeting without the consent of Cybear. Andrx shall take all other action necessary or advisable to secure the Required Andrx Stockholder Vote.

                           (vi) HSR AND OTHER FILINGS; REASONABLE EFFORTS. As
soon as may be reasonably practicable, the Parties shall file with the FTC and the DOJ Notification and Report Forms relating to the transactions contemplated herein as required by the HSR Act, as well as comparable pre-merger notification forms required by the merger notification or control laws and regulations of any applicable jurisdiction, as agreed to by the Parties. The Parties shall promptly
(A) supply the other with any information which may be required in order to effectuate such filings and (B) supply any additional competition or merger control authorities of any other jurisdiction and which the parties may reasonably deem appropriate.

                  (d) OPERATION OF BUSINESS. Cybear will not (and will not cause or permit any of its Subsidiaries to) engage in any practice, take any action, or enter into any transaction outside the Ordinary Course of Business without the prior written consent of New Andrx and Andrx. Without limiting the generality of the foregoing:

                           (i) none of Cybear and its Subsidiaries will
authorize or effect any change in its charter or bylaws;

                           (ii) none of Cybear and its Subsidiaries will grant
any options, warrants, or other rights to purchase or obtain any of its capital stock or issue, sell, or otherwise dispose of any of its capital stock (except upon the conversion or exercise of options, warrants, and other rights currently outstanding);

                           (iii) none of Cybear and its Subsidiaries will
declare, set aside, or pay any dividend or distribution with respect to the Cybear Capital Stock (whether in cash or in kind), or split, combine, reclassify, redeem, repurchase, or otherwise acquire, directly or indirectly, Cybear Capital Stock;

                           (iv) none of Cybear and its Subsidiaries will issue
any note, bond, or other debt security or create, incur, assume, or guarantee any indebtedness for borrowed money or capitalized lease obligation outside the Ordinary Course of Business;

                           (v) none of Cybear and its Subsidiaries will impose
any Security Interest upon any of its assets outside the Ordinary Course of Business;

                           (vi) none of Cybear and its Subsidiaries will make
any capital investment in, make any loan to, or acquire the securities or assets of any other Person outside the Ordinary Course of Business;

                           (vii) none of Cybear and its Subsidiaries will make
any change in employment terms for any of its directors or executive officers, or enter into any other arrangement or agreement with directors or executive officers, and none of Cybear and its Subsidiaries will make any change in employment terms for any of its employees outside the Ordinary Course of Business;

                           (viii) none of Cybear and its Subsidiaries will sell
or transfer to any Person any material rights to Cybear's intellectual property, purchase any material right to intellectual property or enter into any material license agreement with any Person with respect to Cybear's intellectual property outside the Ordinary Course of Business; and

                           (ix) none of Cybear and its Subsidiaries will commit
to any of the foregoing.

                  (e) FULL ACCESS. Cybear will (and will cause each of its Subsidiaries to) permit representatives of New Andrx and Andrx to have full access to all premises, properties, personnel, books, records (including tax records), contracts, and documents of or pertaining to each of Cybear and its Subsidiaries. New Andrx and Andrx will (and will cause each of its employees and agents to) treat and hold as such any Confidential Information it receives from any of Cybear and its Subsidiaries in the course of the reviews contemplated by this Section 6(e), will not use any of the Confidential Information except in connection with this Agreement, and, if this Agreement is terminated for any reason whatsoever, agrees to return to Cybear all tangible embodiments (and all copies) thereof which are in its possession. The provisions of this Section 6(e) relating to the Confidential Information will survive any termination of this Agreement.

                  (f) NOTICE OF DEVELOPMENTS. Each Party will give prompt written notice to the other of any material adverse development causing a breach of any of its own representations and warranties in Section 3, Section 4 and
Section 5 above. No disclosure by any Party pursuant to this Section 6(f), however, shall be deemed to amend or supplement the Disclosure Schedule or to prevent or cure any misrepresentation, breach of warranty, or breach of covenant.

                  (g) INSURANCE AND INDEMNIFICATION.

                  For a period of six years after the Effective Time, New Andrx shall indemnify, defend and hold harmless to the fullest extent permitted under applicable law each person who is now or has been an officer, director, employee, trustee or agent of Andrx or Cybear (or any subsidiary or division thereof), including, without limitation, each person controlling any of the foregoing persons (individually, an "Indemnified Party" and collectively, the "Indemnified Parties,") against all losses, claims, damages, liabilities, costs or expenses (including reasonable attorneys' fees), judgments, fines, penalties and amounts paid in settlement in connection with any claim, action, suit, proceeding or investigation arising out of or pertaining to acts or omissions, or alleged acts or omissions, by them in their capacities as such, whether commenced, asserted or claimed before or after the Effective Time. In the event of any such claim, action, suit, proceeding or investigation (an "Action"), (A) New Andrx shall pay the reasonable fees and expenses of counsel selected by the Indemnified Party, which counsel shall be reasonably acceptable to New Andrx in advance of the final disposition of any such Action to the full extent and under all circumstances permitted by applicable law as in effect on the date hereof, upon receipt of any undertaking required by applicable law, and (B) New Andrx will cooperate in the defense of any such matter; provided, however, that New Andrx shall not be liable for any settlement effected without its written consent (which consent shall not be unreasonably withhold) and provided, further, that New Andrx shall not be obligated pursuant to this Section to pay the fees and disbursements of more than one counsel for all Indemnified Parties in any single Action, except to the extent that, in the opinion of counsel for the Indemnified Parties, two or more of such Indemnified Parties have conflicting interests in the outcome of such action. New Andrx may obtain directors' and officers' liability insurance covering its obligations under this Section.

                  (h) EXPENSES. Except as set forth in Section 8, whether or not the Merger is consummated, all fees and expenses incurred in connection with the Merger, including, without limitation, all legal, accounting, financial advisory, consulting and all other fees and expenses of third parties ("Third Party Expenses") incurred by a party in connection with the negotiation and effectuation of the terms and conditions of this Agreement and the transactions contemplated hereby, shall be the obligation of the respective party incurring such fees and expenses; provided, however, that Andrx and Cybear shall share equally in all fees and expenses, other than Third Party Expenses, incurred in relation to the filing and printing of the S-4 Registration Statement and the Joint Proxy Statement (including any preliminary materials related thereto).

                  (i) ASSUMPTION OF ANDRX OPTION PLAN AND CYBEAR OPTION PLAN; FORM S-8; EMPLOYEE PLANS.

                           (i) At the Effective Time, New Andrx shall assume all
outstanding Andrx Options and Cybear Options under the Andrx Option Plan (and shall assume the Andrx Option Plan) and Cybear Option Plan (and shall assume the Cybear Option Plan), respectively, and agrees to file promptly after the Closing, a registration statement on Form S-8 covering the shares of New Andrx Common Stock and Cybear Tracking Common Stock issuable pursuant to outstanding Andrx Options and Cybear Options granted under the Andrx Option Plan and Cybear Option Plan, respectively. Andrx and Cybear shall cooperate with and assist New Andrx in the preparation of such registration statement.

                           (ii) Following the Effective Time, New Andrx shall
cause each "employee benefit plan" (as defined in section 3(3) of ERISA) maintained by New Andrx or affiliates of New Andrx that covers or will cover employees of Andrx or Cybear or their Subsidiaries who are active at the Effective Time (the "Employees") to recognize all service, for purposes of eligibility and vesting of benefits (but not for benefit accrual purposes), that is credited to Employees for Subsidiaries as of the Effective Time. Following the Effective Time, New Andrx shall cause each "employee welfare benefit plan" (as defined in Section 3(1) of ERISA) covering Employees (A) to reduce each eligible employee's (and their eligible dependents') annual deductible limits under such plans for the plan year in which the Effective Time occurs to the extent the comparable benefit plans covering the Employees immediately prior to the Effective Time and (B) to waive any pre-existing condition limitations or exclusions that do not apply to Employees immediately prior to the Effective Time.

                           (iii) Prior to the Effective Time, the Boards of
Directors of Andrx and Cybear shall take such actions, including obtaining all necessary individual consents, as shall ensure that the Andrx Options (and the Andrx Option Plan) and the Cybear Options (and the Cybear Option Plan) may be assumed by New Andrx in accordance with
Section 2 hereof and will not have their vesting accelerated as a result of the consummation of the Merger and the transactions contemplated hereby.

                  (j) CERTAIN TAX MATTERS.

                           (i) RETURN FILING; INFORMATION SHARING UNTIL THE
CLOSING DATE:

                                    (A) Andrx and Cybear shall prepare and file,
or cause to be prepared and filed, with the appropriate governmental authority all federal tax returns and all material state, local and foreign tax returns required to be filed (with extensions) by or with respect to Andrx and the Andrx Subsidiaries and Cybear and the Cybear Subsidiaries, respectively, on or prior to the Closing Date;

                                    (B) Andrx and Cybear agree that it will, and
will cause its affiliates to, make available all such information, employees and records of or relating to Andrx and the Andrx Subsidiaries and Cybear and the Cybear Subsidiaries, respectively, as New Andrx may request with respect to matters relating to Taxes (including, without limitation, the right to make copies of such information and records) and will cooperate with respect to all matters relating to Taxes (including, without limitation, the filing of tax returns, the filing of an amended tax return, audits, and proceedings); and

                                    (C) If any of Andrx and the Andrx
Subsidiaries and Cybear or any Cybear Subsidiary or affiliate thereof receives any written notice from any Tax authority proposing any audit or adjustment to any Tax relating to Andrx or any Andrx Subsidiaries or Cybear or any Cybear Subsidiary or affiliates thereof, or such Cybear Subsidiary or affiliates shall give prompt written notice thereof to Andrx, which notice shall describe in detail each proposed adjustment.

                           (ii) CERTAIN TAX OPINIONS.

                                    (A) New Andrx and Andrx, jointly and
severally, each represent, warrant and covenant that they have received an opinion of Arthur Andersen LLP issued for the sole reliance of New Andrx and Andrx, in form and substance satisfactory to New Andrx and Andrx, that the Andrx Merger, if consummated in accordance with this Agreement, should qualify as a reorganization within the meaning of Code Section 368(a) as in effect as of the date hereof (the "Andrx Initial Tax Opinion") and that the exchange of shares pursuant to the Cybear Merger should qualify for tax-free treatment pursuant to
Section 351(a).

                                    (B) Cybear represents, warrants and
covenants that it has received an opinion of Arthur Andersen LLP (the "Cybear Initial Tax Opinion"), issued for the sole reliance of Cybear, in form and substance satisfactory to Cybear, that the exchange of shares pursuant to the Cybear Merger, if consummated in accordance with this Agreement and in connection with the Andrx Merger should qualify as a tax-free exchange within the meaning of Code Section 351(a) as in effect as of the date hereof.

                                    (C) New Andrx, Andrx and Cybear shall
cooperate in causing the Andrx Merger to qualify as a tax-free reorganization under Code Section 368(a) and shall treat the Andrx Merger as such a reorganization in which no other property or money (within the meaning of Code
Section 356) is received by Andrx stockholders for all Tax purposes, including the reporting of the Andrx Merger as qualifying as such a reorganization on all relevant federal, state, local and foreign tax returns. New Andrx, Andrx and Cybear shall cooperate in causing the exchange of shares pursuant to the Cybear Merger to qualify as a tax-free exchange under Code Section 351(a) and shall treat the exchange as one in which no other property or money (within the meaning of Code Section 351(b) is received by the Cybear stockholders for all Tax purposes, including the reporting of the Cybear Merger as qualifying as a tax-free Section 351(a) exchange on all relevant federal, state, local and foreign tax returns. New Andrx, Andrx and Cybear covenant and agree to (and to cause any affiliate or successor to their assets or business to) vigorously and in good faith defend all challenges to the tax-free status of the Mergers.

                           (iii) TAX COVENANTS. New Andrx, Andrx and Cybear
covenant to each other that none of New Andrx, Andrx, Cybear or any of their respective subsidiaries has taken (or will take) any action inconsistent with the qualification of the Andrx Merger as a tax-free reorganization under Code
Section 368(a) (or has failed, or will fail to take, any action necessary for the Andrx Merger to so qualify), including, without limitation, any action inconsistent with any representation, warranty, or covenant made or to be made in connection with opinions to be delivered pursuant to Sections 6(a) or 6(b) hereof. New Andrx, Andrx and Cybear covenant to each other that none of New Andrx, Andrx, Cybear or any of their respective subsidiaries has taken (or will take) any action inconsistent with the qualification of the Cybear Merger qualifying as a tax-free, share-for-share exchange pursuant to Code Section 351(a) (or has failed, or will fail to take, any action necessary for the Cybear Merger to so qualify), including, without limitation, any action inconsistent with any representation, warranty, or covenant made or to be made in connection with opinions to be delivered pursuant to Sections 6(a) or 6(b) hereof. In addition, New Andrx, Andrx and Cybear each agree that in the event such party becomes aware of any such fact or circumstance that is reasonably likely to prevent either the Andrx Merger or the Cybear Merger from qualifying for tax-free treatment described herein, it will promptly notify the other party in writing.

                  (k) NO SOLICITATION. Cybear and its Subsidiaries and the officers, directors, employees, agents, representatives and advisors of Cybear and its Subsidiaries (collectively, the "Representatives") will not, directly or indirectly, (i) take any action to solicit, initiate, encourage (including by way of furnishing information) or take any other action designed to facilitate or agree to any Takeover Proposal or (ii) subject to the next three sentences, engage in negotiations with, or disclose any nonpublic information relating to Cybear or its Subsidiaries to, or afford access to the properties, books or records of Cybear or any of its Subsidiaries to, any person that has advised Cybear that it may be considering making, or that has made, a Takeover Proposal, or whose efforts to formulate a Takeover Proposal would be assisted thereby; provided, nothing herein shall prohibit Cybear's Board of Directors from taking and disclosing to its stockholders a position with respect to an unsolicited tender offer pursuant to Rules 14d-9 and 14e-2 promulgated under the Securities Exchange Act. Notwithstanding the immediately preceding sentence, if an unsolicited Takeover Proposal shall be received by the Board of Directors of Cybear, then, to the extent the Board of Directors of Cybear believes in good faith (after receiving written advice from its financial advisor) that such Takeover Proposal is reasonably capable of being consummated and would, if consummated, result in a transaction more favorable to Cybear's Stockholders from a financial point of view than the transaction contemplated by this Agreement (any such more favorable Takeover Proposal being referred to in this Agreement as a "Superior Proposal") and the Board of Directors of Cybear determines in good faith that it is necessary for the Board of Directors of Cybear to further entertain and consider the Superior Proposal in order to comply with its fiduciary duties to stockholders under applicable law, Cybear and its Representatives may furnish information to the party making such Superior Proposal and engage in negotiations with such party, and such actions shall not be considered a breach of this Section 6(k) or any other provisions of this Agreement; provided that in each such event Cybear notified Andrx of such determination by Cybear's Board of Directors and has delivered to the other party a true and complete copy of the Superior Proposal (or summary of any oral proposal) received from such third party and all documents containing or referring to non-public information of Cybear that are supplied to such third party. Further, Cybear shall provide such non-public information pursuant to a restrictive nondisclosure agreement. In addition, Cybear shall not agree to or endorse, and shall not permit any of its officers, directors, employees or other representatives to agree to or endorse, any Takeover Proposal or withdraw its recommendation of this Agreement and the Cybear Merger unless the Board of Directors of Cybear believes in good faith (after receiving written advice from its financial advisors) that such action is required in order for the Board of Directors to comply with its fiduciary duties to stockholders under applicable law, Cybear has provided Andrx at least ten business days prior notice thereof and within such ten business days Cybear has not received a proposal from Andrx superior in value to the Superior Proposal as determined by Cybear's Board of Directors acting in good faith consistent with complying with its fiduciary duties to stockholders under applicable law, and Cybear has terminated this Agreement pursuant to Section 8(a). Cybear will promptly (and in any event within 24 hours) notify the other party after receipt of any Takeover Proposal or any notice that any person is considering making a Takeover Proposal or any request for non-public information relating to Cybear or any of its subsidiaries or for access to the properties, books or records of Cybear or any of its subsidiaries by any person that has advised Cybear that it may be considering making, or that has made, a Takeover Proposal, or whose efforts to formulate a Takeover Proposal would be assisted thereby (such notice to include the identity of such person or persons), and will keep Andrx fully informed of the status and details of any such Takeover Proposal notice, request or any correspondence or communications related thereto and shall provide the other party with a true and complete copy of such Takeover Proposal notice or request or correspondence or communications related thereto, if it is in writing, or a complete written summary thereof, if it is not in writing. Cybear shall immediately cease and cause to be terminated any discussion or negotiations with any persons conducted that may have existed with respect to a Takeover Proposal prior to the execution of this Agreement.

                  (l) VOTING AGREEMENTS. Cybear shall use best efforts to obtain as promptly as practicable (but in any event not later than March 25, 2000) for the benefit of New Andrx, an agreement from Dr. Edward E. Goldman and John Klein whereby they agree to vote in favor of this Agreement and the Cybear Merger. New Andrx shall use best efforts to obtain as promptly as practicable (but in any event not later than March 25, 2000) for the benefit of Cybear, an agreement from Alan P. Cohen, Chih-Ming J. Chen and Elliot F. Hahn whereby they agree to vote in favor of this Agreement and the Andrx Merger.

         7. CONDITIONS TO OBLIGATION TO CLOSE.

                  (a) CONDITIONS TO OBLIGATION OF NEW ANDRX, ANDRX AND MERGER SUBS. The obligation of New Andrx, Andrx and the Merger Subs to consummate the transactions to be performed by it in connection with the Closing is subject to satisfaction of the following conditions:

                           (i) this Agreement and the Cybear Merger shall have
received the Required Cybear Stockholder Vote;

                           (ii) Cybear and its Subsidiaries shall have procured
all of the third party consents specified in Section 6(b) above;

                           (iii) the representations and warranties set forth in
Section 3 above shall be true and correct in all material respects at and as of the Closing Date;

                           (iv) Cybear shall have performed and complied with
all of its covenants hereunder in all material respects through the Closing;

                           (v) no court or quasi-judicial or administrative
agency of any federal, state, local, or foreign jurisdiction or arbitrator shall have enacted, issued, promulgated, enforced or entered any injunction, judgment, order, decree, ruling, or charge which would (A) prevent consummation of any of the transactions contemplated by this Agreement, (B) cause any of the transactions contemplated by this Agreement to be rescinded following consummation, (C) affect adversely the right of the Cybear Surviving Corporation to own the former assets, to operate the former businesses, and to control the former Subsidiaries of Cybear, or (D) affect adversely the right of any of the former Subsidiaries of Cybear to own its assets and to operate its businesses (and no such injunction, judgment, order, decree, ruling, or charge shall be in effect);

                           (vi) Cybear shall have delivered to New Andrx a
certificate signed by Dr. Edward E. Goldman and Jack Greenman to the effect that each of the conditions specified above in Section 7(a)(i)-(v) is satisfied in all respects;

                           (vii) the S-4 Registration Statement shall have
become effective under the Securities Act;

                           (viii) the New Andrx Common Stock and Cybear Tracking
Common Stock that will be issued in the Mergers shall have been approved for listing on the Nasdaq National Market, subject to official notice of issuance;

                           (ix) This Agreement and the Andrx Merger shall have
received the Required Andrx Stockholder Vote;

                           (x) Andrx shall have received from Arthur Andersen
LLP an opinion (the "Andrx Closing Tax Opinion") to the effect that the Andrx Merger should constitute a tax-free reorganization pursuant to Code Section 368(a)(1)(A) addressed to Cybear and Andrx, and dated the Closing Date;

                           (xi) New Andrx and Cybear shall have entered into the
Tax Sharing Agreement attached hereto as Exhibit C (the "Tax Sharing Agreement"); and

                           (xii) all actions to be taken by Cybear in connection
with consummation of the transactions contemplated hereby and all certificates, opinions, instruments, and other documents required to effect the transactions contemplated hereby will be reasonably satisfactory in form and substance to New Andrx.

         New Andrx, Andrx and the Merger Subs may waive any condition specified in this Section 6(a) if it executes a writing so stating at or prior to the Closing, except where such condition may not be waived as a matter of law.

                  (b) CONDITIONS TO OBLIGATION OF CYBEAR. The obligation of Cybear to consummate the transactions to be performed by it in connection with the Closing is subject to satisfaction of the following conditions:

                           (i) the S-4 Registration Statement shall have become
effective under the Securities Act;

                           (ii) This Agreement and the Andrx Merger shall have
received the Required Andrx Stockholder Vote;

                           (iii) the New Andrx Common Stock and Cybear Tracking
Common Stock that will be issued in the Merger shall have been approved for listing on the Nasdaq National Market, subject to official notice of issuance;

                           (iv) the representations and warranties set forth in
Section 4 and above shall be true and correct in all material respects at and as of the Closing Date;

                           (v) New Andrx, Andrx and the Merger Subs shall each
have performed and compiled with all of its covenants hereunder in all material respects through the Closing;

                           (vi) no action, suit, or proceeding shall be pending
or threatened before any court or quasi-judicial or administrative agency of any federal, state, local, or foreign jurisdiction or before any arbitrator wherein an unfavorable injunction, judgment, order, decree, ruling, or charge would (A) prevent consummation of any of the transactions contemplated by this Agreement,
(B) cause any of the transactions contemplated by this Agreement to be rescinded following consummation, (C) affect adversely the right of the Andrx Surviving Corporation, or the Cybear Surviving Corporation to own the former assets, to operate the former businesses, and to control the former Subsidiaries of Cybear, or (D) affect adversely the right of any of the former Subsidiaries of Cybear to own its assets and to operate its businesses (and no such injunction, judgment, order, decree, ruling, or charge shall be in effect);

                           (vii) each of New Andrx and Andrx shall have
delivered to Cybear a certificate to the effect that each of the conditions specified above in Section 7(b)(i)-(vi) is satisfied in all respects;

                           (viii) this Agreement and the Cybear Merger shall
have received the Required Cybear Stockholder Vote;

                           (ix) Cybear shall have received from Arthur Andersen
LLP an opinion (the "Cybear Closing Tax Opinion") to the effect that the exchange of shares pursuant to the Cybear Merger should constitute a tax-free exchange pursuant to Code Section 351(a), addressed to Cybear and New Andrx, and dated the Closing Date; and

                           (x) New Andrx and Cybear shall have entered into the
Tax Sharing Agreement;

                           (xi) The Board of Directors of New Andrx shall, among
others, consist of one person appointed by Cybear reasonably acceptable to Andrx upon consummation of the Mergers;

                           (xii) New Andrx shall have adopted the Cybear
Tracking Common Stock Policies in substantially the form attached hereto as Exhibit D.

                           (xiii) all actions to be taken by New Andrx in
connection with consummation of the transactions contemplated hereby and all certificates, opinions, instruments, and other documents required to effect the transactions contemplated hereby will be reasonably satisfactory in form and substance to Cybear.

         Cybear may waive any condition specified in this Section 7(b) if it executes a writing so stating at or prior to the Closing, except where such condition may not be waived as a matter of law.

         8. TERMINATION.

                  (a) TERMINATION OF AGREEMENT. Either of the Parties may terminate this Agreement with the prior authorization of its board of directors (whether before or after stockholder approval) as provided below:

                           (i) the Parties may terminate this Agreement by
mutual written consent at any time prior to the Effective Time;

                           (ii) New Andrx and Andrx may terminate this Agreement
by giving written notice to Cybear at any time prior to the Effective Time (A) in the event Cybear has breached any material representation, warranty, or covenant contained in this Agreement in any material respect, Andrx has notified Cybear of the breach, and the breach has continued without cure for a period of 30 days after the notice of breach, or (B) if the Closing shall not have occurred on or before December 31, 2000, by reason of the failure of any condition precedent under Section 7(a) hereof (unless the failure results primarily from New Andrx breaching any representation, warranty, or covenant contained in this Agreement);

                           (iii) Cybear may terminate this Agreement by giving
written notice to New Andrx and Andrx at any time prior to the Effective Time
(A) in the event Andrx has breached any material representation, warranty, or covenant contained in this Agreement in any material respect, Cybear has notified Andrx of the breach, and the breach has continued without cure for a period of 30 days after the notice of breach, or (B) if the Closing shall not have occurred on or before December 31, 2000, by reason of the failure of any condition precedent under Section 7(b) hereof (unless the failure results primarily from Cybear breaching any representation, warranty, or covenant contained in this Agreement);

                           (iv) Cybear may terminate this Agreement by giving
written notice to Andrx at any time after the Cybear Stockholders Meeting in the event this Agreement and the Cybear Merger fail to receive the Required Cybear Stockholder Vote;

                           (v) New Andrx and Andrx may terminate this Agreement
by giving written notice to Cybear at any time after the New Andrx Stockholders Meeting in the event the Andrx Merger fails to receive the Required New Andrx Stockholder Vote;

                           (vi) Cybear may terminate this Agreement if an
unsolicited Takeover Proposal shall have occurred, and in connection therewith, Cybear's Board of Directors in compliance with the procedures set forth in
Section 6(k) determines in good faith that such Takeover Proposal is a Superior Proposal and that it is required by its fiduciary duty to accept such Takeover Proposal and advises Andrx thereof; and

                           (vii) by either New Andrx or Andrx, if (a) there
shall be a final nonappealable order of a federal or state court restraining or prohibiting the consummation of the Merger, or (b) there shall be any action taken, or any statute, rule, regulation or order enacted, promulgated or issued or deemed applicable to the Merger by any governmental authority, that would make the consummation of the Merger illegal.

                  (b) EFFECT OF TERMINATION. If any Party terminates this Agreement pursuant to Section 8(a) above, all rights and obligations of the Parties hereunder shall terminate without any liability of any Party to any other Party (except for any liability of any Party then in breach); PROVIDED, HOWEVER, that the confidentiality provisions contained in Section 6(e) above shall survive any such termination.

         9. MISCELLANEOUS.

                  (a) SURVIVAL. None of the representations, warranties, and covenants of the Parties (other than the provisions in Section 2 above concerning issuance of the New Andrx Common Stock and Cybear Tracking Common Stock, the provisions in Section 6(g) above concerning insurance and indemnification and the provisions in Section 6 concerning post-closing covenants) will survive the Effective Time.

                  (b) PRESS RELEASES AND PUBLIC ANNOUNCEMENTS. No Party shall issue any press release or make any public announcement relating to the subject matter of this Agreement without the prior written approval of the other Party; PROVIDED, HOWEVER, that any Party may make any public disclosure it believes in good faith is required by applicable law or any listing or trading agreement concerning its publicly-traded securities (in which case the disclosing Party will use its best efforts to advise the other Party and its counsel at least one day prior to making the disclosure).

                  (c) NO THIRD PARTY BENEFICIARIES. This Agreement shall not confer any rights or remedies upon any Person other than the Parties and their respective successors and permitted assigns; PROVIDED, HOWEVER, that (i) the provisions in Section 2 above concerning issuance of the New Andrx Shares are intended for the benefit of the Cybear Stockholders, (ii) the provisions in
Section 6(g) above concerning indemnification are intended for the benefit of the individuals specified therein and their respective legal representatives, and (iii) the provisions in Section 6(i) above concerning certain post-closing covenants for the benefit of the holders of Andrx Options and Cybear Options are intended for the holders thereof.

                  (d) ENTIRE AGREEMENT. This Agreement (including the documents referred to herein) constitutes the entire agreement between the Parties and supersedes any prior understandings, agreements, or representations by or between the Parties, written or oral, to the extent they related in any way to the subject matter hereof.

                  (e) SUCCESSION AND ASSIGNMENT. This Agreement shall be binding upon and inure to the benefit of the Parties named herein and their respective successors and permitted assigns. No Party may assign either this Agreement or any of its rights, interests, or obligations hereunder without the prior written approval of the other Party.

                  (f) COUNTERPARTS. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original but all of which together will constitute one and the same instrument.

                  (g) HEADINGS. The section headings contained in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement.

                  (h) NOTICES. All notices, requests, demands, claims, and other communications hereunder will be in writing. Any notice, request, demand, claim, or other communication hereunder shall be deemed duly given if (and then two business days after) it is sent by registered or certified mail, return receipt requested, postage prepaid, and addressed to the intended recipient as set forth below:

                                  IF TO CYBEAR:

                             Edward E. Goldman, M.D.
                                  Cybear, Inc.
                              5000 Blue Lake Drive
                              Boca Raton, FL 33431
                            Telephone: (561) 999-3500
                            Facsimile: (561) 994-2828

                                    COPY TO:

                              Charles Rennert, Esq.
                   Berman Wolfe Rennert Vogel & Mandler, P.A.
                           100 Southeast Second Street
                              Miami, Florida 33131
                            Telephone: (305) 577-4177
                            Facsimile: (305) 373-6036

                            IF TO ANDRX OR NEW ANDRX:

                                  Alan P. Cohen
                                Andrx Corporation
                           4001 Southwest 47th Avenue
                            Ft. Lauderdale, FL 33314
                            Telephone: (954) 584-0300
                            Facsimile: (954) 792-1034

                                    COPY TO:

                              Dale S. Bergman, Esq.
                                Broad and Cassel
                                   Suite 3000
                            201 South Biscayne Blvd.
                                 Miami, FL 33131
                            Telephone: (305) 373-9400
                            Facsimile: (305) 373-9493

         Any Party may send any notice, request, demand, claim, or other communication hereunder to the intended recipient at the address set forth above using any other means (including personal delivery, expedited courier, messenger service, telecopy, telex, ordinary mail, or electronic mail), but no such notice, request, demand, claim, or other communication shall be deemed to have been duly given unless and until it actually is received by the intended recipient. Any Party may change the address to which notices, requests, demands, claims, and other communications hereunder are to be delivered by giving the other Party notice in the manner herein set forth.

                  (i) GOVERNING LAW. This Agreement shall be governed by and construed in accordance with the domestic laws of the State of Delaware without giving effect to any choice or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Delaware.

                  (j) AMENDMENTS AND WAIVERS. The Parties may mutually amend any provision of this Agreement at any time prior to the Effective Time with the prior authorization of their respective boards of directors; PROVIDED, HOWEVER, that any amendment effected subsequent to stockholder approval will be subject to the restrictions contained in the DGCL. No amendment of any provision of this Agreement shall be valid unless the same shall be in writing and signed by both of the Parties. No waiver by any Party of any default, misrepresentation, or breach of warranty or covenant hereunder, whether intentional or not, shall be deemed to extend to any prior or subsequent default, misrepresentation, or breach of warranty or covenant hereunder or affect in any way any rights arising by virtue of any prior or subsequent such occurrence.

                  (k) SEVERABILITY. Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction.

                  (l) EXPENSES. Each of the Parties and their respective stockholders will bear its or their own costs and expenses (including legal fees and expenses) incurred in connection with this Agreement and the transactions contemplated hereby.

                  (m) CONSTRUCTION. The Parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any of the provisions of this Agreement. Any reference to any federal, state, local, or foreign statute or law shall be deemed also to refer to all rules and regulations promulgated thereunder, unless the context otherwise requires. The word "including" shall mean including without limitation.

                  (n) INCORPORATION OF EXHIBITS AND SCHEDULES. The Exhibits and Schedules identified in this Agreement are incorporated herein by reference and made a part hereof.

                      THIS SECTION INTENTIONALLY LEFT BLANK

         IN WITNESS WHEREOF, the Parties hereto have executed this Agreement as of the date first above written.

                                        ANDRX CORPORATION, a Florida corporation

                                        By: //S// ALAN P. COHEN
                                           --------------------
                                             Alan P. Cohen, Co-Chairman and CEO

                                        NEW ANDRX CORPORATION, a Delaware
                                        corporation

                                        By: //S// ALAN P. COHEN
                                           --------------------
                                             Alan P. Cohen, Co-Chairman and CEO

                                        ANDRX ACQUISITION CORP., a Florida
                                        corporation

                                        By: //S// ALAN P. COHEN
                                           --------------------
                                             Alan P. Cohen, President

                                        CYBEAR ACQUISITION CORP., a Florida
                                        corporation

                                        By: //S// ALAN P. COHEN
                                           --------------------
                                             Alan P. Cohen, President

                                        CYBEAR, INC., a Delaware corporation

                                        By: //S// DR. EDWARD E. GOLDMAN
                                           ----------------------------
                                             Dr. Edward E. Goldman, CEO

                                                                         ANNEX B

                              AMENDED AND RESTATED

                          CERTIFICATE OF INCORPORATION
                                       OF
                                ANDRX CORPORATION

            Pursuant to the requirements of Section 245 of the Delaware Business Corporation Act, the undersigned, Elliot F. Hahn, hereby certifies that he is the duly and acting President of New Andrx Corporation, a Delaware corporation, and does hereby make, swear to, adopt and file these Amended and Restated Articles of Incorporation of New Andrx Corporation.

         1. The name under which the corporation was originally incorporated is New Andrx Corporation, and the date of filing the original certificate of incorporation of the corporation with the Secretary of State of the State of Delaware is March 23, 2000.

         2. The Certificate of Incorporation shall be amended and restated to read in full as follows:

                                   ARTICLE I.

                                      NAME

         The name of the corporation is Andrx Corporation (the "Corporation").


                                  ARTICLE II.

                                 MAILING ADDRESS

         The current mailing address of the principal place of business of the Corporation is 4001 Southwest 47th Avenue, Suite 201, Ft. Lauderdale, Florida 33314.


                                  ARTICLE III.

                                     PURPOSE

         The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware (the "DGCL").

                                  ARTICLE IV.

                                  CAPITAL STOCK

SECTION 1. AUTHORIZATION. The aggregate number of shares of stock which the Corporation shall have authority to issue is 125,000,000 shares, of which 100,000,000 shares shall be shares of a class of common stock designated as "Andrx Corporation - Andrx Group Common Stock," having a par value of $0.001 per share (the "Andrx Stock"), 25,000,000 shares shall be shares of a class of common stock designated as "Andrx Corporation - Cybear Group Common Stock," having a par value of $0.001 per share (the "Cybear Stock"), and 1,000,000 shares shall be shares of a class of preferred stock having a par value of $.00l per share (the "Preferred Stock") and issuable in one or more series as hereinafter provided. The Andrx Stock and the Cybear Stock shall hereinafter collectively be called "Common Stock" and either shall sometimes be called a class of Common Stock. For purposes of this Article IV, references to the "Board of Directors" shall refer to the Board of Directors of the Corporation, as established in accordance with Article V of the Certificate of Incorporation of the Corporation, and references to "the Certificate of Incorporation" shall refer to this Amended and Restated Certificate of Incorporation as the same may be amended from time to time. Certain capitalized terms used in this Article IV, shall have the meanings set forth in Section 2.6 of this Article. For purposes of this Article IV, the Andrx Stock, when issued, shall be considered issued in respect of the Andrx Group and the Cybear Stock, when issued, shall be considered issued in respect of the Cybear Group. The number of authorized shares of any class or classes of capital stock of the Corporation may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of a majority of the voting power of the stock of the Corporation entitled to vote generally in the election of directors.

         SECTION 2. COMMON STOCK. The voting powers, preferences and relative, participating, optional or other special rights of the Common Stock, and the qualifications and restrictions thereon, shall be as follows in this Section 2.

                  SECTION 2.1 DIVIDENDS. Subject to any preferences and relative, participating, optional or other special rights of any outstanding class or series of preferred stock of the Corporation and any qualifications or restrictions on either class of Common Stock created thereby, dividends may be declared and paid upon either class of Common Stock, upon the terms with respect to each such class, and subject to the limitations provided for below in this
Section 2.1, as the Board of Directors may determine.

         (a) DIVIDENDS ON ANDRX STOCK. Dividends on Andrx Stock may be declared and paid only out of the lesser of (i) the funds of the Corporation legally available therefor and (ii) the Andrx Group Available Dividend Amount.

         (b) DIVIDENDS ON CYBEAR STOCK. Dividends on Cybear Stock may be declared and paid only out of the lesser of (i) the funds of the Corporation legally available therefor and (ii) the Cybear Group Available Dividend Amount.

         (c) DISCRIMINATION IN DIVIDENDS BETWEEN CLASSES OF COMMON STOCK. The Board of Directors, subject to the provisions of Sections 2.1(a) and 2.1(b), may at any time declare and pay dividends exclusively on Andrx Stock, exclusively on Cybear Stock, or on both such classes, in equal or unequal amounts, notwithstanding the relative amounts of the Available Dividend Amount with respect to either Group, the amount of dividends previously declared on either class, the respective voting or liquidation rights of either class or any other factor.

         (d) SHARE DISTRIBUTIONS. Except as permitted by Sections 2.4(a), the Board of Directors may declare and pay dividends or distributions of shares of Andrx Stock or Cybear Stock (or Convertible Securities convertible into or exchangeable or exercisable for shares of Andrx Stock or Cybear Stock) on shares of a class of Common Stock or shares of a class or series of preferred stock of the Corporation only as follows:

                  (i) dividends or distributions of shares of Andrx Stock (or Convertible Securities convertible into or exchangeable or exercisable for shares of Andrx Stock) on shares of Andrx Stock or shares of preferred stock attributed to the Andrx Group;

                  (ii) dividends or distributions of shares of Cybear Stock (or Convertible Securities convertible into or exchangeable or exercisable for shares of Cybear Stock) on shares of Cybear Stock or shares of preferred stock attributed to the Cybear Group; and

                  (iii) dividends or distributions of shares of Cybear Stock (or
                        Convertible Securities convertible into or exchangeable or exercisable for shares of Cybear Stock) on shares of Andrx Stock or shares of preferred stock attributed to the Andrx Group, but only if the sum of (1) the number of shares of Cybear Stock to be so issued (or the number of such shares which would be issuable upon conversion, exchange or exercise of any Convertible Securities to be so issued) and (2) the number of shares of Cybear Stock which are issuable upon conversion, exchange or exercise of any Convertible Securities then outstanding that are attributed to the Andrx Group is less than or equal to the Number of Cybear Group Designated Shares.

         SECTION 2.2 VOTING RIGHTS. (A) GENERAL. Except as otherwise provided by law, by the terms of any outstanding class or series of preferred stock of the Corporation or by any provision of the Certificate of Incorporation restricting the power to vote on a specified matter to other stockholders, the entire voting power of the stockholders of the Corporation shall be vested in the holders of the Common Stock, who shall be entitled to vote on any matter on which the holders of stock of the Corporation shall by law or by the provisions of the Certificate of Incorporation or Bylaws of the Corporation (the "Bylaws"), be entitled to vote, and both classes of Common Stock shall vote thereon together as a single class.

         (b) NUMBER OF VOTES FOR EACH CLASS OF COMMON STOCK. On each matter to be voted on by the holders of both classes of Common Stock voting together as a single class, the number of votes per share of each class shall be as follows:

              (i)  each outstanding share of Andrx Stock shall have one vote;
                   and

              (ii) each outstanding share of Cybear Stock shall have a number of votes (including a fraction of one vote) equal to the quotient (rounded to the nearest three decimal places) of the average Market Value of one share of Cybear Stock during the 20-Trading-Day Period ending on the tenth Trading Day prior to the record date for determining the stockholders entitled to vote, divided by the average Market Value of a share of Andrx Stock during such 20-Trading Day period; provided, however, that in the event the foregoing calculation results in the holders of Cybear Stock holding in excess of 30% of the total voting power of all outstanding shares of Common Stock, the vote of each share of Cybear Stock shall be reduced such that all of the outstanding shares of Cybear Stock in the aggregate represent 25% of the total voting power of all outstanding shares of Common Stock.

         Notwithstanding the foregoing, if shares of only one class of Common Stock are outstanding on the record date for determining the holders of Common Stock entitled to vote on any matter, then each share of that class shall be entitled to one vote and, if either class of Common Stock is entitled to vote as a separate class with respect to any matter, each share of that class shall, for purpose of such vote, be entitled to one vote on such matter.

         (c) CLASS VOTE OF CYBEAR STOCK. The holders of Cybear Stock, voting as a separate class, shall be entitled to approve by the affirmative vote of the holders of a majority of the outstanding shares any amendment, alteration or repeal of any provision of the Certificate of Incorporation which adversely affects the rights, powers, or privileges of the Cybear Stock.

         (d) CLASS VOTE OF ANDRX STOCK. The holders of Andrx Stock, voting as a separate class, shall be entitled to approve by the affirmative vote of the holders of a majority of the outstanding shares any amendment, alteration or repeal of any provision of the Certificate of Incorporation which adversely affects the rights, powers, or privileges of the Andrx Stock.

         SECTION 2.3 LIQUIDATION RIGHTS. In the event of any voluntary or involuntary dissolution, liquidation or winding up of the Corporation, after payment or provision for payment of the debts and other liabilities of the Corporation and the full preferential amounts (including any accumulated and unpaid dividends) to which the holders of any outstanding shares of preferred stock of the Corporation are entitled (regardless of the Group to which such shares of preferred stock were attributed), the holders of the Andrx Stock and Cybear Stock shall be entitled to receive the assets, if any, of the Corporation remaining for distribution to holders of Common Stock on a per share basis (regardless of the Group to which such assets are attributable) in proportion to the respective liquidation units per share of such class. Each share of Andrx Stock shall have one liquidation unit and each share of Cybear Stock shall have a number of liquidation units (including a fraction of one liquidation unit) equal to the quotient (rounded to the nearest five decimal places) of the average Market Value of one share of Cybear Stock during the 20-Trading Day period ending on the 40th Trading Day after the effective date of this Certificate of Incorporation, divided by the average Market Value of one share of Andrx Stock during such 20-Trading Day period. Neither the merger nor consolidation of the Corporation into or with any other corporation, nor a sale, transfer or lease of all or any part of the assets of the Corporation, shall, alone, be deemed a liquidation or winding up of the Corporation or cause the dissolution of the Corporation, for purposes of this Section 2.3.

         If the Corporation shall in any manner subdivide (by stock split, reclassification or otherwise) or combine (by reverse stock split, reclassification or otherwise) the outstanding shares of Andrx Stock or Cybear Stock, or declare a dividend in shares of either class to holders of such class, the per share liquidation units of either class of Common Stock specified in the preceding paragraph of this Section 2.3, as adjusted from time to time, shall be appropriately adjusted as determined by the Board of Directors, so as to avoid dilution in the aggregate, relative liquidation rights of the shares of any class of Common Stock.

         SECTION 2.4 CONVERSION OR REDEMPTION OF THE CYBEAR STOCK. Cybear Stock is subject to conversion or redemption, in each case, upon the terms provided below in this Section 2.4.

         (a) MANDATORY AND OPTIONAL CONVERSION AND REDEMPTION OF CYBEAR STOCK OTHER THAN FOR CYBEAR SUBSIDIARY Stock. (I) In the event of the Disposition, in one transaction or a series of related transactions, by the Corporation and/or its subsidiaries of all or substantially all of the properties and assets attributed to the Cybear Group to one or more persons or entities (other than the Disposition (w) by the Corporation of all or substantially all of its properties and assets in one transaction or a series of related transactions in connection with the dissolution, liquidation or winding up of the Corporation and the distribution of assets to stockholders as referred to in Section 2.3, (x) of the properties and assets attributed to the Cybear Group as contemplated by Section 2.4(b) or otherwise to all holders of shares of Cybear Stock divided among such holders on a pro rata basis in accordance with the number of shares of Cybear Stock outstanding, (y) to any person or entity controlled (as determined by the Board of Directors) by the Corporation or (z) in connection with a Related Business Transaction in respect of the Cybear Group), the Corporation shall, on or prior to the 95th Trading Day after the date of consummation of such Disposition (the "Disposition Date"), pay a dividend on Cybear Stock or redeem some or all of Cybear

              Stock or convert Cybear Stock into Andrx Stock (or another class or series of common stock of the Corporation), all as provided by the following Sections 2.4(a)(i)(1) and 2.4(a)(i)(2) and, to the extent applicable, by Section 2.4(d), as the Board of Directors shall have selected among such alternatives:

                  (1) provided that there are funds of the Corporation legally available therefor:

                           (A) pay to the holders of the shares of Cybear Stock
                  a dividend pro rata in accordance with the number of shares of Cybear Stock held by each such holder, as the Board of Directors shall have declared subject to compliance with
                  Section 2.1, in cash and/or in securities (other than a dividend of shares of a class of Common Stock) or other property having a Fair Value as of the Disposition Date in the aggregate equal to the Fair Value as of the Disposition Date of the Net Proceeds of such Disposition; or

                           (B)(I) subject to the last sentence of this Section
                  2.4(a)(i), if such Disposition involves all (not merely substantially all) of the properties and assets attributed to the Cybear Group, redeem or exchange as of the Redemption Date determined as provided by Section 2.4(d)(iii), all outstanding shares of Cybear Stock in exchange for, on a pro rata basis, cash and/or for securities (other than shares of a class of Common Stock) or other property having a Fair Value as of the Disposition Date in the aggregate equal to the Fair Value as of the Disposition Date of the Net Proceeds of such Disposition; or

                           (II) subject to the last sentence of this Section
                  2.4(a)(i), if such Disposition involves substantially all (but not all) of the properties and assets attributed to the Cybear Group, redeem or exchange as of the Redemption Date determined as provided by Section 2.4(d)(iv) such number of whole shares of Cybear Stock (which may be all, but not more than all, of such shares outstanding) as have in the aggregate an average Market Value during the period of ten consecutive Trading Days beginning on the 26th Trading Day immediately succeeding the Disposition Date closest to the Fair Value as of the Disposition Date of the Net Proceeds of such Disposition in consideration for, on a pro rata basis, cash and/or securities (other than shares of a class of Common Stock) or other property having a Fair Value as of the Disposition Date in the aggregate equal to such product; or

                           (2) declare that each outstanding share of Cybear
                  Stock shall be converted as of the Conversion Date determined as provided by Section 2.4(d)(vi) into a number of fully paid and nonassessable shares of Andrx Stock (or, if Andrx Stock is not Publicly Traded at such time and shares of another class or series of common stock of the Corporation (other than Cybear Stock) are then Publicly Traded, of such other class or series of the common stock of the Corporation as has the largest Market Capitalization as of the close of business on the Trading Day immediately preceding the date of the notice of such conversion required by Section 2.4(d)(vi)) equal to 110% of the ratio, expressed as a decimal fraction rounded to the nearest five decimal places, of the average Market Value of one share of Cybear Stock over the period of ten consecutive Trading Days beginning on the 26th Trading Day immediately succeeding the Disposition Date to the average Market Value of one share of Andrx Stock (or such other class or series of common stock) over the same ten Trading Day period.

Notwithstanding the foregoing provisions of this Section 2.4(a)(i), the Corporation shall redeem shares of a class of Common Stock as provided by
Section 2.4(a)(i)(1)(B)(I) or (II) only if the amount to be paid in redemption of such stock is less than or equal to the Cybear Group Available Dividend Amount as of the Redemption Date.

                  (ii) For purposes of this Section 2.4(a): (1) as of any date, "substantially all of the properties and assets" attributed to the Cybear Group shall mean a portion of such properties and assets (A) that represents at least 80% of the Fair Value of the properties and assets attributed to the Cybear Group as of such date or (B) from which were derived at least 80% of the aggregate revenues for the immediately preceding twelve fiscal quarterly periods of the Corporation (calculated on a pro forma basis to include revenues derived from any of such properties and assets acquired during such period) derived from the properties and assets attributed to the Cybear Group as of such date; (2) in the case of a Disposition of the properties and assets attributed to the Cybear Group in a series of related transactions, such Disposition shall not be deemed to have been consummated until the consummation of the last of such transactions; and (3) the Board of Directors may pay any dividend or redemption price referred to in Section 2.4(a)(i) in cash, securities (other than shares of a class of Common Stock) or other property, regardless of the form or nature of the proceeds of the Disposition.

                  (iii) The Board of Directors may, at any time or from time to time after either the first anniversary of the Effective Date or the occurrence of a Tax Event (defined below), in its sole discretion declare that each outstanding share of Cybear Stock shall be converted, as of the Conversion Date provided by Section 2.4(d)(v), into a number of fully paid and nonassessable shares of Andrx Stock (or, if Andrx Stock is not Publicly Traded at such time and shares of any other class or series of common stock of the Corporation (other than Cybear Stock) are then Publicly Traded, of such other class or series of common stock of the Corporation that has the largest Market Capitalization as of the close of business on the fifth Trading Day immediately preceding the date of the notice of conversion required by Section 2.4(d)(v)) equal the applicable percentage, on the Conversion Date set forth below of the Market Value Ratio of Cybear Stock to Andrx Stock as of the fifth Trading Day prior to the date of the notice of such conversion required by
                        Section 2.4(d)(v):

           Any Conversion Date
Occurring After the Following Anniversary       Percentage of Market
  Of the Effective Date and on or Prior      Value Ratio of Cybear Stock
      to the Next Such Anniversary               to the Andrx Stock
-----------------------------------------    ----------------------------

First                                                   125%
Second                                                  120%
Third                                                   115%
Fourth and Thereafter                                   110%

However, if a Tax Event has occurred, such number of fully paid and nonassessable shares shall equal 100% of such ratio.

               (b) REDEMPTION OF CYBEAR STOCK FOR CYBEAR SUBSIDIARY STOCK AND REDEMPTION OF ANDRX STOCK FOR ANDRX SUBSIDIARY STOCK. (I) At any time at which all of the assets and liabilities attributed to the Cybear Group (and no other assets or liabilities of the Corporation or any subsidiary thereof) are held directly or indirectly by one or more wholly-owned subsidiaries of the Corporation (each, a "Cybear Subsidiary"), the Board of Directors may, provided that there are funds of the Corporation legally available therefor, redeem all of the outstanding shares of Cybear Stock, on a

                     Redemption Date of which notice is delivered in accordance with Section 2.4(d)(vi), in exchange for all of the shares of common stock of each Cybear Subsidiary as will be outstanding immediately following such exchange of shares, such shares of common stock of each Cybear Subsidiary to be delivered to the holders of shares of Cybear Stock on the Redemption Date either directly or indirectly through the delivery of shares of another Cybear Subsidiary that owns directly or indirectly all such shares, and to be divided among the holders of Cybear Stock pro rata in accordance with the number of shares of Cybear Stock held by each such holder on such Redemption Date, each of which shares of common stock of such Cybear Subsidiary shall be, upon such delivery, fully paid and nonassessable.


                     (ii) At any time at which all of the assets and liabilities attributed to the Andrx Group (and no other assets or liabilities of the Corporation or any subsidiary thereof) are held directly or indirectly by one or more wholly-owned subsidiaries of the Corporation (each, a "Andrx Subsidiary"), the Board of Directors may, provided that there are funds of the Corporation legally available therefor, redeem all of the outstanding shares of Andrx Stock, on a Redemption Date of which notice is delivered in accordance with
                          Section 2.4(d)(vi), in exchange for all of the shares of common stock of each Andrx Subsidiary as will be outstanding immediately following such exchange of shares, such shares of common stock of each Andrx Subsidiary to be delivered to the holders of shares of Andrx Stock on the Redemption Date either directly or indirectly through the delivery of shares of another Andrx Subsidiary that owns directly or indirectly all such shares, and to be divided among the holders of Andrx Stock pro rata in accordance with the number of shares of common stock of such Andrx Subsidiary shall be, upon such delivery, fully paid and nonassessable.

               (c) TREATMENT OF CONVERTIBLE SECURITIES. After any Conversion Date or Redemption Date on which all outstanding shares of Cybear Stock are converted or redeemed, any share of such class of Common Stock that is to be issued on conversion, exchange or exercise of any Convertible Securities shall, immediately upon such conversion, exchange or exercise and without any notice from or to, or any other action on the part of, the Corporation or its Board of Directors or the holder of such Convertible Security:

                     (i) in the event the shares of Cybear Stock outstanding on such Conversion Date were converted into shares of Andrx Stock (or another class or series of common stock of the Corporation) pursuant to Section 2.4(a)(i)(2) or 2.4(a)(iii), be converted into the amount of cash and/or the number of shares of the kind of capital stock and/or other securities or property of the Corporation that number of shares of Andrx Stock that were to be issued upon such conversion, exchange or exercise would have received had such shares been outstanding on such Conversion Date; or

                     (ii) in the event the shares of Cybear Stock outstanding on such Redemption Date were redeemed pursuant to Section 2.4(a)(i)(1)(B)(I) or 2.4(b) to the extent of funds of the Corporation legally available therefor, for $.0l per share in cash for each share of Cybear Stock that otherwise would be issued upon such conversion, exchange or exercise.

The provisions of the preceding sentence of this Section 2.4(c) shall not apply to the extent that other adjustments in respect of such conversion, exchange or redemption of Cybear Stock are otherwise made pursuant to the provisions of such Convertible Securities.

         (d) NOTICE AND OTHER PROVISIONS.

                  (i) Not later than the 20th Trading Day following the consummation of a Disposition referred to in Section 2.4(a)(i), the Corporation shall announce publicly by press release (1) the estimated Net Proceeds of such Disposition, (2) the number of shares outstanding of Cybear Stock and (3) the number of shares of Cybear Stock into or for which Convertible Securities are then convertible, exchangeable or exercisable and the conversion, exchange or exercise price thereof. Not earlier than the 36th Trading Day and not later than the 40th Trading Day following the consummation of such Disposition, the Corporation shall announce publicly by press release which of the actions specified in Section 2.4(a)(i), as the case may be, it has irrevocably determined to take in respect of such Disposition.

                  (ii) If the Corporation determines to pay a dividend pursuant to Section 2.4(a)(i)(1)(A), the Corporation shall, not later than the 40th Trading Day following the consummation of the Disposition referred to in such Section, cause notice to be given to the holders of shares of Cybear Stock and to each holder of Convertible Securities that are convertible into or exchangeable or exercisable for shares of Cybear Stock (unless alternate provision for such notice to the holders of such Convertible Securities is made pursuant to the terms of such Convertible Securities), setting forth (1) the record date for determining holders entitled to receive such dividend, which shall be not earlier than the tenth Trading Day and not later than the 20th Trading Day following the date of such notice, (2) the anticipated payment date of such dividend (which shall not be more than 95 Trading Days following the consummation of such Disposition), (3) the type of property to be paid as such dividend in respect of the outstanding shares of Cybear Stock, (4) the Net Proceeds of such Disposition,
                        (5) the number of outstanding shares of Cybear Stock and the number of shares of such class of Common Stock into or for which outstanding Convertible Securities are then convertible, exchangeable or exercisable and the conversion, exchange or exercise price thereof and (6) in the case of notice to be given to holders of Convertible Securities, a statement to the effect that a holder of such Convertible Securities shall be entitled to receive such dividend only if such holder properly converts, exchanges or exercises such Convertible Securities on or prior to the record date referred to in clause (1) of this sentence. Such notice shall be sent by first-class mail, postage prepaid, to each such holder at such holder's address as the same appears on the transfer books of the Corporation on the record date fixed for such notice.

                  (iii) If the Corporation determines to undertake a redemption pursuant to Section 2.4(a)(i)(1)(B)(I), the Corporation shall, not earlier than the 45th Trading Day and not later than the 35th Trading Day prior to the Redemption Date, cause notice to be given to the holders of shares of Cybear Stock and to each holder of Convertible Securities convertible into or exchangeable or exercisable for shares of Cybear Stock (unless alternate provision for such notice to the holders of such Convertible Securities is made pursuant to the terms of such Convertible Securities), setting forth (1) a statement that all shares of Cybear Stock outstanding on the Redemption Date shall be redeemed, (2) the Redemption Date (which shall not be more than 95 Trading Days following the consummation of such Disposition), (3) the type of property in which the redemption price for the shares of Cybear Stock to be redeemed is to be paid, (4) the Net Proceeds of such Disposition, (5) the place or places where certificates for shares of Cybear Stock, properly endorsed or assigned for transfer (unless the Corporation waives such requirement), are to be surrendered for delivery of cash and/or securities or other property, (6) the number of outstanding shares of Cybear Stock and the number of shares of Cybear Stock into or for which outstanding Convertible Securities are then convertible, exchangeable or exercisable and the conversion, exchange or exercise price thereof, (7) in the case of notice to be given to holders of Convertible Securities, a statement to the effect that a holder of such Convertible Securities shall be entitled to participate in such redemption only if such holder properly converts, exchanges or exercises such Convertible Securities on or prior to the Redemption Date referred to in clause (2) of this sentence and a statement as to what, if anything, such holder will be entitled to receive pursuant to the terms of such Convertible Securities or, if applicable, this Section
                        2.4 if such holder thereafter converts, exchanges or exercises such Convertible Securities and (8) a statement to the effect that, except as otherwise provided by Section 2.4(d)(x), dividends on shares of Cybear Stock shall cease to be paid as of such Redemption Date. Such notice shall be sent by first-class mail, postage prepaid, to each such holder at such holder's address as the same appears on the transfer books of the Corporation on the record date fixed for such notice.

                  (iv) If the Corporation determines to undertake a redemption pursuant to Section 2.4(a)(i)(1)(B)(II), the Corporation shall, not later than the 40th Trading Day following the consummation of the Disposition referred to in such Section, cause notice to be given to the holders of shares of Cybear Stock and to each holder of Convertible Securities that are convertible into or exchangeable or exercisable for shares of Cybear Stock (unless alternate provision for such notice to the holders of such Convertible Securities is made pursuant to the terms of such Convertible Securities) setting forth (1) a date not earlier than the tenth Trading Day and not later than the 20th Trading Day following the date of such notice on which shares of Cybear Stock shall be selected for redemption, (2) the anticipated Redemption Date (which shall not be more than 95 Trading Days following the consummation of such Disposition), (3) the type of property in which the redemption price for the shares to be redeemed is to be paid, (4) the Net Proceeds of such Disposition, (5) the number of shares of Cybear Stock outstanding and the number of shares of Cybear Stock into or for which outstanding Convertible Securities are then convertible, exchangeable or exercisable and the conversion, exchange or exercise price thereof, (6) in the case of notice to be given to holders of Convertible Securities, a statement to the effect that a holder of such Convertible Securities shall be eligible to participate in such selection for redemption only if such holder properly converts, exchanges or exercises such Convertible Securities on or prior to the record date referred to in clause (1) of this sentence, and a statement as to what, if anything, such holder will be entitled to receive pursuant to the terms of such Convertible Securities or, if applicable, this Section
                        2.4 if such holder thereafter converts, exchanges or exercises such Convertible Securities and (7) a statement that the Corporation will not be required to register a transfer of any shares of Cybear Stock for a period of 15 Trading Days next preceding the date referred to in clause (1) of this sentence. Promptly following the date referred to in clause (1) of the preceding sentence, the Corporation shall cause a notice to be given to each holder of record of shares of Cybear Stock to be redeemed setting forth (1) the number of shares of Cybear Stock held by such holder to be redeemed, (2) a statement that such shares of Cybear Stock shall be redeemed, (3) the Redemption Date, (4) the kind and per share amount of cash and/or securities or other property to be received by such holder with respect to each share of Cybear Stock to be redeemed, including details as to the calculation thereof, (5) the place or places where certificates for shares of Cybear Stock, properly endorsed or assigned for transfer (unless the Corporation shall waive such requirement), are to be surrendered for delivery of such cash and/or securities or other property, (6) if applicable, a statement to the effect that the shares being redeemed may no longer be transferred on the transfer books of the Corporation after the Redemption Date and (7) a statement to the effect that, subject to Section 2.4(d)(x), dividends on Cybear Stock shall cease to be paid as of the Redemption Date. Such notices shall be sent by first-class mail, postage prepaid, to each such holder at such holder's address as the same appears on the transfer books of the Corporation on the record date fixed for such notice.

                  (v) If the Corporation determines to convert Cybear Stock into Andrx Stock (or another class or series of common stock of the Corporation) pursuant to Section 2.4(a)(i)(2) or 2.4(a)(iii), the Corporation shall not earlier than the 45th Trading Day and not later than the 35th Trading Day prior to the Conversion Date cause notice to be given to the holders of shares of Cybear Stock and to each holder of Convertible Securities that are convertible into or exchangeable or exercisable for shares of Cybear Stock (unless alternate provision for such notice to the holders of such Convertible Securities is made pursuant to the terms of such Convertible Securities) setting forth (1) a statement that all outstanding shares of Cybear Stock shall be converted, (2) the Conversion Date (which, in the case of a conversion after a Disposition, shall not be more than 95 Trading Days following the consummation of such Disposition), (3) the per share number of shares of Andrx Stock (or another class or series of common stock of the Corporation) to be received with respect to each share of Cybear Stock, including details as to the calculation thereof, (4) the place or places where certificates for shares of Cybear Stock, properly endorsed or assigned for transfer (unless the Corporation shall waive such requirement), are to be surrendered for delivery of certificates for shares of Cybear Stock, (5) the number of outstanding shares of Cybear Stock and the number of shares of Cybear Stock into or for which outstanding Convertible Securities are then convertible, exchangeable or exercisable and the conversion, exchange or exercise price thereof, (6) a statement to the effect that, subject to Section 2.4(d)(x), dividends on shares of Cybear Stock shall cease to be paid as of such Conversion Date and (7) in the case of notice to holders of such Convertible Securities, a statement to the effect that a holder of such Convertible Securities shall be entitled to receive shares of Cybear Stock upon such conversion if such holder properly converts, exchanges or exercises such Convertible Securities on or prior to such Conversion Date and a statement as to what, if anything, such holder will be entitled to receive pursuant to the terms of such Convertible Securities or, if applicable, this
                        Section 2.4 if such holder thereafter converts, exchanges or exercises such Convertible Securities. Such notice shall be sent by first-class mail, postage prepaid, to each such holder at such holder's address as the same appears on the transfer books of the Corporation on the record date fixed for such notice.

                  (vi) If the Corporation determines to redeem shares of Cybear Stock pursuant to Section 2.4(b)(i) or Andrx Stock pursuant to Section 2.4(b)(ii), the Corporation shall cause notice to be given to each holder of shares of such class of Common Stock to be redeemed and to the holders of Convertible Securities that are convertible into or exchangeable or exercisable for shares of such class of Common Stock (unless alternate provision for such notice to the holders of such Convertible Securities is made pursuant to the terms of such Convertible Securities), setting forth (1) a statement that all shares of Common Stock outstanding on the Redemption Date shall be redeemed in exchange for shares of common stock of each Cybear Subsidiary or Andrx Subsidiary, as applicable, (2) the Redemption Date, (3) the place or places where certificates for shares of the class of Common Stock to be redeemed, properly endorsed or assigned for transfer (unless the Corporation shall waive such requirement), are to be surrendered for delivery of certificates for shares of common stock of each Cybear Subsidiary or Andrx Subsidiary, as applicable, (4) a statement to the effect that, subject to Section 2.4(d)(x), dividends on shares of such class of Common Stock being redeemed shall cease to be paid as of such Redemption Date, (5) the number of shares of such class of Common Stock outstanding and the number of shares of such class of Common Stock into or for which outstanding Convertible Securities are then convertible, exchangeable or exercisable and the conversion, exchange or exercise price thereof and (6) in the case of notice to holders of Convertible Securities, a statement to the effect that a holder of Convertible Securities shall be entitled to receive shares of common stock of each Cybear Subsidiary, or Andrx Subsidiary, as applicable upon redemption only if such holder properly converts, exchanges or exercises such Convertible Securities on or prior to the Redemption Date and a statement as to what, if anything, such holder will be entitled to receive pursuant to the terms of such Convertible Securities or, if applicable, this Section 2.4(d), if such holder thereafter converts, exchanges or exercises such Convertible Securities. Such notice shall be sent by first-class mail, postage prepaid, not less than 35 Trading Days nor more than 45 Trading Days prior to the Redemption Date to each such holder at such holder's address as the same appears on the transfer books of the Corporation on the record date fixed for such notice.

                  (vii) If less than all of the outstanding shares of Cybear
                        Stock are to be redeemed pursuant to Section
                        2.4(a)(i)(1), the shares to be redeemed by the Corporation shall be selected from among the holders of shares of Cybear Stock outstanding at the close of business on the record date for such redemption on a pro rata basis among all such holders or by lot or by such other method as may be determined by the Board of Directors to be equitable.

                  (viii) The Corporation shall not be required to issue or
                         deliver fractional shares of any capital stock or of any other securities to any holder of Cybear Stock upon any conversion, redemption, dividend or other distribution pursuant to this Section 2.4. If more than one share of Cybear Stock shall be held at the same time by the same holder, the Corporation may aggregate the number of shares of any capital stock that shall be issuable or any other securities or property that shall be distributable to such holder upon any conversion, redemption, dividend or other distribution (including any fractional shares). If fractional shares of any capital stock or of any other securities would be required to be issued or distributed to the holders of Cybear Stock, the Corporation shall, if such fractional shares are not issued or distributed. to the holder, pay cash in respect of such fractional shares in an amount equal to the Fair Value thereof (without interest).

                  (ix) No adjustments in respect of dividends shall be made upon the conversion or redemption of any shares of Cybear Stock; provided, however, that if the Conversion Date or Redemption Date, as the case may be, with respect to any shares of Cybear Stock shall be subsequent to the record date for the payment of a dividend or other distribution thereon or with respect thereto, the holders of Cybear Stock at the close of business on such record date shall be entitled to receive the dividend or other distribution payable on or with respect to such shares on the date set for payment of such dividend or other distribution, in each case without interest, notwithstanding the subsequent conversion or redemption of such shares.

                  (x) Before any holder of shares of Cybear Stock shall be entitled to receive any cash payment and/or certificates or instruments representing shares of any capital stock and/or other securities or property to be distributed to such holder with respect to

                        Cybear Stock pursuant to this Section 2.4, such holder shall surrender at such place as the Corporation shall specify certificates for such shares of Cybear Stock, properly endorsed or assigned for transfer (unless the Corporation shall waive such requirement). The Corporation shall as soon as practicable after receipt of certificates representing such shares of Cybear Stock deliver to the person for whose account such shares of Cybear Stock were so surrendered, or to such person's nominee or nominees, the cash and/ or the certificates or instruments representing the number of whole shares of the kind of capital stock and/or other securities or property to which such person shall be entitled as aforesaid, together with any payment in respect of fractional shares contemplated by Section 2.4(d)(ix), in each case without interest. If less than all of the shares of Cybear Stock represented by any one certificate are to be redeemed, the Corporation shall issue and deliver a new certificate for the shares of Cybear Stock not redeemed.

                  (xi) From and after any applicable Conversion Date or Redemption Date, as the case may be, all rights of a holder of shares of Cybear Stock that were converted or redeemed shall cease except for the right, upon surrender of the certificates representing such shares of Cybear Stock as required by Section 2.4(d)(xi), to receive the cash and/or the certificates or instruments representing shares of the kind and amount of capital stock and/or other securities or property for which such shares were converted or redeemed, together with any payment in respect of fractional shares contemplated by
                        Section 2.4(d)(viii) (which shall be held by the Corporation for the holder of such shares of Cybear Stock that were redeemed until the receipt of certificates representing such shares of Cybear Stock as provided in Section 2.4(d)(xi)) and rights to dividends as provided in Section 2.4(d)(x), in each case without interest. No holder of a certificate that immediately prior to the applicable Conversion Date or Redemption Date represented shares of a class of Cybear Stock shall be entitled to receive any dividend or other distribution or interest payment with respect to shares of any kind of capital stock or other security or instrument for which Cybear Stock was converted or redeemed until the surrender as required by this Section
                        2.4 of such certificate in exchange for a certificate or certificates or instrument or instruments representing such capital stock or other security. Subject to applicable escheat and similar laws, upon such surrender, there shall be paid to the holder the amount of any dividends or other distributions (without interest) which theretofore became payable on any class or series of capital stock of the Corporation as of a record date after the Conversion Date or Redemption Date, but that were not paid by reason of the foregoing, with respect to the number of whole shares of the kind of capital stock represented by the certificate or certificates issued upon such surrender. From and after a Conversion Date or Redemption Date, the Corporation shall, however, be entitled to treat the certificates for Cybear Stock that have not yet been surrendered for conversion or redemption as evidencing the ownership of the number of whole shares of the kind or kinds of capital stock of the Corporation for which the shares of Cybear Stock represented by such certificates shall have been converted or redeemed, notwithstanding the failure to surrender such certificates.

                  (xii) The Corporation shall pay any and all documentary, stamp or similar issue or transfer taxes that may be payable in respect of the issuance or delivery of any shares of capital stock and/or other securities upon conversion or redemption of shares of Cybear Stock pursuant to this
                        Section 2.4. The Corporation shall not,
                        however, be required to pay any tax that may be payable in respect of any transfer involved in the issuance or delivery of any shares of capital stock and/or other securities in a name other than that in which the shares of Cybear Stock so converted or redeemed were registered, and no such issuance or delivery shall be made unless and until the person requesting such issuance or delivery has paid to the Corporation the amount of any such tax or has established to the satisfaction of the Corporation that such tax has been paid.

                  (xiii) Neither the failure to mail any notice required by this
                         Section 2.4 to any particular holder of Cybear Stock or of Convertible Securities nor any defect therein shall affect the sufficiency thereof with respect to any other holder of outstanding shares of Cybear Stock or of Convertible Securities or the validity of any such conversion or redemption.

                  (xiv) The Board of Directors may establish such rules and
                        requirements to facilitate the effectuation of the transactions contemplated by this Section 2.4 as the Board of Directors shall determine to be appropriate.

         SECTION 2.5 APPLICATION OF THE PROVISIONS OF ARTICLE IV.

         (a) CERTAIN DETERMINATIONS BY THE BOARD OF DIRECTORS. The Board of Directors shall make such determinations with respect to the businesses, assets, properties and liabilities to be attributed to the Groups, the application of the provisions of the Certificate of Incorporation to transactions to be engaged in by the Corporation and the voting powers, preferences and relative, participating, optional and other special rights of the holders of Cybear Stock, and the qualifications and restrictions thereon, provided by the Certificate of Incorporation as may be or become necessary or appropriate to the exercise of such powers, preferences and relative, participating, optional and other special rights, including, without limiting the foregoing, the determinations referred to in this Section 2.5. A record of any such determination shall be filed with the records of the actions of the Board of Directors.

               (i) Upon any acquisition by the Corporation or its subsidiaries of any assets or business, or any assumption of liabilities, outside of the ordinary course of business of the Andrx Group or the Cybear Group, as the case may be, the Board of Directors shall determine whether such assets, business and liabilities (or an interest therein) shall be for the benefit of the Andrx Group or the Cybear Group or that an interest therein shall be partly for the benefit of the Andrx Group and partly for the benefit of the Cybear Group and, accordingly, shall be attributed to the Andrx Group or the Cybear Group, or partly to each, in accordance with Section 2.6(c) or 2.6(f), as the case may be.

               (ii) Upon any issuance of any shares of Cybear Stock at a time when the Number of Cybear Group Designated Shares is greater than zero, the Board of Directors shall determine, based on the use of the proceeds of such issuance and any other relevant factors, whether all or any part of the shares of Cybear Stock so issued shall reduce the Number of Cybear Group Designated Shares and the Number of Cybear Group Designated Shares shall be adjusted accordingly.

               (iii) Upon any issuance by the Corporation or any subsidiary thereof of any Convertible Securities that are convertible into or exchangeable or exercisable for shares of Cybear Stock, if at the time such Convertible Securities are issued the Number of Cybear Group Designated Shares is greater than zero, the Board of Directors shall determine, based on the use of the proceeds of such issuance and any other relevant factors, whether, upon conversion, exchange or exercise thereof, the issuance of shares of Cybear Stock pursuant thereto shall, in whole or in part, reduce the Number of Cybear Group Designated Shares and the Number of Cybear Group Designated Shares shall be adjusted accordingly.

               (iv) Upon any issuance of any shares of any class or series of preferred stock of the Corporation, the Board of Directors shall attribute, based on the use of proceeds of such issuance of shares of preferred stock in the business of the Andrx Group or the Cybear Group and any other relevant factors, the shares so issued entirely to the Andrx Group or entirely to the Cybear Group or partly to the Andrx Group also partly to the Cybear Group in such proportion as the Board of Directors shall determine.

               (v) Upon any redemption or repurchase by the Corporation or any subsidiary thereof of shares of preferred stock of any class or series or of other securities or debt obligations of the Corporation, the Board of Directors shall determine, based on the property used to redeem or purchase such shares, other securities or debt obligations, which, if any, of such shares, other securities or debt obligations redeemed or repurchased shall be attributed to the Andrx Group and which, if any, of such shares, other securities or debt obligations shall be attributed to the Cybear Group and, accordingly, how many of the shares of such class or series of preferred stock or of such other securities, or how much of such debt obligations, that remain outstanding, if any, are thereafter attributed to the Andrx Group or the Cybear Group.

         (b) SOURCES OF DIVIDENDS AND DISTRIBUTIONS; USE OF PROCEEDS OF SHARE ISSUANCES. Notwithstanding the attribution of properties or assets of the Corporation to the Andrx Group or Cybear Group as provided by Section 2.6(c) or Section 2.6(f), but subject to the limitations of Section 2.1(a), 2.1(b), and 2.1(d), the Board of Directors (i) may cause dividends or distributions or other payments to the holders of any class of Common Stock or any class or series of Preferred Stock to be made out of the properties or assets attributed to any Group, subject, however, to any contrary term or any series of Preferred Stock fixed in accordance with
               Section 3, and (ii) may cause the proceeds of issuance of any shares of Andrx Stock or Cybear Stock or any class or series of Preferred Stock, to whichever Group attributable in accordance with Section 2.5(a)(iv), to be used in the business of, and to be attributed either to the Andrx Group in accordance with Section 2.6(c) or to the Cybear Group in accordance with Section 2.6(f).

         (c) CERTAIN DETERMINATIONS NOT REQUIRED. Notwithstanding the foregoing provisions of this Section 2.5, the provisions of
               Section 2.6(c) or 2.6(f) or any other provision of the Certificate of Incorporation, at any time when there are not outstanding both (i) one or more shares of Andrx Stock or Convertible Securities convertible into or exchangeable or exercisable for Andrx Stock and (ii) one or more shares of Cybear Stock or Convertible Securities convertible into or exchangeable or exercisable for Cybear Stock, the Corporation need not (A) attribute any of the assets or liabilities of the Corporation or any of its subsidiaries to the Andrx Group or the Cybear Group or
               (B)
               make any determination required in connection therewith, nor shall the Board of Directors be required to make any of the determinations otherwise required by this Article, and in such circumstances the holders of the shares of Andrx Stock and Cybear Stock outstanding, as the case may be, shall (unless otherwise specifically provided by the Certificate of Incorporation) be entitled to all the voting powers, preferences and relative, participating, optional and other special rights of both classes of Common Stock without differentiation between the Andrx Stock and the Cybear Stock.

         (d) BOARD DETERMINATIONS BINDING. Subject to applicable law, any determinations made in good faith by the Board of Directors of the Corporation under any provision of this Section 2.5 or otherwise in furtherance of the application of this Section 2 shall be final and binding on all stockholders.

         SECTION 2.6 CERTAIN DEFINITIONS. As used in the Certificate of Incorporation, the following terms shall have the following meanings (with terms defined in the singular having comparable meaning when used in the plural and vice versa), unless the context otherwise requires. As used in this Section 2.6, a "contribution" or "transfer" of assets or properties from one Group to another shall refer to the reattribution of such assets or properties from the contributing or transferring Group to the other Group and correlative phrases shall have correlative meanings.

         (a) ANDRX CORPORATION EARNINGS (LOSS) ATTRIBUTABLE TO THE ANDRX GROUP shall mean, for any period through any date, (i) the net income or loss of the Andrx Group for such period determined in accordance with generally accepted accounting principles in effect at such time, reflecting income and expense of the Corporation attributed to the Andrx Group on a basis substantially consistent with attributions of income and expense made in the calculation of Andrx Corporation Earnings (Loss) Attributable to the Cybear Group, including, without limitation, corporate administrative costs, net interest and other financial costs and income taxes, increased by (ii) the amount reducing Andrx Corporation Earnings (Loss) Attributable to the Cybear Group for such period pursuant to clause (ii) of Section 2.6(b).

         (b) ANDRX CORPORATION EARNINGS (LOSS) ATTRIBUTABLE TO THE CYBEAR GROUP shall mean, for any period through any date, (i) the net income or loss of the Cybear Group for such period determined in accordance with generally accepted accounting principles in effect at such time, reflecting income and expense of the Corporation attributed to the Cybear Group on a basis substantially consistent with attributions of income and expense made in the calculation of Andrx Group Earnings (Loss) Attributable to the Andrx Corporation, including, without limitation, corporate administrative costs, net interest and other financial costs and income taxes, reduced by (ii) the aggregate amount of consolidated allowable tax benefits for federal income tax purposes generated by the Cybear Group for such period which cannot be utilized by the Cybear Group but can be utilized by the Corporation on a consolidated basis for such period to the extent such amount was included in the calculation of net income or loss under clause (i) for such period ("Excludable Cybear Group Tax Benefits").

         (c)   ANDRX GROUP shall mean, as of any date:

               (i) the interest of the Corporation or any of its subsidiaries on such date in all of the businesses, assets, properties and liabilities of the Corporation or any of its subsidiaries (and any successor companies), other than any businesses, assets, properties and liabilities attributed in accordance with this Article to the Cybear Group;

               (ii) all businesses, assets, properties and liabilities transferred to the Andrx Group from the Cybear Group (other than in a transaction pursuant to Section 2.6(c)(iii)) pursuant to transactions in the ordinary course of business of the Andrx Group and the Cybear Group or otherwise as the Board of Directors may have directed as permitted by the Certificate of Incorporation;

               (iii) all properties and assets transferred to the Andrx Group from the Cybear Group in connection with a reduction of the Number of Cybear Group Designated Shares; and

               (iv) the interest of the Corporation or any of its subsidiaries in any business or asset acquire d and any liabilities assumed by the Corporation or any of its subsidiaries outside of the ordinary course of business and attributed to the Andrx Group, as determined by the Board of Directors as contemplated by Section 2.5(a)(i);

         provided that from and after any transfer of any assets or properties from the Andrx Group to the Cybear Group, the Andrx Group shall no longer include such assets or properties so transferred.

         (d) ANDRX GROUP AVAILABLE DIVIDEND AMOUNT shall mean, on any date, either:

               (i) the amount equal to the fair market value of the total assets attributed to the Andrx Group less the total liabilities attributed to the Andrx Group (provided that preferred stock shall not be treated as a liability), in each case, as of such date and determined on a basis consistent with that applied in determining Andrx Group Earnings (Loss) Attributable to the Andrx Group, minus (ii) the aggregate par value of, or any greater amount determined in accordance with applicable law to be capital in respect of, all outstanding shares of Andrx Stock and each class or series of preferred stock attributed in accordance with the Certificate of Incorporation to the Andrx Group, or

               (ii) in case the total amount calculated pursuant to clause (i) above is not a positive number, an amount equal to Andrx Group Earnings (Loss) Attributable to the Andrx Group (if positive) for the fiscal year in which the dividend is declared and/or the preceding fiscal year.

Notwithstanding the foregoing provisions of this Section 2.6(d), and consistent with Section 2.5(c), at any time when there are not outstanding both (i) one or more shares of Andrx Stock or Convertible Securities convertible into or exchangeable or exercisable for Andrx Stock and (ii) one or more shares of Cybear Stock or Convertible Securities convertible into or exchangeable or exercisable for Cybear Stock, the "Available Dividend Amount," on any calculation date during such time period, with respect to the Andrx Stock or the Cybear Stock, as the case may be (depending on which of such classes of Common Stock or Convertible Securities convertible into or exchangeable or exercisable for Cybear Stock is outstanding), shall mean the amount available for the payment of dividends on such Common Stock in accordance with law.

         (e) AVAILABLE DIVIDEND AMOUNT shall mean, as the context requires, a reference to the Andrx Group Available Dividend Amount or the Cybear Group Available Dividend Amount.

         (f)   CYBEAR GROUP shall mean, as of any date:

               (i) the interest of the Corporation on such date in Cybear, Inc., (the "Cybear Company"), any successor companies, and all of the businesses, assets and liabilities of the Cybear Company and any subsidiaries thereof;

               (ii) all assets and liabilities of the Corporation and its subsidiaries attributed by the Board of Directors to the Cybear Group, whether or not such assets or liabilities are or were also assets and liabilities of the Cybear Company;

               (iii) all businesses, assets, properties and liabilities
                     transferred to the Cybear Group from the Andrx Group (other than in a transaction pursuant to Section 2.6(f)(iv)) pursuant to transactions in the ordinary course of business of the Cybear Group and the Andrx Group or otherwise as the Board of Directors may have directed as permitted by the Certificate of Incorporation;

               (iv) all properties and assets transferred to the Cybear Group from the Andrx Group in connection with an increase in the Number of Cybear Group Designated Shares; and

               (v) the interest of the Corporation or any of its subsidiaries in any business or asset acquired and any liabilities assumed by the Corporation or any of its subsidiaries outside of the ordinary course of business and attributed to the Cybear Group, as determined by the Board of Directors as contemplated by Section 2.5(a)(i);

provided that from and after any transfer of any assets or properties from the Cybear Group to the Andrx Group, the Cybear Group shall no longer include such assets or properties so transferred.

         (g) CYBEAR GROUP AVAILABLE DIVIDEND AMOUNT shall mean, on any date, either:

               (i) an amount equal to the fair market value of the total assets attributed to the Cybear Group less the total liabilities attributed to the Cybear Group (provided that preferred stock shall not be treated as a liability), in each case, as of such date and determined on a basis consistent with that applied in determining Andrx Corporation Earnings (Loss) Attributable to the Cybear Group, minus (ii) the aggregate par value of, or any greater amount determined in accordance with applicable law to be capital in respect of, all outstanding shares of Cybear Stock and each class or series of preferred stock attributed in accordance with the Certificate of Incorporation to the Cybear Group, or

               (ii) in case the total amount calculated pursuant to clause (i) above is not a positive number, an amount equal to Andrx Corporation Earnings (Loss) Attributable to the Cybear Group (if positive) for the fiscal year in which the dividend is declared and/or the preceding fiscal year.

Notwithstanding the foregoing provisions of this Section 2.6(g), and consistent with Section 2.5(c), at any time when there are not outstanding both (i) one or more shares of Andrx Stock or Convertible Securities convertible into or exchangeable or exercisable for Andrx Stock and (ii) one or more shares of Cybear Stock or Convertible Securities convertible into or exchangeable or exercisable for Cybear Stock, the "Available Dividend Amount," on any calculation date during such time period, with respect to the Andrx Stock or the Cybear Stock, as the case may be (depending on which of such classes of Common Stock or Convertible

Securities convertible into or exchangeable or exercisable for Cybear Stock is outstanding), shall mean the amount available for the payment of dividends on such Common Stock in accordance with law.

         (h) CONVERSION DATE shall mean the date fixed by the Board of Directors as the effective date for the conversion of shares of Cybear Stock into shares of Andrx Stock (or another class or series of common stock of the Corporation) as shall be set forth in the notice to holders of shares of Cybear Stock and to holders of any Convertible Securities that are convertible into or exchangeable or exercisable for shares of Cybear Stock required pursuant to Section 2.4(d)(vi).

         (i) CONVERTIBLE SECURITIES shall mean, as of any date, any securities of the Corporation or of any subsidiary thereof (other than shares of a class of Common Stock), including warrants and options, outstanding at such time that by their terms are convertible into or exchangeable or exercisable for or evidence the right to acquire any shares of Andrx Stock or Cybear Stock, whether convertible, exchangeable or exercisable at such time or a later time or only upon the occurrence of certain events; provided that securities shall only be Convertible Securities in respect of the number of shares of Common Stock into or for which such securities are then convertible, exchangeable or exercisable.

         (j) DISPOSITION shall mean a sale, transfer, assignment or other disposition (whether by merger, consolidation, sale or contribution of assets or stock or otherwise) of properties or assets (including stock, other securities and goodwill).

         (k) EFFECTIVE DATE shall mean the date on which the Certificate of Incorporation shall become effective.

         (l) FAIR VALUE shall mean, (i) in the case of equity securities or debt securities of a class or series that has previously been Publicly Traded, the Market Value thereof (if such Market Value, as so defined, can be determined); (ii) in the case of an equity security or debt security for the Market Value of which cannot be determined, the fair value per share of stock or per other unit of such security, on a fully distributed basis, as determined by an independent investment banking firm experienced in the valuation of securities selected in good faith by the Board of Directors, or, if no such investment banking firm is, as determined in the good faith judgment of the Board of Directors, available to make such determination, in good faith by the Board of Directors; (iii) in the case of cash denominated in U.S. dollars, the face amount thereof and in the case of cash denominated in other than U.S. dollars, the face amount thereof converted into U.S. dollars at the rate published in The Wall Street Journal on the date for the determination of Fair Value or, if not so published, at such rate as shall be determined in good faith by the Board of Directors based upon such information as the Board of Directors shall in good faith determine to be appropriate; and (iv) in the case of property other than securities or cash, the "Fair Value" thereof shall be determined in good faith by the Board of Directors based upon such appraisals or valuation reports of such independent experts as the Board of Directors shall in good faith determine to be appropriate. Any such determination of Fair Value shall be described in a statement filed with the records of the actions of the Board of Directors.

         (m) GROUP shall mean, as of any date, the Andrx Group or the Cybear Group, as the case may be.

         (n) MARKET CAPITALIZATION of any class or series of capital stock on any date shall mean the product of (i) the Market Value of one share of such class or series of capital stock on such date and
               (ii) the number of shares of such class or series of capital stock outstanding on such date.

         (o) MARKET VALUE of a share of any class or series of capital stock of the Corporation on any day shall mean the average of the high and low reported sales prices regular way of a share of such class or series on such Trading Day or, in case no such reported sale takes place on such Trading Day, the average of the reported closing bid and asked prices regular way of a share of such class or series on such Trading Day, in either case as reported on the New York Stock Exchange Composite Tape or, if the shares of such class or series are not listed or admitted to trading on such Exchange on such Trading Day, on the principal national securities exchange in the United States on which the shares of such class or series are listed or admitted to trading or, if not listed or admitted to trading on any national securities exchange on such Trading Day, on the Nasdaq National Market or, if the shares of such class or series are not fisted or admitted to trading on any national securities exchange or quoted on the Nasdaq National Market on such Trading Day, the average of the closing bid and asked prices of a share of such class or series in the over-the-counter market on such Trading Day as furnished by any New York Stock Exchange member firm selected from time to time by the Corporation or, if such closing bid and asked prices are not made available by any such New York Stock Exchange member firm on such Trading Day, the Fair Value of a share of such class or series as set forth in clause (ii) of the definition of Fair Value; provided that, for purposes of determining the "Market Value" of a share of any class or series of capital stock for any period, (i) the "Market Value" of a share of capital any day prior to any "ex-dividend" date or any similar date occurring during such period for any dividend or distribution (other than any dividend or distribution contemplated by clause (ii)(B) of this sentence) paid or to be paid with respect to such capital stock shall be reduced by the Fair Value of the per share amount of such dividend or distribution and (ii) the "Market Value" of any share of capital stock on any day prior to (A) the effective date of any subdivision (by stock split or otherwise) or combination (by reverse stock split or otherwise) of outstanding shares of such class or series of capital stock occurring during such period or (B) any "ex-dividend" date or any similar date occurring during such period for any dividend or distribution with respect to such capital stock to be made in shares of such class or series of capital stock or Convertible Securities that are convertible, exchangeable or exercisable for such class or series of capital stock shall be appropriately adjusted, as determined by the Board of Directors, to reflect such subdivision, combination, dividend or distribution.

         (p) MARKET VALUE RATIO OF CYBEAR STOCK TO ANDRX STOCK as of any date shall mean the fraction (which may be greater or less than 1/1), expressed as a decimal (rounded to the nearest five decimal places), of a share of Andrx Stock (or another class or series of common stock of the Corporation, if so provided by Section 2.4(a)(iii) because Andrx Stock is not then Publicly Traded) to be issued in respect of a share of Cybear Stock upon a conversion of Cybear Stock into Andrx Stock (or another class or series of common stock of the Corporation) in accordance with Section 2.4(a)(iii), the numerator of which shall be the average Market Value of one share of Cybear Stock during the 20-Trading Day period ending on such date and the denominator of which shall be the average Market Value of one share of Andrx Stock (or such other common stock) during the 20-Trading Day period ending on such date.

         (q) NET PROCEEDS shall mean, as of any date with respect to any Disposition of any of the properties and assets distributed to the Cybear Group, an amount, if any, equal to what remains of the gross proceeds of such Disposition after payment of, or reasonable provision is made as determined by the Board of Directors for, (i) any taxes payable by the Corporation (or which would have been payable but for the utilization of tax benefits attributable to the other Group) in respect of such Disposition or in respect of any resulting dividend or redemption pursuant to
               Section 2.4(a)(i)(1)(A) or 2.4(a)(i)(1)(B), (ii) any transaction costs, including, without limitation, any legal, investment banking and accounting fees and expenses and (iii) any liabilities (contingent or otherwise) of or attributed to such Group, including, without limitation, any liabilities for deferred taxes or any indemnity or guarantee obligations of the Corporation incurred in connection with the Disposition or otherwise, and any liabilities for future purchase price adjustments and any preferential amounts plus any accumulated and unpaid dividends in respect of the preferred stock attributed to such Group. For purposes of this definition, any properties and assets attributed to the Group, the properties and assets of which are subject to such Disposition, remaining after such Disposition shall constitute "reasonable provision" for such amount of taxes, costs and liabilities (contingent or otherwise) as the Board of Directors determines can be expected to be supported by such properties and assets.

         (r) NUMBER OF CYBEAR GROUP DESIGNATED SHARES shall be, as of the date of the Effective Date, zero; provided, however, that the "Number of Cybear Group Designated Shares" shall from time to time thereafter be:

               (i) adjusted, if before such adjustment such number is greater than zero, as determined by the Board of Directors to be appropriate to reflect equitably any subdivision (by stock split or otherwise) or combination (by reverse stock split or otherwise) of the Cybear Stock or any dividend or other distribution of shares of Cybear Stock to holders of shares of Cybear Stock or any reclassification of Cybear Stock,

               (ii) decreased (but to not less than zero), if before such adjustment such number is greater than zero, by action of the Board of Directors by (1) the number of shares of Cybear Stock issued or sold by the Corporation that, immediately prior to such issuance or sale, were included in the Number of Cybear Group Designated Shares, (2) the number of shares of Cybear Stock issued upon conversion, exchange or exercise of Convertible Securities that, immediately prior to the issuance or sale of such Convertible Securities, were included in the Number of Cybear Group Designated Shares, (3) the number of shares of Cybear Stock issued by the Corporation as a dividend or other distribution (including in connection with any reclassification or exchange of shares) to holders of Andrx Stock, (4) the number of shares of Cybear Stock issued upon the conversion, exchange or exercise of any Convertible Securities issued by the Corporation as a dividend or other distribution (including in connection with any reclassification or exchange of shares) to holders of Andrx Stock, and (5) the number (rounded, if necessary, to the nearest whole number) equal to the quotient of (A) the aggregate Fair Value as of the date of contribution of properties or assets (including cash) transferred from the Cybear Group to the Andrx Group in consideration for a reduction in the Number of Cybear Group Designated Shares divided by (B) the average Market Value of one share of Cybear Stock during the 20-Trading Day period ending on the date immediately prior to the date of such transfer, and

               (iii) increased by the number (rounded, if necessary, to the nearest whole number) equal to the quotient of (A) the Fair Value of properties or assets (including cash) theretofore attributed as provided by Section 2.6(c) to the Andrx Group that are contributed to the Cybear Group in consideration of an increase in the Number of Cybear Group Designated Shares divided by (B) the average Market Value of one share of Cybear Stock during the 20-Trading Day period ending on the date immediately prior to the date of such contribution.

         (s) PUBLICLY TRADED with respect to any security shall mean that such security is (i) registered under Section 12 of the Securities Exchange Act of 1934, as amended (or any successor provision of law), and (ii) listed for trading on the New York Stock Exchange or the American Stock Exchange (or any national securities exchange registered under Section 7 of the Securities Exchange Act of 1934, as amended (or any successor provision of law), that is the successor to either such exchange) or fisted on The Nasdaq Stock Market (or any successor market system).

         (t) REDEMPTION DATE shall mean the date fixed by the Board of Directors as the effective date for a redemption of shares of Cybear Stock, as set forth in a notice to holders thereof required pursuant to Section 2.4(d)(iv), (v), (vi) or (vii).

         (u) RELATED BUSINESS TRANSACTION means any Disposition of all or substantially all the proper-ties and assets attributed to the Andrx Group or the Cybear Group, as the case may be, in a transaction or series of related transactions that result in the Corporation receiving in consideration of such properties and assets primarily equity securities (including, without limitation, capital stock, debt securities convertible into or exchangeable for equity securities or interests in a general or limited partnership or limited liability company, without regard to the voting power or other management or governance rights associated therewith) of any entity which (i) acquires such properties or assets or succeeds (by merger, formation of a joint venture or otherwise) to the business conducted with such properties or assets or controls such acquiror or successor and
               (ii) is engaged primarily or proposes to engage primarily in one or more businesses similar or complementary to the businesses conducted by such Group prior to such Disposition, as determined by the Board of Directors.

         (v) TAX EVENT shall mean the receipt by the Corporation of an opinion of tax counsel to the Corporation experienced in such matters, who shall not be an officer or employee of the Corporation or any of its affiliates, that, as a result of any amendment to, or change in, the laws (or any regulations thereunder) of the United States or any political subdivision or taxing authority thereof or therein (including any announced proposed change by an applicable legislative committee or the chair thereof in such laws or by an administrative agency in such regulations), or as a result of any official or administrative pronouncement or action or judicial decision interpreting or applying such laws or regulations, it is more likely than not that for United States federal income tax purposes (i) the Corporation or its stockholders is or, at any time in the future, will be subject to tax upon the issuance of shares of either Andrx Stock or Cybear Stock or (ii) either Andrx Stock or

               Cybear Stock is not or, at any time in the future, will not be treated solely as stock of the Corporation.

         (w) TRADING DAY shall mean each weekday other than any day on which the relevant class of common stock of the Corporation is not traded on any national securities exchange or listed on the Nasdaq Stock Market or in the over-the-counter market.

         SECTION 3. Preferred Stock. The Preferred Stock may be issued from time to time in one or more series, each with such distinctive designation as may be stated in the Certificate of Incorporation or in any amendment hereto, or in a resolution or resolutions providing for the issue of such stock from time to time adopted by the Board of Directors or a duly authorized committee thereof. The authority of the Board of Directors with respect to each such series shall include, but not be limited to, determination of the following:

         (a) the number of shares constituting that series and the distinctive designation of that series;
         (b) the dividend rate on the shares of that series, the conditions and dates upon which such dividends shall be payable, whether dividends shall be cumulative and, if so, from which date or dates, and the relative rights of priority, if any, of payment of dividends on shares of that series;
         (c) whether that series shall have voting rights in addition to the voting rights provided by law and, if so, the terms of such voting rights;
         (d) whether that series shall have conversion privileges and, if so, the terms and conditions of such conversion, including provisions for adjustment of the conversion rate in such events as the Board of Directors shall determine;
         (e) whether or not the shares of that series shall be redeemable and, if so, the terms and conditions of such redemption, including the date or dates upon or after which they shall be redeemable, and the amount per share payable in case of redemption, which amount may vary under different conditions, and at different redemption dates;
         (f) whether that series shall have a sinking fund for the redemption or purchase of shares of that series and, if so, the terms and amount of such sinking fund;
         (g) the rights of the shares of that series in the event of voluntary or involuntary liquidation, dissolution or winding up of the Corporation, and the relative rights or priority, if any, of payment of shares of that series; and
         (h) any other relative rights, preferences and limitations of that series, unless otherwise provided by the certificate of determination.

                                   ARTICLE V.

                          ADDRESS OF REGISTERED OFFICE;
                            NAME OF REGISTERED AGENT

         The address of the registered office of the Corporation in the State of Delaware is 1013 Centre Road, City of Wilmington, County of New Castle. The name of its registered agent is Corporation Service Company.


                                  ARTICLE VI.

                               BOARD OF DIRECTORS

         SECTION 1. NUMBER AND TERM OF DIRECTORS. The Board of Directors shall consist of not less than three nor more than twelve members, with the exact number to be fixed from time to time in the manner provided in the Bylaws. No decrease in the number of directors shall have the effect of shortening the term of any incumbent director. The Board of Directors shall be divided into three classes. The number of directors elected to each class shall be as nearly equal in number as possible. Each director in the first class shall be elected to an initial term expiring at the next ensuing annual meeting of stockholders, each director in the second class shall be elected to an initial term expiring at the annual meeting of stockholders held one year thereafter and each director in the third class shall be elected to an initial term expiring at the annual meeting of stockholders held one year thereafter, in each case until his or her successor us duly elected and qualified or until his or her earlier resignation, death, incapacity or removal from office. Upon the expiration of the initial terms of office for each class of directors, the successor directors of each class shall be elected for a full term of three years, to serve until their successors are duly elected and qualified or until their earlier resignation, death, incapacity or removal from office. The Board of Directors shall apportion any increase or decrease in the number of directors among the classes as nearly equal in number as possible.

         SECTION 2. VACANCIES. Whenever any vacancy on the Board of Directors shall occur due to death, resignation, retirement, disqualification, removal, increase in the number of directors, or otherwise, a majority of the remaining directors in office, although less than a quorum of the Board of Directors, may fill the vacancy for the balance of the unexpired term of the vacant directorship, at which time a successor or successors shall be duly elected by the stockholders and qualified. Notwithstanding the provisions of any other Article hereof, only the remaining directors of the Corporation shall have the authority, in accordance with the procedure stated herein, to fill any vacancy that arises on the Board of Directors.

         SECTION 3. REMOVAL. A director may be removed from office prior to the expiration of his or her term: (i) only for cause; and (ii) only upon the affirmative vote of at least two-thirds of the outstanding shares of capital stock of the Corporation entitled to vote for the election of directors.

         SECTION 4. AMENDMENTS. Notwithstanding anything contained in this Certificate of Incorporation to the contrary, this Article VI shall not be altered, amended or repealed except by an affirmative vote of at least two-third of the outstanding shares of capital stock of the Corporation entitled to vote for the election of directors.

                                  ARTICLE VII.

                        LIMITATION ON DIRECTOR LIABILITY

         A director shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director's duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under
Section 174 of the DGCL, or (iv) for any transaction from which such director derives an improper personal benefit. This Article VII shall be read to authorize the limitation of liability to the fullest extent permitted under Delaware law. If the DGCL is hereafter amended to authorize the further or broader elimination or limitation of the personal liability of directors, then the liability of a director of the Corporation shall be eliminated or limited to the fullest extent permitted by the DGCL, as so amended. No repeal or modification of this Article VII shall adversely affect any right of or protection afforded to a director of the Corporation existing immediately prior to such repeal or modification.

                                 ARTICLE VIII.

                        SPECIAL MEETINGS OF STOCKHOLDERS

         Except as otherwise require by law and subject to the rights of the holders of the Preferred Stock, special meetings of the stockholders of the Corporation may be called only by (i) the Board of Directors pursuant to a resolution approved by a majority of the entire Board of Directors, (ii) the Corporation's Chief Executive Officer or (iii) the holders of at least one-third of the outstanding shares of capital stock of the Corporation. Notwithstanding anything contained in this Certificate of Incorporation to the contrary, this
Article VIII shall not be altered, amended or repealed except by an affirmative vote of at least two-thirds of the outstanding shares of capital stock of the Corporation entitled to vote at a stockholders' meeting duly called for such purpose.

                                  ARTICLE IX.

                     NO SHAREHOLDER ACTION WITHOUT A MEETING

         Any action required or permitted to be taken by the stockholders of the Corporation shall be taken at a duly called annual or special meeting of such holders and may not be taken by any consent in writing by such holders. Notwithstanding anything contained in this Certificate of Incorporation to the contrary, this Article IX shall not be altered, amended or repealed except by an affirmative vote of at least two-thirds of the outstanding shares of capital stock of the Corporation entitled to vote at a stockholders' meeting duly called for such purpose.

                                   ARTICLE X.

                                 INDEMNIFICATION

         The Corporation shall indemnify and advance expenses to, and may purchase and maintain insurance on behalf of, its officers and directors to the fullest extent permitted by law as now or hereafter in effect. Without limiting the generality of the foregoing, the Bylaws may provide for indemnification and advancement of expenses to officers, directors, employees and agents on such terms and conditions as the Board of Directors may from time to time deem appropriate or advisable.

                                  ARTICLE XI.

                                     BYLAWS

         The Board of Directors shall have the power to adopt, amend or repeal the Bylaws of the Corporation or any part thereof. Certain provisions of the Bylaws, as stated therein, may not be altered, amended or repealed except by the affirmative vote of at least two-thirds of the outstanding shares of capital stock of the Corporation entitled to vote at a Stockholders' meeting duly called for such purpose. Except for such provisions requiring a two-third vote to alter, amend or repeal, the Bylaws may be altered, amended or repealed, and new bylaws may be adopted, by the Stockholders upon the affirmative vote of at least a majority of the outstanding shares of capital stock of the Corporation entitled to vote at a Stockholders' meeting duly called for such purpose. Notwithstanding anything contained in this Certificate of Incorporation to the contrary, this Article XI shall not be altered, amended or repealed except by an affirmative vote of at least two-thirds of the outstanding shares of capital stock of the Corporation entitled to vote at a stockholders' meeting duly called for such purpose.

                                  ARTICLE XII.

                                    AMENDMENT

         Except as provided herein, this Certificate of Incorporation may be altered, amended or repealed by the stockholders of the Corporation in accordance with Delaware law.

         IN WITNESS WHEREOF, the undersigned, being the President of the Corporation, has signed this Certificate of Incorporation this _____ day of ___________, 2000.

                                           ANDRX CORPORATION


                                           By:
                                              -------------------------------
                                                 Name:
                                                      -----------------------
                                                 Title:
                                                       ----------------------

                                                                         ANNEX C

                   OPINION OF SG COWEN SECURITIES CORPORATION

March 22, 2000


Special Committee of the Board of Directors
Cybear, Inc.
5000 Blue Lake Drive, Suite 200
Boca Raton, FL 33431

Gentlemen:

         You have requested our opinion as to the fairness, from a financial point of view, to the stockholders of Cybear, Inc. ("Cybear" or the "Company"), other than Andrx Corporation ("Andrx" or "Acquiror"), of the Transaction Consideration (as defined below) to be received by the stockholders of the Company pursuant to the terms of a draft Agreement and Plan of Merger and Reorganization, dated as of March 20, 2000 (the "Agreement"), by and among the Company, Cybear Acquisition Corp., Andrx, New Andrx Corporation and Andrx Acquisition Corp.

         As more specifically set forth in the Agreement, and subject to the terms, conditions and adjustments set forth in the Agreement, Andrx has offered to acquire all of the publicly traded Cybear common stock (approximately 31% of the total shares outstanding) not currently owned by Andrx (the "Cybear Minority Shares") in exchange for shares of a new class of Andrx common stock (the "Cybear Tracking Stock") intended to separately reflect the performance of Cybear (the "Transaction"). Each Cybear Minority Share will be exchanged for one share of Cybear Tracking Stock (the "Cybear Minority Exchange Ratio"). Each share of Cybear common stock owned by Andrx will be cancelled and Andrx will receive .8333 share of Cybear Group Common Stock for each share of Cybear Common Stock held by Andrx at the Andrx Exchange Ratio which shares shall be distributed to the Andrx stockholder Cybear Group Common Stock. The Cybear Minority Exchange Ratio in combination with the Andrx Exchange Ratio is hereafter referred to as the "Transaction Consideration."

         SG Cowen Securities Corporation ("SG Cowen"), as part of its investment banking business, is continually engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, secondary distributions of listed and unlisted securities, private placements and valuations for corporate and other purposes. In the ordinary course of our business, we and our affiliates may actively trade the securities of the Company and Acquiror for our own account and for the accounts of our customers and, accordingly, may at any time hold a long or short position in such securities.

         SG Cowen is acting as exclusive financial advisor to the Special Committee of the Board of Directors of the Company in connection with the Transaction and will receive a fee from the Company for our services pursuant to the terms of our engagement letter with the Company, dated as of January 7, 2000 (the "Engagement Letter"), a portion of which is contingent upon the consummation of the Transaction. We will also receive a fee for providing this Opinion.

         In connection with our opinion, we have reviewed and considered such financial and other matters as have deemed relevant, including, among other things:

         o     a draft of the Agreement dated March 20, 2000

         o certain publicly available information for the Company, including its annual report filed on Form 10-K for the year ended December 31, 1998, and its quarterly reports filed on Form 1O-Q for each of the quarters ended March 31, June 30, and September 30, 1999 and certain other relevant financial and operating data furnished to SG Cowen by the Company management;

         o certain publicly available information for Acquiror, including its annual report filed on Form 1O-K for the year ended December 31, 1998, and its quarterly reports filed on Form 104 for each of the quarters ended March 31, June 30, and September 30, 1999 and certain other relevant financial and operating data furnished to SG Cowen by Acquiror management;

         o certain internal financial analyses, financial forecasts, reports and other information concerning the Company (the "Forecasts"), prepared by the management of the Company;

         o First Call estimates ("First Call Estimates") and financial projections in Wall Street analyst reports ("Wall Street Projections") for each of the Company and Acquiror;

         o discussions we have had with certain members of the management of the Company concerning the historical and current business operations, financial condition and prospects of the Company and such other matters we deemed relevant;

         o the reported prices, trading histories and historical and projected operating performance of certain tracking stocks as compared to the reported prices, trading histories and historical and projected operating performance of certain publicly traded companies we deemed relevant;

         o the rights of certain tracking stocks compared to the rights of the Cybear Tracking Stock

         o the reported prices of certain securities with dual classes of stock;

         o premiums paid in selected minority squeeze-out transactions since January 1, 1990 which we deemed relevant; and

         o such other information, financial studies, analyses and investigations and such other factors that we deemed relevant for the purposes of this opinion.

         In conducting our review and arriving at our opinion, we have, with your consent, assumed and relied, without independent investigation, upon the accuracy and completeness of all financial and other information provided to us by the Company and Acquiror, respectively, or which is publicly available. We have not undertaken any responsibility for the accuracy, completeness or reasonableness of, or independently verified, such information. In addition, we have not conducted nor have we assumed any obligation to conduct any physical inspection of the properties or facilities of the Company or the Acquiror. We have further relied upon the assurance of management of the Company that they are unaware of any facts that would make the information provided to us incomplete or misleading in any respect. We have, with your consent, assumed that the financial forecasts which we examined were reasonably prepared by the management of the Company on bases reflecting the best currently available estimates and good faith judgments of such management as to the future performance of the Company, and such projections and the First Call Estimates and Wall Street Projections, provide a reasonable basis for our opinion.

         We have not made or obtained any independent evaluations, valuations or appraisals of the assets or liabilities of the Company or Acquiror, nor have we been furnished with such materials. With respect to all legal matters relating to the Company and Acquiror, we have relied on the advice of legal counsel to the Special Committee of the Board of Directors of the Company. Our services to the Company in connection with the Transaction have included rendering an opinion from a financial point of view with respect to the Transaction Consideration. Our opinion is necessarily based upon economic and market conditions and other circumstances as they exist and can be evaluated by us on the date hereof. It should be understood that although subsequent developments may affect our opinion, we do not have any obligation to update, revise or reaffirm our opinion, and we expressly disclaim any responsibility to do so. Additionally, we have not investigated any other alternative transactions that may be available to the Company.

         For purposes of rendering our opinion we have assumed, in all respects material to our analysis, that the representations and warranties of each party contained in the Agreement are true and correct, that each party will perform all of the covenants and agreements required to be performed by it under the Agreement and that all conditions to the consummation of the Transaction will be satisfied without waiver thereof. We have assumed that the final form of the Agreement will be substantially similar to the last draft reviewed by us. We have also assumed that all governmental, regulatory and other consents and approvals contemplated by the Agreement will be obtained and that in the course of obtaining any of those consents no restrictions will be imposed or waivers made that would have an adverse effect on the contemplated benefits of the Transaction. You have informed us, and we have assumed, that the Transaction will be treated as a tax-free exchange.

         It is understood that this letter is intended for the benefit and use of the Special Committee of the Board of Directors of the Company in its consideration of the Transaction and may not be used for any other purpose or reproduced, disseminated, quoted or referred to at any time, in any manner or for any purpose without our prior written consent. This letter does not constitute a recommendation to any stockholder as to how such stockholder should vote with respect to the Transaction or to take any other action in connection with the Transaction or otherwise. We have not been requested to opine as to, and our opinion does not in any manner address, the Company's underlying business decision to effect the Transaction. Furthermore, we express no view as to the price or trading range for shares of the Cybear Tracking Stock following the consummation of the Transaction.

         Based upon and subject to the foregoing, including the various assumptions and limitations set forth herein, it is our opinion that, as of the date hereof, the Transaction Consideration to be received in the Transaction is fair, from a financial point of view, to the stockholders of the Company other than Andrx.


Very truly yours,


SG Cowen Securities Corporation

                                                                         ANNEX D

                 COMMON STOCK POLICIES GOVERNING THE INTERESTS
                  OF ANDRX CORPORATION TO BE ALLOCATED BETWEEN
                      THE ANDRX GROUP AND THE CYBEAR GROUP

                                ANDRX CORPORATION

    COMMON STOCK POLICIES GOVERNING THE INTERESTS OF ANDRX CORPORATION TO BE
             ALLOCATED BETWEEN THE ANDRX GROUP AND THE CYBEAR GROUP

GENERAL

         Because the Andrx Group and the Cybear Group will each be a part of a single company, Andrx Corporation, a Delaware corporation (the "Company") has carefully considered a number of issues with respect to the financing of the Andrx Group and the Cybear Group, competition between the Groups, inter-Group business transactions, corporate opportunities and the allocation of debt, corporate overhead, interest, taxes and other charges between the two Groups. The Company's board of directors (the "Board") and management have established policies to accomplish the fundamental objectives of the merger and reorganization (collectively, the "Reorganization"). These policies establish guidelines to help the Company allocate costs and charges between the two Groups on an objective basis and, except as described below, to ensure that transactions between the Andrx Group and the Cybear Group are made on terms that approximate the terms that could be obtained from unaffiliated third parties. All capitalized terms used but not defined herein have the respective meaning assigned thereto in the Company's Restated Certificate of Incorporation (the "Certificate of Incorporation").

POLICIES SUBJECT TO CHANGE WITHOUT SHAREHOLDER APPROVAL

         These policies will be effective upon the Reorganization. The Company is not requesting shareholder approval of these policies.

         The Board may modify or rescind these policies, or may adopt additional policies, in its sole discretion without shareholder approval, subject to any limitations imposed by the Board's fiduciary duties and applicable law. However, the Board has no present plans to modify or rescind these policies or to adopt additional policies inconsistent with these policies. The Board's decision to modify or rescind such policies, or adopt additional policies could have different effects upon holders of Andrx Stock and holders of Cybear Stock or could result in a benefit or detriment to one class of stockholders compared to the other class. The Board would make any such decision in accordance with its good faith business judgment that such decision is in the best interests of the Company and all of its stockholders as a whole.

INTERESTS TO BE ATTRIBUTED TO THE ANDRX GROUP AND THE CYBEAR GROUP

         It is the current intent of the Company to attribute to the Cybear Group all of the Company's interests worldwide in Internet business related to the healthcare industry other than any Internet business related to the marketing, manufacture, purchase, warehousing, developing, sale and distribution of pharmaceuticals. All other Company interests not allocated to the Cybear Group will be allocated to the Andrx Group.

FIDUCIARY AND MANAGEMENT RESPONSIBILITIES

         Because the Andrx Group and the Cybear Group will be a part of a single company, the directors and officers will have the same fiduciary duties both to holders of the Andrx Stock and the holders of the Cybear Stock. Under Delaware law, absent an abuse of discretion, a director or officer will be deemed to have satisfied his or her fiduciary duties to the Company and its stockholders if that person is disinterested and acts in accordance with his or her good faith business judgment in the interests of the Company and all of its stockholders as a whole. The Board, in establishing policies with regard to intracompany matters such as business transactions between Groups and allocations of assets, liabilities, debt, corporate overhead, taxes, interest, corporate opportunities and other matters, will consider various factors and information which could benefit or cause detriment to the stockholders of the respective Groups and will make determinations in the best interests of the Company and all of its stockholders as a whole.

         The officers of Andrx Corporation prior to the Reorganization will be the officers of the Company subsequent to the Reorganization, and they will hold the positions they held previously and will continue to have the same general responsibilities that they had prior to the Reorganization. The costs attributable to their responsibilities will be allocated as discussed below under "Financial Statements; Allocation Matters - Corporate Overhead and Administrative Shared Services."

         The Company's chief executive officer, with the approval of the Board, has designated separate management teams for each of the Andrx Group and the Cybear Group to ensure that the efforts of each team of managers are focused on the business and operations for which they have responsibility.

COMMON STOCK OWNERSHIP OF DIRECTORS AND SENIOR OFFICERS

         As a policy, the Board will periodically monitor the ownership of shares of Andrx Stock and shares of Cybear Stock by its directors and senior officers and its option grants to them so that their interests are generally aligned with the two classes of common stock and with their duty to act in the best interests of the Company and its stockholders as a whole. However, because of the anticipated differences in trading values between the Andrx Stock and the Cybear Stock, the actual value of their interests in the Andrx Stock and Cybear Stock may vary significantly.

FINANCING ACTIVITIES/TREASURY AND CASH MANAGEMENT POLICIES

         The Company will manage most financing and treasury activities on a centralized basis. These activities include, but are not limited to, the issuance and repayment of short-term and long-term debt and the issuance and repurchase of any preferred stock. Each of the Andrx Group and the Cybear Group will remit its cash receipts to the Company and the Company will fund each Group's cash disbursements on a daily basis. If the Company transfers cash or other property allocated to one Group to the other Group, it will account for such transfer in one of the following ways, as determined by the Board, except as set forth in the Tax Sharing Agreement entered into between the Company and its subsidiaries dated the Effective Date (the "Tax Sharing Agreement"):

         o As a short-term or long-term loan from one Group to the other, or as a repayment of a previous borrowing, as described under "Inter-Group Loans" below;

         o As an increase or decrease in the Number of Cybear Designated Shares, as described under "Future Equity Contributions to be Reflected as the Number Designated Shares" below; or

         o        As a sale of assets between the two Groups.

         The Board has not adopted specific criteria to determine which of the foregoing will be applied to a particular transfer of cash or property from one Group to the other. The Board will make these determinations, either in specific instances or by setting applicable policies generally, in the exercise of its business judgment based on all relevant circumstances. The Company will make all transfers of material assets from one Group to the other on a fair value basis for the foregoing purposes, as determined by the Board. See "Transfers of Assets Between Groups."

         COMPANY DEBT. The Company will allocate its debt between the Groups or, if it so determines, in its entirety to a particular Group. If the Company allocates debt for a particular financing in its entirety to one Group, the interest rate, amortization, maturity, redemption and other terms shall be on then prevailing terms on which the Andrx Group could borrow such funds. Any expense related to debt that is allocated in its entirety to a Group will be allocated in whole to that Group.

         PREFERRED STOCK. The Company will allocate preferred stock, if issued, between the Groups or, if it so determines, in its entirety to a particular Group. If the Company allocates preferred stock for a particular financing in its entirety to one Group, that Group will be charged the dividend cost. If the dividend cost is higher than the Company's actual cost, the other Group will receive a credit for an amount equal to the difference as compensation for the use of its credit capacity. Any expense related to preferred stock that is allocated in its entirety to a Group will be allocated in whole to that Group.

         INTER-GROUP LOANS. If the Board decides to account for a transfer of cash or other property from one Group to the other Group as a short-term or long-term loan, the Board will establish the terms on which such short-term or long-term loans between the Groups will be made, including interest rate, amortization schedule, maturity and redemption terms; provided, however, any cash transfers from one Group to the other Group will have interest rates, amortization, maturity, redemption and other terms that reflect the then prevailing terms on which the Andrx Group could borrow such funds.

         FUTURE EQUITY CONTRIBUTIONS TO BE REFLECTED AS THE NUMBER OF CYBEAR DESIGNATED SHARES. Cash or other property that the Company allocates to the Andrx Group that is contributed as additional equity to the Cybear Group will increase the Number of Cybear Designated Shares. Cash or other property that the Company allocates to the Cybear Group that is transferred to the Andrx Group will, if so determined by the Board, decrease the Number of Cybear Designated Shares.

         EQUITY ISSUANCES AND REPURCHASES AND DIVIDENDS. The Company will reflect all financial effects of issuances and repurchases of shares of Andrx Stock or Cybear Stock entirely in the financial statements of that Group except as described in the next sentence. The Company will reflect all financial effects of issuances of additional shares of Cybear Stock, which have been reflected as a reduction in the Number of Cybear Designated Shares, entirely in the financial statements of the Andrx Group. The Company will reflect financial effects of dividends or other distributions on, and purchases of, shares of Andrx Stock or Cybear Stock entirely in the respective financial statements of the Andrx Group and the Cybear Group.

COMPETITION BETWEEN GROUPS

         Neither the Andrx Group nor the Cybear Group intend to engage in each other's principal businesses. To the extent practicable, the Groups shall establish joint ventures or other collaborative arrangements to develop, market, sell and support new products and services where both Groups principal businesses are involved. Third parties may also participate in such joint transactions. See "Transfers of Assets Between Groups - Joint Transactions." The terms of any joint transactions will be determined by the Board. Any existing or subsequently developed Internet and Internet-based applications of the Andrx Group which is either related to its pharmaceuticals business or is not related to the healthcare industry shall not be deemed as competing with the Cybear Group.

         The Board will make decisions whether to permit indirect competition between the Groups. Indirect competition could occur if and when:

         o one Group uses products of third parties in that Group's products rather than using the other Group's products;

         o a third party uses a product of one Group in the third party's products which compete with the other Group's products; or

         o a Group licenses technology allocated to that Group to a third party that is a competitor of the other Group.

         The Groups may compete in a business which is not a principal business of the other Group.

TRANSFERS OF ASSETS BETWEEN GROUPS

         The Articles of Incorporation permits the transfer of assets between Groups without shareholder approval. The Board has determined that all such transfers will be made at fair value, as determined by the Board, except as described below. The consideration for such transfers may be paid by one Group to the other in cash or other consideration, as determined by the Board. Notwithstanding the foregoing, all cash and cash equivalents on the balance sheet of the Cybear Group as of the effective date of the Reorganization (the "Effective Date") shall be used by the Cybear Group only to fund Cybear Group's operations.

         The Board has adopted specific policies for the sale of products and services between Groups and joint transactions with each other and third parties as set forth below.

         SALES OF PRODUCTS AND SERVICES BETWEEN GROUPS. A Group will sell products or services to the other Group on terms that would be available from third parties in commercial transactions. If terms for such transactions are not available from a third party, the purchasing Group will (1) pay for such products at fair value as determined by the Board and (2) pay for such services at fair value, as determined by the Board, or at the cost, including overhead, of the selling Group.

         JOINT TRANSACTIONS. The Groups may from time to time engage in transactions jointly, including with third parties, as described under "Competition Between Groups." Research and development and other services performed by one Group for a joint venture or other collaborative arrangement will be charged at fair value, as determined by the Board. The Company will continue to cause the Andrx Group to provide to the Cybear Group, at no cost or expense to the Cybear Group, telemarketing and distribution services in connection with the "Cybear Marketplace" operations.

         REVIEW OF CORPORATE OPPORTUNITIES

         The Board will review any matter which involves the allocation of a corporate opportunity to either the Andrx Group or the Cybear Group or in part to the Andrx Group and in part to the Cybear Group. In accordance with Delaware law, the Board will make its determination with regard to the allocation of any such opportunity and the benefit of such opportunity in accordance with its good faith business judgment of the best interests of the Company and all of its stockholders as a whole. Among the factors that the Board may consider in making this allocation is whether a particular corporate opportunity is principally related to the business of the Andrx Group or the Cybear Group; whether one Group, because of its managerial or operational expertise, will be better positioned to undertake the corporate opportunity; and existing contractual agreements and restrictions.

         FINANCIAL STATEMENTS

         The Company will prepare financial statements in accordance with generally accepted accounting principles, consistently applied, for the Andrx Group and the Cybear Group, and these financial statements, taken together, will comprise all of the accounts included in the Company's corresponding consolidated financial statements. The financial statements of each of the Andrx Group and the Cybear Group will reflect the financial condition, results of operations and cash flows of the businesses included therein.

         ALLOCATION MATTERS

         Group financial statements will also include allocated portions of the Company's debt, interest, and corporate overhead and costs of administrative shared services. The Company will make these allocations for the purpose of preparing each Group's financial statements; however, holders of Andrx Stock and Cybear Stock will continue to be subject to all of the risks associated with an investment in the Company and all of its businesses, assets and liabilities.

         In addition to allocating debt and interest as described above under "Financing Activities" and assets as described above under "Transfers of Assets Between Groups," the Board has adopted the following allocation policies:

         o DIRECT CHARGES. The Company will allocate to a Group all direct expenses incurred on behalf of such Group.

         o CORPORATE OVERHEAD AND ADMINISTRATIVE SHARED SERVICES. The Company will allocate a portion of its corporate overhead to the Andrx Group and the Cybear Group based upon the use of services by that Group. Corporate overhead includes, but is not limited to, costs of the Company's executive management, payroll, human resources, legal, auditing, tax, mergers and acquisitions, treasury, and strategic planning functions. The Company will allocate in a similar manner a portion of its costs of administrative shared services, such as information technology services. Where determinations based on use alone are not practical, the Company will use other methods and criteria that it believes are equitable and provide a reasonable estimate of the cost attributable to the Groups. The allocated costs of providing such services and facilities will include, among other things, the following:

                           All costs and expenses of personnel employed in connection with the services and facilities, including all direct costs of those personnel, for example payroll, payroll taxes and fringe benefit costs, calculated at the appropriate annual composite rate therefor.

                           All overhead costs and expenses directly related to the personnel, and the services or facilities provided by them, including departmental, divisional and administrative overhead and a reasonable allocation of capital charges for assets used to provide these services or facilities, including equipment and training.

         All materials used in connection with the services or facilities, billed at their net cost to the provider of the services or facilities plus all overhead costs and expenses related to the materials, including departmental, divisional and administrative overhead and a reasonable allocation of capital charges for assets used to provide the materials.

         The corporate general and administrative services and facilities to be allocated between the Groups will include general and administrative services and facilities (for example, legal services, accounting services, tax and financial services, treasury services, telemarketing services, purchasing and material procurement, corporate travel, information systems support and corporate offices, warehouses and other facilities).

         The Company will allocate consolidated federal income tax provisions and related tax payments or refunds between the Groups based on the Tax Sharing Agreement.

CAPITAL STOCK COMMITTEE

         At the Effective Time of the Reorganization, the Company will amend its bylaws and take whatever other action is required to establish a capital stock committee of the Company's Board (the "Capital Stock Committee"). To the extent the Cybear nominee to the Board is a member of the Board, Cybear's nominee shall be a member of the Capital Stock Committee, however, in the event that Cybear's nominee is a member of the Capital Stock Committee, the Capital Stock Committee shall have at least one other member. The Capital Stock Committee will have authority to:

         1. Interpret, make determinations under, and oversee the implementation of these policies in order to resolve potential and actual conflicts between the Groups.

         2. Adopt additional general policies governing the relationship between the Andrx Group and the Cybear Group with respect to these policies; and

         3. Engage the services of accountants, investment bankers, appraisers, attorneys and other service providers to assist in discharging its duties.

         The Capital Stock Committee's decision-making authority shall not extend to general supervision and management of the business enterprises of either Group. Furthermore, the decisions of the Capital Stock Committee shall be subject to ultimate approval of the Company's Board.

                                    ANNEX E

                                ANDRX CORPORATION
                             2000 STOCK OPTION PLAN

         1. PURPOSE. The purpose of the Andrx Corporation 2000 Stock Option Plan (the "Plan") is to advance the interests of Andrx Corporation., a Florida corporation (the "Company"), by providing an additional incentive to attract, retain and motivate highly qualified and competent persons who are key to the Company, and upon whose efforts and judgment the success of the Company and its Subsidiaries is largely dependent, including key employees, consultants, independent contractors, Officers and Directors, by authorizing the grant of options to purchase Common Stock of the Company to persons who are eligible to participate hereunder, thereby encouraging stock ownership in the Company by such persons, all upon and subject to the terms and conditions of this Plan.

         2. DEFINITIONS. As used herein, the following terms shall have the meanings indicated:

                  (a) "Board" shall mean the Board of Directors of the Company.

                  (b) "Cause" shall mean any of the following:

                           (i) a determination by the Company that there has
been a willful, reckless or grossly negligent failure by the Optionee to perform his or her duties as an employee of the Company;

                           (ii) a determination by the Company that there has
been a willful breach by the Optionee of any of the material terms or provisions of any employment agreement between such Optionee and the Company;

                           (iii) any conduct by the Optionee that either results
in his or her conviction of a felony under the laws of the United States of America or any state thereof, or of an equivalent crime under the laws of any other jurisdiction;

                           (iv) a determination by the Company that the Optionee
has committed an act or acts involving fraud, embezzlement, misappropriation, theft, breach of fiduciary duty or material dishonesty against the Company, its properties or personnel;

                           (v) any act by the Optionee that the Company
determines to be in willful or wanton disregard of the Company's best interests, or which results, or is intended to result, directly or indirectly, in improper gain or personal enrichment of the Optionee at the expense of the Company;

                           (vi) a determination by the Company that there has
been a willful, reckless or grossly negligent failure by the Optionee to comply with any rules, regulations, policies or procedures of the Company, or that the Optionee has engaged in any act, behavior or conduct demonstrating a deliberate and material violation or disregard of standards of behavior that the Company has a right to expect of its employees; or

                           (vii) if the Optionee, while employed by the Company
and for two years thereafter, violates a confidentiality and/or noncompete agreement with the Company, or fails to safeguard, divulges, communicates, uses to the detriment of the Company or for the benefit of any person or persons, or misuses in any way, any Confidential Information;

PROVIDED, HOWEVER, that, if the Optionee has entered into a written employment agreement with the Company which remains effective and which expressly provides for a termination of such Optionee's employment for "cause", the term "Cause" as used herein shall have the meaning as set forth in the Optionee's employment agreement in lieu of the definition of "Cause" set forth in this Section 2(b).

                  (c) "Change of Control" shall mean the acquisition by any person or group (as that term is defined in the Securities Exchange Act of 1934 (the "Exchange Act")), and the rules promulgated pursuant to that act) in a single transaction or a series of transactions of [forty percent (40%)] or more in voting power of the outstanding stock of the Company and a change of the composition of the Board of Directors so that, within two years after the acquisition took place, a majority of the members of the Board of Directors of the Company, or of any corporation with which the Company may be consolidated or merged, are persons who were not directors or officers of the Company or one of its Subsidiaries immediately prior to the acquisition, or to the first of a series of transactions which resulted in the acquisition of [forty percent (40%)] or more in voting power of the outstanding stock of the Company.

                  (d) "Code" shall mean the Internal Revenue Code of 1986, as amended.

                  (e) "Committee" shall mean the stock option or compensation committee appointed by the Board or, if not appointed, the Board.

                  (f) "Common Stock" shall mean collectively, the Company's common stock designated as "Andrx Corporation - Andrx Group Common Stock," par value $.001 per share, and the Company's common stock designated as "Andrx Corporation - Cybear Group Common Stock," par value $.001 per share.

                  (g) "Confidential Information" shall mean any and all information pertaining to the Company's financial condition, clients, customers, prospects, sources of prospects, customer lists, trademarks, trade names, service marks, service names, "know-how," trade secrets, products, services, details of client or consulting contracts, management agreements, pricing policies, operational methods, site selection, results of operations, costs and methods of doing business, owners and ownership structure, marketing practices, marketing plans or strategies, product development techniques or plans, procurement and sales activities, promotion and pricing techniques, credit and financial data concerning customers and business acquisition plans, that is not generally available to the public.

                  (h) "Director" shall mean a member of the Board.

                  (i) "Employee" shall mean any person, including officers, directors, consultants and independent contractors who are either employed or engaged by the Company or any parent or Subsidiary of the Company within the meaning of Code Section 3401(c) or the regulations promulgated thereunder.

                  (j) "Fair Market Value" of a Share on any date of reference shall be the Closing Price of a share of Common Stock on the business day on or immediately preceding such date, unless the Committee in its sole discretion shall determine otherwise in a fair manner. For this purpose, the "Closing Price" of the Common Stock on any business day shall be (i) if the Common Stock is listed or admitted for trading on any United States national securities exchange (including the National Association of Securities Dealers Automated Quotation System, NASDAQ), or if actual transactions are otherwise reported on a consolidated transaction reporting system, the last reported sale price of the Common Stock on such exchange or reporting system, as reported in any newspaper of general circulation,or (ii) if clause (i) is not applicable, the mean between the high bid and low asked quotations for the Common Stock as reported by the National Quotation Bureau, Incorporated if at least two securities dealers have inserted both bid and asked quotations for the Common Stock on at least five of the ten preceding days. If the information set forth in clauses (i) through (ii) above is unavailable or inapplicable to the Company (e.g., if the Company's Common Stock is not then publicly traded or quoted), then the "Fair Market Value" of a Share shall be the fair market value (i.e., the price at which a willing seller would sell a Share to a willing buyer when neither is acting under compulsion and when both have reasonable knowledge of all relevant facts) of a share of the Common Stock on the business day immediately preceding such date as the Committee in its sole and absolute discretion shall determine in a fair and uniform manner.

                  (k) "Family Member" shall mean any child, stepchild, grandchild, parent, stepparent, grandparent, spouse, former spouse, sibling, niece, nephew, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law, or sister-in-law, including adoptive relationships, any person sharing the Employee's household (other than a tenant or Employee), a trust in which these persons have more than fifty percent of the beneficial interest, a foundation in which these persons (or the Employee) control the management of assets, and any other entity in which these persons (or the Employee) own more than fifty percent of the voting interests.

                  (l) "Incentive Stock Option" shall mean an incentive stock option as defined in Section 422 of the Code.

                  (m) "Non-Employee Directors" shall have the meaning set forth in Rule 16b-3(b)(3)(i) (17 C.F.R.ss.240.16(b)-3(b)(3)(i)) under the Securities
Exchange Act of 1934, as amended.

                  (n) "Non-Statutory Stock Option" or "Nonqualified Stock Option" shall mean an Option which is not an Incentive Stock Option.

                  (o) "Officer" shall mean the Company's chairman, president, principal financial officer, principal accounting officer (or, if there is no such accounting officer, the controller), any vice-president of the Company in charge of a principal business unit, division or function (such as sales, administration or finance), any other officer who performs a policy-making function, or any other person who performs similar policy-making functions for the Company. Officers of Subsidiaries shall be deemed Officers of the Company if they perform such policy-making functions for the Company. As used in this paragraph, the phrase "policy-making function" does not include policy-making functions that are not significant. Unless specified otherwise in a resolution by the Board, an "executive officer" pursuant to Item 401(b) of Regulation S-K (17 C.F.R. ss.229.401(b)) shall be only such person designated as an "Officer" pursuant to the foregoing provisions of this paragraph.

                  (p) "Option" (when capitalized) shall mean any stock option granted under this Plan.

                  (q) "Optionee" shall mean a person to whom an Option is granted under this Plan or any person who succeeds to the rights of such person under this Plan by reason of the death of such person.

                  (r) "Plan" shall mean this 2000 Stock Option Plan of the Company, which Plan shall be effective upon approval by the Board, subject to approval, within 12 months of the date thereof by holders of a majority of the Company's issued and outstanding Common Stock of the Company.

                  (s) "Securities Exchange Act" shall mean the Securities Exchange Act of 1934, as amended.

                  (t) "Share" or "Shares" shall mean a share or shares, as the case may be, of the Common Stock, as adjusted in accordance with Section 10 of this Plan.

                  (u) "Subsidiary" shall mean any corporation (other than the Company) in any unbroken chain of corporations beginning with the Company if, at the time of the granting of the Option, each of the corporations other than the last corporation in the unbroken chain owns stock possessing 50 percent or more of the total combined voting power of all classes of stock in one of the other corporations in such chain.

         3. SHARES AND OPTIONS. Subject to adjustment in accordance with Section 10 hereof, the Company may grant to Optionees from time to time Options to purchase an aggregate of up to twelve million (12,000,000) Shares from Shares held in the Company's treasury or from authorized and unissued Shares. Options may be granted to purchase either Andrx Group Common Stock, Cybear Group Common Stock or both to an Optionee, as set forth in the individual grant. If any Option granted under this Plan shall terminate, expire, or be canceled, forfeited or surrendered as to any Shares, the Shares relating to such lapsed Option shall be available for issuance pursuant to new Options subsequently granted under this Plan. Upon the grant of any Option hereunder, the authorized and unissued Shares to which such Option relates shall be reserved for issuance to permit exercise under this Plan. Subject to the provisions of Section 14 hereof, an Option granted hereunder shall be either an Incentive Stock Option or a Non-Statutory Stock Option as determined by the Committee at the time of grant of such Option and shall clearly state whether it is an Incentive Stock Option or Non-Statutory Stock Option. All Incentive Stock Options shall be granted within ten years from the effective date of this Plan.

         4. LIMITATIONS. Options otherwise qualifying as Incentive Stock Options hereunder will not be treated as Incentive Stock Options to the extent that the aggregate Fair Market Value (determined at the time the Option is granted) of the Shares, with respect to which

Options meeting the requirements of Code Section 422(b) are exercisable for the first time by any individual during any calendar year (under all stock option or similar plans of the Company and any Subsidiary), exceeds $100,000.

         5. CONDITIONS FOR GRANT OF OPTIONS.

                  (a) Each Option shall be evidenced by an option agreement that may contain any term deemed necessary or desirable by the Committee, provided such terms are not inconsistent with this Plan or any applicable law. Optionees shall be those persons selected by the Committee from the class of all regular Employees of the Company or its Subsidiaries, including Employee Directors and Officers who are regular or former regular employees of the Company, as well as consultants to the Company. Any person who files with the Committee, in a form satisfactory to the Committee, a written waiver of eligibility to receive any Option under this Plan shall not be eligible to receive any Option under this Plan for the duration of such waiver.

                  (b) In granting Options, the Committee shall take into consideration the contribution the person has made, or is expected to make, to the success of the Company or its Subsidiaries and such other factors as the Committee shall determine. The Committee shall also have the authority to consult with and receive recommendations from Officers and other personnel of the Company and its Subsidiaries with regard to these matters. The Committee may from time to time in granting Options under this Plan prescribe such terms and conditions concerning such Options as it deems appropriate, including, without limitation, (i) the exercise price or prices of the Option or any installments thereof, (ii) prescribing the date or dates on which the Option becomes and/or remains exercisable, (iii) providing that the Option vests or becomes exercisable in installments over a period of time, and/or upon the attainment of certain stated standards, specifications or goals, (iv) relating an Option to the continued employment of the Optionee for a specified period of time, or (v) conditions or termination events with respect to the exercisability of any Option, provided that such terms and conditions are not more favorable to an Optionee than those expressly permitted herein; provided, however, that to the extent not canceled pursuant to Section 9(b) hereof, upon a Change in Control, any Options that have not yet vested, shall vest upon such Change in Control.

                  (c) The Options granted to employees under this Plan shall be in addition to regular salaries, pension, life insurance or other benefits related to their employment with the Company or its Subsidiaries. Neither this Plan nor any Option granted under this Plan shall confer upon any person any right to employment or continuance of employment (or related salary and benefits) by the Company or its Subsidiaries.

         6. EXERCISE PRICE. The exercise price per Share of any Option shall be any price determined by the Committee but shall not be less than the par value per Share; PROVIDED, HOWEVER, that in no event shall the exercise price per Share of any Incentive Stock Option be less than the Fair Market Value of the Shares underlying such Option on the date such Option is granted and, in the case of an Incentive Stock Option granted to a 10% shareholder, the per Share exercise price will not be less than 110% of the Fair Market Value in accordance with Section 14 of this Plan. Re-granted Options, or Options which are canceled and then re-granted covering such canceled Options, will, for purposes of this Section 6, be deemed to have been granted on the date of the re-granting.

         7. EXERCISE OF OPTIONS.

                  (a) An Option shall be deemed exercised when (i) the Company has received written notice of such exercise in accordance with the terms of the Option, (ii) full payment of the aggregate option price of the Shares as to which the Option is exercised has been made, (iii) the Optionee has agreed to be bound by the terms, provisions and conditions of any applicable shareholders' agreement, and (iv) arrangements that are satisfactory to the Committee in its sole discretion have been made for the Optionee's payment to the Company of the amount that is necessary for the Company or the Subsidiary employing the Optionee to withhold in accordance with applicable Federal or state tax withholding requirements. Unless further limited by the Committee in any Option, the exercise price of any Shares purchased pursuant to the exercise of such Option shall be paid in cash, by certified or official bank check, by money order, with Shares or by a combination of the above; PROVIDED, HOWEVER, that the Committee in its sole discretion may accept a personal check in full or partial payment of any Shares. If the exercise price is paid in whole or in part with Shares, the value of the Shares surrendered shall be their Fair Market Value on the date the Option is exercised. The Company in its sole discretion may, on an individual basis or pursuant to a general program established by the Committee in connection with this Plan, lend money to an Optionee to exercise all or a portion of the Option granted hereunder. If the exercise price is paid in whole or part with the Optionee's promissory note, such note shall (i) provide for full recourse to the maker, (ii) be collateralized by the pledge of the Shares that the Optionee purchases upon exercise of such Option, (iii) bear interest at a rate no less than the rate of interest payable by the Company to its principal lender, and (iv) contain such other terms as the Committee in its sole discretion shall require. No Optionee shall be deemed to be a holder of any shares subject to an Option unless and until a stock certificate or certificates for such shares are issued to the person(s) under the terms of this Plan. No adjustments shall be made for dividends (ordinary or extraordinary, whether in cash, securities or property) or distributions or other rights for which the record date is prior to the date such stock certificate is issued, except as expressly provided in Section 10 hereof.

                  (b) No Optionee shall be deemed to be a holder of any Shares subject to an Option unless and until a stock certificate or certificates for such Shares are issued to such person(s) under the terms of this Plan. No adjustment shall be made for dividends (ordinary or extraordinary, whether in cash, securities or other property) or distributions or other rights for which the record date is prior to the date such stock certificate is issued, except as expressly provided in Section 10 hereof.

         8. EXERCISABILITY OF OPTIONS. Any Option shall become exercisable in such amounts, at such intervals, upon such events or occurrences and upon such other terms and conditions as shall be provided in this Plan or in an individual Option agreement evidencing such Option, except as otherwise provided in Section 5(b) or this Section 8.

                  (a) The expiration date(s) of an Option shall be determined by the Committee at the time of grant, but in no event shall an Option be exercisable after the expiration of ten years from the date of grant of the Option.

                  (b) Unless otherwise expressly provided in any Option as approved by the Committee, notwithstanding the exercise schedule set forth in any Option, each outstanding Option, may, in the sole discretion of the Committee, become fully exercisable upon the date of the occurrence of any Change of Control, but, unless otherwise expressly provided in any Option, no earlier than six months after the date of grant, and if and only if Optionee is in the employ of the Company on such date.

                  (c) The Committee may in its sole discretion at any time accelerate the date on which any Option may be exercised and may accelerate the vesting of any Shares subject to any Option or previously acquired by the exercise of any Option.

         9. TERMINATION OF OPTION PERIOD.

                  (a) Unless otherwise expressly provided in any Option, the unexercised portion of any Option shall automatically and without notice immediately terminate and become forfeited, null and void at the time of the earliest to occur of the following:

                           (i) three months after the date on which the
Optionee's employment is terminated for any reason other than by reason of (A) Cause, (B) the termination of the Optionee's employment with the Company by such Optionee following less than ninety (90) days' prior written notice to the Company of such termination (an "Improper Termination"), (C) a mental or physical disability (within the meaning of Section 22(e) of the Code) as determined by a medical doctor satisfactory to the Committee, or (D) death;

                           (ii) immediately upon (A) the termination by the
Company of the Optionee's employment for Cause, or (B) an Improper Termination;
or

                           (iii) the later of (A) twelve months after the date
of termination of the Optionee's employment by reason of death of the employee, or (B) three months after the date on which the Optionee shall die if such death shall occur during the one year period specified in Subsection 9(a)(iii) hereof.

                  (b) Notwithstanding the foregoing, if the Optionee's employment is terminated by reason of a mental or physical disability (within the meaning of Section 22(e) of the Code) as determined by a medical doctor satisfactory to the Committee or the Optionee retires from employment by the Company or any other entity, then the Option shall continue until the original expiration date.

                  (c) The Committee in its sole discretion may, by giving written notice ("cancellation notice"), cancel effective upon the date of the consummation of any corporate transaction described in Subsection 10(d) hereof, any Option that remains unexercised on such date. Such cancellation notice shall be given a reasonable period of time prior to the proposed date of such cancellation and may be given either before or after approval of such corporate transaction.

                  (d) Upon Optionee's termination of employment as described in this Section 9, or otherwise, any Option (or portion thereof) not previously vested or not yet exercisable pursuant to Section 8 of this Plan or the vesting schedule set forth in such Option shall be immediately canceled.

         10. ADJUSTMENT OF SHARES.

                  (a) If at any time while this Plan is in effect or unexercised Options are outstanding, there shall be any increase or decrease in the number of issued and outstanding Shares through the declaration of a stock dividend or through any recapitalization resulting in a stock split, combination or exchange of Shares (other than any such exchange or issuance of Shares through which Shares are issued to effect an acquisition of another business or entity or the Company's purchase of Shares to exercise a "call" purchase option), then and in such event:

                           (i) appropriate adjustment shall be made in the
maximum number of Shares available for grant under this Plan, so that the same percentage of the Company's issued and outstanding Shares shall continue to be subject to being so optioned;

                           (ii) appropriate adjustment shall be made in the
number of Shares and the exercise price per Share thereof then subject to any outstanding Option, so that the same percentage of the Company's issued and outstanding Shares shall remain subject to purchase at the same aggregate exercise price; and

                           (iii) such adjustments shall be made by the
Committee, whose determination in that respect shall be final, binding and conclusive.

                  (b) Subject to the specific terms of any Option, the Committee may change the terms of Options outstanding under this Plan, with respect to the option price or the number of Shares subject to the Options, or both, when, in the Committee's sole discretion, such adjustments become appropriate by reason of a corporate transaction described in Subsection 10(d) hereof, or otherwise.

                  (c) Except as otherwise expressly provided herein, the issuance by the Company of shares of its capital stock of any class, or securities convertible into or exchangeable for shares of its capital stock of any class, either in connection with a direct or unwritten sale or upon the exercise of rights or warrants to subscribe therefor or purchase such Shares, or upon conversion of shares of obligations of the Company convertible into such shares or other securities, shall not affect, and no adjustment by reason thereof shall be made with respect to the number of or exercise price of Shares then subject to outstanding Options granted under this Plan.

                  (d) Without limiting the generality of the foregoing, the existence of outstanding Options granted under this Plan shall not affect in any manner the right or power of the Company to make, authorize or consummate (i) any or all adjustments, reclassifications, recapitalizations, reorganizations or other changes in the Company's capital structure or its business; (ii) any merger or consolidation of the Company or to which the Company is a party; (iii) any issuance by the Company of debt securities, or preferred or preference stock that would rank senior to or above the Shares subject to outstanding Options;
(iv) any purchase or issuance by the Company of Shares or other classes of common stock or common equity securities; (v) the dissolution or liquidation of the Company; (vi) any sale, transfer, encumbrance, pledge or assignment of all or any part of the assets or business of the Company; or (vii) any other corporate act or proceeding, whether of a similar character or otherwise.

                  (e) The Optionee shall receive written notice within a reasonable time prior to the consummation of such action advising the Optionee of any of the foregoing. The Committee may, in the exercise of its sole discretion, in such instances declare that any Option shall terminate as of a date fixed by the Board and give each Optionee the right to exercise his or her Option.

         11. TRANSFERABILITY OF OPTIONS. Unless otherwise authorized by the Board, no Option granted hereunder shall be sold, pledged, assigned, hypothecated, disposed or otherwise transferred by the Optionee other than (a) by will or the laws of descent and distribution, (b) by gift to a Family Member, or (c) through a domestic relations order in settlement of marital property rights. No Option shall be exercisable during the Optionee's lifetime by any person other than the Optionee or transferee permitted under this Section 11.

         12. ISSUANCE OF SHARES. As a condition of any sale or issuance of Shares upon exercise of any Option, the Committee may require such agreements or undertakings, if any, as the Committee may deem necessary or advisable to assure compliance with any such law or regulation including, but not limited to, the following:

                  (i) a representation and warranty by the Optionee to the Company, at the time any Option is exercised, that he is acquiring the Shares to be issued to him for investment and not with a view to, or for sale in connection with, the distribution of any such Shares; and

                  (ii) an agreement and undertaking to comply with all of the terms, restrictions and provisions set forth in any then applicable shareholders' agreement relating to the Shares, including, without limitation, any restrictions on transferability, any rights of first refusal and any option of the Company to "call" or purchase such Shares under then applicable agreements, and

                           (A) any restrictive legend or legends, to be embossed
or imprinted on Share certificates, that are, in the discretion of the Committee, necessary or appropriate to comply with the provisions of any securities law or other restriction applicable to the issuance of the Shares.

         13. ADMINISTRATION OF THIS PLAN.

                  (a) This Plan shall initially be administered by the Board. As soon as may be practicable, but no later than the date (if ever) the Common Stock is listed or admitted for trading on any United States national securities exchange, the Plan shall be administered by the Committee, which shall consist of not less than two Non-Employee Directors. The Committee shall have all of the powers of the Board with respect to this Plan. Any member of the Committee may be removed at any time, with or without cause, by resolution of the Board and any vacancy occurring in the membership of the Committee may be filled by appointment by the Board.

                  (b) Subject to the provisions of this Plan, the Committee shall have the authority, in its sole discretion, to: (i) grant Options, (ii) determine the exercise price per Share at which Options may be exercised, (iii) determine the Optionees to whom, and time or times at which, Options shall be granted, (iv) determine the number of Shares to be represented by each Option,
(v) determine the terms, conditions and provisions of each Option granted (which need not be identical) and, with the consent of the holder thereof, modify or amend each Option, (vi) defer (with the consent of the Optionee) or accelerate the exercise date of any Option, and (vii) make all other determinations deemed necessary or advisable for the administration of this Plan, including repricing, canceling and regranting Options.

                  (c) The Committee, from time to time, may adopt rules and regulations for carrying out the purposes of this Plan. The Committee's determinations and its interpretation and construction of any provision of this Plan shall be final, conclusive and binding upon all Optionees and any holders of any Options granted under this Plan.

                  (d) Any and all decisions or determinations of the Committee shall be made either (i) by a majority vote of the members of the Committee at a meeting of the Committee or (ii) without a meeting by the unanimous written approval of the members of the Committee.

                  (e) No member of the Committee, or any Officer or Director of the Company or its Subsidiaries, shall be personally liable for any act or omission made in good faith in connection with this Plan.

         14. INCENTIVE OPTIONS FOR 10% SHAREHOLDERS. Notwithstanding any other provisions of this Plan to the contrary, an Incentive Stock Option shall not be granted to any person owning directly or indirectly (through attribution under Section 424(d) of the Code) at the date of grant, stock possessing more than 10% of the total combined voting power of all classes of stock of the Company (or of its Subsidiary) at the date of grant unless the exercise price of such Option is at least 110% of the Fair Market Value of the Shares subject to such Option on the date the Option is granted, and such Option by its terms is not exercisable after the expiration of ten years from the date such Option is granted.

         15. INTERPRETATION.

                  (a) This Plan shall be administered and interpreted so that all Incentive Stock Options granted under this Plan will qualify as Incentive Stock Options under Section 422 of the Code. If any provision of this Plan should be held invalid for the granting of Incentive Stock Options or illegal for any reason, such determination shall not affect the remaining provisions hereof, and this Plan shall be construed and enforced as if such provision had never been included in this Plan.

                  (b) This Plan shall be governed by the laws of the State of Florida.

                  (c) Headings contained in this Plan are for convenience only and shall in no manner be construed as part of this Plan or affect the meaning or interpretation of any part of this Plan.

                  (d) Any reference to the masculine, feminine, or neuter gender shall be a reference to such other gender as is appropriate.

                  (e) Time shall be of the essence with respect to all time periods specified for the giving of notices to the company hereunder, as well as all time periods for the expiration and termination of Options in accordance with Section 9 hereof (or as otherwise set forth in an option agreement).

         16. CANCELLATION AND RESCISSION OF AWARDS.

                  (a) Unless the Option specifies otherwise, the Committee may cancel, rescind, suspend, withhold or otherwise limit or restrict any unexpired, unpaid, or deferred Options at any time if the Optionee is not in compliance with all applicable provisions of this Plan and the individual Option agreement evidencing such Option , or if the Optionee engages in any "Detrimental Activity." For purposes of this Section 16, "Detrimental Activity" shall include: (i) the rendering of services for any organization or engaging directly or indirectly in any business which is or becomes competitive with the Company, or which organization or business, or the rendering of services to such organization or business, is or becomes otherwise prejudicial to or in conflict with the interests of the Company; (ii) the disclosure to anyone outside the Company, or the use in other than the Company's business, without prior written authorization from the Company, of any confidential information or material, as defined in any agreement between the Optionee and the Company regarding confidential information and intellectual property either during or after employment with the Company; (iii) the failure or refusal to disclose promptly and to assign to the Company, pursuant to the Company's confidentiality agreement with the Optionee, all right, title and interest in any invention or idea, patentable or not, made or conceived by the Optionee during employment by the Company, relating in any manner to the actual or anticipated business, research or development work of the Company or the failure or refusal to do anything reasonably necessary to enable the Company to secure a patent where appropriate in the United States and in other countries; (iv) activity that results in termination of the Optionee's employment for cause; (v) a material violation of any written rules, policies, procedures or guidelines of the Company; (vi) any attempt directly or indirectly to induce any employee of the Company to be employed or perform services elsewhere or any attempt directly or indirectly to solicit the trade or business of any current or prospective customer, supplier or partner of the Company; (vii) the Optionee being convicted of, or entering a guilty plea with respect to, a crime, whether or not connected with the Company; or (viii) any other conduct or act determined to be injurious, detrimental or prejudicial to any interest of the Company.

                  (b) Upon exercise, payment or delivery pursuant to an Option, the Optionee shall certify in a manner acceptable to the Company that he or she is in compliance with the terms and conditions of the Plan. In the event a Optionee fails to comply with the provisions of paragraphs (a)(i)-(viii) of this
Section 16 prior to, or during the six months after, any exercise, payment or delivery pursuant to an Option, such exercise, payment or delivery may be rescinded by the Company within two years thereafter. In the event of any such rescission, the Optionee shall pay to the Company the amount of any gain realized or payment received as a result of the rescinded exercise, payment or delivery, in such manner and on such terms and conditions as may be required, and the Company shall be entitled to set-off against the amount of any such gain any amount owed to the Optionee by the Company.

         17. AMENDMENT AND DISCONTINUATION OF THIS PLAN. Either the Board or the Committee may from time to time amend this Plan or any Option without the consent or approval of the shareholders of the Company; PROVIDED, HOWEVER, that, except to the extent provided in Section 9, no amendment or suspension of this Plan or any Option issued hereunder shall substantially impair any Option previously granted to any Optionee without the consent of such Optionee.

         18. TERMINATION DATE. This Plan shall terminate ten years after the date of adoption by the Board of Directors.

                                     PART II


                     INFORMATION NOT REQUIRED IN PROSPECTUS


ITEM 20:   INDEMNIFICATION OF DIRECTORS AND OFFICERS.

         The Registrant has authority under Section 607.0850 of the Florida Business Corporation Act to indemnify its directors and officers to the extent provided for in such statute. The Registrant's Amended and Restated Articles of Incorporation and Amended and Restated Bylaws provide that the Registrant may insure, shall indemnify and shall advance expenses on behalf of its officers and directors to the fullest extent not prohibited by law. The Registrant is also a party to indemnification agreements with each of its directors and executive officers.

ITEM 21:  EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

         (A)  EXHIBITS

Exhibit
   No.            Description of Exhibit
-------           --------------------------------------------------------------
   2.2            Agreement and Plan of Merger and Reorganization dated March
                  23, 2000 by and among Andrx Corporation, Cybear Inc., New
                  Andrx Corporation, Andrx Acquisition Corp., and Cybear
                  Acquisition Corp.(1)
   3.1            Form of Registrant's Amended and Restated Certificate of
                  Incorporation(2)
   3.2            Form of Registrant's Amended and Restated Bylaws(2)
   5.1            Opinion of Broad and Cassel(3)
   8.1            Opinion of Arthur Andersen LLP(3)
  10.42           2000 Stock Option Plan (2)
  10.43           Form of Letter Agreement regarding voting by and among Alan P.
                  Cohen, Chi-Ming J. Chen, Elliot F. Hahn and Andrx Corporation
                  (2)
  10.44           Form of Letter Agreement regarding voting by and among Dr.
                  Edward E. Goldman, John Klein and Cybear, Inc.(2)
  10.45           Form of Tax Sharing Agreement(2)
  23.1            Consent of Broad and Cassel(3)
  23.2            Consent of Arthur Andersen LLP(2)
  99.1            Form of Proxy Card of Andrx Corporation (2)
  99.2            Form of Proxy Card of Cybear, Inc. (2)
---------------------------

(1) Filed as an exhibit of the same number to Andrx's Registration Statement on Form S-3 (File No. 333-33822) and incorporated herein by reference.
(2)      Filed herewith.
(3)      To be filed by amendment.

         (B)  FINANCIAL STATEMENT SCHEDULES

         Schedules for which provision is made in the applicable accounting regulations of the Commission are not required under the related instructions or are not applicable, and therefore have been omitted.

ITEM 22:  UNDERTAKINGS

         The Registrant undertakes:

         (1) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that, in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense or any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

         Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-4 and has duly caused this Registrant Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Fort Lauderdale, State of Florida, on May 30, 2000.

                                           ANDRX CORPORATION


                                           By:   /s/ Angelo C. Malahias
                                                 -------------------------
                                                 Angelo C. Malahias
                                                 Vice President and Chief
                                                 Financial Officer
POWER OF ATTORNEY

         Each person whose signature appears below constitutes and appoints Alan
P. Cohen, Elliot F. Hahn and Angelo C. Malahias, or any one of them, as his or her true and lawful attorneys-in-fact and agents with full power of substitution and resubstitution for him or her and in his or her name, place and stead in any and all capacities to execute in the name of each such person who is then an officer or director of the Registrant any and all amendments (including post-effective amendments) to this Registration Statement, and any registration statement relating to the offering hereunder pursuant to Rule 462 under the Securities Act of 1933, as amended, and to file the same with all exhibits thereto and other documents in connection therewith with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents and each of them full power and authority to do and perform each and every act and thing required or necessary to be done in and about the premises as fully as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents; or any of them, or their or his substitute or substitutes, may lawfully do or cause to be done by virtue thereof.

         Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed below by the following persons on behalf of the registrant and in the capacities and on the dates indicated.

SIGNATURE                     TITLE                                          DATE
---------                     -----                                          ----
/s/  Alan P. Cohen            Co-Chairman, Chief Executive Officer and       May 30, 2000
---------------------------   Director (Principal Executive Officer)
Alan P. Cohen

/s/  Chih-Ming J. Chen        Co-Chairman, Chief Scientific Officer          May 30, 2000
----------------------        and Director
Chih-Ming J. Chen, Ph.D.

/s/  Elliot F. Hahn           President and Director                         May 30, 2000
---------------------------
Elliot F. Hahn, Ph.D.

/s/  Angelo C. Malahias       Vice President and Chief Financial             May 30, 2000
-----------------------       Officer (Principal Financial and
Angelo C. Malahias            Accounting Officer)

/s/  Melvin Sharoky           Director                                       May 30, 2000
-------------------
Melvin Sharoky, M.D.

/s/  Lawrence J. DuBow        Director                                       May 30, 2000
----------------------
Lawrence J. DuBow

/s/  Irwin C. Gerson          Director                                       May 30, 2000
--------------------
Irwin C. Gerson

/s/  Michael A. Schwartz      Director                                       May 30, 2000
------------------------
Michael A. Schwartz, Ph.D.

                                  EXHIBIT INDEX


Exhibit
  No.
-------
   3.1    Amended and Restated Certificate of Incorporation
   3.2    Amended and Restated Bylaws
 10.42    2000 Stock Option Plan
 10.43 Form of Letter Agreement regarding voting by and among Alan P. Cohen, Chi-Ming, J. Chen, Elliot F. Hahn and Andrx Corporation
 10.44 Form of Letter Agreement regarding voting by and among Dr. Edward E. Goldman, John Klein and Cybear, Inc.
 10.45    Form of Tax Sharing Agreement
 23.2     Consent of Arthur Andersen LLP
 99.1     Form of Proxy Card of Andrx Corporation
 99.2     Form of Proxy Card of Cybear, Inc.